FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226123-02

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated February 8, 2019, may be amended or completed prior to time of sale.

PROSPECTUS

$662,812,000 (Approximate)

JPMCC Commercial Mortgage Securities Trust 2019-COR4

(Central Index Key Number 0001763501)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

LoanCore Capital Markets LLC

(Central Index Key Number 0001555524)

as Sponsors and Mortgage Loan Sellers

JPMCC Commercial Mortgage Securities Trust 2019-COR4, Commercial Mortgage Pass-Through Certificates, Series 2019-COR4

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the JPMCC Commercial Mortgage Securities Trust 2019-COR4, Commercial Mortgage Pass-Through Certificates, Series 2019-COR4 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class H-RR, Class NR-RR and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named JPMCC Commercial Mortgage Securities Trust 2019-COR4. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal to the extent described in this prospectus on the 4th business day following the 6th day of each month (or if the 6th day is not a business day, the next business day), commencing in March 2019. The rated final distribution date for the certificates is the distribution date in March 2052.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$ 14,326,000	%	(5)	January 2024
Class A-2	$ 4,611,000	%	(5)	January 2024
Class A-3	$ 110,000,000	%	(5)	June 2027
Class A-4	(6)	%	(5)	(6)
Class A-5	(6)	%	(5)	(6)
Class A-SB	$ 28,430,000	%	(5)	March 2028
Class X-A	$ 586,371,000	(7)%	Variable(8)	December 2028
Class X-B	$ 76,441,000	(7)%	Variable(8)	December 2028
Class A-S	$ 44,510,000	%	(5)	December 2028
Class B	$ 37,737,000	%	(5)	December 2028
Class C	$ 38,704,000	%	(5)	December 2028

(Footnotes to table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 51 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Jefferies LLC and Academy Securities, Inc. will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as co-lead managers. J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to 100% of the offered certificates. Jefferies LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about February 28, 2019. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately % of the aggregate certificate balances of the offered certificates plus accrued interest from February 1, 2019, before deducting expenses payable by the depositor.

J.P. Morgan	Deutsche Bank Securities

Co-Lead Manager and Sole Bookrunner	Co-Lead Manager

Jefferies	Academy Securities

Co-Manager	Co-Manager

February , 2019

JPMCC Commercial Mortgage Securities Trust 2019-COR4

Commercial Mortgage Pass-Through Certificates, Series 2019-COR4

Washington
4 properties
$151,200,000
19.5% of total
Colorado
1 property
$2,360,000
0.3% of total
Missouri
5 properties
$62,522,746
8.1% of total
Illinois
5 properties
$16,897,822
2.2% of total
Wisconsin
2 properties
$34,383,006
4.4% of total
Indiana
1 property
$19,250,000
2.5% of total
Pennsylvania
1 property
$3,840,000
0.5% of total
Ohio
2 properties
$13,270,064
1.7% of total
Connecticut
1 property
$48,000,000
6.2% of total
California
13 properties
$268,750,000
34.7% of total
South Carolina
2 properties
$3,555,000
0.5% of total
Georgia
5 properties
$47,521,865
6.1% of total
Arizona
1 property
$8,600,000
1.1% of total
Florida
3 properties
$14,185,310
1.8% of total
New Mexico
1 property
$11,700,000
1.5% of total
Texas
4 properties
$19,114,690
2.5% of total
Mississippi
1 property
$19,950,000
2.6% of total
Tennessee
3 properties
$27,287,461
3.5% of total
Kentucky
1 property
$1,700,000
0.2% of total
Percentage of Initial Pool Balance
0.2% – 10.0%
10.1% – 20.0%
20.1% – 34.7%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$14,326,000		30.000%	%	(5)	January 2024	3.05	3/19-1/24
A-2	$4,611,000		30.000%	%	(5)	January 2024	4.86	1/24-1/24
A-3	$110,000,000		30.000%	%	(5)	June 2027	8.28	6/27-6/27
A-4	(6)		30.000%	(6)	(5)	(6)	(6)	(6)
A-5	(6)		30.000%	(6)	(5)	(6)	(6)	(6)
A-SB	$28,430,000		30.000%	%	(5)	March 2028	7.06	1/24-3/28
X-A	$586,371,000	(7)	NAP	%	Variable(8)	December 2028	NAP	NAP
X-B	$76,441,000	(7)	NAP	%	Variable(8)	December 2028	NAP	NAP
A-S	$44,510,000		24.250%	%	(5)	December 2028	9.78	12/28-12/28
B	$37,737,000		19.375%	%	(5)	December 2028	9.78	12/28-12/28
C	$38,704,000		14.375%	%	(5)	December 2028	9.78	12/28-12/28
Non-Offered Certificates
X-D	$37,737,000	(7)(9)	NAP	%	Variable(8)	January 2029	NAP	NAP
D	$25,158,000		11.125%	%	(5)	December 2028	9.78	12/28-12/28
E	$12,579,000	(9)	9.500%	%	(5)	January 2029	9.84	12/28-1/29
F-RR(10)	$7,741,000	(9)	8.500%	%	(5)	January 2029	9.86	1/29-1/29
G-RR(10)	$21,287,000		5.750%	%	(5)	January 2029	9.86	1/29-1/29
H-RR(10)	$9,677,000		4.500%	%	(5)	February 2029	9.92	1/29-2/29
NR-RR(10)	$34,833,963		0.000%	%	(5)	February 2029	9.94	2/29-2/29
R(11)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.

(6)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances and weighted average lives of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $384,494,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balances	Expected Range of Assumed Final Distribution Dates	Expected Range of Weighted Avg. Life (Yrs)	Expected Range of Principal Windows
Class A-4	$100,000,000 - $173,000,000	August 2028 - November 2028	9.23 - 9.39	3/28-8/28 - 3/28-11/28
Class A-5	$211,494,000 - $284,494,000	December 2028 - December 2028	9.73 - 9.70	11/28-12/28 - 8/28-12/28

(7)	The Class X-A, Class X-B and Class X-D certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3 Class A-4, Class A-5, Class A-SB and Class A-S certificates outstanding from time to time. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates outstanding from time to time. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The Class X-A, Class X-B and Class X-D certificates will not be entitled to distributions of principal.

(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B and Class X-D certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(9)	The approximate initial certificate balances of the Class E and Class F-RR certificates are estimated based in part on the estimated ranges of initial certificate balance and estimated fair values described in “Credit Risk Retention”. The initial certificate balance of the Class E Certificates is expected to fall within a range of $11,031,000 and $14,514,000 and the initial certificate balance of the Class F-RR Certificates is expected to fall within a range of $5,806,000 and $9,289,000, with the ultimate certificate balance determined such that the aggregate fair value of the Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates will equal at least 5% of the estimated fair value of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity. Accordingly, the Class X-D initial notional amount is expected to fall within a range of $36,189,000 and $39,672,000.

(10)	In satisfaction of the credit risk retention rules applicable to this securitization transaction by LoanCore Capital Markets LLC, as retaining sponsor, the Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates, which will constitute an “eligible horizontal residual interest” (as defined in Regulation RR), are expected to be purchased and retained by LoanCore Capital Markets LLC or its “majority-owned affiliate” (as defined in Regulation RR) in accordance with the credit risk retention rules. See “Credit Risk Retention”.

(11)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

The Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class H-RR, Class NR-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Risk Factors	51
The Certificates May Not Be a Suitable Investment for You	51
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	51
Risks Related to Market Conditions and Other External Factors	51
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	51
Other Events May Affect the Value and Liquidity of Your Investment	51
Risks Relating to the Mortgage Loans	52
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	52
Risks of Commercial and Multifamily Lending Generally	52
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	54
Retail Properties Have Special Risks	58
Office Properties Have Special Risks	60
Hotel Properties Have Special Risks	61
Risks Relating to Affiliation with a Franchise or Hotel Management Company	62
Mixed Use Properties Have Special Risks	63
Industrial Properties Have Special Risks	63
Cold Storage Properties Have Special Risks	64
Multifamily Properties Have Special Risks	66
Manufactured Housing Community Properties Have Special Risks	67
Leased Fee Properties Have Special Risks	68
Condominium Ownership May Limit Use and Improvements	69
Shared Interest Structures	70
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	70
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	71
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	72
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	73
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	74
Risks Related to Zoning Non-Compliance and Use Restrictions	75
Risks Relating to Inspections of Properties	76
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	77
Insurance May Not Be Available or Adequate	77
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	78
Terrorism Insurance May Not Be Available for All Mortgaged Properties	78
Risks Associated with Blanket Insurance Policies or Self-Insurance	79
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	80
Limited Information Causes Uncertainty	80

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	80
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	81
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	82
Static Pool Data Would Not Be Indicative of the Performance of this Pool	82
Appraisals May Not Reflect Current or Future Market Value of Each Property	83
Seasoned Mortgage Loans Present Additional Risk of Repayment	84
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	84
The Borrower’s Form of Entity May Cause Special Risks	85
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	87
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	87
Other Financings or Ability to Incur Other Indebtedness Entails Risk	88
Tenancies-in-Common May Hinder Recovery	89
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	90
Risks Associated with One Action Rules	90
State Law Limitations on Assignments of Leases and Rents May Entail Risks	90
Various Other Laws Could Affect the Exercise of Lender’s Rights	91
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	91
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	91
Risks Related to Ground Leases and Other Leasehold Interests	92
Increases in Real Estate Taxes May Reduce Available Funds	94
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	94
Risks Related to Conflicts of Interest	94
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	94
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	96
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	97
Potential Conflicts of Interest of the Operating Advisor	99
Potential Conflicts of Interest of the Asset Representations Reviewer	100
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	100
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	102
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	103
Other Potential Conflicts of Interest May Affect Your Investment	103
Other Risks Relating to the Certificates	103
The Certificates Are Limited Obligations	103
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	104

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	104
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	107
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	109
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	112
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	113
Risks Relating to Modifications of the Mortgage Loans	117
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	118
Risks Relating to Interest on Advances and Special Servicing Compensation	118
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	118
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	119
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	120
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	120
Description of the Mortgage Pool	122
General	122
Co-Originated or Third-Party Originated Mortgage Loans	123
Certain Calculations and Definitions	123
Definitions	123
Mortgage Pool Characteristics	130
Overview	130
Property Types	131
Mortgage Loan Concentrations	135
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	136
Geographic Concentrations	137
Mortgaged Properties With Limited Prior Operating History	138
Tenancies-in-Common	138
Condominium and Other Shared Interests	138
Fee & Leasehold Estates; Ground Leases	139
Environmental Considerations	140
Redevelopment, Renovation and Expansion	140
Assessments of Property Value and Condition	141
Appraisals	141
Engineering Reports	141
Zoning and Building Code Compliance and Condemnation	141
Litigation and Other Considerations	142
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	143
Tenant Issues	144
Tenant Concentrations	144
Lease Expirations and Terminations	144
Purchase Options and Rights of First Refusal	146
Affiliated Leases	147
Insurance Considerations	147
Use Restrictions	148
Appraised Value	149
Non-Recourse Carveout Limitations	150
Real Estate and Other Tax Considerations	150
Delinquency Information	151
Certain Terms of the Mortgage Loans	151
Amortization of Principal	151

Due Dates; Mortgage Rates; Calculations of Interest	151
Prepayment Protections and Certain Involuntary Prepayments	152
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	154
Defeasance; Collateral Substitution	155
Partial Releases	156
Escrows	159
Mortgaged Property Accounts	160
Delaware Statutory Trusts	160
Exceptions to Underwriting Guidelines	161
Additional Indebtedness	161
General	161
Whole Loans	161
Mezzanine Indebtedness	161
Preferred Equity	164
Other Indebtedness	166
The Whole Loans	166
General	166
The Serviced Pari Passu Whole Loans	169
The Non-Serviced Pari Passu Whole Loans	171
Additional Information	174
Transaction Parties	175
The Sponsors and Mortgage Loan Sellers	175
JPMorgan Chase Bank, National Association	175
General	175
JPMCB Securitization Program	175
Review of JPMCB Mortgage Loans	176
JPMCB’s Underwriting Guidelines and Processes	178
Exceptions to JPMCB’s Disclosed Underwriting Guidelines	182
Compliance with Rule 15Ga-1 under the Exchange Act	182
Retained Interests in This Securitization.	182
LoanCore Capital Markets LLC	183
General	183
LCM’s Commercial Mortgage Securitization Program	183
Review of LCM Mortgage Loans	184
LoanCore Capital Markets’ Underwriting Standards	185
Assessments of Property Condition	186
Exceptions	190
Compliance with Rule 15Ga-1 under the Exchange Act	190
Retained Interests in This Securitization	190
The Depositor	191
The Issuing Entity	191
The Trustee and Certificate Administrator	192
The Master Servicer and Special Servicer	194
The Operating Advisor and Asset Representations Reviewer	197
Credit Risk Retention	198
General	198
Qualifying CRE Loans; Required Credit Risk Retention Percentage	198
Material Terms of the Yield-Priced Principal Balance Certificates	199
Determination of Amount of Required Credit Risk Retention	200
General	200
Swap-Priced Principal Balance Certificates	200
Interest-Only Certificates	203
Yield-Priced Principal Balance Certificates	205
Hedging, Transfer and Financing Restrictions	206
Description of the Certificates	207
General	207
Distributions	209
Method, Timing and Amount	209
Available Funds	209
Priority of Distributions	211
Pass-Through Rates	215
Interest Distribution Amount	216
Principal Distribution Amount	217
Certain Calculations with Respect to Individual Mortgage Loans	218
Application Priority of Mortgage Loan Collections or Whole Loan Collections	220
Allocation of Yield Maintenance Charges and Prepayment Premiums	222
Assumed Final Distribution Date; Rated Final Distribution Date	223
Prepayment Interest Shortfalls	224
Subordination; Allocation of Realized Losses	225
Reports to Certificateholders; Certain Available Information	227
Certificate Administrator Reports	227
Information Available Electronically	232
Voting Rights	237

Delivery, Form, Transfer and Denomination	237
Book-Entry Registration	237
Definitive Certificates	240
Certificateholder Communication	240
Access to Certificateholders’ Names and Addresses	240
Requests to Communicate	240
List of Certificateholders	241
Description of the Mortgage Loan Purchase Agreements	241
General	241
Dispute Resolution Provisions	249
Asset Review Obligations	249
Pooling and Servicing Agreement	250
General	250
Assignment of the Mortgage Loans	250
Servicing Standard	251
Subservicing	252
Advances	253
P&I Advances	253
Servicing Advances	254
Nonrecoverable Advances	254
Recovery of Advances	255
Accounts	257
Withdrawals from the Collection Account	259
Servicing and Other Compensation and Payment of Expenses	261
General	261
Master Servicing Compensation	265
Special Servicing Compensation	268
Disclosable Special Servicer Fees	271
Certificate Administrator and Trustee Compensation	272
Operating Advisor Compensation	272
Asset Representations Reviewer Compensation	272
CREFC® Intellectual Property Royalty License Fee	273
Appraisal Reduction Amounts	274
Maintenance of Insurance	279
Modifications, Waivers and Amendments	282
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	286
Inspections	287
Collection of Operating Information	288
Special Servicing Transfer Event	288
Asset Status Report	290
Realization Upon Mortgage Loans	293
Sale of Defaulted Loans and REO Properties	295
The Directing Certificateholder	298
General	298
Major Decisions	300
Asset Status Report	303
Replacement of Special Servicer	303
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	303
Servicing Override	305
Rights of Holders of Companion Loans	305
Limitation on Liability of Directing Certificateholder	305
The Operating Advisor	306
General	306
Duties of Operating Advisor at All Times	307
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	309
Recommendation of the Replacement of the Special Servicer	309
Eligibility of Operating Advisor	310
Other Obligations of Operating Advisor	310
Delegation of Operating Advisor’s Duties	311
Termination of the Operating Advisor With Cause	311
Rights Upon Operating Advisor Termination Event	312
Waiver of Operating Advisor Termination Event	312
Termination of the Operating Advisor Without Cause	313
Resignation of the Operating Advisor	313
Operating Advisor Compensation	313
The Asset Representations Reviewer	314
Asset Review	314
Eligibility of Asset Representations Reviewer	318
Other Obligations of Asset Representations Reviewer	319
Delegation of Asset Representations Reviewer’s Duties	319
Assignment of Asset Representations Reviewer’s Rights and Obligations	319
Asset Representations Reviewer Termination Events	319

Rights Upon Asset Representations Reviewer Termination Event	320
Termination of the Asset Representations Reviewer Without Cause	321
Resignation of Asset Representations Reviewer	321
Asset Representations Reviewer Compensation	321
Replacement of Special Servicer Without Cause	321
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	323
Termination of Master Servicer and Special Servicer for Cause	324
Servicer Termination Events	324
Rights Upon Servicer Termination Event	325
Waiver of Servicer Termination Event	327
Resignation of the Master Servicer and the Special Servicer	327
Limitation on Liability; Indemnification	328
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	330
Dispute Resolution Provisions	330
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	330
Repurchase Request Delivered by a Party to the PSA	331
Resolution of a Repurchase Request	331
Mediation and Arbitration Provisions	334
Servicing of the Non-Serviced Mortgage Loans	335
General	335
Rating Agency Confirmations	338
Evidence as to Compliance	340
Limitation on Rights of Certificateholders to Institute a Proceeding	341
Termination; Retirement of Certificates	341
Amendment	342
Resignation and Removal of the Trustee and the Certificate Administrator	344
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	345
Certain Legal Aspects of Mortgage Loans	345
General	347
Types of Mortgage Instruments	347
Leases and Rents	348
Personalty	348
Foreclosure	348
General	348
Foreclosure Procedures Vary from State to State	348
Judicial Foreclosure	349
Equitable and Other Limitations on Enforceability of Certain Provisions	349
Nonjudicial Foreclosure/Power of Sale	349
Public Sale	350
Rights of Redemption	350
Anti-Deficiency Legislation	351
Leasehold Considerations	351
Cooperative Shares	352
Bankruptcy Laws	352
Environmental Considerations	357
General	357
Superlien Laws	357
CERCLA	357
Certain Other Federal and State Laws	358
Additional Considerations	358
Due-on-Sale and Due-on-Encumbrance Provisions	359
Subordinate Financing	359
Default Interest and Limitations on Prepayments	359
Applicability of Usury Laws	359
Americans with Disabilities Act	360
Servicemembers Civil Relief Act	360
Anti-Money Laundering, Economic Sanctions and Bribery	360
Potential Forfeiture of Assets	361
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	361
Pending Legal Proceedings Involving Transaction Parties	363
Use of Proceeds	363
Yield and Maturity Considerations	363
Yield Considerations	363
General	363
Rate and Timing of Principal Payments	363
Losses and Shortfalls	364
Certain Relevant Factors Affecting Loan Payments and Defaults	365
Delay in Payment of Distributions	366
Yield on the Certificates with Notional Amounts	366

Weighted Average Life	366
Pre-Tax Yield to Maturity Tables	373
Material Federal Income Tax Considerations	377
General	377
Qualification as a REMIC	377
Status of Offered Certificates	379
Taxation of Regular Interests	379
General	379
Original Issue Discount	380
Acquisition Premium	382
Market Discount	382
Premium	383
Election To Treat All Interest Under the Constant Yield Method	383
Treatment of Losses	383
Yield Maintenance Charges and Prepayment Premiums	384
Sale or Exchange of Regular Interests	384
Taxes That May Be Imposed on a REMIC	385
Prohibited Transactions	385
Contributions to a REMIC After the Startup Day	385
Net Income from Foreclosure Property	385
Bipartisan Budget Act of 2015	386
Taxation of Certain Foreign Investors	386
FATCA	387
Backup Withholding	387
Information Reporting	387
3.8% Medicare Tax on “Net Investment Income”	388
Reporting Requirements	388
Certain State and Local Tax Considerations	388
Method of Distribution (Underwriter)	389
Incorporation of Certain Information by Reference	391
Where You Can Find More Information	391
Financial Information	392
Certain ERISA Considerations	392
General	392
Plan Asset Regulations	393
Administrative Exemptions	393
Insurance Company General Accounts	395
Legal Investment	396
Legal Matters	396
Ratings	397
Index of Defined Terms	400

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS

ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT

ANNEX D-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX D-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR JPMCB

ANNEX E-1	LCM MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX E-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR LCM

ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

ANNEX G	SAINT LOUIS GALLERIA PRINCIPAL PAYMENT SCHEDULE

ANNEX H	PEACHTREE CORNERS MARKETPLACE PRINCIPAL PAYMENT SCHEDULE

ANNEX I	ARBORS AT THE PARK OLE MISS PRINCIPAL PAYMENT SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR, OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) not a qualified investor as defined in Directive 2003/71/EC (as amended or SUPERSEDED, the “Prospectus Directive”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Offered Certificates

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES”, “UNINCORPORATED ASSOCIATIONS”, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING

REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS

POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE

TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 8th Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	JPMCC Commercial Mortgage Securities Trust 2019-COR4, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America; and

●	LoanCore Capital Markets LLC, a Delaware limited liability company.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
LoanCore Capital Markets LLC(2)(3)	30	$ 648,493,903	83.8%
JPMorgan Chase Bank, National Association	8	125,594,061	16.2
Total	38	$ 774,087,963	100.0%

(1)	All of the mortgage loans were originated by their respective sellers or affiliates thereof, except those certain mortgage loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or that were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	Five of the mortgage loans being sold by LoanCore Capital Markets LLC were originated by Deutsche Bank AG, acting through its New York Branch, or German American Capital Corporation, and have been or will be purchased by LoanCore Capital Markets LLC or an affiliate.

(3)	One of the mortgage loans being sold by LoanCore Capital Markets LLC, the Saint Louis Galleria mortgage loan (6.0%), is part of a whole loan that was co-originated by Société Générale, Financial Corporation and Deutsche Bank AG, acting through its New York Branch. Such mortgage loan has been or will be purchased by LoanCore Capital Markets LLC or an affiliate.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. LoanCore Capital Markets LLC is expected to act as the “retaining sponsor” for this securitization and intends to satisfy the U.S. credit risk retention requirements through the purchase by LoanCore Capital Markets LLC or a majority-owned affiliate (as such term is defined in the credit risk retention rules) of LoanCore Capital Markets LLC, from the depositor, on the closing date, of an “eligible horizontal residual interest,” which will be comprised of the Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates. LoanCore Capital Markets LLC, as the “retaining sponsor” for the transaction, will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the credit risk retention rules.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Master Servicer and Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the pooling and servicing agreement indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). Midland Loan Services, a Division of PNC Bank, National Association is expected to act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below. Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to all major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of Midland Loan Services, a Division of PNC Bank, National Association are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Midland Loan Services, a Division of PNC Bank, National Association, assisted LoanCore Capital Markets LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The master servicer and special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan and (ii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, the holder of preferred equity in a borrower that has exercised its remedies to remove and replace the manager of the borrower, or any borrower party affiliate. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances, there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that LoanCore Capital Markets LLC, or its affiliate, will purchase the Class F-RR, Class G-RR, Class H-RR, and Class NR-RR certificates (and may purchase certain other classes of certificates). On the closing date, it is expected that LoanCore Capital Markets LLC, or its affiliate, will be the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan and (ii) any excluded loan).

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in February 2019, or with respect to any mortgage loan that has its first due date in March 2019, the date that would otherwise have been the related due date in February 2019.

Closing Date	On or about February 28, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in March 2019.

Determination Date	The 6th day of each month or, if the 6th day is not a business day, then the business day immediately following such 6th day, commencing in March 2019.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York, North Carolina, Kansas, Pennsylvania, California or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final

Distribution Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	January 2024
Class A-2	January 2024
Class A-3	June 2027
Class A-4	(1)
Class A-5	(1)
Class A-SB	March 2028
Class X-A	December 2028
Class X-B	December 2028
Class A-S	December 2028
Class B	December 2028
Class C	December 2028

(1)	The exact initial certificate balances of the Class A-4 and Class A-5 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. With respect to the Class A-4 Certificates, the assumed final distribution date ranges from August 2028 to November 2028. With respect to the Class A-5 Certificates, the assumed final distribution date is expected to be in December 2028.

The rated final distribution date will be the distribution date in March 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-COR4:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class H-RR, Class NR-RR and Class R.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be thirty-eight (38) fixed rate commercial mortgage loans secured by first mortgage liens on fifty-six (56) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) thirty-two (32) mortgage loans (which have no related pari passu or subordinate notes secured by the related mortgaged property or properties) and (ii) six (6) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu notes that are not assets of the issuing entity (but no subordinate notes) secured by the related mortgaged property or properties).

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(2)
Class A-1	$14,326,000	1.851%	30.000%
Class A-2	$4,611,000	0.596%	30.000%
Class A-3	$110,000,000	14.210%	30.000%
Class A-4	(3)	(3)	30.000%
Class A-5	(3)	(3)	30.000%
Class A-SB	$28,430,000	3.673%	30.000%
Class X-A	$586,371,000	NAP	NAP
Class X-B	$76,441,000	NAP	NAP
Class A-S	$44,510,000	5.750%	24.250%
Class B	$37,737,000	4.875%	19.375%
Class C	$38,704,000	5.000%	14.375%

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate.

(3)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $384,494,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balances	Range of Approx. % of Cut-off Date Balance
Class A-4	$100,000,000 - $173,000,000	12.918% - 22.349%

Class A-5	$211,494,000 - $284,494,000	27.322% - 36.752%

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-3%
Class A-4%
Class A-5%
Class A-SB	%
Class X-A	%(2)
Class X-B	%(2)
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.05500%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25000% per annum. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00910%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan and any companion loan) at a per annum rate equal to 0.00350%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including each non-serviced mortgage loan and excluding each companion loan) at a per annum rate equal to 0.00040%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans

Non-Serviced Mortgage Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(1)	Special Servicer Fee Rate
Renaissance Seattle	0.00250%	0.2500%
Saint Louis Galleria	0.00250%	0.2500%
Grand Hyatt Seattle	0.00250%	0.2500%
CBBC Industrial Portfolio	0.00125%	0.2500%
Sheraton Music City	0.00250%	0.2500%

(1)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced pooling and servicing agreement will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and (ii) any yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex F, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, first (i) for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such classes until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Seventh, to the non-offered certificates (other than the Class X-D and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions —Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B or Class X-D certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B or Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates are not offered by this prospectus.

(3)	Other than the Class X-D and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-D or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls from delinquencies and defaults by borrowers;

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date and any applicable grace period has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be thirty-eight (38) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in fifty-six (56) commercial, multifamily and manufactured housing properties (if any). See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $774,087,963.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty-eight (38) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each comprised of the related mortgage loan and in the case of six (6) mortgage loans (33.4%), one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”). The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)(2)
Renaissance Seattle	$77,000,000	9.9%	$50,000,000	55.3%	2.22x
Liberty Station Retail	$67,000,000	8.7%	$50,000,000	68.8%	1.45x
Saint Louis Galleria	$46,479,245	6.0%	$193,520,755	51.5%	1.67x
Grand Hyatt Seattle	$33,000,000	4.3%	$100,000,000	54.9%	2.21x
CBBC Industrial Portfolio	$20,000,000	2.6%	$33,030,000	61.7%	1.77x
Sheraton Music City	$14,862,461	1.9%	$54,495,690	60.3%	1.82x

(1)	Calculated including any related pari passu companion loan(s) but excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related mortgaged property. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	The Saint Louis Galleria mortgage loan (6.0%) accrues interest for an initial interest-only period and then amortizes based on the assumed principal and interest payment schedule set forth on Annex G, debt service coverage ratios are calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest-only period based on the assumed principal and interest payment schedule set forth in Annex G.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate pooling and servicing agreement identified below relating to the related control note and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Renaissance Seattle	COMM 2017-COR2	9.9%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Saint Louis Galleria(2)	Benchmark 2018-B8	6.0%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association

Grand Hyatt Seattle	COMM 2017-COR2	4.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

CBBC Industrial Portfolio	UBS 2018-C15	2.6%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Sheraton Music City	Benchmark 2018-B4	1.9%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Initial Directing Party(1)
Renaissance Seattle	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	LoanCore Capital Markets LLC

Saint Louis Galleria(2)	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Deutsche Bank AG, acting through its New York Branch

Grand Hyatt Seattle	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	LoanCore Capital Markets LLC

CBBC Industrial Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

Sheraton Music City	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Barings LLC

(1)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The servicing of the Saint Louis Galleria whole loan will be governed by the Benchmark 2018-B8 pooling and servicing agreement until such time that the related control note, currently held by Deutsche Bank AG, acting through its New York Branch, is deposited into a securitization. Deutsche Bank AG, acting through its New York Branch, as holder of the control note, is currently the directing certificateholder for the Saint Louis Galleria whole loan.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$774,087,963
Number of Mortgage Loans	38
Number of Mortgaged Properties	56
Range of Cut-off Date Balances	$4,046,001 to $77,000,000
Average Cut-off Date Balance	$20,370,736
Range of Mortgage Rates	4.39200% to 5.48600%
Weighted average Mortgage Rate	5.03331%
Range of original terms to maturity	60 months to 121 months
Weighted average original term to maturity	120 months
Range of remaining terms to maturity	59 months to 120 months
Weighted average remaining term to maturity	114 months
Range of original amortization term(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	350 months to 360 months
Weighted average remaining amortization term(2)	359 months
Range of LTV Ratios as of the Cut-off Date(3)(4)	45.7% to 73.8%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)	59.2%
Range of LTV Ratios as of the maturity date(3)(4)	45.7% to 73.6%
Weighted average LTV Ratio as of the maturity date(3)(4)	55.5%
Range of UW NCF DSCR(4)(5)(6)	1.31x to 2.30x
Weighted average UW NCF DSCR(4)(5)(6)	1.66x
Range of UW NOI Debt Yield(4)	7.8% to 13.3%
Weighted average UW NOI Debt Yield(4)	10.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	49.3%
Interest Only-Balloon	40.7%
Balloon	10.0%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes fifteen (15) mortgage loans (49.3%), that are interest-only for the entire term. Includes (a) the Saint Louis Galleria mortgage loan (6.0%), which accrues interest for an initial interest-only period and then will amortize based on the assumed principal and interest payment schedule set forth on Annex G; (b) the Peachtree Corners Marketplace mortgage loan (3.2%), which accrues interest for an initial interest-only period and then will amortize based on the assumed principal and interest payment schedule set forth on Annex H; and (c) the Arbors at the Park Ole Miss mortgage loan (2.6%), which accrues interest for an initial interest-only period and then will amortize based on the assumed principal and interest payment schedule set forth on Annex I.

(3)	With respect to the Hampton Inn & Suites Alpharetta mortgage loan (1.5%) and the Liberty Commons mortgage loan (0.5%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(4)	With respect to six (6) mortgage loans (collectively, 33.4%) identified in the chart entitled “Whole Loan Summary” in the “Summary of Terms—The Mortgage Pool” with one or more pari passu companion loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related pari passu companion loans.

(5)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

(6)	With respect to one (1) mortgage loan, Saint Louis Galleria (6.0%) the debt service coverage ratios are calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest-only period based on the assumed principal and interest payment schedule set forth in Annex G. With respect to one (1) mortgage loan, Peachtree Corners Marketplace (3.2%) the debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex H. With respect to one (1) mortgage loan, Arbors at the Park Ole Miss (2.6%) the debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex I.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Limited Operating Histories	With respect to twenty (20) mortgaged properties securing or partially securing 14 mortgage loans (25.7%), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) were leased to a single tenant under a triple net lease.

See “Description of the Mortgage Pool—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards

None of the mortgage loans were originated with variances from the underwriting guidelines described under "Transaction Parties—The Sponsors and Mortgage Loan Sellers".

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics,

MBS Data, LLC, RealINSIGHT and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with any related pari passu companion loan. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Classcertificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in Annex D-1 and representation and warranty number 7 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Hotel Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use properties. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Cold Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties that operate as refrigerated distribution/warehouse facilities, which we refer to as “cold storage properties”.

Cold storage properties are part of the supply chain linking producers, distributors and retailers of refrigerated, frozen and perishable food products. These temperature-controlled warehouses are generally production facilities, distribution centers, “public” or port warehouses. Production warehouses typically serve one or a small number of tenants and customers and are generally used by food processors located nearby. The production warehouse tenants and customers store large quantities of ingredients or partially processed or finished products in the warehouses until they are shipped to the next stage of production or distributed to end-markets. Distribution center warehouses primarily store a wide variety of tenants’ and customers’ finished products until future shipment to end-users. Each distribution center is typically located in a key distribution hub that services the surrounding regional market. Distribution centers also include “retail” warehouses, which generally store finished products specifically for distribution to one or a small number of local or regional retailers. Public warehouses generally serve the needs of local and regional warehouse tenants and customers. Food manufacturers, processors and retailers use these warehouses to store capacity overflow from their production warehouses or to facilitate cost-effective distribution. Port warehouses primarily store goods that are being imported and exported.

Significant factors determining the value of cold storage properties include the quality and mix of customers, the location of the property, availability of labor sources, the age, design and construction quality of the facilities, energy costs, proximity to customers and accessibility of rail lines, major roadways and other distribution channels. Site characteristics which are valuable to such a property include high ceiling clear heights, wide column spacing, a large number of bays and large bay depths, divisibility, large minimum truck turning radii and overall functionality and accessibility. Warehousing sales can be seasonal, depending on the timing and availability of livestock, seafood and crops grown for frozen food production and the seasonal build-up of certain products for holiday consumption, and this seasonality can be expected to cause periodic fluctuations in a cold storage property’s revenues and operating expenses.

The food industry may be affected by outbreaks of diseases among crops or livestock that could have a negative effect on the supply of the affected products. Livestock diseases such as Asian bird flu may adversely affect consumer demand for related products. Declines in domestic consumption or foreign exports of various foods could lead to a reduced demand for cold storage facilities and negatively impact the related mortgaged properties.

The operator of the cold storage facilities has different arrangements with different customers, many of which do not require the customers to utilize any fixed amount of space at any particular time. However, certain customers agree to utilize a certain amount of space even if it is not fully used during a particular period. All of these agreements tend to be rolling arrangements with their consistent customer base. Although there can be no assurances that customers will continue to enter into their cold storage arrangements from one period to the next, in many cases a customer’s current cold storage provider has a competitive advantage due to the proximity to customer processing plants and familiarity with the logistical requirements for storing and transporting the customer’s products.

An interruption or reduction in demand for a customer’s products or a decline in a particular industry segment could result in a decrease of sales and overall profitability at a cold storage facility. A facility that suited the needs of its original customer may be difficult to relet to another customer, or may become functionally obsolete relative to newer properties.

In addition, in certain locations, customers depend upon shipping products in pooled shipments with products of other customers going to the same markets. In these cases, the mix of customers in a cold storage property can significantly influence the cost of delivering products to markets.

Cold storage properties, in particular production facilities dedicated to a single customer, may not be easily convertible to an alternate use and if not used as a cold storage facility, the actual market value of such properties may be substantially lower than its current appraised value.

Cold storage properties are also subject to certain risks specific to industrial and logistics properties. See “—Industrial Properties Have Special Risks”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease to own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty number 33 on Annex D-1 and representation and warranty no. 31 on Annex E-1. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support, access or shared amenities. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, hotel, mixed use, industrial and multifamily properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Washington, Missouri, Connecticut and Georgia. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1 and representation and warranty number 41 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—LoanCore Capital Markets LLC—LoanCore Capital Market’s Underwriting Guidelines”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1 and representation and warranty number 43 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on May 31, 2019.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex D-1 and representation and warranty number 17 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in Annex D-1 and representation and warranty number 30 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—LoanCore Capital Markets LLC—Exceptions”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans” and “—LoanCore Capital Markets LLC —Review of LCM Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at any indicated stabilization date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—LoanCore Capital Markets LLC—Exceptions” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

Each of the Renaissance Seattle mortgage loan (9.9%) and the Grand Hyatt Seattle mortgage loan (4.3%) is a seasoned mortgage loan that was originated approximately 21 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;

●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware or Maryland statutory trust or as tenants-in-common. Delaware or Maryland statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware or Maryland statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware or Maryland statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied. In certain instances, the right to replace the manager of a borrower may currently be exercisable by the holder of the preferred equity or the preferred equity holder may have the right to purchase the defaulted mortgage loan. For more information regarding the rights of LCM as the holder of a preferred equity interest in the Inland Empire Office Portfolio I Mortgage Loan, (2.6%), the Inland Empire Office Portfolio II Mortgage Loan (2.1%) and the Altura Office Building Mortgage Loan (1.5%), see “Description of the Mortgage Pool—Additional Indebtedness—Preferred Equity”.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in Annex D-1 and representation and warranty number 35 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

With respect to the Inland Empire Office Portfolio I Mortgage Loan, (2.6%), the Inland Empire Office Portfolio II Mortgage Loan (2.1%), LCM is the holder of a preferred equity interest in the sole member of the mortgage borrower, and with respect to the Altura Office Building Mortgage Loan (1.5%), LCM is the holder of a preferred equity interest in the mortgage borrower. Such Mortgage Loans may contain certain terms that are more favorable to the subject mortgage borrower than would have been the case if the LCM did not hold a preferred equity interest in the subject mortgage borrower.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, an originator, and Deutsche Bank AG, acting through its New York Branch, an originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. The foregoing relationship should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the JPMCC 2019-COR4 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that LoanCore Capital Markets LLC, or its affiliate, will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded mortgage loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan and any non-serviced mortgage loan) or the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Servicing Agreement	Controlling Noteholder	Initial Directing Party(1)
Renaissance Seattle	COMM 2017-COR2	COMM 2017-COR2	LoanCore Capital Markets LLC
Saint Louis Galleria(2)	Benchmark 2018-B8	Benchmark 2018-B8	Deutsche Bank AG, acting through its New York Branch
Grand Hyatt Seattle	COMM 2017-COR2	COMM 2017-COR2	LoanCore Capital Markets LLC
CBBC Industrial Portfolio	UBS 2018-C15	UBS 2018-C15	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Sheraton Music City	Benchmark 2018-B4	Benchmark 2018-B4	Barings LLC

(1)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan as of the closing date for the related securitization until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The servicing of the Saint Louis Galleria whole loan will be governed by the Benchmark 2018-B8 pooling and servicing agreement until such time that the related controlling companion loan, currently held by Deutsche Bank AG, acting through its New York Branch, is deposited into a securitization. Deutsche Bank AG, acting through its New York Branch, as holder of the control note, is currently the directing certificateholder for the Saint Louis Galleria Whole Loan.

The special servicer, upon consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any excluded loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, with respect to each non-serviced mortgage loan, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the pooling and servicing agreement governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The controlling noteholder, the directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable controlling noteholder, directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, while the B-piece buyer under this transaction is prohibited under the risk retention rules to enter into certain hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the other sponsor as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the or pooling and servicing agreements governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the special servicer, assisted the B-piece buyer with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the pooling and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the EU (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in specified EU Directives and Regulations (“EU Institutional Investors”) including: institutions for occupational retirement provision; credit institutions; alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”) as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance. The EU Risk Retention and Due Diligence Requirements restrict EU Institutional Investors from investing in securitizations unless, amongst other things, such EU Institutional Investors have verified that: (i) if established in a non-EU country, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five percent. in the securitisation determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to EU Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Pursuant to Article 14 of Regulation (EU) No 575/2013 (the “CRR”) consolidated subsidiaries of credit institutions and investment firms subject to the CRR may also be subject to the EU Risk Retention and Due Diligence Requirements.

Failure to comply with one or more of the EU Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those EU Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitisation position acquired by the relevant EU Institutional Investor. Aspects of the EU Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to EU national regulators remain unclear.

None of the sponsors or the depositor have informed the underwriters that neither they nor any other party to the transaction described in this Offering Circular intends to retain a material net economic interest in such transaction, or to take any other action in connection with such transaction, in a manner prescribed or contemplated by the EU Securitization Regulation. In particular, no such person undertakes to take any action for purposes of, or in connection with, compliance by any EU Institutional Investor with any applicable EU Risk Retention and Due Diligence Requirement. None of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other party provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any EU Risk Retention and Due Diligence Requirements.

Consequently, the offered certificates may not be a suitable investment for any EU Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the offered certificates, and otherwise affect the secondary market for the offered certificates.

Prospective investors are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the offered certificates for investment, and, in particular, the scope and applicability of the EU Risk Retention and Due Diligence Requirements and their compliance with any applicable EU Risk Retention and Due Diligence Requirements.

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Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

●	Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B or Class X-D certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B or Class X-D certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B or Class X-D certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates. Investors in the Class X-A and then the Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved, and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class H-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-5, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the pooling and servicing agreement governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans and the right to replace the special servicer with or without cause (other than with respect to any excluded loan), except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the Special Servicer if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (if any) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)     may act solely in its interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iii)     does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iv)     may take actions that favor its interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)     will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (if any) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause at any time so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or equivalent entity) and the certificateholders of the securitization trust related to such other pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to a serviced mortgage loan will have certain consultation rights (on a non-binding basis). Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Any such consultation by the holder of a pari passu companion loan is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard. We cannot assure you that the exercise of consultation or consent rights of a companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and, under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or equivalent entity) of such securitization trust (or the holder of the related controlling companion loan) may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirty-eight (38) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $774,087,963 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in February 2019, or with respect to any Mortgage Loan that has its first Due Date in March 2019, the date that would otherwise have been the related Due Date in February 2019.

Six (6) Mortgage Loans (33.4%), are each part of a larger whole loan comprised of (i) the related Mortgage Loan and (ii) one or more loans that are secured by the related Mortgaged Property and pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or “Companion Loans” or each, a “Pari Passu Companion Loan” or “Companion Loan”). Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
LoanCore Capital Markets LLC (“LCM”)(2)(3)	30	$648,493,903	83.8%
JPMorgan Chase Bank, National Association (“JPMCB”)	8	125,594,061	16.2
Total	38	$ 774,087,963	100.0%

(1)	All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except those certain Mortgage Loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or that were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—General—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	Five of the mortgage loans being sold by LoanCore Capital Markets LLC were originated by Deutsche Bank AG, acting through its New York Branch, or German American Capital Corporation, and have been or will be purchased by LoanCore Capital Markets LLC or an affiliate.

(3)	One of the Mortgage Loans being sold by LoanCore Capital Markets LLC, the Saint Louis Galleria Mortgage Loan (6.0%), is part of a whole loan that was co-originated by Société Générale, Financial Corporation and Deutsche Bank AG, acting through its New York Branch. Such mortgage loan has been or will be purchased by LoanCore Capital Markets LLC or an affiliate.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple or leasehold interest in a commercial, multifamily or manufactured housing real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller and another entity or were originated by an unaffiliated third party and acquired by the mortgage loan seller:

●	The CBBC Industrial Portfolio, Sorento Flats and 3500 Helms Mortgage Loans, for which LCM is the mortgage loan seller, were originated by Deutsche Bank AG, acting through its New York Branch, and have been or will be purchased by LCM or an affiliate.

●	The Hampton Inn & Suites Alpharetta and Colony Square Outparcels Mortgage Loans, for which LCM is the mortgage loan seller, were originated by German American Capital Corporation, and have been or will be purchased by LCM or an affiliate.

●	The Saint Louis Galleria Mortgage Loan, for which LCM is the mortgage loan seller, is part of a Whole Loan that was co-originated by Deutsche Bank AG, acting through its New York Branch and Société Générale Financial Corporation, and have been or will be purchased by LCM or an affiliate.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on February 28, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s).

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan;

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period;

●	in the case of the Saint Louis Galleria Mortgage Loan (6.0%), which accrues interest for an initial interest-only period and then amortizes based on the assumed principal and interest payment schedule set forth in Annex G, Annual Debt Service is calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest only period based on the assumed principal and interest payment set forth in Annex G;

●	in the case of the Peachtree Corners Marketplace Mortgage Loan (3.2%), which accrues interest for an initial interest-only period and then amortizes based on the assumed principal and interest payment schedule set forth in Annex H, Annual Debt Service is calculated using the sum of the first 12 principal and interest payments after the expiration of the interest only period based on the assumed principal and interest payment schedule set forth in Annex H; and

●	in the case of the Arbors at the Park Ole Miss Mortgage Loan (2.6%), which accrues interest for an initial interest-only period and then amortizes based on the assumed principal and interest payment schedule set forth in Annex I, Annual Debt Service is calculated using the sum of the first 12 principal and interest payments after the expiration of the interest only period based on the assumed principal and interest payment schedule set forth in Annex I.

Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for each Mortgage Loan, subject to the proviso to the prior sentence.

In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan; provided, however, that solely with respect to Annex A-1, Annual Debt Service is calculated with respect to the Mortgage Loan excluding the related Pari Passu Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties the Appraised Value represents the “as-is” value or values other than “as-is” for such portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” appraised values or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property.

However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratio at Maturity” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates, respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. The LTV Ratio as of the related maturity date set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date assuming all principal payments required to be made on or prior to the related maturity date (not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective LTV Ratio at maturity was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means, with respect to each Mortgage Loan, the principal balance of the Mortgage Loan per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loans and the related Mortgage Loan included in the issuing entity, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms, beds or pads, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means that, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In-Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to Annual Debt Service, except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, except with respect to (a) the Saint Louis Galleria Mortgage Loan (6.0%), in which case the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 Whole Loan principal and interest payments following the expiration of the Whole Loan interest only period based on the assumed principal payment schedule set forth on Annex G, (b) the Peachtree Corners Marketplace Mortgage Loan (3.2%), in which case the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments following the expiration of the interest only period based on the assumed principal and interest payment schedule set forth on Annex H, and (c) the Arbors at the Park Ole Miss Mortgage Loan (2.6%), in which case the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments following the expiration of the interest only period based on the assumed principal and interest payment schedule set forth on Annex I.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s).

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of Annual Debt Service on such Mortgage Loan, except with respect to (a) the Saint Louis Galleria Mortgage Loan (6.0%), in which case the Underwritten Net Operating Income Debt Service Coverage Ratio was calculated based upon the sum of the first 12 Whole Loan principal and interest payments following the expiration of the Whole Loan interest only period based on the assumed principal payment schedule set forth on Annex G, (b) the Peachtree Corners Marketplace Mortgage Loan (3.2%), in which case the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments following the expiration of the interest only period based on the assumed principal and interest payment schedule set forth on Annex H, and (c) the Arbors at the Park Ole Miss Mortgage Loan (2.6%), in which case the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments following the expiration of the interest only period based on the assumed principal and interest payment schedule set forth on Annex I.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s).

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s).

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s).

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units”, “Rooms” , “Beds” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms (c) in the case of a Mortgaged Property operating as student housing or senior housing, the number of units or (d) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

 Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$774,087,963
Number of Mortgage Loans	38
Number of Mortgaged Properties	56
Range of Cut-off Date Balances	$4,046,001 to $77,000,000
Average Cut-off Date Balance	$20,370,736
Range of Mortgage Rates	4.39200% to 5.48600%
Weighted average Mortgage Rate	5.03331%
Range of original terms to maturity	60 months to 121 months
Weighted average original term to maturity	120 months
Range of remaining terms to maturity	59 months to 120 months
Weighted average remaining term to maturity	114 months
Range of original amortization term(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	350 months to 360 months
Weighted average remaining amortization term(2)	359 months
Range of LTV Ratios as of the Cut-off Date(3)(4)	45.7% to 73.8%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)	59.2%
Range of LTV Ratios as of the maturity date(3)(4)	45.7% to 73.6%
Weighted average LTV Ratio as of the maturity date(3)(4)	55.5%
Range of UW NCF DSCR(4)(5)(6)	1.31x to 2.30x
Weighted average UW NCF DSCR(4)(5)(6)	1.66x
Range of UW NOI Debt Yield(4)	7.8% to 13.3%
Weighted average UW NOI Debt Yield(4)	10.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	49.3%
Interest Only-Balloon	40.7%
Balloon	10.0%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes fifteen (15) mortgage loans (49.3%) that are interest-only for the entire term. Includes (a) the Saint Louis Galleria Mortgage Loan (6.0%), which accrues interest for an initial interest-only period and then will amortize based on the assumed principal and interest payment schedule set forth on Annex G; (b) the Peachtree Corners Marketplace Mortgage Loan (3.2%), which accrues interest for an initial interest only-period and then will amortize based on the assumed principal and interest payment schedule set forth on Annex H; and (c) the Arbors at the Park Ole Miss Mortgage Loan (2.6%), which accrues interest for an initial interest-only period and then will amortize based on the assumed principal and interest payment schedule set forth on Annex I.

(3)	With respect to the Hampton Inn & Suites Alpharetta Mortgage Loan (1.5%) and the Liberty Commons Mortgage Loan (0.5%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(4)	With respect to six (6) Mortgage Loans (33.4%) with one or more Pari Passu Companion Loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related Pari Passu Companion Loans.

(5)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

(6)	With respect to one Mortgage Loan, Saint Louis Galleria (6.0%) debt service coverage ratios are calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest-only period based on the assumed principal and interest payment schedule set forth in Annex G. With respect to one Mortgage Loan, Peachtree Corners Marketplace (3.2%) debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex H. With respect to one Mortgage Loan, Arbors at the Park Ole Miss (2.6%) the debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex I.

The issuing entity will include four (4) Mortgage Loans (11.7%), that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan, subject to the nonrecourse carve-out provisions in the Mortgage Loan documents.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail
Anchored	4	$106,087,500	13.7%
Super Regional Mall	1	46,479,245	6.0
Freestanding	6	37,834,687	4.9
Unanchored	3	6,591,652	0.9
Shadow Anchored	1	4,046,001	0.5
Office
Suburban	8	87,700,000	11.3
CBD	2	86,000,000	11.1
Medical	10	26,030,000	3.4
Hotel
Full Service	3	124,862,461	16.1
Limited Service	2	19,975,000	2.6
Mixed Use
Retail/Multifamily	1	48,000,000	6.2
Retail/Office	1	23,000,000	3.0
Office/Retail	2	12,350,000	1.6
Industrial
Warehouse/Distribution	6	71,553,006	9.2
Warehouse	1	9,178,412	1.2
Multifamily
Student	1	19,950,000	2.6
Mid-rise	1	18,200,000	2.4
Garden	2	15,500,000	2.0
Manufactured Housing
Manufactured Housing	1	10,750,000	1.4
Total	56	$774,087,963	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Retail Properties.

With respect to the retail properties set forth in the above chart:

●	The Liberty Station Retail Mortgaged Property (8.7%), the Saint Louis Galleria Mortgaged Property (6.0%), the Peachtree Corners Marketplace Mortgaged Property (3.2%), the North Oak Marketplace Mortgaged Property (1.1%), the Northshore Plaza Mortgaged Property (0.8%) and the Liberty Commons Mortgaged Property (0.5%) are each considered by the applicable borrower sponsor to have an "anchor tenant" or "shadow anchor tenant" which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

●	With respect to the Saint Louis Galleria Mortgaged Property (6.0%) and the Colony Square Outparcels Mortgaged Property (0.5%), the related borrower and/or borrower sponsor currently own properties within a 5-mile radius which directly competes with the related Mortgaged Property.

●	With respect to the Inland Empire Office Portfolio I Mortgaged Properties (2.6%) and the Inland Empire Office Portfolio II Mortgaged Properties (2.1%), the Mortgaged Properties were developed and are operated in accordance with a certain Declaration of Covenants, Conditions and Restrictions of Tri-City Corporate Centre (the “Declaration” ). Pursuant to the Declaration, further development or alterations at the Mortgaged Properties that affect the use of the Mortgaged Properties are subject to the terms of the Declaration.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Office Properties.

With respect to the office properties set forth in the above chart and retail and mixed-use properties that include office tenants:

●	The guarantor of the 2581 Junction Mortgage Loan (2.2%) is a Chinese National who resides in California. The Mortgage Loan documents require the guarantor to maintain (A) a net worth (based on the guarantor’s total assets located in the United States) in excess of $7,000,000 and (B) liquid assets (that the guarantor owns individually and which are located in the United States) having a market value of at least $600,000.

●	The guarantor of The Strand Mortgage Loan (1.7%) is a Chinese National who resides in California. The Mortgage Loan documents require the guarantor to maintain (A) a net worth (based on the guarantor’s total assets located in the United States) in excess of $10,000,000 and (B) liquid assets (that the guarantor owns individually and which are located in the United States) having a market value of at least $1,000,000.

●	With respect to the North Oak Marketplace Mortgaged Property (1.1%), a portion of the building constituting the Mortgaged Property is located on a fifteen foot storm sewer. The related easement permits Kansas City, its agents, servants, employees, or independent contractors (individually and collectively, the “Benefited Party”) to enter upon the Mortgaged Property at all reasonable times for purpose of maintaining, operating and repairing the sewer. The Benefited Party is required to restore the Mortgaged Property after all such work has been completed to the condition as when entry was made. The related title policy affirmatively insures against loss or damage from enforced removal of any encroaching improvement located on the Mortgaged Property in the event that the owners of the easement, for the purpose of exercising the right of use or maintenance of the easement, compels removal or relocation of such encroaching improvement. In addition, the Mortgage Loan documents contain a non-recourse carveout for any losses relating to the easement, including, without limitation, due to any damage to any improvements or enforced removal or alteration of any improvements as a result of any person exercising any right to use or maintain the easement.

●	With respect to the North Oak Marketplace Mortgage Loan (1.1%), the Mortgaged Property has one (1) not-for-profit tenant, Goodwill, among the five largest tenants (by NRA).

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart:

●	With respect to the Tru by Hilton McDonough Mortgaged Property (1.0%), there are newly constructed hotels or hotels under construction located within five miles of the Mortgaged Properties that are expected to directly compete with the related Mortgaged Property.

●	With respect to the Renaissance Seattle Mortgaged Property (9.9%) and the Grand Hyatt Seattle Mortgaged Property (4.3%), the respective properties are under common sponsorship and were identified in the related appraisals as being directly competitive with one another.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Renaissance Seattle	$77,000,000	9.9%	8/14/2028	6/6/2027
Grand Hyatt Seattle	$33,000,000	4.3%	1/31/2044	6/6/2027
Sheraton Music City	$14,862,461	1.9%	6/30/2036	6/1/2028
Hampton Inn & Suites Alpharetta	$11,850,000	1.5%	12/31/2033	1/6/2029
Tru by Hilton McDonough	$8,125,000	1.0%	2/28/2038	2/1/2029

●	The Sheraton Music City Mortgaged Property (1.9%) is identified as a hotel property even though it is comprised of a mixture of a hotel and one or more restaurant facilities that comprise a material portion of the revenue at the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart:

●	Each of the mixed use Mortgaged Properties has one or more retail, office and/or multifamily components. See "Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks", "—Retail Properties Have Special Risks", "—Multifamily Properties Have Special Risks", “—Industrial Properties Have Special Risks” and "—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses", as applicable.

●	With respect to the Bedford Square Mortgaged Property (6.2%), approximately 72.5% of the net rentable area is commercial space comprised of retail, restaurant and office space and approximately 27.5% is residential space. Five of the 24 residential units are required to be rented to low income tenants at reduced rents per the Affordability Plan for Bedford Square, issued by the Planning and Zoning Commission of Westport, Connecticut. The Bedford Square Mortgage Loan was underwritten based on in-place multifamily rents.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart:

●	With respect to the CBBC Industrial Portfolio Mortgage Loan (2.6%), the four related Mortgaged Properties are cold storage properties leased to CBBC OpCo, LLC (“CBBC”) an affiliate of the Colorado Boxed Beef Company. The CBBC lease prohibits each Mortgaged Property from being transferred to a “Tenant Competitor,” which is defined as any person or entity (x) which operates a business where a material portion of the business of such person and its affiliates competes with that of CBBC, or (y) that CBBC has been notified that the landlord is engaged in material litigation with CBBC or its affiliate at the time of the landlord’s proposed transfer of the Mortgaged Property. Pursuant to subordination, non-disturbance and attornment agreements, CBBC has agreed that such provision does not apply in connection with any exercise of remedies pursuant to the related mortgage, including: (i) a purchase of a Mortgaged Property (or any portion thereof) at a foreclosure sale or (ii) a transfer of a Mortgaged Property (or any portion thereof) to the lender or its designee pursuant to a deed-in-lieu of foreclosure.

●	The CBBC Industrial Portfolio – CBBC – Lakeland, FL Mortgaged Property (0.6%) is subject to a deed restriction in favor of US Foods, Inc. prohibiting sale to a competitor of US Foods, Inc. for a five year period which commenced May 6, 2016. The deed containing such restriction provides that if the Mortgaged Property secures debt of the property owner to an unaffiliated lender or a lender that is a financial institution, the restrictive covenant will not restrict the transfer of the Mortgaged Property to the lender or a buyer taking through a foreclosure sale and the covenant will terminate upon such foreclosure.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart and mixed use properties that include multifamily components:

●	With respect to the Sorento Flats Mortgaged Property (2.4%), as to which the related units consist of 154 “micro units” ranging from 161 square feet to 371 square feet, 44 of the 154 units are leased on a month-to-month basis.

●	With respect to the Arbors at the Park Ole Miss Mortgaged Property (2.6%), a significant concentration of the tenants at the related Mortgaged Property are students.The Mortgaged Property is comprised of an off-campus student housing complex that is currently leased to members of three (3) sorority organizations. All leases at the Mortgaged Property are for a 12-month period and require parental guarantees.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Manufactured Housing Community Properties.

With respect to the multifamily properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	4	2.3%
Restaurant	10	17.5
Theater	2	9.2
Gym, fitness center or a health club	3	6.9
Bank branch	1	6.2
Cold Storage Facility	4	2.6
Total	21	37.8%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1)(2)	Cut-off Date LTV Ratio(1)	Property Type
Renaissance Seattle	$77,000,000	9.9%	228,007	2.22x	55.3%	Hotel
400 South El Camino	$75,000,000	9.7%	517	1.57x	58.6%	Office
Liberty Station Retail	$67,000,000	8.7%	357	1.45x	68.8%	Retail
Bedford Square	$48,000,000	6.2%	445	1.59x	45.7%	Mixed Use
Saint Louis Galleria	$46,479,245	6.0%	515	1.67x	51.5%	Retail
Grand Hyatt Seattle	$33,000,000	4.3%	291,028	2.21x	54.9%	Hotel
Fleet Farm Distribution Center	$32,303,006	4.2%	29	1.33x	64.0%	Industrial
Peachtree Corners Marketplace	$24,600,000	3.2%	203	1.39x	61.5%	Retail
Pier 54 Seattle	$23,000,000	3.0%	350	1.56x	56.1%	Mixed Use
CBBC Industrial Portfolio	$20,000,000	2.6%	56	1.77x	61.7%	Industrial
Top 3 Total/Weighted Average	$219,000,000	28.3%		1.76x	60.6%
Top 5 Total/Weighted Average	$313,479,245	40.5%		1.72x	56.9%
Top 10 Total/Weighted Average	$446,382,251	57.7%		1.71x	57.7%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan are calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate.

(2)	With respect to one Mortgage Loan, Saint Louis Galleria (6.0%), the UW NCF DSCR was calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest-only period based on the assumed principal and interest payment schedule set forth in Annex G. With respect to one Mortgage Loan, Peachtree Corners Marketplace (3.2%) the UW NCF DSCR was calculated using the sum of the first 12 principal and interest payments after the expiration of the interest only-period based on the assumed principal and interest payment schedule set forth in Annex H.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans”

in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.6% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include seven (7) Mortgage Loans (12.6%), set forth in the table below entitled “Multi-Property Mortgage Loans”, which are each secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular Mortgaged Property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 200%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
CBBC Industrial Portfolio	$ 20,000,000	2.6%
Inland Empire Office Portfolio I	19,800,000	2.6
Inland Empire Office Portfolio II	16,600,000	2.1
RDM Chicago Portfolio	14,850,000	1.9
Medical Office & Walgreens Portfolio	13,000,000	1.7
Fresenius & DaVita Portfolio	8,270,000	1.1
DPBI Portfolio	4,994,687	0.6
Total	$ 97,514,687	12.6%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Three (3) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans” have borrower sponsors related to each other, but no group of Mortgage Loans having borrowers that are related to each other represents more than approximately 14.2% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Renaissance Seattle	$77,000,000	9.9%
Grand Hyatt Seattle	33,000,000	4.3
Total for Group 1:	$110,000,000	14.2%
Group 2:
Inland Empire Office Portfolio I	$19,800,000	2.6%
Inland Empire Office Portfolio II	16,600,000	2.1
Medical Office & Walgreens Portfolio	13,000,000	1.7
Altura Office Building	11,700,000	1.5
Fresenius & DaVita Portfolio	8,270,000	1.1
Total for Group 2:	$69,370,000	9.0%
Group 3:
LA Fitness Van Nuys	$18,000,000	2.3%
LA Fitness Northridge	11,000,000	1.4
Total for Group 3:	$29,000,000	3.7%

Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	13	$268,750,000	34.7%
Washington	4	$151,200,000	19.5%
Missouri	5	$62,522,746	8.1%
Connecticut	1	$48,000,000	6.2%
Georgia	5	$47,521,865	6.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout fourteen (14) other states, with no more than 4.4% of the Initial Pool Balance secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Ten (10) Mortgaged Properties (23.5%) are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Eighteen (18) Mortgaged Properties (54.5%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 19%.

Thirteen (13) Mortgaged Properties (34.7%) are located in California and are more susceptible to wildfires.

Mortgaged Properties With Limited Prior Operating History

Eighteen (18) Mortgaged Properties securing the Bedford Square Mortgage Loan (6.2%), the Fleet Farm Distribution Center Mortgage Loan (4.2%), the Arbors at the Park Ole Miss Mortgage Loan (2.6%), the Sorento Flats Mortgage Loan (2.4%) the Medical Office & Walgreens Portfolio Mortgage Loan (1.7%), LA Fitness Northridge Mortgage Loan (1.4%), the Estrella Healthcare Campus Mortgage Loan (1.1%), the Fresenius & DaVita Portfolio Mortgage Loan (1.1%), the Tru by Hilton McDonough Mortgage Loan (1.0%) and the Wilton Walk Townhomes Mortgage Loan (0.6%) were each constructed or substantially renovated or in a lease-up period within the 12-month period preceding the Cut-off Date and have no or limited prior operating history and/or lack historical financial figures and information.

Eight (8) Mortgaged Properties securing the CBBC Industrial Portfolio Mortgage Loan (2.6%), the 1501 Experiment Farm Road Mortgage Loan (1.2%), the Carlsbad Mortgage Loan (1.2%), the Colony Square Outparcels Mortgage Loan (0.5%) and the Liberty Commons Mortgage Loan (0.5%) were acquired within the 12-month period preceding the origination of the related Mortgage Loan and underwriting was based on a limited prior operating history and limited historical financial figures and information.

With respect to one (1) Mortgaged Property securing the Tru by Hilton McDonough Mortgage Loan (1.0%), the Mortgaged Property is newly constructed and recently opened for operation, and the Mortgage Loan Seller was not provided with historical financial information for the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Four (4) Mortgaged Properties securing the Liberty Station Retail Mortgage Loan (8.7%), the Hickory View Apartments Mortgage Loan (1.4%), the North Oak Marketplace Mortgage Loan (1.1%) have, and one (1) Mortgaged Property securing the Altura Office Building Mortgage Loan (1.5%) that expects to have, one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

Six (6) of the Mortgage Loans secured or partially secured by the Grand Hyatt Seattle Mortgaged Property (4.3%), the Arbors at the Park Ole Miss Mortgaged Property (2.6%), the RDM Chicago Portfolio – 1200 North Ashland Avenue Mortgaged Property (1.2%), the RDM Chicago Portfolio – 230 West Division Street Mortgaged Property (0.2%) and the RDM Chicago Portfolio – 1212 North Wells Street Mortgaged Property (0.2%) are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the RDM Chicago Portfolio – 230 West Division Street Mortgaged Property (0.2%), the Mortgaged Property consists of a ground floor retail condominium unit and 22 parking spaces in an attached ground level garage, which parking spaces are allocated for use by the retail unit tenants. The condominium also includes 88 non-collateral residential units and 114 non-collateral parking spaces. While the borrower does not control the condominium association board, the condominium association board does not have the right to take any action that would materially affect the Mortgaged Property without the consent of the borrower.

With respect to the RDM Chicago Portfolio – 1212 North Wells Street Mortgaged Property (0.2%), the Mortgaged Property consists of a ground floor retail condominium unit and 2 parking spaces in an attached ground level garage, which parking spaces are allocated for the tenants’ use. The condominium also includes 95 non-collateral residential units and 98 non-collateral parking spaces. While the borrower does not control the condominium association board, the condominium association board does not have the right to take any action that would materially affect the Mortgaged Property without the consent of the borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	54	$684,087,963	88.4%
Fee/Leasehold	2	90,000,000	11.6
Total	56	$774,087,963	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and subject to any exceptions to the representations and warranties identified below), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

The ground lease for the Pier 54 Seattle Mortgaged Property (3.0%) expires on July 31, 2046, which is not more than 20 years beyond the stated maturity date of the Mortgage Loan.

In regards to ground leases, see representation and warranty number 36 in Annex D-1 and representation and warranty number 35 in Annex E-1 and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties For JPMCB” and “Annex E-2—Exceptions to Mortgage Loan Representations and Warranties For LCM”. See also “Description of Top Fifteen Mortgage Loans” in Annex A-3 for an additional description of the leasehold interests related to two (2) Mortgaged Properties identified as the Liberty Station Retail Mortgaged Property (8.7%) and the Pier 54 Seattle Mortgaged Property (3.0%).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan, except for the Renaissance Seattle Mortgaged Property (9.9%) and the Grand Hyatt Seattle Mortgaged Property (4.3%), no more than 13 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” ESAs have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II ESA generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment” and “—LoanCore Capital Markets LLC—LoanCore Capital Markets’ Underwriting Standards”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Pier 54 Seattle Mortgage Loan (3.0%), the related Phase I ESA identified a recognized environmental condition at the Mortgaged Property related to sediment contamination in Elliott Bay under the Mortgaged Property buildings caused by the City of Seattle (the “City” ) and the City’s contractor, Metro, primarily through sewer and storm water discharges. Because the contamination is located below the Mortgaged Property buildings that are set on piers and as the City and Metro are responsible for the required cleanup, the ESA made no recommendations for further investigation. According to the ESA, cleanup has begun.

●	With respect to the LA Fitness Northridge Mortgage Loan (1.4%), the related Phase I ESA identified a recognized environmental condition at the Mortgaged Property related to volatile organic compounds detected in the soil, soil vapor and groundwater beneath the Mortgaged Property caused by historical manufacturing operations of Radio Corporation of America, Micom Technologies Division and Harman International (collectively, “Harman”), the prior occupants of the Mortgaged Property. Because ongoing remedial actions under regulatory oversight are continuing, a vapor mitigation system is included in the current building's construction, and as Harman is responsible for the required cleanup, the ESA made no recommendations for further investigation. According to the ESA, cleanup is nearing completion. The Mortgage Loan documents require the Borrower to cause Harman to comply with the governmental remediation requirements until a “case closed” status has been granted. If Harman fails to comply with such requirements, the Borrower is required to comply with such requirements itself and thereafter cause the granting of the “case closed” status.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties with respect to the largest 15 Mortgage Loans and Mortgage Loans with PIPs exceeding 10% of the principal balance of the Mortgage Loan.

With respect to the 1501 Experiment Farm Road Mortgage Loan (1.2%), the borrower was required at origination to fund $1,219,020 into the outstanding tenant improvement reserve to cover planned capital expense work, which includes, among other items, repairs to heating and cooling system, and replacement of roof membrane. The borrower is required to complete all related repairs within 180 days or 720 days, as applicable, following the origination date of the Mortgage Loan.

There can be no assurance that this will not adversely affect the performance at the property, that such renovation will be completed on time, or that there will be sufficient reserves available to cover the planned renovations. Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained an appraisal, which was generally obtained within 8 months of the origination of the Mortgage Loan, conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Risk Factors—Seasoned Mortgaged Loans Present Additional Risk of Repayment”, “Transaction Parties—The Sponsors and Mortgage Loan Sellers —JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio” and “—LoanCore Capital Markets LLC—LCM’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property, except for the Renaissance Seattle Mortgaged Property (9.9%) and the Grand Hyatt Seattle Mortgaged Property (4.3%), with an engineering report dated within 13 months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report” and “—LoanCore Capital Markets LLC— LCM’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance and Condemnation” and “—LoanCore Capital Markets LLC— LCM’s Underwriting Guidelines and Processes”.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

With respect to the Arbors at the Park Ole Miss Mortgage Loan (2.6%), the Mortgaged Property is conforming to the current zoning code, however, it is in violation of the approved site plan because the site plan approved for the Mortgaged Property provides zoning for 98 units and 330 beds, but the Mortgaged Property was developed with 100 units and 340 beds (for which a Certificate of Occupancy was issued). Only 98 units and 330 beds are currently in the rental pool. The borrower sponsor submitted an amended site plan on December 19, 2018. According to the borrower sponsor, upon approval of the site plan, the remaining two (2) units and 10 beds will be included in the rental pool. The loan is recourse to the borrower and guarantor for any loss related to the Borrower’s failure to deliver a revised site plan allowing the Mortgaged Property to be improved with 100 units and 340 beds. In addition, the borrower delivered to the lender a $706,000 (loan value per bed for the additional 10 beds that are not zoning compliant) letter of credit until such time that all 100 units and 340 beds are legally conforming. The lender underwrote 100 units and 340 beds.

With respect to the Sorento Flats Mortgage Loan (2.4%), an affiliate of the borrower leases retail space on the ground floor of the multifamily property to operate a coffee shop. The borrower has applied for but not yet received its permit for construction of the coffee shop.

With respect to the Tru by Hilton McDonough Mortgage Loan (1.0%), pursuant to a zoning report obtained by the borrower at origination, the Mortgaged Property is considered legal non-conforming as to use. The local zoning code permits the Mortgaged Property to be rebuilt in its existing condition and use following a casualty if not more than 60% of the Mortgaged Property is destroyed and the Mortgaged Property is rebuilt within 12 months following such casualty. The Mortgage Loan documents provide for a non-recourse carveout for losses associated with (i) the failure to repair the Mortgaged Property within 12 months of a casualty and/or (ii) the inability of the borrower to operate the Mortgaged Property as a hotel following such casualty. Law & Ordinance coverage was obtained at origination and is required during the term of the Mortgage Loan by the Mortgage Loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1 and representation and warranty number 25 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings).

With respect to the RDM Chicago Portfolio Mortgage Loan (1.9%), the guarantors under the Mortgage Loan (the “Guarantors”) were named defendants in a breach of contract action brought by the prior owner of the basement space unit at the 1200 N Ashland Mortgaged Property (the “Basement Unit”), which unit is not part of the Mortgage Loan collateral, against the tenant, The Bedford Club, an affiliate of the Guarantors. The plaintiff sued the Guarantors in connection with their personal guaranty of The Bedford Club lease. On September 25, 2018, the Guarantors purchased the Basement Unit, and shortly thereafter the litigation was dismissed. The Basement Unit is currently owned by an affiliate of the borrower but is not collateral for the Mortgage Loan.

With respect to the North Oak Marketplace Mortgage Loan (1.1%), the borrower sponsor, who is also the non-recourse carveout guarantor of the Mortgage Loan, is subject to several pending lawsuits from investors in the sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to

$5,000,000. In one of the cases, a trial occurred in July 2018, and the jury found in favor of the plaintiffs, who are investors in one of the two borrowers of the Mortgage Loan, and awarded damages in the amount of $4,317,387 and punitive damages in the amount of $8,000,000. The sponsor is in the process of appealing the judgment and award. The remaining cases are in various stages of litigation, and the sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount. Based on the financial information provided by the sponsor, the sponsor has a net worth of approximately $250 million and liquidity of approximately $25 million. In addition, the Mortgage Loan documents provide for a non-recourse carveout for any losses associated with the aforementioned litigations or any other litigation where the sponsor and certain of his affiliates are defendants and which is brought by any party that owns or holds a direct or indirect interest in any borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to the Saint Louis Galleria Mortgage Loan (6.0%), the Inland Empire Office Portfolio I Mortgage Loan (2.6%), the Sorento Flats Mortgage Loan (2.4%), the Inland Empire Office Portfolio II Mortgage Loan (2.1%), RDM Chicago Portfolio Mortgage Loan (1.9%), the Medical Office & Walgreens Portfolio Mortgage Loan (1.7%), the Altura Office Building Mortgage Loan (1.5%), the North Oak Marketplace Mortgage Loan (1.1%) and the Colony Square Outparcels Mortgage Loan (0.5%), (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Saint Louis Galleria Mortgage Loan (6.0%), General Growth Properties, Inc. (GGP, Inc.), a developer of regional malls, and certain of its subsidiaries including the borrower and guarantor previously commenced chapter 11 bankruptcy proceedings in April 2009 due to their inability to raise capital or renegotiate outstanding debt with creditors during the great financial crisis. GGP, Inc. emerged from bankruptcy on November 9, 2010.

●	With respect to one (1) of the Mortgage Loans securing the Inland Empire Office Portfolio I Mortgaged Property (2.6%), Jeffrey A. Pori, the non-recourse carveout guarantor, filed a Chapter 7 bankruptcy petition in the United States Bankruptcy Court of the District of Nevada on September 25, 2012. This case did not relate to any of the Mortgage Loans or Mortgaged Properties in the pool and was closed on November 2, 2015.

●	With respect to the Sorento Flats Mortgage Loan (2.4%), the related individual borrower sponsors and non-recourse carveout guarantors, Bogdan and Nadezhda Maksimchuk, who each own 50% of the related borrower, defaulted in 2008 on an approximately $1.0 million mortgage loan to construct their personal residence. In 2009 the Maksimchuks negotiated a settlement with the foreclosing bank that resulted in an approximately $30,000 discount to the original principal balance and a motion to dismiss a related loan default judgment was granted. A subsequent lender filed a foreclosure action against this same personal residence in 2015 because of past due interest payments; however, after the foreclosure action was filed, the loan was paid in full and the action was dismissed.

Eighteen (18) Mortgage Loans (58.3%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Seventeen (17) Mortgage Loans (34.0%) were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

Three (3) Mortgage Loans (7.7%) were originated in connection with the borrower’s recapitalization.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Twenty-five (25) Mortgaged Properties (20.5%) are each leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant's lease may expire prior to or shortly after the related maturity date. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

●	Four (4) Mortgaged Properties (3.7%) identified as the Pier 54 Seattle Mortgaged Property (3.0%), the Inland Empire Office Portfolio II – Three Parkside Mortgaged Property (0.4%), the RDM Chicago Portfolio – 1212 North Wells Street Mortgaged Property (0.2%) and the RDM Chicago Portfolio – 230 West Division Street Mortgaged Property (0.2%) are each leased to a tenant that leases 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, hotel, mixed-use, industrial, multifamily and manufactured housing Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance	Lease Expiration Date	Maturity Date
2581 Junction	2.2%	October 5, 2028	December 6, 2028
3500 Helms	1.4%	March 31, 2027	November 6, 2028

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
Liberty Commons	0.5%	69.5%	2028	1/1/2029
Inland Empire Office Portfolio II – Three Parkside	0.4%	54.3%	2027	11/6/2028
RDM Chicago Portfolio – 1212 North Wells Street	0.2%	57.2%	2020	10/6/2028
RDM Chicago Portfolio – 230 West Division Street	0.2%	57.0%	2022	10/6/2028

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed-use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time.

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans. “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or sublease a material portion of their property, as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-1:

●	With respect to the 400 South El Camino Mortgage Loan (9.7%), the largest tenant, Alibaba Group, leases approximately 29.3% of the NRA of the Mortgaged Property . Alibaba currently subleases Suite 800 (approximately 12.4% of its leased space through June 2023 for an amount that is less than Alibaba’s rent under the primary lease for Suite 800. Alibaba remains liable to the borrower for payments due under the primary lease. The second largest tenant, ZS Associates (“ZS” ) leases six suites, approximately 19.9% of the net rentable area of the Mortgaged Property, but occupies only Suite 1500 and subleases the remainder of its leased space (approximately 63.5% of its leased NRA to several subtenants. Rents under the subleases are, in the aggregate, higher than rent due under the primary lease. ZS remains liable to the borrower for payments due under the primary lease.

●	With respect to the Pier 54 Seattle Mortgage Loan (3.0%), the fourth largest tenant, Cherry Street Coffee (“Cherry”), leases approximately 1.9% of the NRA of the Mortgaged Property. Cherry currently subleases the entirety of its leased space through February 28, 2032 for an amount equal to Cherry’s rent under the primary lease. Cherry remains liable to the borrower for payments due under the primary lease.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent or have sub-leased their respective spaces. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

In particular, with respect to the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans:

●	With respect to the CBBC Industrial Portfolio Mortgage Loan (2.6%), Colorado Boxed Beef Company, the sole tenant at each of the Mortgaged Properties, has a right of first offer to purchase the related Mortgaged Property. Pursuant to subordination, non-disturbance and attornment agreements, the tenant has agreed that such right of first offer will not be exercisable in connection with any exercise of remedies pursuant to the Mortgage Loan, including a purchase of a Mortgaged Property at a foreclosure sale, a transfer of a Mortgaged Property to the lender or its designee pursuant to a deed-in-lieu of foreclosure or to any subsequent sale by the lender or its designee.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, 18 Mortgaged Properties related to the Renaissance Seattle Mortgage Loan (9.9%), the 400 South El Camino Mortgage Loan (9.7%), the Liberty Station Retail Mortgage Loan (8.7%), the Grand Hyatt Seattle Mortgage Loan (4.3%), the Pier 54 Seattle Mortgage Loan (3.0%), the Inland Empire Office Portfolio I Mortgage Loan (2.6%), the Sorento Flats Mortgage Loan (2.4%), the LA Fitness Van Nuys Mortgage Loan (2.3%), the 2581 Junction Mortgage Loan (2.2%), the Inland Empire Office Portfolio II Mortgage Loan (2.1%), The Strand Mortgage Loan (1.7%), the Vallejo MHC & RV Park Mortgage Loan (1.4%), the LA Fitness Northridge Mortgage Loan (1.4%), the 3500 Helms Mortgage Loan (1.4%), the Carlsbad Mortgage Loan (1.2%) and the Medical Office & Walgreens Portfolio - DaVita Memphis Mortgage Loan (0.2%), located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

In the case of twenty-two (22) Mortgage Loans (40.9%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Fleet Farm Distribution Center Mortgage Loan (4.2%), the CBBC Industrial Portfolio Mortgage Loan (2.6%), the LA Fitness Van Nuys Mortgage Loan (2.3%) and the Medical Office & Walgreens Portfolio Loan (1.7%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by the sole tenant at the Mortgaged Property, provided that the sole tenant is required to maintain insurance policies that meet the requirements of the Mortgage Loan documents, the borrower provides evidence that the tenant does maintain such policies and paid all insurance premiums and the tenant's lease is in full force and effect.

See representation and warranty number 18 in Annex D-1 and representation and warranty number 17 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in Annex D-1 and representation and warranty number 30 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the Liberty Station Retail Mortgage Loan (8.7%), the Liberty Station Retail Mortgaged Property is situated within an approximately 360-acre site that was previously a naval training center which was redeveloped pursuant to a site plan. The site plan provides for limitations with respect to the use and development of said 360-acre site. Additionally, the Liberty Station Retail Mortgaged Property is subject to that certain Amended and Restated Master Declaration of Covenants, Conditions, Restrictions and Reservation of Easements for Liberty Station and that certain Declaration of Covenants, Conditions, Restrictions and Reservation of Easements for Liberty Station 7 Association, which requires that the Liberty Station Retail Mortgaged Property be used in accordance with the aforementioned site plan and restricts the use of certain portions of the Liberty Station Retail Mortgaged Property as follows: (i) the portions of the Liberty Station Retail Mortgaged Property known as “Marketplace” and “Building 193” are limited to retail uses typically found in neighborhood or community shopping centers; provided, however, portions of the floor area on the second level of the improvements located on such portions may also be used for general office purposes by professional service individuals or entities; (ii) the portion of the Liberty Station Retail Mortgaged Property known as “The Chapel” is limited to use as a venue for special events such as private parties, wedding ceremonies and awards ceremonies; and (iii) no portion of the Liberty Station Retail Mortgaged Property known as “The Landing” may be used for (a) private or commercial golf course, (b) country club, (c) massage parlor, (d) hot tub facility, (e) suntan facility, (f) racetrack or other facility used for gambling, (g) any store the principal business of which is the sale of alcoholic beverages for consumption off premises (e.g., liquor store) and/or (h) residential housing.

●	With respect to the LA Fitness Van Nuys Mortgage Loan (2.3%), the Mortgaged Property consists of two non-contiguous parcels (the “C-1 Parcel” and the “C-3 Parcel”), which are divided by a third parcel (the “C-2 Parcel”) that is owned by a third party. The C-2 Parcel is required for access between the C-1 Parcel and the C-3 Parcel. Per the terms of a reciprocal easement agreement, the borrower and Fitness International, LLC (the “Sole Tenant”) may utilize the C-2 Parcel as an access drive at no cost, but are required to maintain the C-2 Parcel and pay related property taxes. The Sole Tenant is required, under its ground lease with the borrower, to pay all taxes on and maintenance for the C-2 Parcel. In the event the Sole Tenant is in violation of its obligations, the Mortgage Loan documents require the borrower to reserve monthly payments, equal to one-twelfth

(1/12) of the real estate taxes and costs to maintain the C-2 Parcel that the lender estimates will be payable during the next 12 months.

●	With respect to the RDM Chicago Portfolio Mortgage Loan (1.9%), in connection with a controlled recognized environmental condition noted in the Phase I ESA related to historical industrial uses at the 2015 West Irving Park Road Mortgaged Property, such Mortgaged Property is subject to activity and use limitations memorialized in a No Further Remediation letter issued in 2002 by the Illinois Environmental Protection Agency that restrict the use of such Mortgaged Property to commercial/industrial use and prohibit the use of groundwater for potable purposes.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1 and representation and warranty number 25 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Hampton Inn & Suites Alpharetta(1)	1.5%	65.5%	55.4%	$18,100,000	71.8%	60.7%	$16,500,000
Liberty Commons(2)	0.5%	71.4%	59.3%	$5,670,000	78.7%	65.4%	$5,140,000

(1)	The Appraised Value of the Hampton Inn & Suites Alpharetta Mortgaged Property is the “As Complete” value, which assumes the completion of PIP renovations at an estimated cost of $1,545,000. The appraiser was not provided with a budget for the PIP. At loan origination, $690,525 was reserved for franchisor required PIP renovations to the Mortgaged Property, which represents 110% of the borrower’s budget for such PIP renovations.

(2)	The Appraised Value of the Liberty Commons Mortgaged Property is the “As Complete” value, which assumed as of October 1, 2018, the date of the appraisal report, that the proposed improvements would be completed in accordance with plans and specifications described in the appraisal report. The proposed improvements were completed before the loan origination date, and the borrower was not required to make any related deposits.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in Annex D-1 and representation and warranty number 27 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively, for additional information.

●	With respect to the CBBC Industrial Portfolio Mortgage Loan (2.6%), the liability of the non-recourse carve out guarantor and the borrower under the environmental indemnity is capped at 110% of the original principal balance of the related Whole Loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower's and/or the non-recourse carveout guarantor's obligations and liability for claims asserted after a specified period of time (generally between one and three years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in Annex D-1 and representation and warranty number 41 in Annex E-1, for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Fleet Farm Distribution Center Mortgage Loan (4.2%), the Mortgaged Property is subject to an agreement (the “TIF Agreement” ), between the borrower’s predecessor-in-interest, Fleet Farm (the “Sole Tenant” ), the City of Chippewa Falls (the “City”) and Chippewa County (the “County” ). The TIF Agreement establishes a minimum taxable assessed value of $43.8 million for the real estate and $21 million for the Sole Tenant’s personal property and requires various employment milestones resulting in a total of at least 325 full time employees by September 2022. The tax increment is equal to $64.8 million, which is the total real estate and personal property tax assessment levied on the Mortgaged Property over the pre-development assessment, which was $0.00 in 2017 because the land was previously owned by the County. Pursuant to the lease with the borrower, the Sole Tenant is obligated to pay unabated real estate taxes to the City based on the total assessed value of $64.8 million. Pursuant to the TIF Agreement, the borrower is entitled to an amount not to exceed $7.3 million (the “TIF Grant”), if the Sole Tenant meets the milestones and other standards contained in the TIF Agreement. If the milestones are not met, the TIF Grant will be reduced or eliminated. The borrower assigned the TIF Grant to the Sole Tenant. The TIF Agreement commenced in February 2018 and has a 10-year term. During the 10-year term, all real estate and personal property taxes paid by the Sole Tenant and received by the City are allocated and paid to the TIF Agreement parties pursuant to the terms of the TIF Agreement. The City is prohibited from using tax revenue from the Mortgaged Property until all parties have been paid in full. Since the Sole Tenant is responsible for direct payment of taxes at the full assessed value, no real estate tax amount was underwritten for the Fleet Farm Distribution Center Mortgage Loan. In the event the TIF Agreement is terminated, the Sole Tenant remains obligated under the lease with the borrower to pay all related taxes.

●	With respect to the Liberty Commons Mortgage Loan (0.5%), pursuant to a tax increment financing agreement dated February 9, 2015, between the City of Liberty, Missouri, and the borrower, the Mortgaged Property is part of a tax increment financing (the “TIF”) district (the “Redevelopment Area”). All properties within the Redevelopment Area are subject to payments in lieu of taxes (“PILOT”) and pay increased retail taxes to finance redevelopment projects within the Redevelopment Area (“TIF Obligations”). All redevelopment work has been completed with respect to the Mortgaged Property, and the borrower has satisfied all of the conditions required for the TIF with respect to the Mortgaged Property, except that the borrower remains obligated to continue to pay the annual PILOT on November 30 each year in the amount equal to certain percentage of the estimated revenues from the Mortgaged Property which taxing districts would have received had the City of Liberty not adopted the TIF. The lender underwrote for the Mortgage Loan the full estimated taxes without regard to the TIF. The TIF expires upon the earlier of (i) payment of all TIF Obligations on all properties within the Redevelopment Area and costs reimbursable to the borrower or (ii) 23 years from the last adoption of the ordinance approving and designating the redevelopments projects. The Mortgage Loan documents provide for a non-recourse carveout associated with any failure by the borrower to comply with the terms of the Mortgage Loan documents related to TIF Agreement, including, without limitation, to pay all sums required to be paid by the borrower under the TIF Agreement and to not modify, amend, terminate, cancel or replace the TIF Agreement without the lender’s prior written consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Fifteen (15) Mortgage Loans (49.3%), are interest-only for the entire term of the Mortgage Loans until the maturity date.

Sixteen (16) Mortgage Loans (40.7%) provide for payments of interest only for the first 6 to 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Seven (7) Mortgage Loans (10.0%) provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	9	$ 172,073,306	22.2%
6	29	602,014,658	77.8
Total:	38	$774,087,963	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	34	89.8%
1 (once per year)	1	6.0
2 (once per year)	1	1.9
5	2	2.2
Total	38	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 5 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that, in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Purchase Options and Rights of First Refusal” and “—Partial Releases” in this prospectus.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability

of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to five (5) Mortgage Loans (5.2%), the related borrowers are permitted, after a lockout period of 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to one (1) Mortgage Loan (9.7%), the related borrower may prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open payment period.

With respect to one (1) Mortgage Loan (8.7%), the related borrowers may prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount after a period of 25 payments beginning with and including the first monthly payment, or defease the Mortgage Loan at any time after the date that is 24 payments after the closing date of the securitization that includes the last note to be securitized.

With respect to one (1) Mortgage Loan (2.6%), the related borrower may prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount after a period of 23 payments following the first monthly payment, or defease the Mortgage Loan, after a period of 27 payments following the first monthly payment date.

With respect to one (1) Mortgage Loan (1.2%), the related borrower may prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount after a period of 25 payments beginning with and including the first monthly payment, or defease the Mortgage Loan at any time after the date that is 24 payments after the Closing Date.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	18	$ 276,364,061	35.7%
4	16	399,544,658	51.6
5	4	98,179,245	12.7
Total:	38	$ 774,087,963	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-nine (29) Mortgage Loans (72.7%) (the “Defeasance Loans”), permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

With respect to one (1) Mortgage Loan (8.7%), the related borrowers may prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount after a period of 25 payments beginning with and including the first monthly payment, or defease the Mortgage Loan at any time after the date that is 24 payments after the closing date of the securitization that includes the last note to be securitized.

With respect to one (1) Mortgage Loan (2.6%), the related borrower may prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount after a period of 23 payments following the first monthly payment, or defease the Mortgage Loan, after a period of 27 payments following the first monthly payment date.

With respect to one (1) Mortgage Loan (1.2%), the related borrower may prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount after a period of 25 payments beginning with and including the first monthly payment, or defease the Mortgage Loan at any time after the date that is 24 payments after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Saint Louis Galleria Mortgage Loan (6.0%), in connection with the expansion or other development of the Mortgaged Property, the borrower is permitted to acquire one or more parcels, together with any improvements located thereon, that constitute an integral part of, adjoins to, or is proximately located near the shopping center in which the Mortgaged Property is located (an “Expansion Parcel”), provided that, among other conditions, (i) no event of default has occurred or is continuing, (ii) the borrower acquires the fee or leasehold interest, (iii) the borrower executes substitute loan documents, (iv) the borrower delivers or causes to be delivered to the lender a copy of the deed or ground lease conveying such right, title and fee or leasehold interest, as applicable to such Expansion Parcel and (v) borrower delivers a Phase I ESA reasonably acceptable to lender. The borrower is permitted to obtain the release of an Expansion Parcel without the payment of a release price premium subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing and (ii) the loan-to-value ratio immediately following the release is less than or equal to 125%.

●	With respect to the Saint Louis Galleria Mortgage Loan (6.0%),the borrower is permitted to obtain the release of one or more portions of the Mortgaged Property (an “Exchange Parcel”) without the payment of a release price in connection with the substitution of such portion of the Mortgaged Property with real property reasonably equivalent in value to the Exchange Parcel located at or adjacent to the shopping center where the Mortgaged Property is located, provided that, among other conditions, (i) no event of default has occurred or is continuing (ii) the Exchange Parcel is vacant, non-income-producing and unimproved (unless these requirements are waived by lender) or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas and the Exchange Parcel is not necessary for the Mortgaged Property to comply with any zoning, building, land use or parking or other applicable legal requirements, (iii) simultaneously with the substitution, borrower acquires the fee simple or leasehold interest to a parcel of real property (the “Acquired Parcel”) reasonably equivalent in value to the Exchange Parcel at or adjacent to the shopping center of which the Exchange Parcel is a part, (iv) the borrower delivers or causes to be delivered to lender a copy of the deed or ground lease conveying to the borrower all right, title and fee or leasehold interest, as applicable, in and to the Acquired Parcel, (v) the borrower delivers an opinion of counsel stating that the substitution would not constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b) of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust and (vi) the loan-to-value ratio immediately after the substitution is less than or equal to 125%.

●	Furthermore, some of the Mortgage Loans, including, without limitation, the Saint Louis Galleria Mortgage Loan (6.0%) permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised

Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

●	With respect to the CBBC Industrial Portfolio Mortgage Loan (2.6%), the borrower is permitted to obtain the release of any individual Mortgaged Property after the expiration of the related defeasance lockout period, except that a release of a Defaulted Individual Property (as defined below) as to which prepayment, not defeasance, is made may occur at any time, even if prior to the expiration of the defeasance lockout period, provided that, among other conditions: (i) the sale of such Mortgaged Property is pursuant to an arm's-length agreement with an unaffiliated third party, except in the case of a Defaulted Individual Property or a sale related to a default by the sole tenant of the Mortgaged Properties, which may be made to a borrower affiliate; (ii) the related borrower (a) defeases or (b) prepays, together with, if prior to the open period, a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium, an amount of the Mortgage Loan equal to the greater of (x) 110% of the allocated loan amount of the released Mortgaged Property and (y) 90% of the net sale proceeds of the released Mortgaged Property; (iii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 1.367x; and (b) the loan-to-value ratio for the remaining Mortgaged Properties will be no greater than the lesser of (x) the loan-to- value ratio for the Mortgaged Properties immediately preceding the release and (y) 61.75%; (iv) after giving effect to such release, the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Mortgaged Properties (such value to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which shall exclude the value of personal property or going concern value, if any) is not more than 125%, (v) the sole tenant's lease is amended to remove the released Mortgaged Property, and (vi) after giving effect to the release, the portion of the Mortgaged Properties in which the tenant has gone dark does not represent more than 10% of the total rent of the Mortgaged Properties. A "Defaulted Individual Property" means a Mortgaged Property as to which (i) an event of default is continuing relating solely to such individual Mortgaged Property, (ii) the lender has delivered notice of such event of default or commenced exercising remedies, (iii) the borrower has demonstrated to the lender's reasonable satisfaction that it has promptly and diligently pursued a cure of such event of default but has been unable to effect such cure, (iv) after giving effect to a partial prepayment or defeasance with respect to such Mortgaged Property, no event of default or material default will be continuing and (v) the borrower will not be subject to any material contingent liabilities relating to such Mortgaged Property after its release (other than to the lender under the environmental indemnity).

●	With respect to the CBBC Industrial Portfolio Mortgage Loan (2.6%), the borrower may obtain a one-time release of any one Mortgaged Property (the “Release Property” ) by providing a substitute property (the “Substitute Property” ), provided that among other things, (i) no event of default is continuing, (ii) the lender is satisfied the Substitute Property is of like kind and quality as the Release Property, including with respect to age and location, (iii) the borrower will own the fee simple interest in the Substitute Property, (iv) the sale of the Release Property is either (A) pursuant to an arm’s length agreement to a third party not affiliated with the borrower or guarantor or (B) to an affiliate of the borrower or guarantor (other than any borrower or required special purpose entity owner of a borrower) pursuant to terms and conditions that would be set forth in a bona fide arm’s length third party transaction, (v) lender receives an appraisal showing a fair market value of the Substitute Property that is no less than the fair market value of the Release Property, (vi) the underwritten net cash flow of the Substitute Property is no less than that of the Release Property as of the origination date and immediately preceding substitution, whichever is greater, (vii) the loan-to-value ratio for the Mortgaged Properties, including the Substitute Property, is no more than the lesser of (i) the loan-to-value ratio immediately preceding such substitution and (ii) 61.75%, (viii) the debt service coverage ratio for the Mortgaged Properties, including the Substitute Property, is no less than the greater of (i) the debt service coverage ratio immediately preceding such substitution and (ii) 1.367x, (ix) after giving effect to the substitution, the loan-to-value ratio (with value to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and will exclude the value of personal property or going concern value, if any) is not more than 125%, (x) the sole tenant’s lease is amended to remove the Release Property and add the Substitute Property (with the same terms and conditions, including remaining term and expiration date, except for adjustment of rent in accordance with the following clause), (xi) rent under the lease at the Substitute Property is not materially greater than rent for comparable space in the market in which it is located, and (xii) rating agency confirmation, and other documents reasonably acceptable to a prudent lender, are provided with respect to the substitution.

●	With respect to the CBBC Industrial Portfolio Mortgage Loan (2.6%), the four related Mortgaged Properties are leased to CBBC pursuant to a single lease (the “CBBC Lease”), but at separate specified rental rates for each Mortgaged Property. The CBBC Lease provides that the tenant has the right to require the borrower to substitute up to one property under the CBBC Lease during the initial ten years of the lease term (which ends on October 31, 2028, prior to the Mortgage Loan maturity date of November 6, 2028), and up to two properties under the CBBC Lease during the subsequent ten years, provided that certain conditions are satisfied. If such conditions are satisfied, the borrower is required to sell the Release Property to CBBC or a third party designated by it and purchase the Substitute Property from CBBC or a third party designated by it, and the CBBC Lease is deemed to be automatically amended to add the Substitute Property and terminate the Release Property. The conditions to such substitution include, among others, (i) that the Substitute Property has a fair market value equal to or greater than the Release Property, as determined by the final conclusions of value set forth in fee simple appraisals based upon similar criteria and prepared by an independent appraiser who is an MAI professional appraiser and reasonably acceptable to the borrower and CBBC, (ii) the Substitute Property has a remaining useful life and allocable rent under the CBBC Lease not less than that of the Release Property, (iii) CBBC must prepare all real estate documents necessary to transfer the Substitute Property and customary third party reports and diligence matters (and if any material deficiencies exist, including environmental deficiencies, the borrower may reject the Substitute Property), (iv) the Substitute Property is open for business and not subject to casualty or condemnation and (v) any customary and commercially reasonable requirements of the borrower’s mortgagee are satisfied in all respects. Under the CBBC Industrial Portfolio Mortgage Loan, a property substitution is permitted as described in the paragraph immediately above. However, the conditions to substitution in the CBBC Lease do not include all of the conditions to substitution in the Mortgage Loan documents. Therefore, it is possible a dispute could arise if the lender were to determine that the requirements of the Mortgage Loan for substitution were not satisfied, but the tenant were to claim the lender’s requirements were not commercially reasonable and customary. The CBBC Lease provides that if the Substitute Property is owned by CBBC or an affiliate, the purchase price agreed to by the borrower and CBBC will be credited, so that only the positive “net” purchase price will be payable by the applicable party. However, such provision would not apply if CBBC designates a third party to sell the Release Property. The CBBC Lease does not specify a method for determining the purchase prices of the Substitute Property and the Release Property.

●	With respect to the RDM Chicago Portfolio Mortgage Loan (1.9%), the borrower is permitted to obtain the release of any individual Mortgaged Property after the lockout period, provided that, among other conditions: (i) the related borrower delivers defeasance collateral equal to 120% of the allocated loan amount for the Mortgaged Property to be released and (ii) following the release, (A) the debt yield for the remaining RDM Chicago Portfolio Mortgaged Properties will not be less than the greater of (a) the debt yield ratio immediately preceding such release and (b) 9.0%; and (B) the loan-to-value ratio for the remaining Mortgaged Properties is not more than 125%.

●	With respect to the DPBI Portfolio Mortgage Loan (0.6%), the borrowers are permitted to obtain the release of either or both of the individual Mortgaged Properties identified as the parcel located at 1008 Highway 53 Southeast, Calhoun, Georgia (the “Individual Property (Calhoun)”) and the parcel located at 808 7th Street West, Tifton, Georgia (“Individual Property (Tifton)”), provided, among other terms and conditions, that: (i) no event of default has occurred and is continuing; (ii) with respect to the release of the Individual Property (Calhoun), the borrowers pay a release price equal to 120% of the allocated loan amount for the related Mortgaged Property ($1,450,000); (iii) with respect to the release of the Individual Property (Tifton) the borrowers pay a release price equal to 110% of the allocated loan amount for the related Mortgaged Property ($1,500,000); (iv) after the release, the borrowers then remaining will continue to have a special purpose entity status; (v) after giving effect to the release, the debt service coverage ratio for the remaining Mortgaged Properties will be equal to or greater than the greater of (1) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to giving effect to the release based on the trailing 3 month period or (2) 1.76x; and (vi) after giving effect to such release, the loan-to-value ratio for the Mortgaged Properties then remaining subject to the lien of the security instruments is equal to or less than 51.4%.

●	With respect to the Colony Square Outparcels Mortgage Loan (0.5%), which is secured by five separate outparcels, following the defeasance lockout date, the borrower has the right to obtain the release of each individual property in connection with an arm’s length sale of such property to a third party, upon defeasance of an amount equal to the greater of 125% of the related allocated loan amount and 100% of net sales proceeds, provided that (i) the debt service coverage ratio after the defeasance must be no less than the greater of the debt service coverage ratio immediately preceding the defeasance and 1.35x, (ii) the loan-to-value ratio after the defeasance must be no more than the lesser of the loan-to-value ratio immediately preceding the defeasance and 70.6%, and (iii) the loan-to-value ratio after the defeasance (with value determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which excludes the value of personal property and any going concern value) must be no more than 125%. The five individual properties and their allocated loan amounts are set forth below:

Outparcel	Chipotle	Noodles & Company	Longhorn Steakhouse	Roosters Restaurant	National Tire & Battery
Allocated Loan Amount	$515,600	$918,200	$900,700	$847,500	$918,000

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty (30) of the Mortgage Loans (69.1%) provide for monthly or upfront escrows to cover capital expenditures and replacements.

Twenty-eight (28) of the Mortgage Loans (66.0%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Seventeen (17) of the Mortgage Loans (52.4%) are secured by office, retail, mixed use and industrial properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated releasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, mixed use and industrial properties only.

Eighteen (18) of the Mortgage Loans (44.3%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	27	$ 581,996,898	75.2%
Soft Lockbox	4	127,500,000	16.5
Springing Lockbox	7	64,591,065	8.3
Total:	38	$ 774,087,963	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Delaware Statutory Trusts

With respect to the Inland Empire Office Portfolio I Mortgage Loan (2.6%), the 221 S Franklin Mortgage Loan (2.5%), the Inland Empire Office Portfolio II Mortgage Loan (2.1%), the Medical Office & Walgreens Portfolio Mortgage Loan (1.7%), the Estrella Healthcare Campus Mortgage Loan (1.1%) and the Fresenius & DaVita Portfolio Mortgage Loan (1.1%), the related borrower is a Delaware statutory trust (“DST”). A DST is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a DST, there is a risk that obtaining the consent of the holders of the beneficial interests in the DST will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Delaware statutory trusts are restricted in their ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. There is a direct master lease between the Delaware statutory trust borrower and the master tenant of each Mortgaged Property. In addition, certain decisions may require the consent of the holders of the beneficial interests in the Delaware statutory trust and, in such event, there is a risk that obtaining such consent will be time consuming and cause delays with respect to certain actions needed to be taken by or on behalf of the borrower or with respect to the related Mortgaged Properties.

Exceptions to Underwriting Guidelines

None of the Mortgaged Loans were originated with variances from the related Mortgage Loan Sellers underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—LoanCore Capital Markets LLC—LCM’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(1)(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)(4)(5)	Cut-off Date Total Debt Underwritten NCF DSCR(2)(3)(4)(5)
Bedford Square	$48,000,000	6.2%	$20,000,000	N/A	$68,000,000	6.05400%	45.7%	64.8%	1.59x	1.01x
Saint Louis Galleria	$46,479,245	6.0%	$24,136,252	$193,520,755	$264,136,252	5.11500%	51.5%	56.7%	1.67x	1.55x
Peachtree Corners Marketplace	$24,600,000	3.2%	$2,900,000	N/A	$27,500,000	5.45400%	61.5%	68.8%	1.39x	1.20x
Arbors at the Park Ole Miss	$19,950,000	2.6%	$4,050,000	N/A	$24,000,000	5.66800%	55.9%	67.2%	1.43x	1.12x

(1)	Calculated including any related Pari Passu Companion Loans.

(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loans and weighted by original balances.

(3)	With respect to the Saint Louis Galleria Mortgage Loan (6.0%) debt service coverage ratios are calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest-only period based on the assumed principal and interest payment schedule set forth in Annex G.

(4)	With respect to the Peachtree Corners Marketplace Mortgage Loan (3.2%), debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex H.

(5)	With respect to the Arbors at the Park Ole Miss Mortgage Loan (2.6%), debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest only-period based on the assumed principal and interest payment schedule set forth in Annex I.

The mezzanine loans related to the Bedford Square Mortgage Loan (6.2%), the Saint Louis Galleria Mortgage Loan (6.0%), the Peachtree Corners Marketplace Mortgage Loan (3.2%) and the Arbors at the Park Ole Miss Mortgage Loan (2.6%), identified in the table above, are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, and, even if mortgage lender owns a corresponding claim or right, the mezzanine lender is permitted to seek payments under its mezzanine loan guaranty if the mortgage lender fails to commence litigation within a specified period (generally ranging from 30 to 60 days) following receipt of mezzanine lender’s claim), (b) so long as there is no event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, any event of default) occurs and continues under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related

Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
Sorento Flats(1)	$18,200,000	59.3%	1.46x	7.593%	Yes

(1) The mezzanine loan principal amount may not exceed $6,000,000.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Inland Empire Office Portfolio I Mortgage Loan (2.6%), LoanCore Capital Markets LLC (“LCM”) (the originator and mortgage loan seller), holds a preferred equity interest of $11,300,000 in KB Tri-City I SPE Member, LLC (the “Company” ), the sole member of each of the signatory trustee, the entity that owned 100% of the beneficial interests in the Delaware statutory trust borrower at origination and the related master tenant. Pursuant to the Company’s operating agreement, until LCM has been repaid in full, (a) all entity cash flow is paid to LCM to cover the preferred return, costs and expenses, its $143,000 exit fee and as a return of capital, and (b) proceeds from the sale of the beneficial interests in the Delaware statutory trust borrower which are passive ownership interests are required to be used to pay LCM its preferred equity return and redeem the LCM’s preferred interests. The preferred equity is required to be redeemed by April 6, 2019 (with a 6-month extension option) at the rate of 12% per annum until April 6, 2019 and at the rate of 14% per annum during any extension period (if applicable). Upon the occurrence of any “Trigger Event” under the Company’s operating agreement including, without limitation, (i) the Company’s failure to remit required payments to LCM, (ii) an act that permits LCM to remove the manager, the sole member of the Company for cause, (iii) the Company’s taking any action without obtaining LCM’s required consent, (iv) the transfer of any interest in the Company or the resignation/replacement of the manager without LCM’s consent, and (v) a change in control with respect to the Company, the Mortgaged Property or any of the other subsidiary entities, at LCM’s option (A) all required payments to LCM will become due and payable (including the redemption of LCM’s capital contribution), (B) LCM may remove and replace the manager and/or (C) LCM may force a sale or refinancing of the Mortgaged Property; provided that such sale of refinancing complies with the terms of the Mortgage Loan documents. The preferred member payments to LCM are additionally guaranteed by the borrower sponsor of the Mortgage Loan. As of February 6, 2019, The Company has repaid LCM approximately $9.9 million of the original investment.

With respect to the Inland Empire Office Portfolio II Mortgage Loan (2.1%), LCM holds a preferred equity interest of $8,250,000 in KB Tri-City II SPE Member, LLC (the “Company”), the sole member of each of the signatory trustee, the entity that owned 100% of the beneficial interests in the Delaware statutory trust borrower at origination and the related master tenant. Pursuant to the Company’s operating agreement, until LCM has been repaid in full, (a) all entity cash flow is paid to LCM to cover the preferred return, costs and expenses, its 1% exit fee and as a return of capital, and (b) proceeds from the sale of the beneficial interests in the Delaware statutory trust borrower which are passive ownership interests are required to be used to pay LCM its preferred equity return and redeem the LCM’s preferred interests. The preferred equity is required to be redeemed by May 6, 2019 (with a 6-month extension option) at the rate of 12% per annum until May 6, 2019 and at the rate of 14% per annum during any extension period (if applicable). Upon the occurrence of any “Trigger Event” under the Company’s operating agreement including, without limitation, (i) the Company’s failure to remit required payments to LCM, (ii) an act that permits LCM to remove the manager, the sole member of the Company for cause, (iii) the Company’s taking any action without obtaining LCM’s required consent, (iv) the transfer of any interest in the Company or the resignation/replacement of the manager without LCM’s consent, and (v) a change in control with respect to the Company, the Mortgaged Property or any of the other subsidiary entities, at LCM’s option (A) all required payments to LCM will become due and payable (including the redemption of LCM’s capital contribution), (B) LCM may remove and replace the manager and/or (C) LCM may force a sale or refinancing of the Mortgaged Property; provided that such sale of refinancing complies with the terms of the Mortgage Loan documents. The preferred member payments to LCM are additionally guaranteed by the borrower sponsor of the Mortgage Loan. As of the date hereof, the Company has not repaid LCM any portion of the original investment.

With respect to the Altura Office Building Mortgage Loan (1.5%), LCM holds a preferred equity interest of $5,800,000 in KB Altura, LLC (the “Original Borrower” ) the original borrower prior to the syndication of tenant-in-common interests. Pursuant to the borrower’s operating agreement, until LCM has been repaid in full, (a) all entity cash flow is paid to LCM to cover the preferred return, costs and expenses, its 1% exit fee and as a return of capital, and (b) proceeds from the sale of additional tenancy-in-common interests are required to be used to pay LCM its preferred equity return and redeem the LCM’s preferred interests. The preferred equity is required to be redeemed by March 6, 2019 (with a 6-month extension) at the rate of 12% per annum until March 6, 2019 and at the rate of 14% per annum during any extension period (if applicable). Upon the occurrence of any “Trigger Event” under the Original Borrower’s operating agreement including, without limitation, (i) the Original Borrower’s failure to remit required payments to LCM, (ii) an act that permits LCM to remove the manager of the Original Borrower for cause, (iii) the Original Borrower’s taking any action without obtaining LCM’s required consent, (iv) the transfer of any interest in the Original Borrower or the resignation/replacement of the manager without LCM’s consent, and (v) a change in control with respect to the Original Borrower, the Mortgaged Property or any of the additional tenant-in-common borrower entities, at LCM’s option (A) all required payments to LCM will become due and payable (including the redemption of LCM’s capital contribution), (B) LCM may remove and replace the manager and/or (C) LCM may force a sale or refinancing of the Mortgaged Property; provided that such sale or refinancing complies with the terms of the Mortgage Loan documents. The preferred member payments to LCM are additionally guaranteed by the borrower sponsor of the Mortgage Loan. As of the date hereof, the Original Borrower has not repaid LCM any portion of the original investment.

Other Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other indebtedness, as described below:

●               With respect to the Sheraton Music City Mortgage Loan (1.9%), there is an outstanding “key money” loan from the franchisor to the previous owner of the Mortgaged Property that was assumed by the borrower pursuant to the franchise agreement, in the original amount of $825,000 (the “Key Money Debt”), which is unsecured and amortizes through May 25, 2019. The outstanding amount of the Key Money Debt as of June 6, 2016, was $183,333.20. If the franchise agreement is terminated or expires after May 25, 2019 without the borrower then being in default of the franchise agreement, the Key Money Debt will have been fully amortized and none of the Key Money Debt will be due. If, however, the franchise agreement is terminated at any time before May 25, 2019, the borrower will be required to repay the franchisor concurrently with such termination an amount equal to the outstanding Key Money Debt multiplied by a fraction, where (i) the numerator is the number of full and partial months from the earlier of (x) the date of termination or (y) the last month the borrower was not in an uncured default of the franchise agreement to May 25, 2019, and (ii) the denominator is the number of months from the commencement date of the franchise agreement through May 25, 2019. The Mortgage Loan documents provide for a nonrecourse carveout for any losses arising in connection with the Key Money Debt.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Renaissance Seattle Mortgaged Property, the Liberty Station Retail Mortgaged Property, the Saint Louis Galleria Mortgaged Property, the Grand Hyatt Seattle Mortgaged Property, the CBBC Industrial Portfolio Mortgaged Properties and the Sheraton Music City Mortgaged Property is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s), if any. In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”).

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement.

“Non-Serviced Certificate Administrator” means for any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means with respect to any Non-Serviced Whole Loan, the related intercreditor agreement.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Operating Advisor” means for any Non-Serviced Whole Loan, the operating advisor relating to the related Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced PSA” means each of the PSAs identified under the column entitled “Non-Serviced PSA” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means for any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means for any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans.

“Serviced Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Under- written NCF DSCR(1)(3)	Whole Loan Under- written NCF DSCR(2)(3)
Renaissance Seattle	$77,000,000	9.9%	$50,000,000	55.3%	55.3%	2.22x	2.22x
Liberty Station Retail	$67,000,000	8.7%	$50,000,000	68.8%	68.8%	1.45x	1.45x
Saint Louis Galleria	$46,479,245	6.0%	$193,520,755	51.5%	56.7%	1.67x	1.55x
Grand Hyatt Seattle	$33,000,000	4.3%	$100,000,000	54.9%	54.9%	2.21x	2.21x
CBBC Industrial Portfolio	$20,000,000	2.6%	$33,030,000	61.7%	61.7%	1.77x	1.77x
Sheraton Music City	$14,862,461	1.9%	$54,495,690	60.3%	60.3%	1.82x	1.82x

(1)	Calculated based on the balance of the related Whole Loan excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related Mortgaged Property.

(2)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) or mezzanine loan. The Mortgage Loan Cut-off Date LTV Ratio and Whole Loan LTV Ratio for certain Whole Loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(3)	The Saint Louis Galleria Mortgage Loan (6.0%) accrues interest for an initial interest-only period and then amortizes based on the assumed principal payment schedule set forth on Annex G, debt service coverage ratios are calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest-only period based on the assumed principal and interest payment schedule set forth in Annex G.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Renaissance Seattle	Non-Serviced	COMM 2017-COR2	Note A-1	Control	Pari Passu	$50,000,000	COMM 2017-COR2
			Note A-2	Non-Control	Pari Passu	$50,000,000	JPMCC 2019-COR4
			Note A-3	Non-Control	Pari Passu	$27,000,000	JPMCC 2019-COR4
Liberty Station Retail	Serviced	N/A	Note A-1	Control Note	Pari Passu	$67,000,000	JPMCC 2019-COR4
			Note A-2	Non-Control Note	Pari Passu	$20,000,000	JPMCB
			Note A-3	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2019-B9
Saint Louis Galleria	Non-Serviced	Benchmark 2018-B8(1)	Note A-1-A1	Control	Pari Passu	$60,000,000	Deutsche Bank AG, acting through its New York Branch(1)
			Note A-1-A2	Non-Control	Pari Passu	$55,000,000	Benchmark 2018-B8
			Note A-1-A3	Non-Control	Pari Passu	$20,000,000	JPMCC 2019-COR4
			Note A-1-A4	Non-Control	Pari Passu	$20,000,000	JPMCC 2019-COR4
			Note A-1-A5	Non-Control	Pari Passu	$6,479,245	JPMCC 2019-COR4
			Note A-2-A1	Non-Control	Pari Passu	$30,000,000	UBS 2018-C15
			Note A-2-A2	Non-Control	Pari Passu	$20,000,000	Société Générale
			Note A-2-A3	Non-Control	Pari Passu	$15,000,000	UBS 2018-C15
			Note A-2-A4	Non-Control	Pari Passu	$10,000,000	Société Générale
			Note A-2-A5	Non-Control	Pari Passu	$3,520,755	Société Générale
Grand Hyatt Seattle	Non-Serviced	COMM 2017-COR2	Note A-1	Control	Pari Passu	$50,000,000	COMM 2017-COR2
			Note A-2	Non-Control	Pari Passu	$50,000,000	COMM 2018-COR3
			Note A-3	Non-Control	Pari Passu	$33,000,000	JPMCC 2019-COR4
CBBC Industrial Portfolio	Non-Serviced	UBS 2018-C15	Note A-1	Control	Pari Passu	$33,030,000	UBS 2018-C15
			Note A-2	Non-Control	Pari Passu	$20,000,000	JPMCC 2019-COR4
Sheraton Music City	Non-Serviced	Benchmark 2018-B4	Note A-1	Control Note	Pari Passu	$39,633,229	Benchmark 2018-B4
			Note A-2A	Non-Control Note	Pari Passu	$14,862,461	Benchmark 2018-B8
			Note A-2B	Non-Control Note	Pari Passu	$14,862,461	JPMCC 2019-COR4

(1)	In the case of the Saint Louis Galleria whole loan will be serviced under the Benchmark 2018-B8 pooling and servicing agreement until such time the controlling note has been securitized, at which point such whole loan will be serviced under the pooling and servicing agreement related to such securitization. Deutsche Bank AG, acting through its New York Branch, holds the related controlling pari passu companion loan and is entitled to exercise control rights until the securitization of such controlling pari passu companion loan.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans.

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Certain Rights of each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the applicable special servicer or master servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each

Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of Each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically or in person) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special

Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and any Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, Annex A-2 and Annex A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in January 2019 and ending on the hypothetical Determination Date in February 2019. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2017, of JPMorgan Chase & Co., the 2017 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 4 New York Plaza, New York, New York 10004 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2018, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $141.4 billion. Of that amount, approximately $120.4 billion has been securitized by the depositor. In its fiscal year ended December 31, 2018, JPMCB originated and securitized approximately $7.3 billion of commercial mortgage loans, of which approximately $5.4 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, mixed-use, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks,

(v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act.

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 5, 2019. JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on February 7, 2019. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including January 1, 2016 to and including December 31, 2018, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, other than the Class R Certificates. However, JPMCB or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

LoanCore Capital Markets LLC

General.

LoanCore Capital Markets LLC (“LoanCore Capital Markets” or “LCM”) is a sponsor of, and a seller of certain mortgage loans (the “LCM Mortgage Loans”) into, the securitization described in this prospectus. LoanCore Capital Markets is a Delaware limited liability company. LoanCore Capital Markets is a privately held company that commenced operations in February 2011. It was formed for the purpose of acquiring, originating, syndicating and securitizing real estate related debt. LoanCore Capital Markets’ executive offices are located at 55 Railroad Avenue, Suite 100, Greenwich, Connecticut 06830, telephone number (203) 861-6000.

It is anticipated that LoanCore Capital Markets LLC, or an affiliate, will be the B-piece buyer, and will constitute the initial directing holder with respect to each mortgage loan (other than the non-serviced mortgage loans).

According to its audited consolidated statement of financial condition, as of November 30, 2018, LoanCore Capital Markets and its consolidated subsidiaries had total assets of approximately $3.666 billion, total liabilities of approximately $3.286 billion and total members’ capital of approximately $380.5 million.

JPMorgan Chase Bank, National Association, a Sponsor and Mortgage Loan Seller and certain third party lenders provide warehouse financing to affiliates of LoanCore Capital Markets (the “LCM Financing Affiliates”) through various repurchase facilities. LoanCore Capital Markets guarantees certain obligations of the LCM Financing Affiliates under such repurchase facilities. Certain of the LCM Mortgage Loans are (or are expected to be prior to the Closing Date) subject to those repurchase facilities. If such is the case at the time the certificates are issued, then LoanCore Capital Markets will use the proceeds from its sale of the LCM Mortgage Loans to the Depositor to, among other things, reacquire such LCM Mortgage Loans from the related LCM Financing Affiliate, and the related LCM Financing Affiliate will, in turn, use the funds that it receives from LoanCore Capital Markets to, among other things, reacquire the warehoused LCM Mortgage Loans from the repurchase agreement counterparties free and clear of any liens.

Pursuant to certain interim servicing agreements between LCM and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 22 of the Mortgage Loans to be contributed to this securitization in whole or in part by LCM, representing approximately 55.1% of the Initial Pool Balance.

Neither LoanCore Capital Markets nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against LoanCore Capital Markets for any losses or other claims in connection with the certificates or the LCM Mortgage Loans except in respect of the repurchase and substitution obligations for Material Defects of representations and warranties made by LoanCore Capital Markets in the related mortgage loan purchase agreement as described in “Description of the Mortgage Loan Purchase Agreements”.

LCM’s Commercial Mortgage Securitization Program.

LoanCore Capital Markets has acted as a sponsor and/or loan seller with respect to 22 prior commercial mortgage securitizations with respect to mortgage loans with an aggregate outstanding balance of approximately $7.01 billion as of the cut-off date for each such securitization.

LoanCore Capital Markets originates, and acquires from unaffiliated third party originators, mortgage loans secured by, and mezzanine loans secured by indirect and/or direct interests in entities that own, commercial and multifamily real properties located throughout the United States. The following table sets forth information with respect to originations of fixed rate mortgage loans secured by, and mezzanine loans secured by direct and/or indirect interests in entities that own, commercial and multifamily real properties, by LoanCore Capital Markets from its inception in February 2011 to and including November 30, 2011, from December 1, 2011 to and including November 30, 2012, from December 1, 2012 to and including

November 30, 2013, from December 1, 2013 to and including November 30, 2014, from December 1, 2014 to and including November 30, 2015 and from December 1, 2015 to and including November 30, 2016 and from December 1, 2016 up to and including November 30, 2017.

Originations of Fixed Rate Commercial and
Multifamily Mortgage Loans and Mezzanine Loans

	No. of Loans(9)	Approximate Aggregate Principal Balance of Loans at Origination
2011(1)	19	$566,050,515
2012(2)	37	$860,275,447
2013(3)	108	$1,786,891,500
2014(4)	69	$899,117,929
2015(5)	82	$1,691,847,500
2016(6)	49	$897,915,000
2017(7)	33	$920,498,000
2018(8)	46	$926,520,000

(1)	Reflects activity from February 23, 2011 to and including November 30, 2011.

(2)	Reflects activity from December 1, 2011 to and including November 30, 2012.

(3)	Reflects activity from December 1, 2012 to and including November 30, 2013.

(4)	Reflects activity from December 1, 2013 to and including November 30, 2014.

(5)	Reflects activity from December 1, 2014 to and including November 30, 2015.

(6)	Reflects activity from December 1, 2015 to and including November 30, 2016.

(7)	Reflects activity from December 1, 2016 to and including November 30, 2017.

(8)	Reflects activity from December 1, 2017 to and including November 30, 2018.

(9)	AB and pari passu split note structures are treated as one loan, and a mortgage loan and related mezzanine loan are treated as two loans.

Review of LCM Mortgage Loans.

Overview. LoanCore Capital Markets has conducted a review of the LCM Mortgage Loans in connection with the securitization described in this prospectus. The review of the LCM Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “LCM Review Team”). The review procedures described below were employed with respect to all of the LCM Mortgage Loans, except that certain review procedures were relevant only to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the LCM Review Team created a database of loan-level and property-level information, and prepared an asset summary report, relating to each LCM Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan Documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the LCM Review Team during the underwriting process. After origination or acquisition of each LCM Mortgage Loan, the LCM Review Team updated the information in the database with respect to such LCM Mortgage Loans based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity and information otherwise brought to the attention of the LCM Review Team.

A data tape (the “LCM Data Tape”) containing detailed information regarding each LCM Mortgage Loan was created from the information in the database referred to in the prior paragraph. The LCM Data Tape was used by the LCM Review Team to provide certain numerical information regarding the LCM Mortgage Loans in this prospectus.

Data Comparison and Recalculation. LoanCore Capital Markets engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by LoanCore Capital Markets relating to information in this prospectus regarding the LCM Mortgage Loans. These procedures included:

●	comparing the information in the LCM Data Tape against various source documents provided by LoanCore Capital Markets that are described in “—Database” above;

●	comparing numerical information regarding the LCM Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the LCM Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the LCM Mortgage Loans disclosed in this prospectus.

Legal Review. LoanCore Capital Markets engaged various law firms to conduct certain legal reviews of the LCM Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the LCM Mortgage Loans, origination counsel for each LCM Mortgage Loan reviewed LoanCore Capital Markets’ representations and warranties set forth on Annex D and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the LCM Mortgage Loans. Such assistance included, among other things, a review of (i) LoanCore Capital Markets’ preliminary or final asset summary report for each LCM Mortgage Loan, (ii) various statistical data tapes prepared by, and a due diligence questionnaire completed by or on behalf of, LoanCore Capital Markets, (iii) the representation and warranty exception reports referred to above relating to certain of the LCM Mortgage Loans prepared by origination counsel and (iv) select provisions in certain loan documents with respect to certain of the LCM Mortgage Loans.

Origination counsel and/or securitization counsel also assisted in the preparation and review of the loan summaries for those of the LCM Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the LCM Mortgage Loans included in the next 10 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in “Annex A-3—Description of Top 15 Mortgage Loans and Additional Mortgage Loan Information”.

Other Review Procedures. With respect to any material pending litigation of which LoanCore Capital Markets was aware at the origination of any LCM Mortgage Loan, LoanCore Capital Markets requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The LCM Review Team also reviewed the LCM Mortgage Loans to determine, whether any LCM Mortgage Loan materially deviated from the underwriting guidelines described in “—LoanCore Capital Markets’ Underwriting Standards” below.

Findings and Conclusions. Based on the foregoing review procedures, LoanCore Capital Markets determined that the disclosure regarding the LCM Mortgage Loans in this prospectus is accurate in all material respects. LoanCore Capital Markets also determined that the LCM Mortgage Loans were originated or re-underwritten in accordance with LoanCore Capital Markets’ origination procedures and underwriting criteria. LoanCore Capital Markets attributes to itself all findings and conclusions resulting from the foregoing review procedures.

LoanCore Capital Markets’ Underwriting Standards.

General. Each of the LCM Mortgage Loans was originated or acquired by LoanCore Capital Markets. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial and multifamily mortgage loans originated or acquired by LoanCore Capital Markets.

Notwithstanding the discussion below, given the unique nature of commercial and multifamily mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial or multifamily loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial or multifamily mortgage loan originated or acquired by LoanCore Capital Markets will conform to the general guidelines and processes described below.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial and multifamily mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial and multifamily mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from LoanCore Capital Markets. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, LoanCore Capital Markets’ underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by LoanCore Capital Markets and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial or multifamily mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective commercial or multifamily mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that LoanCore Capital Markets or an affiliate may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Servicing. Interim servicing for all loans originated by LoanCore Capital Markets prior to securitization is typically performed by an interim servicer that is unaffiliated with LoanCore Capital Markets. Generally, servicing responsibilities will be transferred from the interim servicer to the master servicer of the securitization trust at closing. From time to time, the interim servicer may retain primary servicing.

Assessments of Property Condition.

As part of the underwriting process, the property assessments and reports described below will typically be obtained:

(i)     Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, and the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

(ii)    Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial or multifamily mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

(iii)    Engineering Assessment. In connection with the origination process, in most cases it will be required that an engineering firm inspect the real property collateral for any prospective commercial or multifamily mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)    Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and LoanCore Capital Markets or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, LoanCore Capital Markets typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or substantially all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, each mortgage instrument typically also requires the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than 12 months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial or multifamily mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, LoanCore Capital Markets may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) the insurance proceeds received in connection with a major casualty should be sufficient to satisfy the mortgage loan; (iv) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (v) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, LoanCore Capital Markets may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial or multifamily mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial and multifamily mortgage loan originated by LoanCore Capital Markets. Furthermore, LoanCore Capital Markets may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, LoanCore Capital Markets may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and LoanCore Capital Markets’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, LoanCore Capital Markets may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial and multifamily mortgage loans originated by LoanCore Capital Markets are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if LoanCore Capital Markets determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and LoanCore Capital Markets’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve. Such escrows may also not be required unless a particular trigger event (for example, an event relating to property performance) has occurred and is continuing.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or upon the occurrence and during the continuance of a particular trigger event (for example, an event relating to property performance) to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if LoanCore Capital Markets determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and LoanCore Capital Markets’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor or a key principal of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if LoanCore Capital Markets determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and LoanCore Capital Markets’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor or a key principal of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if LoanCore Capital Markets determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and LoanCore Capital Markets’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the LCM Mortgage Loans, see Annex A-1.

Exceptions.

The LCM Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act.

LoanCore Capital Markets most recently filed a Form ABS-15G on February 1, 2019. LoanCore Capital Markets’ Central Index Key is 0001555524. With respect to the period from and including January 1, 2016 through and including December 31, 2018, LoanCore Capital Markets does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither LoanCore Capital Markets nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that LoanCore Capital Markets or an affiliate is expected to retain 100% of the Class F-RR, Class G-RR, Class H-RR and Class NR-RR

certificates (See  “Credit Risk Retention”).  However, LoanCore Capital Markets or its affiliates may own, retain on the Closing Date or in the future certain classes of certificates. Any such party will have the right to dispose of any such other certificates at any time.

The information set forth under “—LoanCore Capital Markets LLC” has been provided by LCM.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB and an affiliate of JPMS. The depositor maintains its principal office at 383 Madison Avenue, 8th Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, JPMCC Commercial Mortgage Securities Trust 2019-COR4, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “―The Trustee”, “― The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 262,000 employees as of September 30, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of September 30, 2018, Wells Fargo Bank was acting as trustee on approximately 358 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $137 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10 D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $467 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA)). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2018, Wells Fargo Bank was acting as custodian of more than 253,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2017 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for such transactions. For one CMBS transaction, an administrative error caused an underpayment to certain classes and a correlating overpayment to certain classes on one distribution date in 2017. The affected distributions were revised to correct the error before the next distribution date. For the second CMBS transaction, an administrative error resulted in certain holders of definitive certificates not receiving a distribution on one distribution date in 2017. The error was corrected when the required distributions were made the next day. For the third CMBS transaction, required distributions for one distribution date in 2017 were made eight days late as a result of an inadvertent payment systems error.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee's alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. The settlement agreement is subject to court approval. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs' claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller. Midland is also expected to initially be appointed to act as the special servicer under the PSA, and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Mortgage Loans) and any related REO Properties, and in certain circumstances, will review, evaluate, process, close and/or provide or withhold consent as to Major Decisions and other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Mortgage Loan) and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland's servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland's disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2018, Midland was master and/or primary servicing approximately 36,638 commercial and multifamily mortgage loans with a principal balance of approximately $482 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,831 of such loans, with a total principal balance of approximately $181 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2016 to 2018.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
CMBS	$149	$162	$181
Other	$294	$323	$352
Total	$444	$486	$533

As of December 31, 2018, Midland was named the special servicer in approximately 331 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $158 billion. With respect to such transactions as of such date, Midland was administering approximately 96 assets with an outstanding principal balance of approximately $954 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2016 to 2018.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
Total	$121	$145	$158

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the

Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00250%, but which may be reduced under certain circumstances as provided in the PSA.

Midland may enter into one or more arrangements with the Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Pursuant to certain interim servicing agreements between LCM and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain LCM Mortgage Loans prior to their inclusion in the issuing entity.

Midland assisted LoanCore Capital Markets LLC, or its affiliate, with due diligence relating to the Mortgage Loans in the Mortgage Pool.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

Midland is also (i) the master servicer under the Benchmark 2018-B8 PSA with respect to the Saint Louis Galleria Whole Loan (until such time that the related Control Note is deposited in a securitization), (ii) the master servicer and the special servicer under the COMM 2017-COR2 PSA with respect to the Grand Hyatt Seattle Whole Loan and the Renaissance Seattle Whole Loan, and (iii) the master servicer and the special servicer under the UBS 2018-C15 PSA with respect to the CBBC Industrial Portfolio Whole Loan.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

The foregoing information regarding Midland under this heading “Transaction Parties—The Master Servicer and Special Servicer” has been provided by Midland.

The role and responsibilities of the master servicer and the special servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The master servicer’s or the special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The master servicer and the special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s or the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The master servicer’s and the special servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s or the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. Pentalpha Surveillance’s platform includes proprietary compliance checking software and a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support and expert testimony as well as other advisory assignments.

As of December 31, 2018, Pentalpha Surveillance was acting as operating advisor or trust advisor for 162 commercial mortgage-backed securitizations with an approximate aggregate initial principal balance of approximately $154 billion. As of December 31, 2018, Pentalpha Surveillance was acting as asset representations reviewer for 52 commercial mortgage-backed securitizations with an approximate aggregate initial balance of approximately $49 billion.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

There are no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act as they relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). LCM has been designated by the sponsors to act as the “retaining sponsor” (in such capacity, the “Retaining Sponsor”) under the Credit Risk Retention Rules and LCM will elect to satisfy its risk retention requirements through the purchase of an “eligible horizontal residual interest” (as defined in the Credit Risk Retention Rules) by LCM or a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules) (in such capacity, the “Retaining Party”).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor has determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage for this transaction is 5.0%.

Eligible Horizontal Residual Interest

Class of Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Values of Retained Certificates (in % and $)(2)(3)	Expected Purchase Price(4)
Class F-RR	$7,741,000	0.41% - 0.63% / $4,301,678(5)	55.57005%
Class G-RR	$21,287,000	1.44% - 1.51% / $11,829,197	55.57005%
Class H-RR	$9,677,000	0.65% - 0.68% / $5,366,182	55.45295%
Class NR-RR	$34,833,963	2.34% - 2.46% / $19,296,932	55.39689%

(1)	The approximate initial Certificate Balance of the Class F-RR certificates is estimated based in part on the estimated ranges of initial Certificate Balances and estimated fair values described herein under “Credit Risk Retention”. The initial Certificate Balance of the Class F-RR Certificates is expected to fall within a range of $5,806,000 and $9,289,000.

(2)	The estimated fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a percentage of the estimated fair value of all of the certificates issued by the issuing entity and as a dollar amount. For a description of the manner in which the sponsors determined the estimated fair value of the certificates, see “—Determination of Amount of Required Credit Risk Retention” below.

(3)	The fair value dollar amount of the Yield-Priced Principal Balance Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Credit Risk Retention—Calculation of Estimated Fair Value of All Certificates”. The fair value of the other Regular Certificates is unknown and has been determined by the sponsors as described under “Determination of Amount of Required Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Swap-Priced Expected Price” below.

(4)	Expressed as a percentage of the expected initial Certificate Balance of each class of Yield-Priced Principal Balance Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the Yield-Priced Principal Balance Certificates to be acquired by the Retaining Party is approximately $40,793,988 excluding accrued interest.

(5)	The Class F-RR certificates are expected to have an estimated fair value that falls within a range of $3,226,397 and $5,161,902.

The aggregate estimated fair value of the Yield-Priced Principal Balance Certificates in the above table is equal to at least 5% of the estimated fair value of all of the Classes of Certificates (other than the Class R Certificates) issued by the issuing entity. The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $40,148,935, representing not less than 5% of the aggregate fair value, as of the Closing Date, of all of the ABS Interests.

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Yield-Priced Principal Balance Certificates (in reverse sequential order), second, to the Class E certificates, third, to the Class D certificates, fourth, to the Class C certificates, fifth, to the Class B certificates, sixth, to the Class A-S certificates, and seventh, to the Senior Certificates (pro rata), in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in this “—Material Terms of the Yield-Priced Principal Balance Certificates” section, see “Description of the Certificates” and “Description of the Pooling and Servicing Agreement” in this prospectus.

Material Terms of the Yield-Priced Principal Balance Certificates

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates (the “Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield-Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

The Retaining Party is expected to purchase the Yield-Priced Principal Balance Certificates identified in the table above that collectively comprise the eligible horizontal residual interest for cash on the Closing Date.

Determination of Amount of Required Credit Risk Retention

General

A number of inputs factored into the Retaining Sponsor’s determination of the range of estimated fair values of the classes of certificates presented above. The Retaining Sponsor computed the range of estimated fair values for the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates and the fair value of the Yield-Priced Principal Balance Certificates in the manner described below for the applicable class of certificates.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments were required to be made under the terms of the underlying mortgage loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	2.4171%	2.6760%	2.9349%
3YR	2.3158%	2.6210%	2.9262%
4YR	2.2682%	2.6000%	2.9318%
5YR	2.2370%	2.6050%	2.9730%
6YR	2.2947%	2.6230%	2.9513%
7YR	2.3134%	2.6470%	2.9806%
8YR	2.3781%	2.6730%	2.9679%
9YR	2.4166%	2.6990%	2.9814%
10YR	2.4380%	2.7260%	3.0140%

Based on the swap yield curve, the Retaining Sponsor will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear straight-line interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.35%	0.40%	0.50%
Class A-2	0.67%	0.72%	0.80%
Class A-3	0.94%	1.00%	1.05%
Class A-4	0.92%	0.98%	1.03%
Class A-5	0.94%	1.00%	1.05%
Class A-SB	0.82%	0.88%	0.93%
Class A-S	1.20%	1.35%	1.40%
Class B	1.40%	1.55%	1.75%
Class C	1.90%	2.05%	2.25%
Class D	2.80%	2.95%	3.15%
Class E	4.10%	4.15%	4.25%

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	2.6635%	3.0200%	3.4265%
Class A-2	2.9113%	3.3243%	3.7673%
Class A-3	3.3288%	3.6802%	4.0216%
Class A-4	3.3451%	3.6896%	4.0242%
Class A-5	3.3723%	3.7188%	4.0553%
Class A-SB	3.1375%	3.5286%	3.9098%
Class A-S	3.6332%	4.0700%	4.4068%
Class B	3.8332%	4.2700%	4.7568%
Class C	4.3332%	4.7700%	5.2568%
Class D	5.2332%	5.6700%	6.1568%
Class E	6.5345%	6.8717%	7.2589%

Determination of Class Sizes

The Retaining Sponsor was provided credit support levels for each class of certificates by each Rating Agency. A credit support level for a particular class of certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap-Priced Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage a rating agency for particular Classes of certificates, based in part on the credit support levels provided by that rating agency.  See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balances of the Senior Certificates were also based in part on anticipated investor demand for such classes. The Certificate Balance for the class of Swap-Priced Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that class’s Constraining Level. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price Determination

The Retaining Sponsor determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the Certificate Balance of that class) that similar CMBS with similar credit ratings and similar average lives have priced at in recent securitization transactions. The Target Price that was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-3	101.00%
Class A-4	101.00%
Class A-5	103.00%
Class A-SB	103.00%
Class A-S	103.00%
Class B(1)	103.00%
Class C(1)	103.00%
Class D	80.37%
Class E	72.88%

(1)	The Target Price may not be realized with respect to Class B or Class C if such class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of

Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	2.6667%	3.0215%	3.4255%
Class A-2	3.5714%	3.9876%	4.4333%
Class A-3	3.4534%	3.8028%	4.1418%
Class A-4	3.4543%	3.7968%	4.1290%
Class A-5	3.7191%	4.0673%	4.4051%
Class A-SB	3.6033%	3.9970%	4.3801%
Class A-S	3.9799%	4.4184%	4.7560%
Class B	4.1808%	4.6189%	5.0127%(1)
Class C	4.6823%	5.0127%(1)	5.0127%(1)
Class D	3.0000%	3.0000%	3.0000%
Class E	3.0000%	3.0000%	3.0000%

(1)	Based on the WAC Rate.

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the certificate balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield. However, if the Assumed Certificate Coupon for any class of Swap-Priced Principal Balance Certificates is greater than or equal to the WAC Rate, then the WAC Rate was used for the foregoing calculation. The Retaining Sponsor determined the range of Swap-Priced Expected Prices for each class of Swap-Priced Principal Balance Certificates based on the low estimate of the Assumed Certificate Coupons and the high estimate of the Assumed Certificate Coupons. The lower the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of Swap-Priced Principal Balance Certificates will be. Therefore, the low range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Retaining Sponsor calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each class of certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each Class of Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such class of Interest-Only Certificates.

Treasury Yield Curve

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of estimated fair values for the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yield Curve Values”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Interest-Only Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	2.2801%	2.6020%	2.9239%
10YR	2.4337%	2.7030%	2.9723%

Based on the treasury yield curve, the Retaining Sponsor will determine for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a straight-line interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates based on the Retaining Sponsor’s experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.30%	1.55%	1.75%
Class X-B	1.14%	1.55%	1.75%
Class X-D	2.60%	2.75%	3.00%

Discount Yield Determination

Discount Yield for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent). For an expected range of values for each class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	3.6726%	4.2128%	4.7031%
Class X-B	3.5532%	4.2395%	N/A
Class X-D	5.0138%	5.4399%	5.9660%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments for each scenario for each Class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest–Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each such class of Yield-Priced Principal Balance Certificates. The Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Retaining Party based on a targeted discount yield of 13.50000% for each Class of Yield-Priced Principal Balance Certificates, an Assumed Certificate Coupon equal to the WAC Rate for each Class of Yield-Priced Principal Balance Certificates, the Modeling Assumptions and 0% CPY, each as agreed to among the sponsors and the Retaining Party.

Determination of Class Size

The Retaining Sponsor determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Size”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Estimated Fair Value of All Certificates

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the Retaining Sponsor determined the estimated fair value of each class of certificates by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of Expected Prices.

Range of Estimated Fair Values for the Certificates

Class of Certificates	Low Estimate of Fair Value	Base Case Estimate of Fair Value	High Estimate of Fair Value
Class A-1	$14,325,983	$14,325,968	$14,325,976
Class A-2	$4,749,317	$4,749,318	$4,749,311
Class A-3	$111,099,901	$111,099,483	$111,099,285
Class A-4	$174,729,619	$174,728,789	$174,728,530
Class A-5	$217,838,714	$217,837,699	$217,837,361
Class A-SB	$29,282,729	$29,282,744	$29,282,678
Class X-A	$33,683,613	$48,921,050	$65,663,936
Class X-B	$0	$1,422,965	$4,117,770
Class A-S	$45,845,264	$45,845,242	$45,844,939
Class B	$38,843,045	$38,868,929	$38,868,985
Class C	$38,361,597	$39,798,383	$39,864,973
Class X-D(1)	$6,080,174	$5,916,630	$5,780,480
Class D	$19,443,546	$20,220,005	$20,947,839
Class E(1)	$10,256,174	$9,167,515	$8,259,579
Class F-RR(1)	$3,226,397	$4,301,678	$5,161,902
Class G-RR	$11,829,197	$11,829,197	$11,829,197
Class H-RR	$5,366,182	$5,366,182	$5,366,182
Class NR-RR	$19,296,932	$19,296,932	$19,296,932
Total:	$784,258,386	$802,978,707	$823,025,854

(1)	The approximate initial Certificate Balance of the Class E and Class F-RR certificates is estimated based in part on the estimated ranges of initial Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The initial Certificate Balance of the Class E Certificates is expected to fall within a range of $11,031,000 and $14,514,000 and the initial Certificate Balance of the Class F-RR Certificates is expected to fall within a range of $5,806,000 and $9,289,000, with the ultimate initial Certificate Balance of the Class E and Class F-RR certificates determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Certificates (other than the Class R Certificates) issued by the issuing entity. Accordingly, the Class X-D initial Notional Amount is expected to fall within a range of $36,189,000 and $39,672,000.

The estimated range of fair value for all the Certificates is approximately $784,258,386 to $823,025,854.

Hedging, Transfer and Financing Restrictions

The Retaining Party will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The JPMCC Commercial Mortgage Securities Trust 2019-COR4, Commercial Mortgage Pass-Through Certificates, Series 2019-COR4 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class H-RR, Class NR-RR and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates (other than the Class X-D Certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount(1)
Offered Certificates
A-1	$14,326,000
A-2	$4,611,000
A-3	$110,000,000
A-4	$(2)
A-5	$(2)
A-SB	$28,430,000
X-A	$586,371,000
X-B	$76,441,000
A-S	$44,510,000
B	$37,737,000
C	$38,704,000

Non-Offered Certificates
X-D	$37,737,000	(3)
D	$25,158,000
E	$12,579,000	(3)
F-RR	$7,741,000	(3)
G-RR	$21,287,000
H-RR	$9,677,000
NR-RR	$34,833,963

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The exact initial Certificate Balances of the Class A-4 and Class A-5 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. However, the respective initial Certificate Balances of the Class A-4 and Class A-5 Certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial Certificate Balance of the Class A-4 and Class A-5 Certificates is expected to be approximately $384,494,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balance
Class A-4	$100,000,000 - $173,000,000
Class A-5	$211,494,000 - $284,494,000

(3)	The approximate initial Certificate Balances of the Class E and Class F-RR certificates are estimated based in part on the estimated ranges of initial Certificate Balances and estimated fair values described in “Credit Risk Retention”. The initial Certificate Balance of the Class E Certificates is expected to fall within a range of $11,031,000 and $14,514,000 and the initial Certificate Balance of the Class F-RR Certificates is expected to fall within a range of $5,806,000 and $9,289,000, with the ultimate initial Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Certificates (other than the Class R Certificates) issued by the issuing entity. Accordingly, the Class X-D initial notional amount is expected to fall within a range of $36,189,000 and $39,672,000.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a

“Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $586,371,000. The Notional Amount of the Class X-B certificates will equal the aggregate Certificate Balances of the Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $76,441,000. The Notional Amount of the Class X-D certificates will equal the aggregate Certificate Balances of the Class D and Class E certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $37,737,000.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the sixth day of each calendar month (or, if the sixth day of that calendar month is not a business day, then the next business day) commencing in March 2019.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Well Fargo Bank, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account may not be invested; provided, that if Wells Fargo Bank, National Association, is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA;

(e)   with respect to the Distribution Date in March 2019, the Interest Deposit Amount (net of an amount accrued at the Administrative Cost Rate); and

(f)    the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution

Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)	to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)	to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)	to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)	to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and

(d)	above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)	to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero,

(g)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

(ii)	on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to each such class, and then, (ii) to interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F-RR certificates and the Class G-RR certificates have been reduced to zero, to the Class H-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-eighth, to the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F-RR certificates, the Class G-RR certificates and the Class H-RR certificates have been reduced to zero, to the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class NR-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Thirty-first, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class H-RR certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable; provided that, for purposes of calculating Pass-Through Rates and the WAC Rate with respect to the Distribution Date in March 2019, the Interest Deposit Amount will be included in determining the Net Mortgage Rate of the Mortgage Loans that accrue interest based on the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Principal Shortfall for that Distribution Date;

(b)   the Scheduled Principal Distribution Amount for that Distribution Date; and

(c)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and

Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)     the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)     all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)     any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)     the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) will be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates in the following manner: (1) pro rata, among (w) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (x) the group of the Class B, Class C and Class X-B certificates (the “YM Group B”), (y) the group of the Class X-D, Class D and Class E certificates (the “YM Group D”) and (z) the group of the Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates (the “YM Group RR”, and collectively with the YM Group A, the YM Group B and the YM Group D, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: (i) with respect to each YM Group (other than the YM Group RR), (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group and (ii) with respect to the YM Group RR, the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, and (b) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	January 2024
Class A-2	January 2024
Class A-3	June 2027
Class A-4	(1)
Class A-5	(1)
Class A-SB	March 2028
Class X-A	December 2028
Class X-B	December 2028
Class A-S	December 2028
Class B	December 2028
Class C	December 2028

(1)	The exact initial Certificate Balances of the Class A-4 and Class A-5 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. With respect to the Class A-4 Certificates, the assumed final distribution date ranges from August 2028 to November 2028. With respect to the Class A-5 Certificates, the assumed final distribution date is expected to be December 2028.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in March 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)     the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)     the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero, and seventh, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F-RR certificates, the Class G-RR certificates, the Class H-RR certificates and the Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the related Determination Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class H-RR certificates;

third, to the Class G-RR certificates;

fourth, to the Class F-RR certificates;

fifth, to the Class E certificates;

sixth, to the Class D certificates;

seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a

Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)       a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2019, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2019 (solely to the extent the related mortgagor provides sufficient information to report pursuant to CREFC® guidelines) and otherwise for the calendar year ending December 31, 2020, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor

Certification, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan, or a holder of a preferred equity interest under a mortgage loan that has exercised its remedies under the operating agreement to remove and replace the manager of the borrower.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including a class of retained certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting

Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

o	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date Statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files; and

o	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator);

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the annual reports prepared by the operating advisor;

o	the summary of any Final Asset Status Report as provided by the special servicer;

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

o	the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

o    any notice that an Operating Advisor Consultation Event has occurred or is terminated;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any Attestation Reports delivered to the certificate administrator;

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

o	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;

o	the “Investor Q&A Forum”;

o	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

o	the “U.S. Risk Retention Special Notices” tab, which will include any notices provided by the Retaining Sponsor in satisfaction of the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to

Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or

Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group—JPMCC 2019-COR4

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)        the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)      an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)       the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)       the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)      originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)       an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)      the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)     the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)      the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)     the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)    the original or a copy of any related mezzanine intercreditor agreement;

(xviii)   the original or a copy of all related environmental insurance policies; and

(xix)    a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)        the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)      any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)      all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)        the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)      any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)     any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)      any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)       any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)      any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)     any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    a copy of all related environmental reports; and

(xiv)     a copy of all related environmental insurance policies;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)     a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)      a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property(ies);

(h)     for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)      a copy of the applicable mortgage loan seller’s asset summary;

(j)      a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     a copy of all zoning reports;

(l)      a copy of financial statements of the related mortgagor;

(m)    a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     a copy of all UCC searches;

(o)     a copy of all litigation searches;

(p)     a copy of all bankruptcy searches;

(q)     a copy of the origination settlement statement;

(r)      a copy of the insurance consultant report;

(s)     a copy of organizational documents of the related mortgagor and any guarantor;

(t)      a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)     a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)     a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1 and Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex E-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x) such mortgage loan seller’s discovery of any Material Defect;

(y) such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(z) in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (1) the discovery by any party to the PSA of the such Material Defect or (2) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(a) cure such Material Defect in all material respects, at its own expense,

(b) repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(c) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that, except with respect to a Material Defect resulting solely from the failure of the mortgage loan seller to deliver the actual policy of lender’s title insurance to the Trustee or Custodian in accordance with the PSA within 18 months of the Closing Date, the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage and (iv) such delay or failure to provide notice precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

With respect to each Non-Serviced Mortgage Loan, the related mortgage loan seller will agree that if a “material document defect” (as such term or any analogous term is defined in the related Non-Serviced PSA) under the related Non-Serviced PSA exists with respect to the related Non-Serviced Companion Loan(s) and the related mortgage loan seller (or other responsible party) repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, then the related mortgage loan seller will repurchase the such Non-Serviced Mortgage Loan; provided, however, that the foregoing will not apply to any “material document defect” related to the promissory note for the related Non-Serviced Companion Loan(s).

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans), (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an Excluded Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)     have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)     have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)     have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)     accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)     have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)      have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)     comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)     have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)      have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)      constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)     not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)      have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)    not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)     have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Certificateholder;

(o)     prohibit defeasance within two years of the Closing Date;

(p)     not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)     have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)      be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset

Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, the intercreditor agreements and all other assets to be included in the trust, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of any related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A) any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make Advances;

(D) the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E) the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt,

mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F) any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)           all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)           in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related

Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable

Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the directing certificateholder, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding on the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, the special servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds (excluding any Interest Deposit Amount) for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally) to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

With respect to the Distribution Date in March 2019, for each Mortgage Loan that accrues interest based on an actual/360 basis, the related mortgage loan seller will remit to the depositor on the Closing Date for deposit into the Interest Reserve Account an amount equal to two days of interest at the related Net Mortgage Rate (the “Interest Deposit Amount”). The Interest Deposit Amount will be included in the Withheld Amounts available for the Distribution Date in March 2019.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates) and to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts and the Companion Distribution Account may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loans, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)        to remit on each Master Servicer Remittance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any;

(ii)       to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)      to pay to the master servicer (or, with respect to any excess servicing strip, to pay Midland if Midland is no longer the master servicer, any such excess servicing strip pursuant to the PSA) and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)      to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)       to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)       to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)      to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)     to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)      to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)       to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion

Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)      to recoup any amounts deposited in the Collection Account in error;

(xii)     to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)     to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)     to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)     to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)     to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)     to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)     to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)     to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicing Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees, processing fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, any Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each Companion Loan).	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans).	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, REO Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00375% to 0.05500%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion

Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions;

●	50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions;

●	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision (whether or not processed by the special servicer);

●	with respect to accounts held by the Master Servicer, 100% of charges by the Master Servicer collected for checks returned for insufficient funds

●	100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the Master Servicer; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00250%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.00250% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to a per annum rate of 0.25000% (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the

Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller's obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)        within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)       the purchase of any Mortgage Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)      the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)       with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)       the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)       if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)        100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)       100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans and 100% of such assumption application fees and other related fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)      100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)      any and all amounts collected for checks returned for insufficient funds relating to the accounts held by the Special Servicer,

(v)       50% of all Excess Modification Fees and assumption fees, waiver fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision,

(vi)       100% of charges for beneficiary statements or demands to the extent such beneficiary statements or demands were prepared by the Special Servicer, and

(vii)      late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation or remuneration to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00910% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan and any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00350% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer was paid by the Depositor or its affiliate a $5,000 setup fee and will be paid a fee (the “Asset Representations

Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00040% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal  the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is

a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event), in consultation with the Directing Certificateholder, as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or valuation described below, equal to the excess of:

(a)     the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)     the excess of

1.	the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, upon the occurrence of an Appraisal Reduction Event and within 30 days of each anniversary of the related Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation and receipt of information in the special servicer’s possession requested by the master servicer from the special servicer reasonably necessary to calculate the Appraisal Reduction Amount, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation referred to above is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal. The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount or Collateral Deficiency Amount pursuant to their definitions using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction

Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR-RR certificates; second, to the Class H-RR certificates; third, to the Class G-RR certificates; fourth, to the Class F-RR certificates; fifth, to the Class E certificates sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining Voting Rights (in certain circumstances), the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F-RR certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, and fourth, to the Class F-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, that is determined at any time of determination to no longer be the Controlling Class (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain)

insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (provided that the master servicer will be entitled to conclusively rely upon the certificate of insurance in determining whether such policies contain Additional Exclusions) (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with respect to any Specially Serviced Loan) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer, as applicable, is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are Master Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or Rating Agency Confirmation or the consent or approval of the special servicer (except as specified in the definition of “Master Servicer Decision”). The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the issuing entity or any Trust REMIC to be subject to tax. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree to the processing of such a Major Decision by the master servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”. Under these circumstances, the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent (or deemed consent) and will be entitled to 50% of the fees received as additional servicing compensation in connection with the Major Decision to the extent described under "Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses" .

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

In connection with the processing by the master servicer of the matters described in the third preceding paragraph (including, for the avoidance of doubt, any property management changes), the master servicer will deliver notice thereof to the special servicer after completion (and such special servicer will promptly, prior to the occurrence of a Consultation Termination Event and other than in respect of any Excluded Loan deliver notice thereof to the Directing Certificateholder, except to the extent that the special servicer or the Directing Certificateholder, as the case may be, notifies the master servicer that such party does not desire to receive copies of such items).

“Master Servicer Decision”: Any one or more of the following with respect to non-Specially Serviced Loans:

(i)	grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease for any leasing activities; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required with respect to any leasing activities that affect an area greater than or equal to the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases;

(ii)	approving any waiver affecting the timing of receipt of financial statements from any mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter and provided, further, that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than three consecutive late deliveries of financial statements;

(iii)	approving annual operating budgets;

(iv)	subject to other restrictions in the PSA regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)	approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment;

(vi)	granting waivers of minor covenant defaults (other than financial covenants);

(vii)	as permitted under the related Mortgage Loan documents, payment from any escrow, reserve, or letter of credit; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required for releases of any amounts from any escrow accounts, reserve accounts or letters of credit held as performance escrows (or reserves) or earn-out escrows (or reserves) with respect to certain Mortgage Loans identified on a schedule to the PSA;

(viii)	any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a Stated Principal Balance less than $25,000,000 and (y) for which the debt service coverage ratio or debt yield for such Mortgage Loan (or Whole Loan, if applicable) is greater than the greater of (X) the debt service coverage ratio or debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan or (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio or debt yield for such Mortgage Loan as of the most recent quarterly reporting period and (B) where the property management company will not be an affiliate of the related borrower following such change or (2) or franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the Mortgage Loan documents);

(ix)	approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required with respect to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(x)	any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan;

(xi)	consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(xii)	consent to actions and releases related to condemnation of parcels of a Mortgaged Property; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required with respect to any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(xiii)	grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related maturity date and (B) the related borrower has delivered prior to the maturity date the necessary documentation which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Balloon Balance will become due;

(xiv)	any assumption of the Mortgage Loan or transfer of the Mortgaged Property or an interest in the Mortgage Borrower, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no mortgagee discretion is necessary in order to determine if such conditions are satisfied;

(xv)	any determination of Acceptable Insurance Default; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required for any such determination and

(xvi)	grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision;

provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the issuing entity to the extent not reimbursed or paid by the related mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. The foregoing is intended to be an itemization of actions the master servicer may take without having to obtain the approval of the special servicer (other than as described in each item) and is not intended to limit the responsibilities of the master servicer hereunder. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

With respect to any modification, waiver or amendment for which it is responsible for processing (including, for the avoidance of doubt, any property management changes), the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $35,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Other than with respect to clause (xiv) of the definition of “Master Servicer Decision”, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any waiver of a “due on encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days(or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due on sale” or “due on encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2020) and (B) less than $2,000,000 at least once every 24 months, commencing in the calendar year 2020, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the annual operating statements beginning with calendar year end 2019 of the related Mortgaged Property and to review such operating statements in connection with the preparation of CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets to the extent described under "Reports to Certificateholders; Certain Available Information--Certificate Administrator Reports." Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)       either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date a fully executed term sheet or refinancing commitment or a signed purchase and sale agreement for a refinancing of the related

Mortgage Loan or sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date on which such documentation expires;

(2)       as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)       as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)       as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)       as to which, in the judgment of the master servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)       as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)       as to which the master servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of imminent default under clause (5) or (7) above. Upon receipt of any such written notice, the master servicer will deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) whether through foreclosure, deed-in-lieu of foreclosure or otherwise (upon acquisition, an “REO Property”), the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Final Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the operating advisor;

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder, that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The operating advisor is only required to review Final Asset Status Reports delivered to it by the special servicer; provided that the operating advisor will be required to request delivery of a Final Asset Status Report to the extent it has actual knowledge of such Final Asset Status Report.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor promptly following completion of each Directing Certificateholder Asset Status Report Approval Process. The Operating Advisor’s review of any such Final Asset Status Report will only provide background information to support the Operating Advisor’s duties concerning the special servicer’s compliance with the Servicing Standard, and the operating advisor will not be permitted to provide comments to the special servicer in respect of such Final Asset Status Report. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any such Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an Excluded Loan), will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any Asset Status Report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer obtains for the trustee, the certificate administrator and the master servicer an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, as of January 1, 2018, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the special servicer will be entitled to a liquidation fee to the same extent that the special servicer would be entitled to such liquidation fee had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (the “Par Purchase Price”), the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan; provided, however, that if the special servicer designates a period of time for receipt of offers and if multiple offers are received during such period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer prior to the maturity date with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person within 30 days of demand of payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” as of any Determination Date, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, any holder of a related mezzanine loan, or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the written consent of the holder of the related Pari Passu Companion

Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Pari Passu Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan), as to all the Major Decisions for all Mortgage Loans that are not Specially Serviced Loans (other than any Excluded Loan), will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be with respect to each Mortgage Loan, the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling

Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be LoanCore Capital Markets LLC, or its affiliate.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be Class NR-RR certificates.

The “Control Eligible Certificates” will be any of the Class F-RR Class G-RR, Class H-RR and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, the special servicer will not be permitted to take (or to the extent contemplated in the fourth succeeding paragraph, consent to the master servicer taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder, and in the special servicer’s possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)        any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)        any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments, acceptance of discounted payoffs and, other than with respect to non-Specially Serviced Loans, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (xv) of the definition of Master Servicer Decision;

(iii)        any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Par Purchase Price;

(iv)        any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)     any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(vii)     other than with respect to non-Specially Serviced Loans, consent to actions and releases related to condemnation of any material parcels of a Mortgaged Property or of any material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(viii)     other than with respect to non-Specially Serviced Loans, any determination of an Acceptable Insurance Default;

(ix)     (1) any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(x)     other than with respect to non-Specially Serviced Loans, releases of any material amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion; provided, however, that the Directing Certificateholder’s consent will not be required for releases of tenant improvement/leasing commission escrows unless a release of over 20% of such escrow with respect to a single lease is contemplated;

(xi)     any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)     any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xiii)     any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, co-lender or similar agreement or any action to enforce rights with respect to the Mortgage Loan thereunder (other than with respect to any Excluded Loan and other than with respect to an amendment splitting any Pari Passu Companion Loan), to the extent the Directing Certificateholder or the holder of the majority of the Controlling Class or any affiliate thereof does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, except that if any such modification or amendment would adversely impact the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or special servicer, as applicable, as a condition to its effectiveness;

(xiv)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)     other than with respect to non-Specially Serviced Loans, approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(xvi)     determining whether to cure any default by a borrower under a ground lease. permit any entry into a new ground lease or grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving (1) any leasing activities that involve a ground lease and (2) other than with respect to non-Specially Serviced Loans, any leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property); and

(xvii)     any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents.

For purposes of clause (x) of the definition of “Major Decisions” above and the determination of whether there exists any lender discretion under the terms of the related Mortgage Loan documents, determining whether a debt service coverage ratio or debt yield test is satisfied in connection with any release of an escrow, reserve or letter of credit will not be considered lender discretion.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or Master Servicer Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to a particular request, the master servicer will continue to cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession and, to the extent mutually agreed by the master servicer and the special servicer, any reasonably requested analysis relating to such Major Decision. However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision. Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Directing Certificateholder) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent and the Directing Certificateholder’s consent.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

Prior to an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval of such Major Decision Reporting Package (each such approved (or deemed approved) Major Decision Reporting Package, a “Final Major Decision Reporting Package” ) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class F-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero.

A “Consultation Termination Event” will occur when  there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any (i) matter requiring consent of the Directing Certificateholder or (ii) any matter requiring consultation with the Directing Certificateholder or the operating advisor is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class;

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each certificateholder will acknowledge and agree, by its acceptance of its certificates, that the controlling noteholders of any Non-Serviced Mortgage Loan or its respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party.  The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer within the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)   reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)   reviewing (i) all reports by the special servicer made available to Privileged Persons on the certificate administrator’s website, and (ii) each Final Asset Status Report;

(c)   recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)   preparing an annual report (if any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) substantially in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(i)    after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the Operating Advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance Report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Final Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will ((i) if any Mortgage Loans were Specially Serviced Loans at any time during the prior calendar year or (ii) if an Operating Advisor Consultation Event occurred during the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

Only as used in connection with the operating advisor’s annual report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package (during the continuance of an Operating Advisor Consultation Event), Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Major Decision Reporting Package, Final Asset Status Report, and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer will be given an opportunity to review any annual report produced by the operating advisor at least five (5) business days prior to such annual report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer or for which the consent of the special servicer is required as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)    that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is neither affiliated nor risk retention affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)    that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer, the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder, on the one hand, and the special servicer, on the other hand, related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the operating advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2009, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2014 and December 31, 2018 was approximately 8.3%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the two (2) largest Mortgage Loans in the Mortgage Pool represent 19.6% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the two (2) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)     a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)     a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)     a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)     a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)     any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

In addition, with respect to any Delinquent Loan, that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is neither affiliated nor risk retention affiliated with) any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)     any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)     any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)     the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time, with or without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and out-of-pocket expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Controlling Class Certificateholders or the Directing Certificateholder on their behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) (A) confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a CMBS securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) is not a special servicer that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii)  is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not risk retention affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator's website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the issuing entity and each related Companion Loan securitization has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the

Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    either of Moody’s or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Moody’s or KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) Certificateholders entitled to 25% of the Voting Rights or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan) the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h)  under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h)  of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses and any costs associated with enforcement of its indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to its enforcement of its indemnification under the PSA or relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners by posting such notice on the certificate administrator’s website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action.

The Proposed Course of Action Notice will be required to include:

(a)   a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration,

(b)   a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices,

(c)   a statement that the responding Certificateholders will be required to certify their holdings in connection with such response,

(d)   a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and

(e)   instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading "—Resolution of a Repurchase Request" will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the JPMCC 2019-COR4 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the JPMCC 2019-COR4 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) it has been appointed and currently serves as a master servicer or special servicer on a transaction level basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not publicly cited servicing concerns of the applicable replacement as the sole or a material factor in such rating action or any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a commercial mortgage backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions“, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating

Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel or (ii) in the event of Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; or

(k)   to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long term senior unsecured debt is rated at least “A2” by Moody’s and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch, (b) its short term debt obligations have a short term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A+” by Fitch; and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 60 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the

Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California.  Thirteen (13) Mortgaged Properties (34.7%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt.  A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”.  Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness.  Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

      On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors.  California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Washington. Four (4) Mortgaged Properties (19.5%) are located in Washington. In Washington, it is most common to foreclose a deed of trust by non-judicial foreclosure.  Non-judicial foreclosure is available if the deed of trust contains a power of sale, recites that the property is not used principally for agricultural purposes and if that statement is true either at the time the deed of trust is granted or at the time of foreclosure, names a trustee that maintains a street address in Washington where service of process may be made and where it maintains telephone service and a physical presence, and the deed of trust meets the other technical requirements of the Washington Deed of Trust Act.  The non-judicial foreclosure process requires a statutory notice of default and, no earlier than 30 days thereafter, a subsequent statutory notice of sale at least 90 days prior to the scheduled foreclosure sale date.  The notice of default must be mailed to the borrower and grantor and posted in a conspicuous place on the premises or, in lieu of posting, the same must be personally served on the borrower and grantor.  The notice of sale must be recorded, mailed to the borrower, grantor and certain other affected parties, posted in a conspicuous place on the premises or served upon an occupant of the premises, and published twice during certain designated times in a local newspaper.  The trustee’s sale may not be held sooner than 190 days after the date of default.  Foreclosure sales are by public auction with the property going to the highest bidder, who must pay in cash, except that the beneficiary may credit-bid up to the amount of the monetary obligations secured by the deed of trust.  A foreclosure proceeding may be stopped and the deed of trust reinstated up until 11 days before the foreclosure sale if all defaults are cured, including payment of the entire amount due (other than any accelerated principal) and including all expenses incurred by the trustee as a result of the default.

Several additional restrictions and additional obligations apply to beneficiaries of deeds of trust in Washington recorded against owner-occupied or tenant-occupied residential real property, which do not apply to deeds of trust securing commercial loans, in order to foreclose the same.

Washington has a “one action” rule that prohibits non-judicial foreclosure during the pendency of any action that seeks satisfaction of an obligation secured by the deed of trust, with the exception of actions for the appointment of a receiver or, in the case of a deed of trust securing a commercial loan, actions to enforce any other lien or security interest granted to secure the obligation secured by the deed of trust.

Non-judicial foreclosure has the effect of satisfying all of the  obligations secured by the deed of trust, including any cross collateralized obligations and any obligations of the borrower, grantor or guarantor contained in separate documents that are the “substantial equivalent” of obligations secured by the deed of trust.  Limited exceptions to the “anti-deficiency” rule (with respect to a non-judicial trustee’s sale under a deed of trust securing a commercial loan executed after June 11, 1998) allow post-foreclosure actions, including: (a) actions against the borrower or grantor generally within one year after the date of foreclosure to collect misapplied rents, insurance or condemnation proceeds, or to recover for a loss of property value caused by waste committed against the property, provided that statutory notices were timely given to such parties of the non-judicial foreclosure and (b) actions against a guarantor to collect a deficiency judgment, provided that statutory notices were timely given to the guarantor of the non-judicial foreclosure.  A guarantor may petition the court to limit the amount of the deficiency based on a post-foreclosure determination of the fair market value of the property.

In Washington, a lender may elect to foreclose a deed of trust judicially as a mortgage and preserve the right to a deficiency judgment against the grantor.  There is a one-year redemption period from the date of sale following a judicial foreclosure.  The redemption period may be reduced to eight months if the mortgage declares in its terms that the property is not used principally for agricultural or farming purposes and, in the foreclosure complaint, the creditor waives any right to a deficiency judgment.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage Loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage Loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the

Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise.

Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

In addition, JPMCB currently holds one (1) of the Liberty Station Retail Pari Passu Companion Loans. However, JPMCB intends to sell such Companion Loan in connection with one or more future securitizations.

JPMCB is also a purchaser under a repurchase agreement related to a warehouse lending facility with certain affiliates of LCM.

LCM and its affiliates are playing several roles in this transaction. LCM, a sponsor and a mortgage loan seller, is an affiliate of the entity expected to purchase the Class F-RR, G-RR, H-RR and NR-RR Certificates and expected to be appointed as the initial directing holder.

The CBBC Industrial Portfolio (2.6%), Sorento Flats (2.4%), Hampton Inn & Suites Alpharetta (1.5%), 3500 Helms (1.4%) and Colony Square Outparcels (0.5%) Mortgage Loans for which LCM is the mortgage loan seller, were originated by German American Capital Corporation or Deutsche Bank AG, acting through its New York Branch and have been or will be purchased by LCM or an affiliate. In addition, the Saint Louis Galleria Mortgage Loan (6.0%), for which LCM is the mortgage loan seller, is part of a Whole Loan that was co-originated by Deutsche Bank AG, acting through its New York Branch and Société Générale Financial Corporation.

With respect to the Inland Empire Office Portfolio I Mortgage Loan, (2.6%), the Inland Empire Office Portfolio II Mortgage Loan (2.1%) and the Altura Office Building Mortgage Loan (1.5%), LCM is the holder of a preferred equity interest in the mortgage borrower. Such Mortgage Loans may contain certain terms that are more favorable to the subject mortgage borrower than would have been the case if the LCM did not hold a preferred equity interest in the subject mortgage borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Preferred Equity”.

Pursuant to certain interim servicing agreements between Midland and LCM or certain of its affiliates, Midland acts as interim servicer with respect to certain mortgage loans owned by LCM or those affiliates from time to time, prior to their inclusion in the issuing entity.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed to be the special servicer by LoanCore Capital Markets LLC, a Delaware limited liability company, or an affiliate thereof, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Midland Loan Services, a Division of PNC Bank, National Association assisted LoanCore Capital Markets LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Midland is also (i) the master servicer under the Benchmark 2018-B8 PSA with respect to the Saint Louis Galleria Whole Loan (until the such time that the related Control Note is deposited in a securitization), (ii) the master servicer and the special servicer under the COMM 2017-COR2 PSA with respect to the Grand Hyatt Seattle Whole Loan and the Renaissance Seattle Whole Loan, and (iii) the master servicer and the special servicer under the UBS 2018-C15 PSA with respect to the CBBC Industrial Portfolio Whole Loan.

Wells Fargo Bank, National Association is also (i) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2018-B8 pooling and servicing agreement, pursuant to which the Saint Louis Galleria Whole Loan is serviced, (ii) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the COMM 2017-COR2 pooling and servicing agreement, pursuant to which each of the Grand Hyatt Seattle Whole Loan and the Renaissance Seattle Whole Loan is serviced, (iii) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2018-B4 PSA, pursuant to which the Sheraton Music City Whole Loan is serviced, and (iv) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the UBS 2018-C15 pooling and servicing agreement, pursuant to which the CBBC Industrial Portfolio Whole Loan is serviced.

Pentalpha Surveillance LLC is also the operating advisor and asset representations reviewer under the UBS 2018-C15 PSA, pursuant to which the CBBC Industrial Portfolio Whole Loan is serviced, and under the Benchmark 2018-B8 PSA, pursuant to which the Saint Louis Galleria Whole Loan is serviced.

For additional information, please see the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing

Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B or Class X-D certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Notional Amount	Underlying Class
Class X-A	$586,371,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$76,441,000	Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Class
Class X-A	$586,371,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$76,441,000	Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 10th day of the related month, beginning in March 2019;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about February 28, 2019;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	the initial Interest Deposit Amount on the Closing Date;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans;

●	with respect to the Saint Louis Galleria Mortgage Loan (6.0%), such Mortgage Loan amortizes based on the assumed principal payment schedule attached to this prospectus as Annex G;

●	with respect to the Peachtree Corners Marketplace Mortgage Loan (3.2%), such Mortgage Loan amortizes based on the assumed principal payment schedule attached to this prospectus as Annex H; and

●	with respect to the Arbors at the Park Ole Miss Mortgage Loan (2.6%), such Mortgage Loan amortizes based on the assumed principal payment schedule attached to this prospectus as Annex I.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2020	91%	91%	91%	91%	91%
February 2021	78%	78%	78%	78%	78%
February 2022	57%	57%	57%	57%	57%
February 2023	30%	30%	30%	30%	30%
February 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	3.05	3.05	3.04	3.04	3.04

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.86	4.86	4.86	4.85	4.72

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	8.28	8.27	8.25	8.23	8.03

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance ($100,000,000)(1)
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	98%	95%	91%	63%
February 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.23	9.22	9.20	9.19	9.01

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

(2)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance ($173,000,000)(1)
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	99%	97%	95%	78%
February 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.39	9.37	9.35	9.31	9.16

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

(2)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance ($211,494,000)(1)
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.73	9.73	9.71	9.68	9.49

(1)	The exact initial Certificate Balance of the Class A-5 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-5 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

(2)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance ($284,494,000)(1)
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.70	9.69	9.66	9.63	9.46

(1)	The exact initial Certificate Balance of the Class A-5 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-5 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

(2)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	98%	98%	98%	98%	98%
February 2025	76%	76%	76%	76%	76%
February 2026	53%	53%	53%	53%	53%
February 2027	28%	28%	28%	28%	28%
February 2028	2%	2%	2%	2%	3%
February 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.06	7.06	7.06	7.06	7.06

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.78	9.78	9.78	9.78	9.53

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.78	9.78	9.78	9.78	9.59

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.78	9.78	9.78	9.78	9.61

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from February 1, 2019 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs” ). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, five (5) of the Mortgaged Properties (13.1%) are a multifamily property or have a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), Regular Interestholders may be required to accrue amounts of Yield Maintenance Charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. In addition, income from a debt instrument having original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class, it is anticipated that the Class certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions“, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interest Holder in that taxable year or thereafter in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained

(and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions and Treasury regulations (including any changes thereto) so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A

“non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under
“—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Deutsche Bank Securities Inc.	Jefferies LLC	Academy Securities, Inc.
Class A-1	$	$	$	$
Class A-2	$	$	$	$
Class A-3	$	$	$	$
Class A-4	$	$	$	$
Class A-5	$	$	$	$
Class A-SB	$	$	$	$
Class X-A	$	$	$	$
Class X-B	$	$	$	$
Class A-S	$	$	$	$
Class B	$	$	$	$
Class C	$	$	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2019, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, which is an underwriter for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Each underwriter has represented and agreed that:

(a) it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-226123-02) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 8th Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226123) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an

Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) will be deemed to have represented and warranted that (i) none of the depositor, any of the underwriters, the trustee, the certificate administrator, the trust fund, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities (the “Transaction Parties”), has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire any Offered Certificates, and they are not acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of any Offered Certificates (unless an applicable prohibited transaction exemption is available (all of the conditions of which are satisfied) to cover the purchase or holding of the Offered Certificates or the transaction is not otherwise prohibited) and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in such Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY

OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates and that the Class X-A, Class X-B, Class A-S, Class B and Class C Certificates receive investment grade credit ratings from at least two of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in March 2052. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional

Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

1

17g-5 Information Provider	236
1986 Act	379
1996 Act	358

2

2015 Budget Act	386

3

30/360 Basis	267

4

401(c) Regulations	395

A

AB Modified Loan	278
Accelerated Mezzanine Loan Lender	230
Acceptable Insurance Default	281
Acquired Parcel	156
Acting General Counsel’s Letter	119
Actual/360 Basis	152, 258
Actual/360 Loans	258
ADA	360
Additional Exclusions	280
Administrative Cost Rate	216
ADR	123
Advances	254
Affirmative Asset Review Vote	315
Aggregate Available Funds	209
Annual Debt Service	124
Appraisal Reduction Amount	275
Appraisal Reduction Event	274
Appraised Value	124
Appraised-Out Class	279
ASR Consultation Process	293
Assessment of Compliance Report	340
Asset Representations Reviewer Asset Review Fee	273
Asset Representations Reviewer Cap	273
Asset Representations Reviewer Fee	273
Asset Representations Reviewer Fee Rate	273
Asset Representations Reviewer Termination Event	319
Asset Review	317
Asset Review Notice	315
Asset Review Quorum	315
Asset Review Report	317
Asset Review Report Summary	317
Asset Review Standard	317
Asset Review Trigger	314
Asset Review Vote Election	315
Asset Status Report	290
Assumed Certificate Coupon	202
Assumed Final Distribution Date	223
Assumed Scheduled Payment	218
Attestation Report	340
Available Funds	209

B

Balloon Balance	125
Bankruptcy Code	352
Base Interest Fraction	223
Beds	129
Borrower Party	230
Borrower Party Affiliate	230
Breach Notice	246
BSCMI	175

C

C(WUMP)O	16
CERCLA	357
Certificate Administrator Fee Rate	272
Certificate Administrator/Trustee Fee	272
Certificate Balance	208
Certificate Owners	238
Certificateholder	231
Certificateholder Quorum	322
Certificateholder Repurchase Request..	330
Certifying Certificateholder	240
City	140
Class A Certificates	207
Class A-SB Planned Principal Balance	218
Class X Certificates	207
Clearstream	237
Clearstream Participants	239
Closing Date	123
CMBS	51
CMMBS	194

Code	377
Collateral Deficiency Amount	278
Collection Account	257
Collection Period	210
Communication Request	241
Companion Distribution Account	257
Companion Holder	166
Companion Loan	122
Companion Loans	122
Company	164
Compensating Interest Payment	224
Constant Prepayment Rate	366
Constraining Level	202
Consultation Termination Event	304
Control Eligible Certificates	299
Control Note	166
Control Termination Event	304
Controlling Class	299
Controlling Class Certificateholder	299
Corrected Loan	290
County	150
CPR	366
CPY	366
Credit Risk Retention Rules	198
CREFC®	228
CREFC® Intellectual Property Royalty License Fee	273
CREFC® Intellectual Property Royalty License Fee Rate	274
CREFC® Investor Reporting Package	261
CREFC® Reports	228
Cross-Over Date	214
Cumulative Appraisal Reduction Amount	277, 278
Cure/Contest Period	317
Cut-off Date	122
Cut-off Date Balance	125

D

Declaration	132
Defaulted Individual Property	157
Defaulted Loan	296
Defeasance Deposit	155
Defeasance Loans	155
Defeasance Lock-Out Period	155
Defeasance Option	155
Definitive Certificate	237
DELEGATED DIRECTIVE	14
Delinquent Loan	315
Depositaries	238
Determination Date	209
Diligence File	243
Directing Certificateholder	298
Directing Certificateholder Asset Status Report Approval Process	292
Disclosable Special Servicer Fees	271
Discount Rate	223
Discount Yield	201
Dispute Resolution Consultation	333
Dispute Resolution Cut-off Date	333
Distribution Accounts	257
Distribution Date	209
Distribution Date Statement	228
Dodd Frank Act	105
DOL	393
DSCR/DY Trigger	302
DST	160
DTC	237
DTC Participants	238
DTC Rules	239
Due Date	152, 211

E

EDGAR	391
EEA	14
Effective Gross Income	128
Eligible Asset Representations Reviewer	318
Eligible Operating Advisor	310
Enforcing Party	331
Enforcing Servicer	331
ERISA	392
ERISA Plan	395
ESA	140, 179, 14
Escrow/Reserve Mitigating Circumstances	181
Euroclear	237
Euroclear Operator	239
Euroclear Participants	239
Excess Modification Fee Amount	268
Excess Modification Fees	267
Excess Prepayment Interest Shortfall	225
Exchange Act	174
Exchange Parcel	156
Excluded Controlling Class Holder	234
Excluded Controlling Class Loan	230
Excluded Information	231
Excluded Loan	231
Excluded Special Servicer	322
Excluded Special Servicer Loan	322
Exemption	393
Exemption Rating Agency	393
Expansion Parcel	156

F

FATCA	387

FDIA	118
FDIC	119
FIEL	18
Final Asset Status Report	292
Final Dispute Resolution Election Notice	333
Final Major Decision Reporting Package	303
Final Material Asset Status Report	292
Financial Promotion Order	15
FIRREA	120, 141, 179
Fitch	339
FPO Persons	15
FSMA	15

G

Gain-on-Sale Entitlement Amount	211
Gain-on-Sale Remittance Amount	211
Gain-on-Sale Reserve Account	258
Garn Act	359
GLA	125
Grant	150

H

Hard Lockbox	125
HIGH NET WORTH COMPANIES	15
High Net Worth Companies, Unincorporated Associations, Etc.	15

I

Indirect Participants	238
Initial Delivery Date	290
Initial Pool Balance	122
Initial Requesting Certificateholder	331
In-Place Cash Management	125
Institutional Investor	17
Insurance and Condemnation Proceeds	257
Intercreditor Agreement	166
Interest Accrual Amount	216
Interest Accrual Period	216
Interest Deposit Amount	258
Interest Distribution Amount	216
Interest Reserve Account	258
Interest Shortfall	216
Interested Person	297
Interest-Only Certificates	199
Interest-Only Expected Price	205
Interpolated Yield	200, 204
Investment Company Act of 1940	1
Investor Certification	231
Investor Q&A Forum	235
J

JPMCB	122, 175
JPMCB Data Tape	176
JPMCB Deal Team	176
JPMCB Mortgage Loans	176
JPMCB’s Qualification Criteria	177

K

KBRA	339
Key Money Debt	166

L

LCM	122, 183
LCM Data Tape	184
LCM Financing Affiliates	183
LCM Mortgage Loans	183
LCM Review Team	184
Liquidation Fee	269
Liquidation Fee Rate	269
Liquidation Proceeds	257
Loan Per Unit	126
LoanCore Capital Markets	183
Loss of Value Payment	247
Lower-Tier Regular Interests	377
Lower-Tier REMIC	48, 209, 377
Lower-Tier REMIC Distribution Account	257
LTV Ratio	125

M

MAI	248
Major Decision	300
Major Decision Reporting Package	300
MAS	17
Master Servicer Decision	283
Master Servicer Proposed Course of Action Notice	331
Master Servicer Remittance Date	253
Material Defect	245
Midland	194
MIFID II	14
MLPA	241
Modeling Assumptions	367
Modification Fees	267
Moody’s	339
Mortgage	122
Mortgage File	241
Mortgage Loans	122
Mortgage Note	122
Mortgage Pool	122
Mortgage Rate	216
Mortgaged Property	122

N

Net Mortgage Rate	215
Net Operating Income	126
NFIP	77
NOI Date	126
Non-Controlling Holder	170
Nonrecoverable Advance	255
Non-Serviced Certificate Administrator	166
Non-Serviced Companion Loan	166
Non-Serviced Directing Certificateholder	166
Non-Serviced Intercreditor Agreement	166
Non-Serviced Master Servicer	166
Non-Serviced Mortgage Loan	166
Non-Serviced Operating Advisor	167
Non-Serviced Pari Passu Companion Loan	167
Non-Serviced Pari Passu Whole Loan	167
Non-Serviced PSA	167
Non-Serviced Securitization Trust	167
Non-Serviced Special Servicer	167
Non-Serviced Trustee	167
Non-Serviced Whole Loan	167
Non-U.S. Person	387
Notional Amount	209
NRA	126
NRSRO	230, 396
NRSRO Certification	232

O

Occupancy	126
Occupancy Date	126
Offered Certificates	207
OID Regulations	380
OLA	119
Operating Advisor Consultation Event	304
Operating Advisor Consulting Fee	272
Operating Advisor Expenses	272
Operating Advisor Fee	272
Operating Advisor Fee Rate	272
Operating Advisor Standard	308
Operating Advisor Termination Event	311
Operating Statements	129
Original Borrower	165

P

P&I Advance	253
Pads	129
PAR	179
Par Purchase Price	296
Pari Passu Companion Loan	122
Pari Passu Companion Loans	122
Participants	237
Parties in Interest	392
Pass-Through Rate	215
Patriot Act	361
PCIS Persons	16
Pentalpha Surveillance	197
Percentage Interest	209
Periodic Payments	210
Permitted Investments	209, 258
Permitted Special Servicer/Affiliate Fees	271
PIPs	73, 140
Plans	392
PML	188
PRC	16
Preliminary Dispute Resolution Election Notice	333
Prepayment Assumption	381
Prepayment Interest Excess	224
Prepayment Interest Shortfall	224
PRIIPS REGULATION	14
Prime Rate	257
Principal Balance Certificates	207
Principal Distribution Amount	217
Principal Shortfall	218
Privileged Information	310
Privileged Information Exception	311
Privileged Person	229
Professional Investors	16
Prohibited Prepayment	225
Promotion of Collective Investment Schemes Exemptions Order	15
Proposed Course of Action	332
Proposed Course of Action Notice	332
Prospectus Directive	14
PSA	207
PSA Party Repurchase Request	331
PTCE	395
Purchase Price	247

Q

Qualified Replacement Special Servicer	323
Qualified Substitute Mortgage Loan	248
Qualifying CRE Loan Percentage	198

R

RAC No-Response Scenario	338
Rated Final Distribution Date	224
Rating Agencies	339

Rating Agency Confirmation	339
REA	60
Realized Loss	226
REC	140
Record Date	209
Registration Statement	391
Regular Certificates	207
Regular Interestholder	379
Regular Interests	377
Regulation AB	341
Reimbursement Rate	257
Related Proceeds	256
Release Date	155
Release Property	157
Relevant Investor	17
Relevant Persons	16
Relief Act	360
REMIC	377
REMIC Regulations	377
REO Account	258
REO Loan	219
REO Property	290
Repurchase Request	331
Requesting Certificateholder	333
Requesting Holders	279
Requesting Investor	241
Requesting Party	338
Requirements	360
Residual Certificates	207
Resolution Failure	331
Resolved	331
Restricted Group	393
Restricted Party	311
Retaining Party	198
Retaining Sponsor	198
Review Materials	315
Revised Rate	216
RevPAR	126
RMBS	193
Rooms	129
Rule 15Ga-1	182
Rule 17g-5	232

S

Scheduled Certificate Interest Payments	203
Scheduled Certificate Principal Payments	199
Scheduled Principal Distribution Amount	217
SEC	174
Securities Act	340
Securitization Accounts	258
SEL	188
Senior Certificates	207
Serviced Companion Loan	167
Serviced Mortgage Loan	167
Serviced Pari Passu Companion Loan	167
Serviced Pari Passu Mortgage Loan	167
Serviced Pari Passu Whole Loan	167
Serviced Whole Loan	167
Servicer Termination Event	324
Servicing Advances	254
Servicing Fee	265
Servicing Fee Rate	265
Servicing Standard	252
SF	126
SFA	17
SFO	16
Similar Law	392
SMMEA	396
Soft Lockbox	126
Sole Tenant	150
Special Servicing Fee	268
Special Servicing Fee Rate	268
Specially Serviced Loans	288
Springing Cash Management	126
Springing Lockbox	126
Sq. Ft.	126
Square Feet	126
Startup Day	377
Stated Principal Balance	218
static pool data	82
Structured Product	16
Subject Loans	273
Subordinate Certificates	207
Subsequent Asset Status Report	290
Sub-Servicing Agreement	252
Substitute Property	157
Swap-Priced Expected Price	203
Swap-Priced Principal Balance Certificates	199

T

T-12	126
Target Price	202
Tax Cuts and Jobs Act	380
Term to Maturity	126
Terms and Conditions	240
Tests	317
TIF Agreement	150
Title V	359
Transaction Parties	395
TRIPRA	78
Trust REMIC	48
Trust REMICs	209, 377
TTM	126

U

U.S. Person	387
UCC	348, 3
Underwriter Entities	96
Underwriting Agreement	389
Underwritten Expenses	126
Underwritten NCF Debt Yield	127
Underwritten Net Cash Flow	127
Underwritten Net Cash Flow Debt Service Coverage Ratio	127
Underwritten Net Operating Income Debt Service Coverage Ratio	127
Underwritten NOI	128
Underwritten Revenues	129
UNINCORPORATED ASSOCIATIONS	15
Units	129
Unscheduled Principal Distribution Amount	217
Unsolicited Information	316
Upper-Tier REMIC	48, 209, 377
Upper-Tier REMIC Distribution Account	257
UW Expenses	126
UW NCF	127
UW NCF Debt Yield	127
UW NCF DSCR	127
UW NOI	128
UW NOI Debt Yield	129
UW NOI DSCR	127
UW NOI DY	129

V

Voting Rights	237

W

WAC Rate	215
Weighted Average Mortgage Rate	129
Wells Fargo Bank	192
Whole Loan	122
Withheld Amounts	258
Workout Fee	268
Workout Fee Rate	268
Workout-Delayed Reimbursement Amount	256

Y

Yield Maintenance Charge	223
Yield-Priced Expected Price	205
Yield-Priced Principal Balance Certificates	199
YM Group A	222
YM Group B	222
YM Group D	222
YM Group RR	222
YM Groups	222

Z

ZS	146

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ANNEX A-1

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JPMCC 2019-COR4
Annex A-1

								Number of	Property	Property		Year		Unit of		Occupancy
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type(2)	Subtype	Year Built	Renovated	Units(3)	Measure	Occupancy %(4)	Date
1	LCM	Renaissance Seattle	515 Madison Street	Seattle	WA	98104	King	1	Hotel	Full Service	1978	2017	557	Rooms	81.6%	09/30/18
2	LCM	400 South El Camino	400 South El Camino Real	San Mateo	CA	94402	San Mateo	1	Office	CBD	1973	2015	145,179	Square Feet	96.0%	11/01/18
3	JPMCB	Liberty Station Retail	2401, 2445 & 2495 Truxtun Road, 2850 Womble Road, 2400 Historic Decatur, 2881 Roosevelt Road, 2816, 2863 & 2965 Historic Decatur Road, 2860 & 2865 Sims Road, 2855 Perry Road, 2750 Dewey Road and 2556, 2560, 2588 Laning Road	San Diego	CA	92106	San Diego	1	Retail	Anchored	1923, 1932, 1942, 2007	2009	327,704	Square Feet	92.4%	08/01/18
4	LCM	Bedford Square	59 Post Road East	Westport	CT	06880	Fairfield	1	Mixed Use	Retail/Multifamily	1900	2018	107,943	Square Feet	83.9%	11/01/18
5	LCM	Saint Louis Galleria	1155 Saint Louis Galleria	Saint Louis	MO	63117	Saint Louis	1	Retail	Super Regional Mall	1986	2011	465,695	Square Feet	96.9%	09/30/18
6	LCM	Grand Hyatt Seattle	721 Pine Street	Seattle	WA	98101	King	1	Hotel	Full Service	2001	2016	457	Rooms	86.6%	08/31/18
7	LCM	Fleet Farm Distribution Center	1801 Commerce Parkway	Chippewa Falls	WI	54729	Chippewa	1	Industrial	Warehouse/Distribution	2017		1,126,368	Square Feet	100.0%	02/06/19
8	LCM	Peachtree Corners Marketplace	6135 Peachtree Parkway	Norcross	GA	30092	Gwinnett	1	Retail	Anchored	1976	2018	121,379	Square Feet	95.6%	11/01/18
9	LCM	Pier 54 Seattle	1001 Alaskan Way	Seattle	WA	98104	King	1	Mixed Use	Retail/Office	1900	2015	65,749	Square Feet	66.6%	10/01/18
10	LCM	CBBC Industrial Portfolio	Various	Various	Various	Various	Various	4	Industrial	Warehouse/Distribution	Various	Various	951,651	Square Feet	100.0%	02/06/19
10.01	LCM	CBBC - Dallas, TX	5150 Pulaski Street	Dallas	TX	75247	Dallas	1	Industrial	Warehouse/Distribution	1965, 1978	2015	284,550	Square Feet	100.0%	02/06/19
10.02	LCM	CBBC - Winter Haven, FL	621 Snively Avenue	Eloise	FL	33880	Polk	1	Industrial	Warehouse/Distribution	1950-2001	2017	330,000	Square Feet	100.0%	02/06/19
10.03	LCM	CBBC - Lakeland, FL	330 North Ingraham Avenue	Lakeland	FL	33801	Polk	1	Industrial	Warehouse/Distribution	1957-1996	2017	232,127	Square Feet	100.0%	02/06/19
10.04	LCM	CBBC - Houston, TX	1190 West Loop North	Houston	TX	77055	Harris	1	Industrial	Warehouse/Distribution	1965, 2000	2007	104,974	Square Feet	100.0%	02/06/19
11	LCM	Arbors at the Park Ole Miss	805 College Hill Road	Oxford	MS	38655	Lafayette	1	Multifamily	Student	2018		340	Beds	97.1%	08/01/18
12	LCM	Inland Empire Office Portfolio I	Various	San Bernardino	CA	Various	San Bernardino	2	Office	Suburban	Various	Various	148,463	Square Feet	93.3%	Various
12.01	LCM	Lakeside Tower	650 East Hospitality Lane	San Bernardino	CA	92408	San Bernardino	1	Office	Suburban	1989		116,603	Square Feet	91.4%	07/31/18
12.02	LCM	One Hospitality	784 East Hospitality Lane	San Bernardino	CA	92415	San Bernardino	1	Office	Suburban	1996	2018	31,860	Square Feet	100.0%	02/06/19
13	LCM	221 S Franklin	221 South Franklin Road	Indianapolis	IN	46219	Marion	1	Industrial	Warehouse/Distribution	1972, 1978		823,088	Square Feet	100.0%	11/01/18
14	LCM	Sorento Flats	1414 East Yesler Way	Seattle	WA	98122	King	1	Multifamily	Mid-Rise	2017		154	Units	97.4%	01/01/19
15	LCM	LA Fitness Van Nuys	6161 Sepulveda Boulevard	Van Nuys	CA	91411	Los Angeles	1	Retail	Freestanding	2013	2018	53,200	Square Feet	100.0%	02/06/19
16	LCM	2581 Junction	2581 Junction Avenue	San Jose	CA	95134	Santa Clara	1	Office	Suburban	1983	2016	92,864	Square Feet	100.0%	02/06/19
17	LCM	Inland Empire Office Portfolio II	Various	San Bernardino	CA	92408	San Bernardino	2	Office	Suburban	Various		132,527	Square Feet	87.7%	09/01/18
17.01	LCM	Brier Corporate Center	862 East Hospitality Lane	San Bernardino	CA	92408	San Bernardino	1	Office	Suburban	2006		104,501	Square Feet	88.2%	09/01/18
17.02	LCM	Three Parkside	473 East Carnegie Lane	San Bernardino	CA	92408	San Bernardino	1	Office	Suburban	2008		28,026	Square Feet	85.5%	09/01/18
18	JPMCB	Sheraton Music City	777 McGavock Pike	Nashville	TN	37214	Davidson	1	Hotel	Full Service	1985	2017	410	Rooms	76.7%	09/30/18
19	LCM	RDM Chicago Portfolio	Various	Chicago	IL	Various	Cook	4	Various	Various	Various	Various	83,036	Square Feet	90.5%	08/27/18
19.01	LCM	1200 North Ashland Avenue	1200 North Ashland Avenue	Chicago	IL	60622	Cook	1	Mixed Use	Office/Retail	1926	2005	53,235	Square Feet	85.2%	08/27/18
19.02	LCM	2015 West Irving Park Road	2015 West Irving Park Road	Chicago	IL	60618	Cook	1	Mixed Use	Office/Retail	1949	2015	19,148	Square Feet	100.0%	08/27/18
19.03	LCM	1212 North Wells Street	1212 North Wells Street	Chicago	IL	60610	Cook	1	Retail	Unanchored	2000		4,373	Square Feet	100.0%	08/27/18
19.04	LCM	230 West Division Street	230 West Division Street	Chicago	IL	60610	Cook	1	Retail	Unanchored	2005		6,280	Square Feet	100.0%	08/27/18
20	LCM	The Strand	3990 & 4000 Westerly Place	Newport Beach	CA	92660	Orange	1	Office	Suburban	1972	2017	47,323	Square Feet	95.5%	11/01/18
21	LCM	Medical Office & Walgreens Portfolio	Various	Various	Various	Various	Various	6	Various	Various	Various		49,287	Square Feet	100.0%	02/06/19
21.01	LCM	Walgreens Levittown	5200 New Falls Road	Levittown	PA	19056	Bucks	1	Retail	Freestanding	2006		14,766	Square Feet	100.0%	02/06/19
21.02	LCM	Fresenius Sun Prairie	2831 O'Keeffe Avenue	Sun Prairie	WI	53590	Dane	1	Office	Medical	2017		7,304	Square Feet	100.0%	02/06/19
21.03	LCM	Fresenius Darlington	1018 South Governor Williams Highway	Darlington	SC	29532	Darlington	1	Office	Medical	2018		8,929	Square Feet	100.0%	02/06/19
21.04	LCM	DaVita Memphis	5247 Airways Boulevard	Memphis	TN	38116	Shelby	1	Office	Medical	2016		6,308	Square Feet	100.0%	02/06/19
21.05	LCM	Fresenius Louisville	1715 Gagel Avenue	Louisville	KY	40216	Jefferson	1	Office	Medical	2018		5,212	Square Feet	100.0%	02/06/19
21.06	LCM	Fresenius Florence	1465 Pamplico Highway	Florence	SC	29505	Florence	1	Office	Medical	2018		6,768	Square Feet	100.0%	02/06/19
22	LCM	Hampton Inn & Suites Alpharetta	16785 Old Morris Road	Alpharetta	GA	30004	Fulton	1	Hotel	Limited Service	1999	2013-2014	103	Rooms	84.4%	08/31/18
23	LCM	Altura Office Building	4101 Indian School Road Northeast	Albuquerque	NM	87110	Bernalillo	1	Office	Suburban	1999		109,305	Square Feet	100.0%	07/01/18
24	LCM	LA Fitness Northridge	8400 Balboa Boulevard	Northridge	CA	91325	Los Angeles	1	Retail	Freestanding	2018		37,000	Square Feet	100.0%	02/06/19
25	LCM	3500 Helms	3500, 3520 & 3521 Helms Avenue	Culver City	CA	90232	Los Angeles	1	Office	CBD	1950, 1955	2012-2013, 2017	21,249	Square Feet	100.0%	02/06/19
26	LCM	Vallejo MHC & RV Park	1867 Broadway Street	Vallejo	CA	94589	Solano	1	Manufactured Housing	Manufactured Housing	1950		206	Pads	97.1%	11/07/18
27	LCM	Hickory View Apartments	500 Hickoryview Drive	Nashville	TN	37211	Davidson	1	Multifamily	Garden	1981	2014	120	Units	92.5%	10/18/18
28	JPMCB	1501 Experiment Farm Road	1501 Experiment Farm Road	Troy	OH	45373	Miami	1	Industrial	Warehouse	1992		362,816	Square Feet	100.0%	02/01/19
29	JPMCB	Carlsbad	5963 La Place Court	Carlsbad	CA	92008	San Diego	1	Office	Suburban	1988	2016	62,026	Square Feet	90.1%	11/01/18
30	LCM	Estrella Healthcare Campus	8921 West Thomas Road	Phoenix	AZ	85037	Maricopa	1	Office	Medical	2005	2017	39,690	Square Feet	100.0%	02/06/19
31	JPMCB	North Oak Marketplace	4820 North Oak Trafficway	Kansas City	MO	64118	Clay	1	Retail	Anchored	1970, 1984, 1989, 2000	2005	154,756	Square Feet	96.4%	12/01/18
32	LCM	Fresenius & DaVita Portfolio	Various	Various	Various	Various	Various	4	Office	Medical	Various	Various	33,170	Square Feet	100.0%	02/06/19
32.01	LCM	Fresenius Medical Care Aurora	590 Laredo Street	Aurora	CO	80011	Arapahoe	1	Office	Medical	2018		7,175	Square Feet	100.0%	02/06/19
32.02	LCM	Fresenius Medical Care El Paso	10112-10116 Dyer Street	El Paso	TX	79924	El Paso	1	Office	Medical	2018		7,961	Square Feet	100.0%	02/06/19
32.03	LCM	DaVita Dialysis House Springs	40 Walters Place	House Springs	MO	63051	Jefferson	1	Office	Medical	2017-2018		8,099	Square Feet	100.0%	02/06/19
32.04	LCM	DaVita Dialysis St. Joseph	802-806 Jules Street	St. Joseph	MO	64501	Buchanan	1	Office	Medical	1998	2018	9,935	Square Feet	100.0%	02/06/19
33	JPMCB	Tru by Hilton McDonough	251 Avalon Court	McDonough	GA	30253	Henry	1	Hotel	Limited Service	2017		90	Rooms	70.5%	10/31/18
34	LCM	Northshore Plaza	1512 Wildcat Drive	Portland	TX	78374	San Patricio	1	Retail	Anchored	1982		77,517	Square Feet	94.8%	09/04/18
35	JPMCB	DPBI Portfolio	Various	Various	Various	Various	Various	3	Retail	Freestanding	Various	Various	18,278	Square Feet	100.0%	02/01/19
35.01	JPMCB	National Tire & Battery	1002 Brook Forest Avenue	Shorewood	IL	60404	Will	1	Retail	Freestanding	2006		7,964	Square Feet	100.0%	02/01/19
35.02	JPMCB	Applebee's - Tifton	808 7th Street West	Tifton	GA	31794	Tift	1	Retail	Freestanding	1998	2006	5,200	Square Feet	100.0%	02/01/19
35.03	JPMCB	Applebee's - Calhoun	1008 Highway 53 Southeast	Calhoun	GA	30701	Gordon	1	Retail	Freestanding	2013		5,114	Square Feet	100.0%	02/01/19
36	LCM	Wilton Walk Townhomes	603, 605, 609 & 611 Northeast 28th Street	Wilton Manors	FL	33334	Broward	1	Multifamily	Garden	2010, 2018	2018	18	Units	100.0%	08/20/18
37	LCM	Colony Square Outparcels	3545, 3557, 3573 & 3581 Maple Avenue and 1327 Brandywine Boulevard	Zanesville	OH	43701	Muskingum	1	Retail	Unanchored	1985, 2002, 2006, 2012, 2017	2014	24,012	Square Feet	100.0%	11/19/18
38	JPMCB	Liberty Commons	201-213 South Stewart Road	Liberty	MO	64068	Clay	1	Retail	Shadow Anchored	2017		14,493	Square Feet	100.0%	07/31/18

 A-1-1

JPMCC 2019-COR4
Annex A-1

							Original		Current						Net
			Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First
Loan #	Seller(1)	Property Name	Value ($)(5)	Date	LTV %(5)	Balance ($)(6)(7)	per Unit ($)	Balance ($)(6)(7)	per Unit ($)	Pool Balance	Loan	Borrower(8)	Rate %(9)	Fee %(9)	Rate %(9)	Accrual Type	Service ($)(10)(11)	Service ($)(11)	Note Date	Payment Date
1	LCM	Renaissance Seattle	229,700,000	03/08/17	55.3%	77,000,000	228,007	77,000,000	228,007	9.9%	No	Yes - Group 1	4.81000	0.01500	4.79500	Actual/360	312,928.36	3,755,140.32	05/02/17	06/06/17
2	LCM	400 South El Camino	128,000,000	10/09/18	58.6%	75,000,000	517	75,000,000	517	9.7%	No	No	4.69700	0.01850	4.67850	Actual/360	388,843.13	4,666,117.56	11/28/18	01/06/19
3	JPMCB	Liberty Station Retail	170,000,000	10/01/18	68.8%	67,000,000	357	67,000,000	357	8.7%	No	No	5.23000	0.03850	5.19150	Actual/360	296,064.00	3,552,768.00	11/15/18	01/01/19
4	LCM	Bedford Square	105,000,000	10/19/18	45.7%	48,000,000	445	48,000,000	445	6.2%	No	No	5.45150	0.01850	5.43300	Actual/360	221,088.61	2,653,063.32	11/30/18	01/06/19
5	LCM	Saint Louis Galleria	465,600,000	09/24/18	51.5%	46,479,245	515	46,479,245	515	6.0%	No	No	4.99677	0.01500	4.98177	Actual/360	255,307.22	3,063,686.64	11/01/18	12/01/18
6	LCM	Grand Hyatt Seattle	242,300,000	03/08/17	54.9%	33,000,000	291,028	33,000,000	291,028	4.3%	No	Yes - Group 1	4.74000	0.01500	4.72500	Actual/360	132,160.42	1,585,925.04	05/05/17	06/06/17
7	LCM	Fleet Farm Distribution Center	50,500,000	12/05/17	64.0%	32,700,000	29	32,303,006	29	4.2%	No	No	4.69700	0.01850	4.67850	Actual/360	169,535.61	2,034,427.32	03/23/18	05/06/18
8	LCM	Peachtree Corners Marketplace	40,000,000	08/29/18	61.5%	24,600,000	203	24,600,000	203	3.2%	No	No	5.21280	0.01850	5.19430	Actual/360	133,983.02	1,607,796.22	11/13/18	01/06/19
9	LCM	Pier 54 Seattle	41,000,000	02/01/18	56.1%	23,000,000	350	23,000,000	350	3.0%	No	No	4.99000	0.01850	4.97150	Actual/360	96,970.02	1,163,640.24	05/25/18	07/06/18
10	LCM	CBBC Industrial Portfolio	85,880,000	Various	61.7%	20,000,000	56	20,000,000	56	2.6%	No	No	5.08000	0.01375	5.06625	Actual/360	85,842.59	1,030,111.08	10/30/18	12/06/18
10.01	LCM	CBBC - Dallas, TX	34,680,000	09/18/18		8,074,675		8,074,675		1.0%
10.02	LCM	CBBC - Winter Haven, FL	21,000,000	09/19/18		4,891,571		4,891,571		0.6%
10.03	LCM	CBBC - Lakeland, FL	19,300,000	09/19/18		4,393,739		4,393,739		0.6%
10.04	LCM	CBBC - Houston, TX	10,900,000	09/18/18		2,640,015		2,640,015		0.3%
11	LCM	Arbors at the Park Ole Miss	35,700,000	08/23/18	55.9%	19,950,000	58,676	19,950,000	58,676	2.6%	No	No	5.29000	0.01850	5.27150	Actual/360	109,030.99	1,308,371.90	10/09/18	12/06/18
12	LCM	Inland Empire Office Portfolio I	32,500,000	06/26/18	60.9%	19,800,000	133	19,800,000	133	2.6%	No	Yes - Group 2	4.77500	0.01850	4.75650	Actual/360	103,584.75	1,243,017.00	09/11/18	11/06/18
12.01	LCM	Lakeside Tower	24,200,000	06/26/18		14,553,000		14,553,000		1.9%
12.02	LCM	One Hospitality	8,300,000	06/26/18		5,247,000		5,247,000		0.7%
13	LCM	221 S Franklin	28,000,000	08/02/18	68.8%	19,250,000	23	19,250,000	23	2.5%	No	No	5.48600	0.01850	5.46750	Actual/360	109,130.35	1,309,564.20	11/13/18	01/06/19
14	LCM	Sorento Flats	30,700,000	10/11/18	59.3%	18,200,000	118,182	18,200,000	118,182	2.4%	No	No	5.20000	0.03850	5.16150	Actual/360	79,962.04	959,544.48	01/23/19	03/06/19
15	LCM	LA Fitness Van Nuys	30,450,000	09/14/18	59.1%	18,000,000	338	18,000,000	338	2.3%	No	Yes - Group 3	5.11100	0.01850	5.09250	Actual/360	77,729.79	932,757.48	10/31/18	12/06/18
16	LCM	2581 Junction	33,000,000	10/08/18	51.5%	17,000,000	183	17,000,000	183	2.2%	No	No	5.29600	0.01850	5.27750	Actual/360	76,068.70	912,824.40	11/15/18	01/06/19
17	LCM	Inland Empire Office Portfolio II	27,500,000	06/26/18	60.4%	16,600,000	125	16,600,000	125	2.1%	No	Yes - Group 2	4.93800	0.01850	4.91950	Actual/360	88,484.45	1,061,813.40	10/09/18	12/06/18
17.01	LCM	Brier Corporate Center	22,000,000	06/26/18		13,150,000		13,150,000		1.7%
17.02	LCM	Three Parkside	5,500,000	06/26/18		3,450,000		3,450,000		0.4%
18	JPMCB	Sheraton Music City	115,000,000	04/01/18	60.3%	15,000,000	170,732	14,862,461	169,166	1.9%	No	No	4.94000	0.01500	4.92500	Actual/360	79,974.10	959,689.20	05/23/18	07/01/18
19	LCM	RDM Chicago Portfolio	24,650,000	07/25/18	60.2%	14,850,000	179	14,850,000	179	1.9%	No	No	5.13100	0.01850	5.11250	Actual/360	80,911.15	970,933.80	09/13/18	11/06/18
19.01	LCM	1200 North Ashland Avenue	15,650,000	07/25/18		9,500,000		9,500,000		1.2%
19.02	LCM	2015 West Irving Park Road	4,800,000	07/25/18		2,850,000		2,850,000		0.4%
19.03	LCM	1212 North Wells Street	2,200,000	07/25/18		1,310,000		1,310,000		0.2%
19.04	LCM	230 West Division Street	2,000,000	07/25/18		1,190,000		1,190,000		0.2%
20	LCM	The Strand	21,000,000	09/04/18	64.3%	13,500,000	285	13,500,000	285	1.7%	No	No	5.07100	0.01850	5.05250	Actual/360	57,841.09	694,093.08	10/10/18	12/06/18
21	LCM	Medical Office & Walgreens Portfolio	22,655,000	Various	57.4%	13,000,000	264	13,000,000	264	1.7%	No	Yes - Group 2	4.73800	0.01850	4.71950	Actual/360	67,720.16	812,641.92	06/08/18	08/06/18
21.01	LCM	Walgreens Levittown	6,800,000	05/08/18		3,840,000		3,840,000		0.5%
21.02	LCM	Fresenius Sun Prairie	3,555,000	05/09/18		2,080,000		2,080,000		0.3%
21.03	LCM	Fresenius Darlington	3,300,000	05/08/18		1,895,000		1,895,000		0.2%
21.04	LCM	DaVita Memphis	3,150,000	05/09/18		1,825,000		1,825,000		0.2%
21.05	LCM	Fresenius Louisville	2,950,000	05/09/18		1,700,000		1,700,000		0.2%
21.06	LCM	Fresenius Florence	2,900,000	05/08/18		1,660,000		1,660,000		0.2%
22	LCM	Hampton Inn & Suites Alpharetta	18,100,000	10/10/19	65.5%	11,850,000	115,049	11,850,000	115,049	1.5%	No	No	5.06000	0.01850	5.04150	Actual/360	64,048.60	768,583.20	12/14/18	02/06/19
23	LCM	Altura Office Building	19,200,000	05/14/18	60.9%	11,700,000	107	11,700,000	107	1.5%	No	Yes - Group 2	5.21800	0.01850	5.19950	Actual/360	64,376.13	772,513.56	08/24/18	10/06/18
24	LCM	LA Fitness Northridge	21,100,000	11/04/18	52.1%	11,000,000	297	11,000,000	297	1.4%	No	Yes - Group 3	5.10000	0.01850	5.08150	Actual/360	47,399.31	568,791.72	12/10/18	02/06/19
25	LCM	3500 Helms	19,250,000	10/10/18	57.1%	11,000,000	518	11,000,000	518	1.4%	No	No	5.30500	0.01850	5.28650	Actual/360	49,304.57	591,654.84	11/05/18	12/06/18
26	LCM	Vallejo MHC & RV Park	19,480,000	12/07/18	55.2%	10,750,000	52,184	10,750,000	52,184	1.4%	No	No	5.35000	0.01850	5.33150	Actual/360	60,029.47	720,353.64	12/21/18	02/06/19
27	LCM	Hickory View Apartments	14,400,000	01/23/18	73.6%	10,600,000	88,333	10,600,000	88,333	1.4%	No	No	5.47000	0.01850	5.45150	Actual/360	48,989.42	587,873.04	02/22/18	04/06/18
28	JPMCB	1501 Experiment Farm Road	13,700,000	11/28/18	67.0%	9,187,500	25	9,178,412	25	1.2%	No	No	5.30000	0.01850	5.28150	Actual/360	51,018.61	612,223.32	12/21/18	02/01/19
29	JPMCB	Carlsbad	14,000,000	12/17/18	65.0%	9,100,000	147	9,100,000	147	1.2%	No	No	4.70000	0.05850	4.64150	Actual/360	36,136.69	433,640.28	01/18/19	03/01/19
30	LCM	Estrella Healthcare Campus	13,500,000	05/22/18	63.7%	8,600,000	217	8,600,000	217	1.1%	No	No	5.11700	0.01850	5.09850	Actual/360	46,783.56	561,402.72	06/21/18	08/06/18
31	JPMCB	North Oak Marketplace	12,750,000	12/04/18	65.0%	8,287,500	54	8,287,500	54	1.1%	No	No	4.95000	0.01850	4.93150	Actual/360	44,236.19	530,834.28	01/18/19	03/01/19
32	LCM	Fresenius & DaVita Portfolio	13,915,000	Various	59.4%	8,270,000	249	8,270,000	249	1.1%	No	Yes - Group 2	4.39200	0.01850	4.37350	Actual/360	41,373.86	496,486.32	07/24/18	09/06/18
32.01	LCM	Fresenius Medical Care Aurora	3,915,000	05/30/18		2,360,000		2,360,000		0.3%
32.02	LCM	Fresenius Medical Care El Paso	3,740,000	05/24/18		2,200,000		2,200,000		0.3%
32.03	LCM	DaVita Dialysis House Springs	3,480,000	05/25/18		2,060,000		2,060,000		0.3%
32.04	LCM	DaVita Dialysis St. Joseph	2,780,000	05/21/18		1,650,000		1,650,000		0.2%
33	JPMCB	Tru by Hilton McDonough	12,400,000	11/01/18	65.5%	8,125,000	90,278	8,125,000	90,278	1.0%	No	No	5.20000	0.01850	5.18150	Actual/360	44,615.26	535,383.12	01/09/19	03/01/19
34	LCM	Northshore Plaza	8,400,000	09/09/18	73.8%	6,200,000	80	6,200,000	80	0.8%	No	No	5.40900	0.01850	5.39050	Actual/360	34,849.75	418,197.00	11/15/18	01/06/19
35	JPMCB	DPBI Portfolio	9,735,000	Various	51.3%	5,000,000	274	4,994,687	273	0.6%	No	No	5.00000	0.06850	4.93150	Actual/360	26,841.08	322,092.96	12/06/18	02/01/19
35.01	JPMCB	National Tire & Battery	4,200,000	11/07/18		2,050,000		2,047,822		0.3%
35.02	JPMCB	Applebee's - Tifton	2,815,000	11/05/18		1,500,000		1,498,406		0.2%
35.03	JPMCB	Applebee's - Calhoun	2,720,000	11/06/18		1,450,000		1,448,459		0.2%
36	LCM	Wilton Walk Townhomes	7,200,000	07/10/18	68.1%	4,900,000	272,222	4,900,000	272,222	0.6%	No	No	5.16500	0.01850	5.14650	Actual/360	21,383.34	256,600.08	10/05/18	11/06/18
37	LCM	Colony Square Outparcels	5,805,000	04/17/18	70.5%	4,100,000	171	4,091,652	170	0.5%	No	No	5.19000	0.01850	5.17150	Actual/360	22,488.23	269,858.76	11/28/18	01/06/19
38	JPMCB	Liberty Commons	5,670,000	10/01/18	71.4%	4,050,000	279	4,046,001	279	0.5%	No	No	5.30700	0.01850	5.28850	Actual/360	22,507.45	270,089.40	12/14/18	02/01/19

 A-1-2

JPMCC 2019-COR4
Annex A-1

			Partial IO	Partial IO Loan	Rem.	Rem.			Payment	Grace Period	Grace Period			Final	Maturity	Maturity	Prepayment
Loan #	Seller(1)	Property Name	Last IO Payment	First P&I Payment	Term	Amort	I/O Period	Seasoning	Due Date	(Late Payment)(12)	(Default)(12)	Maturity Date	ARD Loan	Mat Date	Balance ($)(6)	LTV %(5)	Provision (Payments)(13)
1	LCM	Renaissance Seattle			100	0	121	21	6	0	0	06/06/27	No	06/06/27	77,000,000	55.3%	L(45),Def(72),O(4)
2	LCM	400 South El Camino	12/06/20	01/06/21	118	360	24	2	6	0	0	12/06/28	No	12/06/28	64,387,638	50.3%	Grtr1%orYM(116),O(4)
3	JPMCB	Liberty Station Retail			118	0	120	2	1	0	0	12/01/28	No	12/01/28	67,000,000	68.8%	L(25),Grtr1%orYM(1),DeforGrtr1%orYM(91),O(3)
4	LCM	Bedford Square			118	0	120	2	6	0	0	12/06/28	No	12/06/28	48,000,000	45.7%	L(26),Def(90),O(4)
5	LCM	Saint Louis Galleria	11/01/23	12/01/23	117	360	60	3	1	0	1 (Once per year)	11/01/28	No	11/01/28	42,352,114	47.0%	L(27),Def(88),O(5)
6	LCM	Grand Hyatt Seattle			100	0	121	21	6	0	0	06/06/27	No	06/06/27	33,000,000	54.9%	L(45),Def(72),O(4)
7	LCM	Fleet Farm Distribution Center			110	350	0	10	6	0	0	04/06/28	No	04/06/28	26,618,948	52.7%	L(34),Def(82),O(4)
8	LCM	Peachtree Corners Marketplace	12/06/21	01/06/22	118	360	36	2	6	0	0	12/06/28	No	12/06/28	21,988,400	55.0%	L(26),Def(91),O(3)
9	LCM	Pier 54 Seattle			112	0	120	8	6	0	0	06/06/28	No	06/06/28	23,000,000	56.1%	L(32),Def(84),O(4)
10	LCM	CBBC Industrial Portfolio			117	0	120	3	6	0	0	11/06/28	No	11/06/28	20,000,000	61.7%	L(23),Grtr1%orYM(4),DeforGrtr1%orYM(88),O(5)
10.01	LCM	CBBC - Dallas, TX													8,074,675
10.02	LCM	CBBC - Winter Haven, FL													4,891,571
10.03	LCM	CBBC - Lakeland, FL													4,393,739
10.04	LCM	CBBC - Houston, TX													2,640,015
11	LCM	Arbors at the Park Ole Miss	05/06/19	06/06/19	117	360	6	3	6	0	0	11/06/28	No	11/06/28	16,967,808	47.5%	L(27),Def(90),O(3)
12	LCM	Inland Empire Office Portfolio I	10/06/23	11/06/23	116	360	60	4	6	0	0	10/06/28	No	10/06/28	18,200,297	56.0%	L(28),Def(89),O(3)
12.01	LCM	Lakeside Tower													13,377,218
12.02	LCM	One Hospitality													4,823,079
13	LCM	221 S Franklin	12/06/23	01/06/24	118	360	60	2	6	0	0	12/06/28	No	12/06/28	17,883,291	63.9%	L(26),Def(90),O(4)
14	LCM	Sorento Flats			120	0	120	0	6	0	0	02/06/29	No	02/06/29	18,200,000	59.3%	L(24),Def(91),O(5)
15	LCM	LA Fitness Van Nuys			117	0	120	3	6	0	0	11/06/28	No	11/06/28	18,000,000	59.1%	L(27),Def(90),O(3)
16	LCM	2581 Junction			118	0	120	2	6	0	0	12/06/28	No	12/06/28	17,000,000	51.5%	L(26),Def(90),O(4)
17	LCM	Inland Empire Office Portfolio II	11/06/23	12/06/23	117	360	60	3	6	0	0	11/06/28	No	11/06/28	15,296,792	55.6%	L(27),Def(90),O(3)
17.01	LCM	Brier Corporate Center													12,117,640
17.02	LCM	Three Parkside													3,179,153
18	JPMCB	Sheraton Music City			112	352	0	8	1	0	2 (Once per year)	06/01/28	No	06/01/28	12,309,614	50.0%	L(25),Grtr1%orYM(92),O(3)
19	LCM	RDM Chicago Portfolio	10/06/21	11/06/21	116	360	36	4	6	0	0	10/06/28	No	10/06/28	13,183,468	53.5%	L(28),Def(88),O(4)
19.01	LCM	1200 North Ashland Avenue													8,433,868
19.02	LCM	2015 West Irving Park Road													2,530,160
19.03	LCM	1212 North Wells Street													1,162,986
19.04	LCM	230 West Division Street													1,056,453
20	LCM	The Strand			117	0	120	3	6	0	0	11/06/28	No	11/06/28	13,500,000	64.3%	L(27),Def(88),O(5)
21	LCM	Medical Office & Walgreens Portfolio	07/06/23	08/06/23	113	360	60	7	6	0	0	07/06/28	No	07/06/28	11,943,180	52.7%	L(31),Def(86),O(3)
21.01	LCM	Walgreens Levittown													3,527,832
21.02	LCM	Fresenius Sun Prairie													1,910,909
21.03	LCM	Fresenius Darlington													1,740,948
21.04	LCM	DaVita Memphis													1,676,639
21.05	LCM	Fresenius Louisville													1,561,800
21.06	LCM	Fresenius Florence													1,525,052
22	LCM	Hampton Inn & Suites Alpharetta	01/06/20	02/06/20	119	360	12	1	6	0	0	01/06/29	No	01/06/29	10,022,539	55.4%	L(25),Def(91),O(4)
23	LCM	Altura Office Building	09/06/23	10/06/23	115	360	60	5	6	0	0	09/06/28	No	09/06/28	10,826,922	56.4%	L(29),Def(88),O(3)
24	LCM	LA Fitness Northridge			119	0	120	1	6	0	0	01/06/29	No	01/06/29	11,000,000	52.1%	L(25),Def(92),O(3)
25	LCM	3500 Helms			117	0	120	3	6	0	0	11/06/28	No	11/06/28	11,000,000	57.1%	L(27),Def(89),O(4)
26	LCM	Vallejo MHC & RV Park	01/06/22	02/06/22	119	360	36	1	6	0	0	01/06/29	No	01/06/29	9,587,446	49.2%	L(25),Def(92),O(3)
27	LCM	Hickory View Apartments			109	0	120	11	6	0	0	03/06/28	No	03/06/28	10,600,000	73.6%	L(35),Def(81),O(4)
28	JPMCB	1501 Experiment Farm Road			119	359	0	1	1	0	0	01/01/29	No	01/01/29	7,626,755	55.7%	L(25),Def(92),O(3)
29	JPMCB	Carlsbad			120	0	120	0	1	5	5	02/01/29	No	02/01/29	9,100,000	65.0%	L(24),Def(1),DeforGrtr1%orYM(90),Grtr1%orYM(1),O(4)
30	LCM	Estrella Healthcare Campus	07/06/22	08/06/22	113	360	48	7	6	0	0	07/06/28	No	07/06/28	7,793,989	57.7%	L(31),Def(85),O(4)
31	JPMCB	North Oak Marketplace	02/01/22	03/01/22	120	360	36	0	1	5	5	02/01/29	No	02/01/29	7,327,797	57.5%	L(25),Grtr1%orYM(92),O(3)
32	LCM	Fresenius & DaVita Portfolio	08/06/23	09/06/23	114	360	60	6	6	0	0	08/06/28	No	08/06/28	7,555,597	54.3%	L(30),Def(87),O(3)
32.01	LCM	Fresenius Medical Care Aurora													2,156,132
32.02	LCM	Fresenius Medical Care El Paso													2,009,953
32.03	LCM	DaVita Dialysis House Springs													1,882,047
32.04	LCM	DaVita Dialysis St. Joseph													1,507,465
33	JPMCB	Tru by Hilton McDonough			120	360	0	0	1	0	0	02/01/29	No	02/01/29	6,722,743	54.2%	L(25),Grtr1%orYM(92),O(3)
34	LCM	Northshore Plaza	12/06/20	01/06/21	118	360	24	2	6	0	0	12/06/28	No	12/06/28	5,418,966	64.5%	L(26),Def(91),O(3)
35	JPMCB	DPBI Portfolio			59	359	0	1	1	0	0	01/01/24	No	01/01/24	4,611,052	47.4%	L(25),Grtr1%orYM(32),O(3)
35.01	JPMCB	National Tire & Battery													1,890,531
35.02	JPMCB	Applebee's - Tifton													1,383,316
35.03	JPMCB	Applebee's - Calhoun													1,337,205
36	LCM	Wilton Walk Townhomes			116	0	120	4	6	0	0	10/06/28	No	10/06/28	4,900,000	68.1%	L(28),Def(88),O(4)
37	LCM	Colony Square Outparcels			118	358	0	2	6	0	0	12/06/28	No	12/06/28	3,391,887	58.4%	L(26),Def(90),O(4)
38	JPMCB	Liberty Commons			119	359	0	1	1	0	0	01/01/29	No	01/01/29	3,362,742	59.3%	L(25),Grtr1%orYM(92),O(3)

 A-1-3

JPMCC 2019-COR4
Annex A-1

			HISTORICAL FINANCIALS(14)
																UW
			2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent	Most Recent	Most Recent		Economic
Loan #	Seller(1)	Property Name	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)(15)	As of	Occupancy %
1	LCM	Renaissance Seattle	40,908,326	25,083,570	15,824,756	42,150,053	26,056,984	16,093,069	44,064,524	27,781,962	16,282,562	44,885,370	28,621,493	16,263,877	09/30/18	81.6%
2	LCM	400 South El Camino	7,358,335	2,052,848	5,305,486	7,986,620	2,279,874	5,706,746	8,343,837	2,333,841	6,009,997	9,763,351	2,385,531	7,377,820	09/30/18	95.0%
3	JPMCB	Liberty Station Retail	9,262,534	2,928,914	6,333,620	10,987,815	3,287,760	7,700,055	11,752,629	4,101,991	7,650,638	12,739,202	3,686,770	9,052,432	08/31/18	94.8%
4	LCM	Bedford Square										4,677,580	1,238,119	3,439,461	10/31/18	83.7%
5	LCM	Saint Louis Galleria	35,791,437	10,624,571	25,166,866	37,373,498	10,525,998	26,847,500	37,193,781	10,197,175	26,996,606	37,310,336	10,000,986	27,309,350	08/31/18	97.1%
6	LCM	Grand Hyatt Seattle	40,411,207	25,893,073	14,518,134	42,069,129	26,736,437	15,332,692	43,235,832	27,217,686	16,018,146	43,986,498	27,506,795	16,479,703	08/31/18	86.4%
7	LCM	Fleet Farm Distribution Center														90.0%
8	LCM	Peachtree Corners Marketplace	656,966	228,494	428,472	941,931	300,768	641,163	1,399,377	374,336	1,025,042	1,797,868	392,704	1,405,164	07/31/18	93.0%
9	LCM	Pier 54 Seattle							2,786,450	1,196,618	1,589,832	2,849,621	951,108	1,898,513	08/31/18	66.6%
10	LCM	CBBC Industrial Portfolio														95.0%
10.01	LCM	CBBC - Dallas, TX
10.02	LCM	CBBC - Winter Haven, FL
10.03	LCM	CBBC - Lakeland, FL
10.04	LCM	CBBC - Houston, TX
11	LCM	Arbors at the Park Ole Miss														92.5%
12	LCM	Inland Empire Office Portfolio I				2,585,859	1,081,881	1,503,978	2,474,812	1,061,702	1,413,110	2,608,517	1,178,225	1,430,292	07/31/18	92.1%
12.01	LCM	Lakeside Tower				2,364,784	990,112	1,374,672	2,474,812	960,683	1,514,129	2,493,771	1,019,836	1,473,935	07/31/18	91.2%
12.02	LCM	One Hospitality				221,075	91,769	129,306	0	101,019	-101,019	114,746	158,389	-43,643	07/31/18	95.0%
13	LCM	221 S Franklin							1,160,270	678,132	482,138	2,432,247	873,232	1,559,015	07/31/18	92.3%
14	LCM	Sorento Flats										1,976,352	588,453	1,387,899	11/30/18	95.0%
15	LCM	LA Fitness Van Nuys	400,000	0	400,000	400,000	0	400,000	400,000	0	400,000	1,100,000	0	1,100,000	08/31/18	95.0%
16	LCM	2581 Junction										1,932,090	282,431	1,649,659	08/31/18	90.0%
17	LCM	Inland Empire Office Portfolio II				1,477,005	865,581	611,424	1,402,895	923,146	479,749	2,073,214	1,038,248	1,034,966	08/31/18	88.1%
17.01	LCM	Brier Corporate Center				1,172,532	669,217	503,315	1,006,974	700,572	306,402	1,421,267	765,156	656,111	08/31/18	88.4%
17.02	LCM	Three Parkside				304,473	196,364	108,109	395,921	222,574	173,347	651,947	273,092	378,855	08/31/18	87.0%
18	JPMCB	Sheraton Music City	23,777,574	16,485,575	7,291,999	25,241,806	16,794,736	8,447,070	22,141,598	15,743,088	6,398,510	25,160,493	17,100,788	8,059,705	09/30/18	80.0%
19	LCM	RDM Chicago Portfolio	1,890,253	692,013	1,198,240	2,112,897	835,718	1,277,179	1,879,862	914,676	965,186	2,024,788	901,325	1,123,463	07/31/18	91.8%
19.01	LCM	1200 North Ashland Avenue	1,216,063	555,129	660,934	1,349,787	673,995	675,792	1,141,789	728,608	413,181	1,313,274	727,410	585,864	07/31/18	91.2%
19.02	LCM	2015 West Irving Park Road	431,375	99,383	331,992	496,518	120,166	376,352	470,212	137,674	332,538	436,915	133,935	302,980	07/31/18	92.0%
19.03	LCM	1212 North Wells Street	134,296	26,964	107,332	156,453	28,568	127,885	157,699	32,726	124,973	161,351	25,963	135,388	07/31/18	95.0%
19.04	LCM	230 West Division Street	108,519	10,537	97,982	110,139	12,989	97,150	110,162	15,668	94,494	113,248	14,017	99,231	07/31/18	95.0%
20	LCM	The Strand				1,006,857	553,369	453,488	979,090	574,413	404,677	1,256,195	590,758	665,437	08/31/18	92.0%
21	LCM	Medical Office & Walgreens Portfolio														97.8%
21.01	LCM	Walgreens Levittown														95.0%
21.02	LCM	Fresenius Sun Prairie														100.0%
21.03	LCM	Fresenius Darlington														100.0%
21.04	LCM	DaVita Memphis														95.0%
21.05	LCM	Fresenius Louisville														100.0%
21.06	LCM	Fresenius Florence														100.0%
22	LCM	Hampton Inn & Suites Alpharetta	3,475,538	2,310,547	1,164,991	3,891,778	2,405,518	1,486,260	4,046,788	2,501,174	1,545,613	4,000,142	2,481,779	1,518,363	08/31/18	84.4%
23	LCM	Altura Office Building	1,669,314	760,409	908,904	1,639,048	730,720	908,328	2,375,738	903,155	1,472,583	2,461,599	885,854	1,575,745	06/30/18	92.0%
24	LCM	LA Fitness Northridge														95.0%
25	LCM	3500 Helms	806,584	165,821	640,763	664,895	164,445	500,450	1,036,157	235,766	800,391	1,108,326	194,778	913,548	07/31/18	95.1%
26	LCM	Vallejo MHC & RV Park				1,560,165	705,825	854,340	1,617,893	707,135	910,758	1,737,122	752,312	984,811	11/30/18	97.1%
27	LCM	Hickory View Apartments	1,133,929	436,564	697,365	1,316,993	438,474	878,519	1,370,013	542,337	827,676	1,389,182	495,306	893,876	09/30/18	89.9%
28	JPMCB	1501 Experiment Farm Road														95.0%
29	JPMCB	Carlsbad				696,040	401,324	294,717	872,858	394,448	478,409					90.0%
30	LCM	Estrella Healthcare Campus														90.0%
31	JPMCB	North Oak Marketplace	1,450,813	362,560	1,088,253	1,441,708	368,002	1,073,706	1,527,346	375,159	1,152,187	1,538,816	376,227	1,162,588	09/30/18	93.5%
32	LCM	Fresenius & DaVita Portfolio														97.9%
32.01	LCM	Fresenius Medical Care Aurora														100.0%
32.02	LCM	Fresenius Medical Care El Paso														100.0%
32.03	LCM	DaVita Dialysis House Springs														95.0%
32.04	LCM	DaVita Dialysis St. Joseph														95.0%
33	JPMCB	Tru by Hilton McDonough										2,370,855	1,466,738	904,117	10/31/18	70.5%
34	LCM	Northshore Plaza	769,944	317,084	452,860	894,226	241,503	652,723	976,175	289,763	686,412	1,003,454	327,212	676,241	09/30/18	94.0%
35	JPMCB	DPBI Portfolio	579,093	0	579,093	591,243	0	591,243	600,766	0	600,766	602,332	0	602,332	09/30/18	95.0%
35.01	JPMCB	National Tire & Battery	222,438	0	222,438	230,723	0	230,723	236,636	0	236,636	236,637	0	236,637	09/30/18	95.0%
35.02	JPMCB	Applebee's - Tifton	181,350	0	181,350	183,315	0	183,315	185,153	0	185,153	185,924	0	185,924	09/30/18	95.0%
35.03	JPMCB	Applebee's - Calhoun	175,305	0	175,305	177,205	0	177,205	178,977	0	178,977	179,771	0	179,771	09/30/18	95.0%
36	LCM	Wilton Walk Townhomes										238,000	75,109	162,891	06/30/18	95.0%
37	LCM	Colony Square Outparcels														96.0%
38	JPMCB	Liberty Commons														95.0%

 A-1-4

JPMCC 2019-COR4
Annex A-1

			UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease	Franchise
Loan #	Seller(1)	Property Name	Revenues ($)(4)	Expenses ($)	NOI ($)(4)(15)(16)	Items ($)	NCF ($)(4)(16)	NOI DSCR(17)	DSCR(17)	Debt Yield %	Debt Yield %	Title Type(18)	Expiration	Extension Terms	Expiration Date(19)	PML %(20)
1	LCM	Renaissance Seattle	44,885,370	28,882,387	16,002,982	2,244,268	13,758,714	2.58	2.22	12.6%	10.8%	Fee			08/14/2028	8%
2	LCM	400 South El Camino	10,328,734	2,583,895	7,744,839	425,374	7,319,465	1.66	1.57	10.3%	9.8%	Fee				16%
3	JPMCB	Liberty Station Retail	13,968,591	4,609,164	9,359,427	376,860	8,982,567	1.51	1.45	8.0%	7.7%	Fee/Leasehold	12/31/2070	None		19%
4	LCM	Bedford Square	6,048,015	1,723,994	4,324,021	103,940	4,220,081	1.63	1.59	9.0%	8.8%	Fee
5	LCM	Saint Louis Galleria	37,642,385	10,481,622	27,160,764	676,467	26,484,297	1.72	1.67	11.3%	11.0%	Fee
6	LCM	Grand Hyatt Seattle	43,899,089	27,568,430	16,330,659	2,194,954	14,135,705	2.55	2.21	12.3%	10.6%	Fee			01/31/2044	10%
7	LCM	Fleet Farm Distribution Center	3,155,531	94,666	3,060,865	349,174	2,711,691	1.50	1.33	9.5%	8.4%	Fee
8	LCM	Peachtree Corners Marketplace	2,864,949	520,992	2,343,957	115,310	2,228,647	1.46	1.39	9.5%	9.1%	Fee
9	LCM	Pier 54 Seattle	2,873,322	1,024,372	1,848,950	31,560	1,817,390	1.59	1.56	8.0%	7.9%	Fee/Leasehold	07/31/2046	None		8%
10	LCM	CBBC Industrial Portfolio	5,678,349	170,350	5,507,998	682,363	4,825,635	2.02	1.77	10.4%	9.1%	Fee
10.01	LCM	CBBC - Dallas, TX										Fee
10.02	LCM	CBBC - Winter Haven, FL										Fee
10.03	LCM	CBBC - Lakeland, FL										Fee
10.04	LCM	CBBC - Houston, TX										Fee
11	LCM	Arbors at the Park Ole Miss	2,587,400	688,417	1,898,983	34,000	1,864,983	1.45	1.43	9.5%	9.3%	Fee
12	LCM	Inland Empire Office Portfolio I	3,693,905	1,440,541	2,253,365	215,271	2,038,094	1.81	1.64	11.4%	10.3%	Fee				Various
12.01	LCM	Lakeside Tower	2,800,419	1,129,652	1,670,767	169,074	1,501,693					Fee				12%
12.02	LCM	One Hospitality	893,486	310,889	582,598	46,197	536,401					Fee				10%
13	LCM	221 S Franklin	2,798,930	876,738	1,922,192	164,247	1,757,944	1.47	1.34	10.0%	9.1%	Fee
14	LCM	Sorento Flats	2,053,123	631,443	1,421,680	38,500	1,383,180	1.48	1.44	7.8%	7.6%	Fee				9%
15	LCM	LA Fitness Van Nuys	1,781,087	274,828	1,506,259	10,640	1,495,619	1.61	1.60	8.4%	8.3%	Fee				11%
16	LCM	2581 Junction	2,248,977	632,971	1,616,006	109,580	1,506,426	1.77	1.65	9.5%	8.9%	Fee				17%
17	LCM	Inland Empire Office Portfolio II	3,050,524	1,149,196	1,901,329	192,164	1,709,164	1.79	1.61	11.5%	10.3%	Fee				Various
17.01	LCM	Brier Corporate Center	2,364,631	861,117	1,503,515	151,526	1,351,988					Fee				4%
17.02	LCM	Three Parkside	685,893	288,079	397,814	40,638	357,176					Fee				16%
18	JPMCB	Sheraton Music City	25,851,995	17,679,953	8,172,043	0	8,172,043	1.82	1.82	11.8%	11.8%	Fee			06/30/2036
19	LCM	RDM Chicago Portfolio	2,303,242	933,256	1,369,987	99,644	1,270,344	1.41	1.31	9.2%	8.6%	Fee
19.01	LCM	1200 North Ashland Avenue	1,596,286	749,283	847,003	63,882	783,121					Fee
19.02	LCM	2015 West Irving Park Road	437,146	139,826	297,320	22,978	274,342					Fee
19.03	LCM	1212 North Wells Street	159,859	31,596	128,263	5,248	123,016					Fee
19.04	LCM	230 West Division Street	109,951	12,551	97,401	7,536	89,865					Fee
20	LCM	The Strand	1,866,963	639,110	1,227,853	109,316	1,118,537	1.77	1.61	9.1%	8.3%	Fee				9%
21	LCM	Medical Office & Walgreens Portfolio	1,385,218	41,557	1,343,662	4,929	1,338,733	1.65	1.65	10.3%	10.3%	Fee				Various
21.01	LCM	Walgreens Levittown	406,600	12,198	394,402	1,477	392,925					Fee
21.02	LCM	Fresenius Sun Prairie	217,626	6,529	211,097	730	210,367					Fee
21.03	LCM	Fresenius Darlington	209,952	6,299	203,653	893	202,760					Fee
21.04	LCM	DaVita Memphis	175,711	5,271	170,440	631	169,809					Fee				5%
21.05	LCM	Fresenius Louisville	191,752	5,753	186,000	521	185,479					Fee
21.06	LCM	Fresenius Florence	183,577	5,507	178,070	677	177,393					Fee
22	LCM	Hampton Inn & Suites Alpharetta	4,000,142	2,424,562	1,575,580	120,004	1,455,576	2.05	1.89	13.3%	12.3%	Fee			12/31/2033
23	LCM	Altura Office Building	2,331,206	889,453	1,441,753	131,166	1,310,587	1.87	1.70	12.3%	11.2%	Fee
24	LCM	LA Fitness Northridge	1,384,409	384,272	1,000,136	7,400	992,736	1.76	1.75	9.1%	9.0%	Fee				9%
25	LCM	3500 Helms	1,242,646	314,201	928,444	25,074	903,371	1.57	1.53	8.4%	8.2%	Fee				16%
26	LCM	Vallejo MHC & RV Park	1,754,686	795,805	958,881	10,300	948,581	1.33	1.32	8.9%	8.8%	Fee				15%
27	LCM	Hickory View Apartments	1,389,182	532,686	856,496	30,000	826,496	1.46	1.41	8.1%	7.8%	Fee
28	JPMCB	1501 Experiment Farm Road	1,613,822	508,724	1,105,098	36,282	1,068,817	1.81	1.75	12.0%	11.6%	Fee
29	JPMCB	Carlsbad	1,531,768	501,864	1,029,904	32,026	997,878	2.38	2.30	11.3%	11.0%	Fee				10%
30	LCM	Estrella Healthcare Campus	1,029,411	236,898	792,513	28,577	763,936	1.41	1.36	9.2%	8.9%	Fee
31	JPMCB	North Oak Marketplace	1,384,766	379,396	1,005,370	108,811	896,560	1.89	1.69	12.1%	10.8%	Fee
32	LCM	Fresenius & DaVita Portfolio	837,188	25,115	812,072	3,318	808,755	1.64	1.63	9.8%	9.8%	Fee
32.01	LCM	Fresenius Medical Care Aurora	252,776	7,583	245,192	718	244,475					Fee
32.02	LCM	Fresenius Medical Care El Paso	235,930	7,078	228,852	796	228,056					Fee
32.03	LCM	DaVita Dialysis House Springs	192,682	5,780	186,902	810	186,092					Fee
32.04	LCM	DaVita Dialysis St. Joseph	155,800	4,674	151,126	994	150,132					Fee
33	JPMCB	Tru by Hilton McDonough	2,370,855	1,478,939	891,916	0	891,916	1.67	1.67	11.0%	11.0%	Fee			02/28/2038
34	LCM	Northshore Plaza	1,113,439	373,985	739,454	73,641	665,813	1.77	1.59	11.9%	10.7%	Fee
35	JPMCB	DPBI Portfolio	557,976	0	557,976	3,656	554,321	1.73	1.72	11.2%	11.1%	Fee
35.01	JPMCB	National Tire & Battery	229,017	0	229,017	1,593	227,424					Fee
35.02	JPMCB	Applebee's - Tifton	167,268	0	167,268	1,040	166,228					Fee
35.03	JPMCB	Applebee's - Calhoun	161,691	0	161,691	1,023	160,668					Fee
36	LCM	Wilton Walk Townhomes	565,440	160,535	404,905	4,500	400,405	1.58	1.56	8.3%	8.2%	Fee
37	LCM	Colony Square Outparcels	480,428	89,428	391,000	12,000	379,000	1.45	1.40	9.6%	9.3%	Fee
38	JPMCB	Liberty Commons	556,234	144,245	411,989	16,667	395,322	1.53	1.46	10.2%	9.8%	Fee

 A-1-5

JPMCC 2019-COR4
Annex A-1

			UPFRONT ESCROW(21)

			Upfront Capex	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
1	LCM	Renaissance Seattle	0	0	0	0	95,000	280,000	0	2,866,271	PIP Reserve
2	LCM	400 South El Camino	0	0	0	0	0	0	0	0
3	JPMCB	Liberty Station Retail	4,074	0	0	27,159	515,493	0	0	1,202,027	Outstanding TI/LC Reserve: 970,683; Free Rent Reserve: 231,344
4	LCM	Bedford Square	0	0	0	0	235,000	70,000	0	684,740	Anthropologie Reserve: 500,000; Outstanding TI/LC Reserve: 184,740
5	LCM	Saint Louis Galleria	0	0	0	0	0	0	0	1,675,345	Outstanding TI Reserve: 1,593,050; Bridge Rents Reserve: 82,295
6	LCM	Grand Hyatt Seattle	0	0	0	0	0	0	0	0
7	LCM	Fleet Farm Distribution Center	0	0	0	0	0	0	0	0
8	LCM	Peachtree Corners Marketplace	0	8,050	0	0	30,000	32,000	0	53,515	Outstanding TI/LC Reserve
9	LCM	Pier 54 Seattle	0	0	0	0	18,000	93,000	0	11,281	Ground Lease Reserve
10	LCM	CBBC Industrial Portfolio	0	0	0	0	0	0	0	0
10.01	LCM	CBBC - Dallas, TX
10.02	LCM	CBBC - Winter Haven, FL
10.03	LCM	CBBC - Lakeland, FL
10.04	LCM	CBBC - Houston, TX
11	LCM	Arbors at the Park Ole Miss	0	0	0	0	9,276	19,724	0	706,000	Zoning Discrepancy Reserve
12	LCM	Inland Empire Office Portfolio I	500,000	0	0	2,500,000	260,000	0	0	49,400	Outstanding TI/LC Reserve: 28,500; Free Rent Reserve: 20,900
12.01	LCM	Lakeside Tower
12.02	LCM	One Hospitality
13	LCM	221 S Franklin	300,000	37,188	0	1,900,000	75,000	24,000	0	15,730	Free Rent Reserve
14	LCM	Sorento Flats	0	10,188	0	0	78,872	34,291	0	196,202	Coffee on Yesler Reserve: 190,000; Sewer Capacity Reserve: 6,202.26
15	LCM	LA Fitness Van Nuys	0	0	0	0	0	0	0	0
16	LCM	2581 Junction	0	0	0	0	172,000	12,750	0	0
17	LCM	Inland Empire Office Portfolio II	132,527	0	0	2,100,000	95,000	0	0	596,900	Outstanding TI/LC Reserve: 445,532.50; Free Rent Reserve: 151,367.04
17.01	LCM	Brier Corporate Center
17.02	LCM	Three Parkside
18	JPMCB	Sheraton Music City	77,916	0	0	0	0	0	0	1,433,000	PIP Reserve
19	LCM	RDM Chicago Portfolio	0	0	0	400,000	125,000	22,000	0	79,009	Free Rent Reserve
19.01	LCM	1200 North Ashland Avenue
19.02	LCM	2015 West Irving Park Road
19.03	LCM	1212 North Wells Street
19.04	LCM	230 West Division Street
20	LCM	The Strand	0	0	0	455,471	30,000	4,000	0	170,437	Free Rent Reserve
21	LCM	Medical Office & Walgreens Portfolio	49,287	0	0	0	55,000	0	0	180,000	Management Fee Reserve
21.01	LCM	Walgreens Levittown
21.02	LCM	Fresenius Sun Prairie
21.03	LCM	Fresenius Darlington
21.04	LCM	DaVita Memphis
21.05	LCM	Fresenius Louisville
21.06	LCM	Fresenius Florence
22	LCM	Hampton Inn & Suites Alpharetta	0	0	0	0	56,179	3,812	0	690,525	PIP Reserve
23	LCM	Altura Office Building	220,000	218,569	0	1,500,000	0	0	0	100,994	Free Rent Reserve
24	LCM	LA Fitness Northridge	0	0	0	0	140,000	800	0	0
25	LCM	3500 Helms	0	0	0	0	26,225	0	0	127,945	Free Rent Reserve
26	LCM	Vallejo MHC & RV Park	0	150,500	0	0	90,000	6,000	0	260,000	BI Flood Reserve
27	LCM	Hickory View Apartments	755,834	13,970	0	0	22,212	5,787	0	0
28	JPMCB	1501 Experiment Farm Road	0	0	0	30,235	0	0	0	1,219,020	Outstanding TI Reserve
29	JPMCB	Carlsbad	201,034	0	0	504,600	0	0	0	40,596	Outstanding Tenant Obligations Reserve
30	LCM	Estrella Healthcare Campus	0	12,338	0	0	59,000	12,650	0	0
31	JPMCB	North Oak Marketplace	1,934	64,779	0	7,093	34,395	0	0	0
32	LCM	Fresenius & DaVita Portfolio	33,170	0	0	0	32,500	0	0	120,000	Management Fee Reserve
32.01	LCM	Fresenius Medical Care Aurora
32.02	LCM	Fresenius Medical Care El Paso
32.03	LCM	DaVita Dialysis House Springs
32.04	LCM	DaVita Dialysis St. Joseph
33	JPMCB	Tru by Hilton McDonough	7,905	0	0	0	20,985	0	0	0
34	LCM	Northshore Plaza	0	359,000	0	200,000	0	5,000	0	91,000	Burgerim Reserve
35	JPMCB	DPBI Portfolio	0	0	0	0	0	0	0	0
35.01	JPMCB	National Tire & Battery
35.02	JPMCB	Applebee's - Tifton
35.03	JPMCB	Applebee's - Calhoun
36	LCM	Wilton Walk Townhomes	0	0	0	0	48,500	7,500	0	0
37	LCM	Colony Square Outparcels	0	7,813	0	0	22,230	0	0	0
38	JPMCB	Liberty Commons	181	0	0	1,208	6,665	638	0	0

 A-1-6

JPMCC 2019-COR4
Annex A-1

			MONTHLY ESCROW(22)

			Monthly Capex	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
1	LCM	Renaissance Seattle	5.0% of Gross Income	0	0	116,000	28,000	0
2	LCM	400 South El Camino	Springing	0	Springing	Springing	Springing	0
3	JPMCB	Liberty Station Retail	4,074	0	27,309	103,098	Springing	0
4	LCM	Bedford Square	1,804	0	4,889	90,000	12,300	0
5	LCM	Saint Louis Galleria	Springing	0	Springing	Springing	Springing	0
6	LCM	Grand Hyatt Seattle	Springing	0	0	Springing	Springing	0
7	LCM	Fleet Farm Distribution Center	Springing	0	0	Springing	Springing	0
8	LCM	Peachtree Corners Marketplace	2,023	0	7,586	22,000	2,900	0
9	LCM	Pier 54 Seattle	1,371	0	Springing	9,250	16,600	3,800	Ground Lease Reserve
10	LCM	CBBC Industrial Portfolio	Springing	0	Springing	Springing	Springing	0
10.01	LCM	CBBC - Dallas, TX
10.02	LCM	CBBC - Winter Haven, FL
10.03	LCM	CBBC - Lakeland, FL
10.04	LCM	CBBC - Houston, TX
11	LCM	Arbors at the Park Ole Miss	2,833	0	0	17,662	Springing	0
12	LCM	Inland Empire Office Portfolio I	Springing	0	Springing	34,500	Springing	0
12.01	LCM	Lakeside Tower
12.02	LCM	One Hospitality
13	LCM	221 S Franklin	Springing	0	0	37,300	7,940	0
14	LCM	Sorento Flats	3,208	0	0	19,718	2,449	3,101	Sewer Capacity Reserve
15	LCM	LA Fitness Van Nuys	Springing	0	Springing	Springing	Springing	0
16	LCM	2581 Junction	1,161	0	0	34,400	12,750	0
17	LCM	Inland Empire Office Portfolio II	Springing	0	Springing	27,600	Springing	0
17.01	LCM	Brier Corporate Center
17.02	LCM	Three Parkside
18	JPMCB	Sheraton Music City	4% of Gross Revenues	0	0	Springing	Springing	Springing	PIP Reserve
19	LCM	RDM Chicago Portfolio	1,384	0	Springing	32,000	3,100	0
19.01	LCM	1200 North Ashland Avenue
19.02	LCM	2015 West Irving Park Road
19.03	LCM	1212 North Wells Street
19.04	LCM	230 West Division Street
20	LCM	The Strand	789	0	5,915	14,510	800	0
21	LCM	Medical Office & Walgreens Portfolio	Springing	0	0	15,700	Springing	0
21.01	LCM	Walgreens Levittown
21.02	LCM	Fresenius Sun Prairie
21.03	LCM	Fresenius Darlington
21.04	LCM	DaVita Memphis
21.05	LCM	Fresenius Louisville
21.06	LCM	Fresenius Florence
22	LCM	Hampton Inn & Suites Alpharetta	4% of Gross Revenues	0	0	14,045	1,906	0
23	LCM	Altura Office Building	0	0	Springing	10,000	Springing	0	Free Rent Reserve
24	LCM	LA Fitness Northridge	617	0	Springing	22,850	800	0
25	LCM	3500 Helms	319	0	1,771	6,665	Springing	0
26	LCM	Vallejo MHC & RV Park	858	0	0	18,000	800	Springing	BI Flood Reserve
27	LCM	Hickory View Apartments	3,000	0	0	11,106	2,894	0
28	JPMCB	1501 Experiment Farm Road	Springing	0	30,235	Springing	Springing	0
29	JPMCB	Carlsbad	1,034	0	5,168	0	Springing	Springing	Outstanding Tenant Obligations Reserve
30	LCM	Estrella Healthcare Campus	728	0	827	9,750	1,020	0
31	JPMCB	North Oak Marketplace	1,934	0	7,093	17,198	Springing	0
32	LCM	Fresenius & DaVita Portfolio	Springing	0	0	9,700	Springing	0
32.01	LCM	Fresenius Medical Care Aurora
32.02	LCM	Fresenius Medical Care El Paso
32.03	LCM	DaVita Dialysis House Springs
32.04	LCM	DaVita Dialysis St. Joseph
33	JPMCB	Tru by Hilton McDonough	4% of Gross Income	0	0	6,995	Springing	Springing	PIP Reserve
34	LCM	Northshore Plaza	969	0	4,845	8,236	1,445	0
35	JPMCB	DPBI Portfolio	Springing	0	0	Springing	Springing	0
35.01	JPMCB	National Tire & Battery
35.02	JPMCB	Applebee's - Tifton
35.03	JPMCB	Applebee's - Calhoun
36	LCM	Wilton Walk Townhomes	375	0	0	7,880	2,420	Springing	Cash Management Security Reserve
37	LCM	Colony Square Outparcels	400	0	1,833	1,853	Springing	0
38	JPMCB	Liberty Commons	181	0	1,208	6,665	638	Springing	Free Rent Reserve; Outstanding TI Reserve Fund

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JPMCC 2019-COR4
Annex A-1

			RESERVE CAPS(23)								LARGEST TENANT(24)(26)			2nd LARGEST TENANT(4)(26)

			CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other	Single			Lease			Lease
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Tenant	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration
1	LCM	Renaissance Seattle								No
2	LCM	400 South El Camino								No	Alibaba Group	42,549	07/31/23	ZS Associates	28,885	04/30/22
3	JPMCB	Liberty Station Retail			1,638,520					No	VONS Companies	51,839	10/31/27	Stone Brewing Co.	22,514	08/31/27
4	LCM	Bedford Square	64,944		176,004					No	Anthropologie	40,758	08/31/32	Williams-Sonoma	7,424	01/31/29
5	LCM	Saint Louis Galleria	236,181		1,889,448					No	Galleria 6 Cinemas	19,624	08/31/23	H&M	12,913	01/31/21
6	LCM	Grand Hyatt Seattle								No
7	LCM	Fleet Farm Distribution Center								Yes	Fleet Farm	1,126,368	02/28/38
8	LCM	Peachtree Corners Marketplace			364,137					No	LA Fitness	37,000	10/31/33	NCG Cinemas	30,009	01/31/31
9	LCM	Pier 54 Seattle			200,000					No	Acres of Clams	21,747	05/31/46	Ivar's, Inc.	8,235	05/31/27
10	LCM	CBBC Industrial Portfolio	190,330		666,156					Yes
10.01	LCM	CBBC - Dallas, TX								Yes	Colorado Boxed Beef Company	284,550	10/31/38
10.02	LCM	CBBC - Winter Haven, FL								Yes	Colorado Boxed Beef Company	330,000	10/31/38
10.03	LCM	CBBC - Lakeland, FL								Yes	Colorado Boxed Beef Company	232,127	10/31/38
10.04	LCM	CBBC - Houston, TX								Yes	Colorado Boxed Beef Company	104,974	10/31/38
11	LCM	Arbors at the Park Ole Miss								No
12	LCM	Inland Empire Office Portfolio I	400,000		2,000,000					Various
12.01	LCM	Lakeside Tower								No	Lewis Brisbois Bisgaard & Smith LLP	29,725	08/31/23	CalPERS	13,851	11/30/20
12.02	LCM	One Hospitality								Yes	County of San Bernardino	31,860	01/15/28
13	LCM	221 S Franklin								No	Pioneer	256,000	08/31/24	Hoosier Freight & Warehousing	166,688	07/31/22
14	LCM	Sorento Flats								No
15	LCM	LA Fitness Van Nuys								Yes	LA Fitness	53,200	01/31/33
16	LCM	2581 Junction								Yes	Thin Film Electronics, Inc.	92,864	10/05/28
17	LCM	Inland Empire Office Portfolio II			2,100,000					No
17.01	LCM	Brier Corporate Center								No	San Manuel Band of Mission Indians	26,929	11/30/23	Northrop Grumman Systems Corp.	25,459	07/31/24
17.02	LCM	Three Parkside								No	RGN-San Bernardino I, LLC	15,210	07/31/27	Dept. of Motor Vehicles	7,150	11/30/24
18	JPMCB	Sheraton Music City								No
19	LCM	RDM Chicago Portfolio			200,000					No
19.01	LCM	1200 North Ashland Avenue								No	CVS	12,405	03/26/36	GAINSystems	9,648	12/31/20
19.02	LCM	2015 West Irving Park Road								No	Guaranteed Rate	6,150	09/30/23	Swedish Convenant	5,100	10/31/21
19.03	LCM	1212 North Wells Street								No	My Eye Dr	2,500	03/31/20	Spa Dabin	1,000	03/31/24
19.04	LCM	230 West Division Street								No	Papa John's Pizza	3,582	04/30/22	Shred 415	2,698	05/09/22
20	LCM	The Strand	19,000		285,000					No	RSI Insurance Brokers, Inc.	7,865	07/31/22	Prosum	4,194	01/31/23
21	LCM	Medical Office & Walgreens Portfolio								Yes
21.01	LCM	Walgreens Levittown								Yes	Walgreens	14,766	01/31/82
21.02	LCM	Fresenius Sun Prairie								Yes	Fresenius Medical Care Sun Prairie	7,304	12/31/32
21.03	LCM	Fresenius Darlington								Yes	Fresenius Medical Care Darlington	8,929	02/23/33
21.04	LCM	DaVita Memphis								Yes	DaVita Dialysis Memphis	6,308	04/18/32
21.05	LCM	Fresenius Louisville								Yes	Fresenius Medical Care Louisville	5,212	01/19/33
21.06	LCM	Fresenius Florence								Yes	Fresenius Medical Care Florence	6,768	05/11/33
22	LCM	Hampton Inn & Suites Alpharetta								No
23	LCM	Altura Office Building			1,500,000					No	Lovelace Health Systems	37,365	09/30/26	Butt, Thornton & Baehr PC	30,110	12/31/23
24	LCM	LA Fitness Northridge	22,200							Yes	LA Fitness	37,000	07/31/33
25	LCM	3500 Helms			106,245					Yes	FrameStore Inc.	21,249	03/31/27
26	LCM	Vallejo MHC & RV Park								No
27	LCM	Hickory View Apartments								No
28	JPMCB	1501 Experiment Farm Road			725,632					Yes	Avenue Stores	362,816	12/31/34
29	JPMCB	Carlsbad			310,130					No	HERE North America	13,472	09/30/21	Sonic Boom Wellness	8,832	05/31/20
30	LCM	Estrella Healthcare Campus								Yes	SMI Imaging, LLC	39,690	06/30/33
31	JPMCB	North Oak Marketplace			425,579					No	Price Chopper	70,335	12/31/24	Goodwill	35,484	08/31/23
32	LCM	Fresenius & DaVita Portfolio								Yes
32.01	LCM	Fresenius Medical Care Aurora								Yes	Fresenius Medical Care Aurora	7,175	02/24/33
32.02	LCM	Fresenius Medical Care El Paso								Yes	Fresenius Medical Care El Paso	7,961	06/07/33
32.03	LCM	DaVita Dialysis House Springs								Yes	DaVita Dialysis House Springs	8,099	05/31/33
32.04	LCM	DaVita Dialysis St. Joseph								Yes	DaVita Dialysis St. Joseph	9,935	05/31/32
33	JPMCB	Tru by Hilton McDonough	284,502							No
34	LCM	Northshore Plaza			400,000					No	Bealls	32,032	01/31/27	Dollar Tree	8,640	07/31/20
35	JPMCB	DPBI Portfolio								Yes
35.01	JPMCB	National Tire & Battery								Yes	National Tire & Battery	7,964	05/31/31
35.02	JPMCB	Applebee's - Tifton								Yes	Applebee's	5,200	02/28/38
35.03	JPMCB	Applebee's - Calhoun								Yes	Applebee's	5,114	02/28/38
36	LCM	Wilton Walk Townhomes								No
37	LCM	Colony Square Outparcels			88,000					No	National Tire & Battery	7,000	12/31/24	Longhorn Steakhouse	6,500	11/30/22
38	JPMCB	Liberty Commons			86,958					No	Jose Pepper	5,452	08/31/28	Hand & Stone Massage	3,144	05/31/23

 A-1-8

JPMCC 2019-COR4
Annex A-1

			3rd LARGEST TENANT			4th LARGEST TENANT(25)(26)			5th LARGEST TENANT

					Lease			Lease			Lease	Loan		Lockbox
Loan #	Seller(1)	Property Name	3rd Largest Tenant	Unit Size	Expiration	4th Largest Tenant	Unit Size	Expiration	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(27)	(Y/N)
1	LCM	Renaissance Seattle										Refinance	Hedreen Holdings LLC	Yes
2	LCM	400 South El Camino	Barulich Dugoni Law Group	10,347	09/30/19	UBS	7,833	03/31/24	Sanderling Mgmt. Co, LLC	6,641	09/30/20	Refinance	A.J. Batt	Yes
3	JPMCB	Liberty Station Retail	Liberty Public Market	21,929	01/31/26	828 Events	14,896	05/31/29	Trader Joe's	14,843	03/31/22	Acquisition	Seligman & Associates, Inc., Pendulum Property Partners, LLC	Yes
4	LCM	Bedford Square	HSBC	3,230	02/29/28	Higgins Group	2,900	05/31/24	Charter Realty & Dev.	2,714	07/31/22	Refinance	B. Lance Sauerteig, David Waldman, Paul S. Brandes, Dan Zelson	Yes
5	LCM	Saint Louis Galleria	Victoria's Secret	12,892	01/31/26	Urban Outfitters	12,623	01/31/21	Forever 21	11,798	01/31/20	Refinance	BPR OP, LP (F/K/A GGP Operating Partnership, LP)	Yes
6	LCM	Grand Hyatt Seattle										Refinance	Hedreen Holdings LLC	Yes
7	LCM	Fleet Farm Distribution Center										Recapitalization	iStar Net Lease I LLC	Yes
8	LCM	Peachtree Corners Marketplace	Aldi	17,374	02/28/32	Buffalo Wild Wings	5,540	05/31/27	County Tag Office	4,000	03/31/19	Refinance	Jacob Khotoveli	Yes
9	LCM	Pier 54 Seattle	Pier 54 Kidd Valley Restaurant	3,512	05/31/37	Ye Olde Curiosity Shop, Inc.	3,462	11/30/25	Pier 54 Fish Bar	2,512	05/31/46	Recapitalization	A. F. Gilmore Company	Yes
10	LCM	CBBC Industrial Portfolio										Acquisition	New Mountain Net Lease Corporation, New Mountain Net Lease Partners Corporation	Yes
10.01	LCM	CBBC - Dallas, TX
10.02	LCM	CBBC - Winter Haven, FL
10.03	LCM	CBBC - Lakeland, FL
10.04	LCM	CBBC - Houston, TX
11	LCM	Arbors at the Park Ole Miss										Refinance	Trinity Business Group, L.L.C., Sidney G. Brian	Yes
12	LCM	Inland Empire Office Portfolio I										Acquisition	Jeff Pori	Yes
12.01	LCM	Lakeside Tower	Copier Source, Inc.	12,246	01/31/21	Health Net of California, Inc	9,500	12/31/21	WFG Title	7,014	02/28/22
12.02	LCM	One Hospitality
13	LCM	221 S Franklin	Balsam Brands	128,000	06/30/23	Dimplex North America Limited	128,000	12/31/20	Horner Industrial Services, Inc	90,400	02/28/21	Acquisition	John R. Saunders	Yes
14	LCM	Sorento Flats										Refinance	Bogdan Maksimchuk, Nadezhda Maksimchuk	Yes
15	LCM	LA Fitness Van Nuys										Refinance	Fahmy Mushmel	Yes
16	LCM	2581 Junction										Acquisition	Qingguo Liu, Kefei Wang	Yes
17	LCM	Inland Empire Office Portfolio II										Acquisition	Jeff Pori	Yes
17.01	LCM	Brier Corporate Center	Engility Corp	14,058	07/31/22	WSP USA, Inc.	13,120	12/31/22	Barrett Business Services, Inc.	12,629	03/31/24
17.02	LCM	Three Parkside	Dr. Satpal S. Multani	1,616	09/30/23
18	JPMCB	Sheraton Music City										Refinance	National Hotel Investors, LLC	Yes
19	LCM	RDM Chicago Portfolio										Refinance	Robert Mosky, Wojciech Kocemba	Yes
19.01	LCM	1200 North Ashland Avenue	d'Escoto	9,481	08/31/23	Division Cyropractic	3,780	07/30/19	KOMO Asset Management	3,572	12/31/20
19.02	LCM	2015 West Irving Park Road	Chicago Title Insurance	4,553	05/04/20	Affinity Dental LLC	2,745	09/30/22	Jackson Voice Lab	600	09/30/20
19.03	LCM	1212 North Wells Street	Best Price Cleaners	873	12/31/23
19.04	LCM	230 West Division Street
20	LCM	The Strand	BN Builders, Inc.	3,945	10/31/22	Beaumont Juice, Inc.	3,609	03/31/23	Planet DDS, LLC	3,438	02/29/24	Refinance	Xiyu Li	Yes
21	LCM	Medical Office & Walgreens Portfolio										Acquisition	Jeff Pori	Yes
21.01	LCM	Walgreens Levittown
21.02	LCM	Fresenius Sun Prairie
21.03	LCM	Fresenius Darlington
21.04	LCM	DaVita Memphis
21.05	LCM	Fresenius Louisville
21.06	LCM	Fresenius Florence
22	LCM	Hampton Inn & Suites Alpharetta										Acquisition	Nitesh Patel, Nimesh Patel	Yes
23	LCM	Altura Office Building	Indian Health Services	25,358	08/17/36	Burt & Co.	5,919	12/31/20	Gallagher, Casados, & Mann	4,738	01/31/20	Acquisition	Jeff Pori	Yes
24	LCM	LA Fitness Northridge										Acquisition	Fahmy Mushmel	Yes
25	LCM	3500 Helms										Refinance	James M. Jacobsen	Yes
26	LCM	Vallejo MHC & RV Park										Refinance	John Alexander McDougall, III, Elias Weiner	Yes
27	LCM	Hickory View Apartments										Acquisition	Douglas P. Foppe, Richard K. Stetzer, Dean Maltz, Gary Maltz	Yes
28	JPMCB	1501 Experiment Farm Road										Acquisition	Michael Rosenberg	Yes
29	JPMCB	Carlsbad	Direct Avenue	5,264	12/31/23	Stearns, Conrad and Schmidt	5,224	12/31/22	SaaSplaza	4,960	11/30/22	Acquisition	Stephen M. Zotovich	Yes
30	LCM	Estrella Healthcare Campus										Acquisition	Christopher J. Cumella	Yes
31	JPMCB	North Oak Marketplace	Big Lots	32,970	01/31/22	Phone Medic, LLC	1,800	04/30/21	Kinetic Cuts, LLC	1,576	01/31/21	Refinance	Alan C. Fox	Yes
32	LCM	Fresenius & DaVita Portfolio										Acquisition	Jeff Pori	Yes
32.01	LCM	Fresenius Medical Care Aurora
32.02	LCM	Fresenius Medical Care El Paso
32.03	LCM	DaVita Dialysis House Springs
32.04	LCM	DaVita Dialysis St. Joseph
33	JPMCB	Tru by Hilton McDonough										Refinance	Pieush Patel, Bhavesh Patel	Yes
34	LCM	Northshore Plaza	Rent-A-Center	4,800	10/31/21	Portland Chamber of Commerce	4,480	05/31/26	Hu-Dat Oriental Food	3,000	09/30/20	Acquisition	James L. Boller IV, James L. Boller III	Yes
35	JPMCB	DPBI Portfolio										Refinance	DePasquale Bros., Inc.	Yes
35.01	JPMCB	National Tire & Battery
35.02	JPMCB	Applebee's - Tifton
35.03	JPMCB	Applebee's - Calhoun
36	LCM	Wilton Walk Townhomes										Refinance	Domenick Tonacchio	Yes
37	LCM	Colony Square Outparcels	Roosters Restaurant	5,612	09/30/24	Noodles & Company	2,500	01/31/27	Chipotle	2,400	09/28/21	Recapitalization	Francis Greenburger	Yes
38	JPMCB	Liberty Commons	Louie's Wine Dive	3,077	01/31/28	Sweet Charlie's	1,540	07/31/28	Meshuggah Bagels	1,280	12/31/21	Acquisition	Makhan Singh, Kulwant Kaur	Yes

 A-1-9

JPMCC 2019-COR4
Annex A-1

					Pari Passu Debt					Additional Debt
						Pari Passu	Pari Passu	Pari Passu	Total Cut-off				Additional
			Lockbox	Cash	Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt
Loan #	Seller(1)	Property Name	Type(28)	Management(28)	(Y/N)	(Y/N)(29)	Cut-Off Balance	Cut-Off Balance	Passu Debt	Permitted (Y/N)(30)	Exist (Y/N)(30)	Debt Type(s)	Date Balance	Interest Rate
1	LCM	Renaissance Seattle	Hard	Springing	Yes	No	77,000,000	50,000,000	127,000,000	No	No	NAP	NAP	NAP
2	LCM	400 South El Camino	Soft	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
3	JPMCB	Liberty Station Retail	Hard	Springing	Yes	Yes	67,000,000	50,000,000	117,000,000	No	No	NAP	NAP	NAP
4	LCM	Bedford Square	Hard	Springing	No	NAP	NAP	NAP	NAP	No	Yes	Mezzanine Loan	20,000,000	7.50000
5	LCM	Saint Louis Galleria	Hard	Springing	Yes	No	46,479,245	193,520,755	240,000,000	No	Yes	Mezzanine Loan	24,136,252	6.25000
6	LCM	Grand Hyatt Seattle	Hard	Springing	Yes	No	33,000,000	100,000,000	133,000,000	No	No	NAP	NAP	NAP
7	LCM	Fleet Farm Distribution Center	Hard	In Place	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
8	LCM	Peachtree Corners Marketplace	Soft	Springing	No	NAP	NAP	NAP	NAP	No	Yes	Mezzanine Loan	2,900,000	7.50000
9	LCM	Pier 54 Seattle	Soft	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
10	LCM	CBBC Industrial Portfolio	Hard	Springing	Yes	No	20,000,000	33,030,000	53,030,000	No	No	NAP	NAP	NAP
10.01	LCM	CBBC - Dallas, TX
10.02	LCM	CBBC - Winter Haven, FL
10.03	LCM	CBBC - Lakeland, FL
10.04	LCM	CBBC - Houston, TX
11	LCM	Arbors at the Park Ole Miss	Hard	Springing	No	NAP	NAP	NAP	NAP	No	Yes	Mezzanine Loan	4,050,000	7.53000
12	LCM	Inland Empire Office Portfolio I	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
12.01	LCM	Lakeside Tower
12.02	LCM	One Hospitality
13	LCM	221 S Franklin	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
14	LCM	Sorento Flats	Springing	Springing	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
15	LCM	LA Fitness Van Nuys	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
16	LCM	2581 Junction	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
17	LCM	Inland Empire Office Portfolio II	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
17.01	LCM	Brier Corporate Center
17.02	LCM	Three Parkside
18	JPMCB	Sheraton Music City	Hard	Springing	Yes	No	14,862,461	54,495,690	69,358,151	No	No	NAP	NAP	NAP
19	LCM	RDM Chicago Portfolio	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
19.01	LCM	1200 North Ashland Avenue
19.02	LCM	2015 West Irving Park Road
19.03	LCM	1212 North Wells Street
19.04	LCM	230 West Division Street
20	LCM	The Strand	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
21	LCM	Medical Office & Walgreens Portfolio	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
21.01	LCM	Walgreens Levittown
21.02	LCM	Fresenius Sun Prairie
21.03	LCM	Fresenius Darlington
21.04	LCM	DaVita Memphis
21.05	LCM	Fresenius Louisville
21.06	LCM	Fresenius Florence
22	LCM	Hampton Inn & Suites Alpharetta	Springing	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
23	LCM	Altura Office Building	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
24	LCM	LA Fitness Northridge	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
25	LCM	3500 Helms	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
26	LCM	Vallejo MHC & RV Park	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
27	LCM	Hickory View Apartments	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
28	JPMCB	1501 Experiment Farm Road	Springing	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
29	JPMCB	Carlsbad	Springing	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
30	LCM	Estrella Healthcare Campus	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
31	JPMCB	North Oak Marketplace	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
32	LCM	Fresenius & DaVita Portfolio	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
32.01	LCM	Fresenius Medical Care Aurora
32.02	LCM	Fresenius Medical Care El Paso
32.03	LCM	DaVita Dialysis House Springs
32.04	LCM	DaVita Dialysis St. Joseph
33	JPMCB	Tru by Hilton McDonough	Springing	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
34	LCM	Northshore Plaza	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
35	JPMCB	DPBI Portfolio	Hard	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
35.01	JPMCB	National Tire & Battery
35.02	JPMCB	Applebee's - Tifton
35.03	JPMCB	Applebee's - Calhoun
36	LCM	Wilton Walk Townhomes	Soft	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
37	LCM	Colony Square Outparcels	Springing	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
38	JPMCB	Liberty Commons	Springing	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP

 A-1-10

JPMCC 2019-COR4
Annex A-1

			Total Debt				HOTEL OPERATING STATISTICS
				Total Debt		Total Debt
			Total Debt	UW NCF	Total Debt	UW NOI	2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Cut-off Balance	DSCR	Current LTV %	Debt Yield %	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	LCM	Renaissance Seattle	127,000,000	2.22	55.3%	12.6%	82.2%	190.32	156.52	84.0%	195.78	164.42	84.0%	203.92	171.25	81.6%	208.70	170.36	81.6%	208.70	170.36	1
2	LCM	400 South El Camino	NAP	NAP	NAP	NAP																2
3	JPMCB	Liberty Station Retail	117,000,000	1.45	68.8%	8.0%																3
4	LCM	Bedford Square	68,000,000	1.01	64.8%	6.4%																4
5	LCM	Saint Louis Galleria	264,136,252	1.55	56.7%	10.3%																5
6	LCM	Grand Hyatt Seattle	133,000,000	2.21	54.9%	12.3%	86.3%	224.53	193.81	85.3%	236.60	201.86	87.4%	244.92	214.11	86.6%	249.94	216.52	86.4%	249.94	216.00	6
7	LCM	Fleet Farm Distribution Center	NAP	NAP	NAP	NAP																7
8	LCM	Peachtree Corners Marketplace	27,500,000	1.20	68.8%	8.5%																8
9	LCM	Pier 54 Seattle	NAP	NAP	NAP	NAP																9
10	LCM	CBBC Industrial Portfolio	53,030,000	1.77	61.7%	10.4%																10
10.01	LCM	CBBC - Dallas, TX		1.77	61.7%	10.4%																10.01
10.02	LCM	CBBC - Winter Haven, FL		1.77	61.7%	10.4%																10.02
10.03	LCM	CBBC - Lakeland, FL		1.77	61.7%	10.4%																10.03
10.04	LCM	CBBC - Houston, TX		1.77	61.7%	10.4%																10.04
11	LCM	Arbors at the Park Ole Miss	24,000,000	1.12	67.2%	7.9%																11
12	LCM	Inland Empire Office Portfolio I	NAP	NAP	NAP	NAP																12
12.01	LCM	Lakeside Tower		NAP	NAP	NAP																12.01
12.02	LCM	One Hospitality		NAP	NAP	NAP																12.02
13	LCM	221 S Franklin	NAP	NAP	NAP	NAP																13
14	LCM	Sorento Flats	NAP	NAP	NAP	NAP																14
15	LCM	LA Fitness Van Nuys	NAP	NAP	NAP	NAP																15
16	LCM	2581 Junction	NAP	NAP	NAP	NAP																16
17	LCM	Inland Empire Office Portfolio II	NAP	NAP	NAP	NAP																17
17.01	LCM	Brier Corporate Center		NAP	NAP	NAP																17.01
17.02	LCM	Three Parkside		NAP	NAP	NAP																17.02
18	JPMCB	Sheraton Music City	69,358,151	1.82	60.3%	11.8%	82.2%	127.96	105.15	86.0%	139.59	120.10	69.5%	149.81	104.17	76.7%	153.02	117.42	80.0%	150.00	120.00	18
19	LCM	RDM Chicago Portfolio	NAP	NAP	NAP	NAP																19
19.01	LCM	1200 North Ashland Avenue		NAP	NAP	NAP																19.01
19.02	LCM	2015 West Irving Park Road		NAP	NAP	NAP																19.02
19.03	LCM	1212 North Wells Street		NAP	NAP	NAP																19.03
19.04	LCM	230 West Division Street		NAP	NAP	NAP																19.04
20	LCM	The Strand	NAP	NAP	NAP	NAP																20
21	LCM	Medical Office & Walgreens Portfolio	NAP	NAP	NAP	NAP																21
21.01	LCM	Walgreens Levittown		NAP	NAP	NAP																21.01
21.02	LCM	Fresenius Sun Prairie		NAP	NAP	NAP																21.02
21.03	LCM	Fresenius Darlington		NAP	NAP	NAP																21.03
21.04	LCM	DaVita Memphis		NAP	NAP	NAP																21.04
21.05	LCM	Fresenius Louisville		NAP	NAP	NAP																21.05
21.06	LCM	Fresenius Florence		NAP	NAP	NAP																21.06
22	LCM	Hampton Inn & Suites Alpharetta	NAP	NAP	NAP	NAP	80.3%	112.32	90.20	78.5%	126.64	99.46	82.2%	126.74	104.17	84.4%	122.76	103.58	84.4%	122.76	103.58	22
23	LCM	Altura Office Building	NAP	NAP	NAP	NAP																23
24	LCM	LA Fitness Northridge	NAP	NAP	NAP	NAP																24
25	LCM	3500 Helms	NAP	NAP	NAP	NAP																25
26	LCM	Vallejo MHC & RV Park	NAP	NAP	NAP	NAP																26
27	LCM	Hickory View Apartments	NAP	NAP	NAP	NAP																27
28	JPMCB	1501 Experiment Farm Road	NAP	NAP	NAP	NAP																28
29	JPMCB	Carlsbad	NAP	NAP	NAP	NAP																29
30	LCM	Estrella Healthcare Campus	NAP	NAP	NAP	NAP																30
31	JPMCB	North Oak Marketplace	NAP	NAP	NAP	NAP																31
32	LCM	Fresenius & DaVita Portfolio	NAP	NAP	NAP	NAP																32
32.01	LCM	Fresenius Medical Care Aurora		NAP	NAP	NAP																32.01
32.02	LCM	Fresenius Medical Care El Paso		NAP	NAP	NAP																32.02
32.03	LCM	DaVita Dialysis House Springs		NAP	NAP	NAP																32.03
32.04	LCM	DaVita Dialysis St. Joseph		NAP	NAP	NAP																32.04
33	JPMCB	Tru by Hilton McDonough	NAP	NAP	NAP	NAP										70.5%	100.16	70.58	70.5%	100.16	70.58	33
34	LCM	Northshore Plaza	NAP	NAP	NAP	NAP																34
35	JPMCB	DPBI Portfolio	NAP	NAP	NAP	NAP																35
35.01	JPMCB	National Tire & Battery		NAP	NAP	NAP																35.01
35.02	JPMCB	Applebee's - Tifton		NAP	NAP	NAP																35.02
35.03	JPMCB	Applebee's - Calhoun		NAP	NAP	NAP																35.03
36	LCM	Wilton Walk Townhomes	NAP	NAP	NAP	NAP																36
37	LCM	Colony Square Outparcels	NAP	NAP	NAP	NAP																37
38	JPMCB	Liberty Commons	NAP	NAP	NAP	NAP																38

 A-1-11

Footnotes to Annex A-1
(1)	“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; and “LCM” denotes LoanCore Capital Markets LLC or one of its affiliates, as Mortgage Loan Seller.

With respect to Loan No. 5, Saint Louis Galleria, the whole loan was co-originated by, Deutsche Bank AG, acting through its New York Branch (“DBNY”) and Société Générale, Financial Corporation. LCM will contribute three promissory notes with a Cut-off Date Balance of $46,479,245.

With respect to Loan No. 5, Saint Louis Galleria, Loan No. 10, CBBC Industrial Portfolio, Loan No. 14, Sorento Flats, Loan No. 22, Hampton Inn & Suites Alpharetta, Loan No. 25, 3500 Helms, and Loan No. 37, Colony Square Outparcels, the loans were originated or co-originated by DBNY or its affiliate, German American Capital Corporation, and will be acquired by LCM.

(2)	With respect to Loan No. 3, Liberty Station Retail, the mortgaged property is a mixed use building containing retail and office spaces. The office spaces constitute approximately 12.8% of the mortgaged property.

With respect to Loan No. 4, Bedford Square, the mortgaged property is a mixed use building containing 78,221 square feet of retail space and 29,722 square feet attributable to 24 multifamily units.

With respect to Loan No. 9, Pier 54 Seattle, the mortgaged property is a mixed use property consisting of 43,808 square feet of first floor retail, restaurant and office space as well as 21,941 square feet of second floor, creative office space.

With respect to Loan No. 19, RDM Chicago Portfolio, the 1200 North Ashland Avenue mortgaged property is a mixed use building containing 12,405 square feet of retail space and 40,830 of office space. The 2015 West Irving Park Road mortgaged property is a mixed use property containing 7,845 square feet of retail and medical office space and 11,303 square feet of office space.

(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 5, Saint Louis Galleria, the borrower has the right, at its own expense, to acquire one or more parcels, which may be subject to a ground lease, to become additional collateral for the loan whereupon, after amending the mortgage, such parcel will constitute a portion of the Saint Louis Galleria mortgaged property. Such expansion is permitted if, among other requirements and conditions, such expansion does not adversely affect the DSCR with respect to the loan (except in a de minimis manner, as determined by lender).

(4)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. UW Revenues ($), UW NOI ($) and UW NCF ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. UW NOI ($) and UW NCF ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the mortgage loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information.

With respect to Loan No. 5, Saint Louis Galleria, Occupancy % includes five temporary tenants that collectively occupy 5,449 square feet (1.2% of net rentable area (“NRA”)), as well as two tenants that have signed leases and have yet to take occupancy that account for 2,442 square feet (0.5% of NRA). Occupancy % excludes three tenants vacating in the near term and one dark tenant, which collectively occupy 6,979 square feet (1.5% of NRA). The 2nd Largest Tenant included in Occupancy %, clothing retailer H&M (occupying 12,913 square feet, 2.8% of NRA), announced in January 2019 that it plans to close up to 160 stores in 2019, but has not yet announced the locations that will be closing.

With respect to Loan No. 18, Sheraton Music City, approximately 28.3% of UW Revenues ($) is attributable to the food and beverage outlets at the mortgaged property.

(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 22, Hampton Inn & Suites Alpharetta, the Appraised Value ($) represents the “As Complete” value of $18,100,000 for the property, effective October 10, 2019, which assumes the completion of a currently ongoing property improvement plan (“PIP”). At origination of the mortgage loan, the borrower deposited $690,525 into the PIP reserve. The “as-is” appraised value as of October 10, 2018 is $16,500,000 which results in a Current LTV % and Maturity Date LTV % of 71.8% and 60.7%, respectively.

With respect to Loan No. 28, 1501 Experiment Farm Road, the Appraised Value ($) includes the “as-is” value of $550,000 attributed to the portion of the mortgaged property that is yet to be developed (the “Excess Land”) based on the assumption that there will be no atypical cost associated with such split lot and execution of an access easement through such Excess Land.

 A-1-12

With respect to Loan No. 38, Liberty Commons, the Appraised Value ($) represents the “As Complete” of $5,670,000 for the mortgaged property, which assumed as of October 1, 2018, the date of the appraisal report, that the proposed build-out would be completed in accordance with plans and specifications described in the appraisal report. The proposed build-out was completed before the loan origination date, and the borrower was not required to make any related deposits. The “as-is” appraised value as of July 13, 2018 is $5,140,000 which results in a Current LTV % and Maturity LTV % of 78.7% and 65.4%, respectively.

(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(7)	With respect to Loan Nos. 1, 3, 5, 6, 10 and 18, Renaissance Seattle, Liberty Station Retail, Saint Louis Galleria, Grand Hyatt Seattle, CBBC Industrial Portfolio, and Sheraton Music City, in each case, the mortgage loan is part of a larger split whole loan, which consists of the mortgage loan and one or more pari passu loans. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

(8)	Each number identifies a group of related borrowers.

With respect to Loan Nos. 3, 27 and 31, Liberty Station Retail, Hickory View Apartments and North Oak Marketplace, in each case, the related borrowers own the mortgaged property as tenants-in-common.

With respect to Loan No. 23, Altura Office Building, the borrower is currently a single purpose entity. The loan documents allow the syndication of tenant-in-common interests.

(9)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(10)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(11)	With respect to all mortgage loans, except for mortgage loans listed below, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

With respect to Loan No. 5, Saint Louis Galleria, Monthly Debt Service ($) and Annual Debt Service ($) are calculated based on the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex G in the Preliminary Prospectus. Accordingly, Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR, UW NCF DSCR all reflect this payment schedule and a fixed interest rate of 4.99677083333333%.

With respect to Loan No. 8, Peachtree Corners Marketplace, Monthly Debt Service ($) and Annual Debt Service ($) are calculated based on the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex H in the Preliminary Prospectus. Accordingly, Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR, UW NCF DSCR all reflect this payment schedule and a fixed interest rate of 5.21280%.

With respect to Loan No. 11, Arbors at the Park Ole Miss, Monthly Debt Service ($) and Annual Debt Service ($) are calculated based on the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex I in the Preliminary Prospectus. Accordingly, Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR, UW NCF DSCR all reflect this payment schedule and a fixed interest rate of 5.29000%.

(12)	In some instances in which the loan documents provide grace periods with respect to payments, such grace periods may be permitted a limited number of times per any 12-month periods.

With respect to Loan No. 5, Saint Louis Galleria, the borrower is permitted a grace period of one business day for monthly debt service payments, which grace period may be utilized once in every 12-month period.

With respect to Loan No. 18, Sheraton Music City, the loan documents permit a two business day grace period for any monthly debt service payments (other than any payment due on the maturity date) no more than once per 12 month period to cure such event of default.

 A-1-13

(13)	The “L” component of the prepayment provision represents lockout payments.
The “Def” component of the prepayment provision represents defeasance payments.
The “YM” component of the prepayment provision represents yield maintenance payments.
The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

In the case of certain mortgage loans, the loan documents permit the related borrower to prepay a portion of the mortgage loan in connection with partial releases of collateral, to cure a cash sweep period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 3, Liberty Station Retail, the borrowers have the option to (i) prepay the full $117.0 million Liberty Station Retail Whole Loan  after January 1, 2021, with payment of a yield maintenance premium or (ii) defease the full $117.0 million Liberty Station Retail Whole Loan at any time after the date that is 24 months after the closing date of the securitization that includes the last note to be securitized.

With respect to Loan No. 5, Saint Louis Galleria, the lockout period will be at least 27 payment dates beginning with and including the first payment date of December 1, 2018. Defeasance of the full $240.0 million Saint Louis Galleria Whole Loan is permitted after the date that is the earlier to occur of (i) November 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 27 payment dates is based on the expected JPMCC 2019-COR4 securitization closing date in February 2019. The actual lockout period may be longer.

With respect to Loan No. 10, CBBC Industrial Portfolio, in connection with the release of an individual mortgaged property as to which an event of default is continuing, the related CBBC Industrial Portfolio Whole Loan may be prepaid at any time, even if prior to the expiration of the lockout period, in an amount equal to the related release amount, together with payment of (if prior to the open period) a yield maintenance premium. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases.”

(14)	With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed, renovated and/or acquired.

With respect to Loan No. 4, Bedford Square, the related property is recently redeveloped and some historical financials may not be available.

With respect to Loan Nos. 7, 11, 24 and 33, Fleet Farm Distribution Center, Arbors at the Park Ole Miss, LA Fitness Northridge and Tru by Hilton McDonough, the related properties are newly constructed and some historical financials may not be available.

With respect to Loan Nos. 9, 13, 16, 21, 30 and 32, Pier 54 Seattle, 221 S Franklin, 2581 Junction, Medical Office & Walgreens Portfolio, Estrella Healthcare Campus and Fresenius & DaVita Portfolio, the related properties are newly acquired and some historical financials may not be available.

With respect to Loan No. 10, CBBC Industrial Portfolio, the related property is newly acquired in a 20 year sale lease back transaction and due to the timing of the acquisition historical financials are not available.

With respect to Loan No. 14, Sorento Flats, the related property was constructed in 2017, and some historical financials may not be available. The most recent financials represent the trailing three-months ending November 30, 2018 annualized.

With respect to Loan Nos. 28, 29, 37 and 38, 1501 Experiment Farm Road, Carlsbad, Colony Square Outparcels and Liberty Commons, in each case, the related mortgaged property is newly acquired, and no historical financials were provided at origination.

With respect to Loan No. 36, Wilton Walk Townhomes, three new buildings were recently constructed as collateral for the related property. As a result, historical financials reflecting the initial configuration of the apartment community are not an indication of current performance.

 A-1-14

(15)	In the case of certain mortgage loans, the UW NOI ($) exceeds Most Recent NOI ($) by 10%.

With respect to Loan No. 4, Bedford Square, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the fact that the property was in lease up. The property was fully redeveloped from 2015-2018 and was subsequently in a lease up period until the trailing 12 month period ending in October 2018.

With respect to Loan No. 8, Peachtree Corners Marketplace, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the fact that the property was fully redeveloped over the past three years. Historical cash flows represent the ramp up during the redevelopment and the UW NOI ($) represents the current stabilized operations.

With respect to Loan No. 12, Inland Empire Office Portfolio I, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the fact that the lease with the County of San Bernardino was signed shortly after a prior tenant, which leased 100.0% of the One Hospitality property, vacated in July 2016.  A lengthy county approval process and building expansion/renovation took approximately 18 months and the County of San Bernardino took occupancy in January 2018, resulting in the increase in UW NOI ($).

With respect to Loan No. 13, 221 S Franklin, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the fact that the prior owner acquired the property in 2016 when the property was approximately 46.0% occupied. After acquisition, the prior owner signed new leases which brought occupancy at the property up to approximately 78.0%. By year-end 2017, the remainder of the property was leased up to 100.0% occupancy, resulting in the increase in UW NOI ($).

With respect to Loan No. 15, LA Fitness Van Nuys, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the fact that historical cash flows represent the LA Fitness lease payments which had abated rent through February 1, 2018, resulting in the increase in UW NOI ($).

With respect to Loan No. 17, Inland Empire Office Portfolio II, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the fact that San Manuel Band of Mission Indians signed a new lease in March 2018 for 26,929 square feet. The rent was abated until the end of December 2018 and the tenant is now pay full unabated rent that was factored into the UW NOI ($).

With respect to Loan No. 19, RDM Chicago Portfolio, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily driven by underwritten rent steps through May 2019.

With respect to Loan No. 20, The Strand, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the fact that the Property was redeveloped over the past several years. Historical cash flows represent the ramp up during the redevelopment and the UW NOI ($) represents the current stabilized operations.

With respect to Loan No. 36, Wilton Walk Townhomes, the increase in UW NOI ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the fact that the sponsor constructed a Phase II in 2018 that added 14 more units to the collateral. The Most Recent NOI ($) did not capture the incremental revenue attributable to the new units. The UW NOI ($) represents the current stabilized operations of the property inclusive of the Phase II units.

(16)	With respect to all hotel properties, except for the mortgage loan(s) listed below, the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same. In addition, in certain cases, the real estate taxes were underwritten based on property tax abatements, such as payment in lieu of taxes or tax increment financing. In such cases, the expenses may be materially higher in future years.

With respect to No. 38, Liberty Commons, pursuant to a tax increment financing agreement dated February 9, 2015, between the City of Liberty, Missouri, and the borrower, the mortgaged property is part of a tax increment financing (the “TIF”) district (the “Redevelopment Area”), within which properties are subject to payments in lieu of taxes (“PILOT”) and pay increased retail taxes to finance redevelopment projects within the Redevelopment Area. All redevelopment work has been completed with respect to the mortgaged property, and the borrower only remains obligated to continue to pay the annual PILOT in the amount set forth in the related TIF agreement. The lender underwrote for the mortgage loan the full estimated taxes without regard to the TIF. The mortgage loan documents provide for a non-recourse carveout associated with any failure by the borrower to comply with the terms of the mortgage loan documents related to the TIF agreement. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional information.

 A-1-15

(17)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

With respect to Loan No. 5, Saint Louis Galleria, Monthly Debt Service ($) and Annual Debt Service ($) are calculated based on the sum of the first 12 principal and interest payments after the expiration of the interest only period based on the assumed principal and interest payment schedule set forth in Annex G in the Prospectus. Accordingly, Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR, UW NCF DSCR all reflect this payment schedule and a fixed interest rate of 4.99677083333333%.

With respect to Loan No. 8, Peachtree Corners Marketplace, Monthly Debt Service ($) and Annual Debt Service ($) are calculated based on the sum of the first 12 principal and interest payments after the expiration of the interest only period based on the assumed principal and interest payment schedule set forth in Annex H in the Prospectus. Accordingly, Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR, UW NCF DSCR all reflect this payment schedule and a fixed interest rate of 5.21280%.

With respect to Loan No. 11, Arbors at the Park Ole Miss, Monthly Debt Service ($) and Annual Debt Service ($) are calculated based on the sum of the first 12 principal and interest payments after the expiration of the interest only period based on the assumed principal and interest payment schedule set forth in Annex I in the Prospectus. Accordingly, Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR, UW NCF DSCR all reflect this payment schedule and a fixed interest rate of 5.29000%.

(18)	In the case of certain mortgage loans, all or a portion of the Title Type consists of a leasehold interest.

With respect to Loan No. 3, Liberty Station Retail, the collateral includes both fee and leasehold interests in the mortgaged property pursuant to 16 ground leases for the lots that make up the five parcels that collectively constitute the mortgaged property, ground leased by the Redevelopment Agency of the City of San Diego as the ground lessor. The base rent under each ground lease is $1, which was prepaid at the beginning of the term. The term of each ground lease expires on December 31, 2070.

With respect to Loan No. 9, Pier 54 Seattle, a portion of the property located at the far Western extremity of the pier is owned by the Department of Natural Resources (“DNR”). This portion of the property is on an aquatic lands lease through July 2046. The annual ground rent is approximately $45,126, payable in quarterly installments. With respect to the lease rent, the DNR has the right to increase the rent annually for an inflation adjustment, and every four years to market (subject to an annual increase cap of 50.0%).

(19)	With respect to each hotel property, shows the expiration date of the related license agreement, franchise agreement, operating agreement or management agreement. See “Description of the Mortgage Pool—Property Types—Hotel Properties” in the preliminary prospectus for information related to mortgage loans secured by hotel properties.

(20)	With respect to Loan No. 3, Liberty Station Retail, each of the five parcels that collectively constitute the mortgaged property is located in an earthquake zone, with PML% of 19%, 19%, 14%, 8% and 19% for the parcels located at 2865 Sims Road, 2881 Roosevelt Road, 2495 Truxtun Road, 2588 Laning Road and 2750 Dewey Road, respectively.

(21)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 11, Arbors at the Park Ole Miss, the borrower was required to deliver a letter of credit in the amount of $706,000 at origination for a zoning discrepancy reserve, which is held by the lender until zoning approval is obtained (which has been obtained) and the amended site plan has been approved (which has been applied for).

With respect to Loan No. 21, Medical Office & Walgreens Portfolio, the borrower was required to reserve $180,000 at origination for a management fee reserve, which reflects 10-years' worth of collections for all tenants except Fresenius Sun Prairie.

With respect to Loan No. 26, Vallejo MHC & RV Park, the borrower was required to reserve $260,000 at origination for a business interruption flood reserve to cover potential shortfalls due to flooding on approximately 30.0% of the Property that is located within a flood zone.

With respect to Loan No. 32, Fresenius & DaVita Portfolio, the borrower was required to reserve $120,000 at origination for a management fee reserve, which reflects 10-years' worth of collections for all tenants except DaVita St. Joseph.

 A-1-16

(22)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 18, Sheraton Music City, the requirement for the borrower to make monthly property improvement plan deposits into the Monthly Capex Reserve ($) is waived to the extent the borrower has deposited a letter of credit in the amount of at least 110% of the amount estimated by the lender to complete any property improvement plan related to the mortgaged property.

With respect to Loan No. 23, Altura Office Building, the borrower is required to deposit $10,000 into the Monthly RE Tax Reserve ($) on each payment date through the first 15 payment dates. Commencing on January 6, 2020, the monthly deposit will increase to $17,600.

With respect to Loan No. 27, Hickory View Apartments, the borrower is required to deposit $3,000 into the Monthly Capex Reserve ($) on each payment date through and including March 6, 2023.  Commencing April 6, 2023, the monthly deposit will increase to $5,000.

With respect to Loan No. 28, 1501 Experiment Farm Road, the requirement for the borrower to make monthly deposits of $4,535.20 into the Monthly Capex Reserve ($) is waived so long as (i) no event of default under the mortgage loan documents has occurred and is continuing, (ii) the lease for the sole tenant at the mortgaged property, Avenue Stores (the “Avenue Stores Lease”), requires that Avenue Stores maintain the improvements, and the borrower has provided the lender with satisfactory evidence that the mortgaged property is being maintained in accordance with the mortgage loan documents, (iii) the Avenue Stores Lease is in full force and effect and no default exists under the Avenue Stores Lease beyond the expiration of all applicable notice and cure periods, and (iv) Avenue Stores is not subject to a bankruptcy action.

With respect to Loan No. 29, Carlsbad, the borrower is required to make a monthly deposit of $5,168.33 into the Monthly TI/LC Reserve ($) on each monthly due date at all times during which the amount on deposit in the TI/LC Reserve for rollover is less than $300,000 until the aggregate amount on deposit in the TI/LC Reserve equals or exceeds $310,130.

With respect to Loan No. 35, DPBI Portfolio, the requirement for the borrower to make monthly deposits of $305 into the Monthly Capex Reserve ($) is waived so long as (i) no event of default under the mortgage loan documents has occurred and is continuing, (ii) (A) the applicable sole tenant at an individual mortgaged property and any replacement thereof (each such tenant, a “Specified Tenant”) is responsible under its lease to maintain the improvements on the mortgaged property and (B) the borrower has provided the lender with satisfactory evidence that the mortgaged property is being maintained in accordance with the applicable terms and conditions of the mortgage loan documents, and (iii) the applicable Specified Tenant has not filed any bankruptcy action or similar insolvency proceedings.

(23)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 23, Altura Office Building, in the event that Butt Thornton exercises its early termination option, effective December 31, 2020, $51,437.92 will be transferred from the Free Rent Reserve to the TI/LC Reserve and will not count towards the TI/LC Reserve Cap.

With respect to Loan No. 35, DPBI Portfolio, if any cash sweep period under the mortgage loan documents exists solely due to (i) the debt service coverage ratio of the mortgage loan based on the trailing three-month period being less than 1.20x and/or (ii) any sole tenant at each individual mortgaged property and any replacement thereof (each such tenant, a “Specified Tenant”) (A) vacating, abandoning, ceasing ordinary business operations at, or otherwise “going dark” at all or a substantial portion of its leased space or giving notice of its intent thereof, (B) becoming involved in a bankruptcy action or similar insolvency, or (C) termination, cancellation or surrender of its leased premises without the lender’s prior written consent, or notification of its intent thereof (each of the foregoing (ii)(A) through (ii)(C), a “Specified Tenant Sweep Event”), then the borrower’s obligation to deposit all excess cash flow into the Monthly Other Reserve ($) will be capped at $500,000 (the “Excess Cash Flow Reserve Cap”); provided, further, that notwithstanding the foregoing, during the last two years of the term of the Loan, the Excess Cash Flow Reserve Cap will not apply if more than one individual mortgaged property is then subject to a Specified Tenant Sweep Event.

 A-1-17

(24)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 2, 400 South El Camino, the Largest Tenant, Alibaba Group, subleases 5,284 square feet to AtScale, Inc and the 2nd Largest Tenant, ZS Associates subleases 18,331 square feet to Man Crates, Trident Capital, Inc. and TC Growth Management, LLC.

With respect to Loan No. 4, Bedford Square, the Largest Tenant, Anthropologie, subleases 2,053 square feet to an affiliate, URBN Church Lane Amis LLC.

(25)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 3, Liberty Station Retail, the 4th Largest Tenant, 828 Events, leases 6,119 square feet of space for which the lease term expires on April 30, 2030, and an additional 8,777 square feet of space for which the lease term expires on May 31, 2029.

(26)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases.

With respect to Loan No. 28, 1501 Experiment Farm Road, the sole tenant at the mortgaged property, Avenue Stores, has the one-time right to terminate its lease from and after the expiration of the 12th lease year, or 2030, which is after the maturity date of the mortgage loan, but prior to the expiration of the 15th lease year, with at least a 180 days’ prior written notice and the payment of a termination fee.

With respect to Loan No. 29, Carlsbad, the 4th Largest Tenant at the mortgaged property, Stearns, Conrad and Schmidt, has a one-time right to terminate its lease, effective as of the last day of the 48th calendar month of the initial lease term, with nine months’ prior written notice and the payment of a termination fee.

With respect to Loan No. 31, North Oak Marketplace, the 2nd Largest Tenant, Goodwill, has the right to terminate its lease in the event that the minimum wage in Kansas City, Missouri, or the State of Missouri is raised to $12 per hour or higher. The State of Missouri is scheduled to effectuate a $12 per hour minimum wage in 2023. The tenant’s lease is scheduled to expire in August 2023, with one remaining option to renew for an additional term of five years.

(27)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes or due to the number of parties serving as the Principal / Carveout Guarantor. In the case of certain mortgage loans, the loan documents permit the borrower to replace the Principal / Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents.

With respect to Loan No. 3, Liberty Station Retail, only Seligman & Associates, Inc. is the nonrecourse carve-out guarantor for the mortgage loan.

With respect to Loan No. 10, CBBC Industrial Portfolio, the joint and several liability of the nonrecourse carve-out guarantors under the environmental indemnity is capped at 110% of the original principal balance of the CBBC Industrial Portfolio Mortgage Whole Loan.

(28)	The classification of the lockbox and cash management types is described in the Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

With respect to Loan No. 4, Bedford Square, there is a soft lockbox for the residential tenants and a hard lockbox for the retail tenants.

(29)	With respect to Loan No. 5, Saint Louis Galleria, the related Whole Loan will initially be serviced by the master servicer and special servicer pursuant to the pooling and servicing agreement for the Benchmark 2018-B8 securitization transaction. From and after the date on which the related lead servicing Companion Loan is securitized, it is anticipated that the related Whole Loan will be serviced under and by the master servicer and special servicer designated in the related pooling and servicing agreement entered into in connection with such securitization.

 A-1-18

(30)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness” and “—Other Indebtedness” and “Certain Legal Aspects of the Mortgage Loans” in the Prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 18, Sheraton Music City, there is an outstanding key money loan from the franchisor to the previous owner of the mortgaged property and assumed by the borrower pursuant to the franchise agreement, in the original amount of $825,000 (the “Key Money Debt”), which is required to be amortized through May 25, 2019. The outstanding amount of the Key Money Debt as of June 6, 2016, was $183,333.20. Please see “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness” for additional information.

 A-1-19

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

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ANNEX A-2

Trust Cut-off Date Balances

						Weighted Averages
Trust Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

$4,046,001	-	$9,999,999	11	$75,793,252	9.8%	5.03399%	114	1.68	x	10.7%	65.2%	58.2%
$10,000,000	-	$19,999,999	17	251,912,461	32.5	5.14050%	117	1.56	x	9.9%	60.1%	56.2%
$20,000,000	-	$24,999,999	3	67,600,000	8.7	5.09771%	116	1.56	x	9.3%	59.7%	57.4%
$25,000,000	-	$49,999,999	4	159,782,251	20.6	5.01974%	112	1.69	x	10.5%	53.0%	49.4%
$50,000,000	-	$77,000,000	3	219,000,000	28.3	4.89979%	112	1.76	x	10.4%	60.6%	57.7%

Total / Wtd. Avg:			38	$774,087,963	100.0%	5.03331%	114	1.66	x	10.2%	59.2%	55.5%

Mortgage Rates

						Weighted Averages
Mortgage Rates			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

4.39200%	-	4.89200%	8	$267,473,006	34.6%	4.73327%	109	1.84	x	11.2%	58.2%	53.8%
4.89201%	-	5.39200%	26	422,564,958	54.6	5.13863%	116	1.57	x	9.7%	60.4%	56.8%
5.39201%	-	5.48600%	4	84,050,000	10.9	5.45860%	117	1.51	x	9.3%	56.6%	54.8%

Total / Wtd. Avg:			38	$774,087,963	100.0%	5.03331%	114	1.66	x	10.2%	59.2%	55.5%

Original Term to Maturity in Months(1)(2)

				Weighted Averages
Original Term to Maturity in Months	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

60	1	$4,994,687	0.6%	5.00000%	59	1.72	x	11.2%	51.3%	47.4%
120	35	659,093,277	85.1	5.07434%	117	1.56	x	9.8%	60.0%	55.6%
121	2	110,000,000	14.2	4.78900%	100	2.22	x	12.5%	55.2%	55.2%

Total / Wtd. Avg:	38	$774,087,963	100.0%	5.03331%	114	1.66	x	10.2%	59.2%	55.5%

A-2-1

ANNEX A-2

Remaining Term to Maturity in Months(1)

						Weighted Averages
Remaining Term to Maturity in Months			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

59	-	84	1	$4,994,687	0.6%	5.00000%	59	1.72	x	11.2%	51.3%	47.4%
85	-	119	33	725,380,777	93.7	5.03262%	114	1.65	x	10.2%	59.1%	55.3%
120	-	120	4	43,712,500	5.6	5.04851%	120	1.71	x	9.9%	62.7%	59.2%

Total / Wtd. Avg:			38	$774,087,963	100.0%	5.03331%	114	1.66	x	10.2%	59.2%	55.5%

Original Amortization Term in Months

				Weighted Averages
Original Amortization Term in Months	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

Interest Only	15	$381,300,000	49.3%	5.09018%	112	1.77	x	9.8%	58.2%	58.2%
360	23	392,787,963	50.7	4.97810%	116	1.55	x	10.6%	60.2%	52.9%

Total / Wtd. Avg:	38	$774,087,963	100.0%	5.03331%	114	1.66	x	10.2%	59.2%	55.5%

Remaining Amortization Term in Months

						Weighted Averages
Remaining Amortization Term in Months			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

Interest Only			15	$381,300,000	49.3%	5.09018%	112	1.77	x	9.8%	58.2%	58.2%
350	-	359	6	69,476,218	9.0	4.91499%	109	1.53	x	10.5%	63.5%	52.9%
360	-	360	17	323,311,745	41.8	4.99166%	117	1.56	x	10.6%	59.5%	52.9%

Total / Wtd. Avg:			38	$774,087,963	100.0%	5.03331%	114	1.66	x	10.2%	59.2%	55.5%

A-2-2

ANNEX A-2

Amortization Types

				Weighted Averages
Amortization Types	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

Interest Only	15	$381,300,000	49.3%	5.09018%	112	1.77	x	9.8%	58.2%	58.2%
IO-Balloon	16	315,186,745	40.7	4.98629%	117	1.55	x	10.6%	59.4%	52.9%
Balloon	7	77,601,218	10.0	4.94483%	110	1.54	x	10.5%	63.7%	53.0%

Total / Wtd. Avg:	38	$774,087,963	100.0%	5.03331%	114	1.66	x	10.2%	59.2%	55.5%

Partial Interest Only Periods

						Weighted Averages
Partial Interest Only Periods			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

6	-	24	4	$113,000,000	14.6%	4.87883%	118	1.58	x	10.6%	59.7%	51.1%
25	-	59	5	67,087,500	8.7	5.17193%	117	1.39	x	9.6%	60.9%	54.4%
60	-	60	7	135,099,245	17.5	4.98399%	116	1.61	x	11.1%	58.3%	53.6%

Total / Wtd. Avg:			16	$315,186,745	40.7%	4.98629%	117	1.55	x	10.6%	59.4%	52.9%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)(2)

						Weighted Averages
Underwritten Net Cash Flow Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

1.31x	-	1.49x	12	$234,240,659	30.3%	5.18508%	116	1.39	x	8.9%	64.5%	59.8%
1.50x	-	1.75x	20	374,034,844	48.3	5.01858%	116	1.62	x	10.1%	56.6%	52.6%
1.76x	-	2.00x	3	46,712,461	6.0	5.03038%	116	1.82	x	11.6%	62.2%	56.4%
2.01x	-	2.25x	2	110,000,000	14.2	4.78900%	100	2.22	x	12.5%	55.2%	55.2%
2.26x	-	2.30x	1	9,100,000	1.2	4.70000%	120	2.30	x	11.3%	65.0%	65.0%

Total / Wtd. Avg:			38	$774,087,963	100.0%	5.03331%	114	1.66	x	10.2%	59.2%	55.5%

A-2-3

ANNEX A-2

Cut-off Date LTV Ratios(1)(3)

						Weighted Averages
Cut-off Date LTV Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

45.7%	-	55.7%	8	$248,223,932	32.1%	5.03306%	109	1.88	x	11.1%	52.2%	51.0%
55.8%	-	65.7%	22	400,597,967	51.8	4.94936%	116	1.58	x	10.0%	60.4%	54.8%
65.8%	-	69.9%	4	100,328,412	13.0	5.28235%	118	1.46	x	8.8%	68.6%	66.6%
70.0%	-	73.8%	4	24,937,653	3.2	5.38245%	114	1.46	x	9.6%	72.8%	66.5%

Total / Wtd. Avg:			38	$774,087,963	100.0%	5.03331%	114	1.66	x	10.2%	59.2%	55.5%

LTV Ratio at Maturity(1)(3)

						Weighted Averages
Maturity/ LTV Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

45.7%	-	49.9%	5	$130,173,932	16.8%	5.23868%	115	1.58	x	10.0%	50.3%	46.8%
50.0%	-	54.9%	10	227,410,467	29.4	4.82096%	113	1.65	x	10.4%	58.4%	52.1%
55.0%	-	59.9%	15	265,953,565	34.4	5.00944%	112	1.76	x	10.8%	59.4%	56.3%
60.0%	-	73.6%	8	150,550,000	19.4	5.21867%	117	1.55	x	9.1%	67.7%	66.7%

Total / Wtd. Avg:			38	$774,087,963	100.0%	5.03331%	114	1.66	x	10.2%	59.2%	55.5%

A-2-4

ANNEX A-2

Type of Mortgaged Properties

				Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Occupancy	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

Retail
Anchored	4	$106,087,500	13.7%	93.6%	1.46	x	8.9%	67.1%	64.5%
Super Regional Mall	1	46,479,245	6.0	96.9%	1.67	x	11.3%	51.5%	47.0%
Freestanding	6	37,834,687	4.9	100.0%	1.66	x	9.2%	55.9%	54.9%
Unanchored	3	6,591,652	0.9	100.0%	1.37	x	9.4%	66.6%	56.5%
Shadow Anchored	1	4,046,001	0.5	100.0%	1.46	x	10.2%	71.4%	59.3%
Subtotal:	15	$201,039,085	26.0%	95.9%	1.55	x	9.5%	61.4%	58.3%

Office
Suburban	8	$87,700,000	11.3%	94.5%	1.71	x	10.8%	59.9%	57.3%
CBD	2	86,000,000	11.1	96.5%	1.56	x	10.1%	58.4%	51.2%
Medical	10	26,030,000	3.4	100.0%	1.55	x	9.8%	60.1%	54.9%
Subtotal:	20	$199,730,000	25.8%	96.1%	1.63	x	10.3%	59.3%	54.3%

Hotel
Full Service	3	$124,862,461	16.1%	82.3%	2.17	x	12.4%	55.8%	54.6%
Limited Service	2	19,975,000	2.6	78.7%	1.80	x	12.4%	65.5%	54.9%
Subtotal:	5	$144,837,461	18.7%	81.8%	2.12	x	12.4%	57.1%	54.6%

Mixed Use
Retail/Multifamily	1	$48,000,000	6.2%	83.9%	1.59	x	9.0%	45.7%	45.7%
Retail/Office	1	23,000,000	3.0	66.6%	1.56	x	8.0%	56.1%	56.1%
Office/Retail	2	12,350,000	1.6	88.6%	1.31	x	9.2%	60.2%	53.5%
Subtotal:	4	$83,350,000	10.8%	79.8%	1.54	x	8.8%	50.7%	49.7%

Industrial
Warehouse	1	$9,178,412	1.2%	100.0%	1.75	x	12.0%	67.0%	55.7%
Warehouse/Distribution	6	71,553,006	9.2	100.0%	1.46	x	9.9%	64.6%	58.2%
Subtotal:	7	$80,731,418	10.4%	100.0%	1.49	x	10.1%	64.9%	57.9%

Multifamily
Mid-rise	1	$18,200,000	2.4%	97.4%	1.44	x	7.8%	59.3%	59.3%
Garden	2	15,500,000	2.0	94.9%	1.46	x	8.2%	71.9%	71.9%
Student	1	19,950,000	2.6	97.1%	1.43	x	9.5%	55.9%	47.5%
Subtotal:	4	$53,650,000	6.9%	96.6%	1.44	x	8.5%	61.7%	58.5%

Manufactured Housing
Manufactured Housing	1	$10,750,000	1.4%	97.1%	1.32	x	8.9%	55.2%	49.2%
Subtotal:	1	$10,750,000	1.4%	97.1%	1.32	x	8.9%	55.2%	49.2%

Total / Wtd. Avg:	56	$774,087,963	100.0%	92.1%	1.66	x	10.2%	59.2%	55.5%

A-2-5

ANNEX A-2

Mortgaged Properties by Location

				Weighted Averages
Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Occupancy	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

California	13	$268,750,000	34.7%	95.1%	1.58	x	9.5%	61.0%	57.8%
Washington	4	151,200,000	19.5	82.3%	2.02	x	11.3%	55.8%	55.8%
Missouri	5	62,522,746	8.1	97.2%	1.66	x	11.2%	55.0%	49.6%
Connecticut	1	48,000,000	6.2	83.9%	1.59	x	9.0%	45.7%	45.7%
Georgia	5	47,521,865	6.1	88.8%	1.58	x	10.8%	62.5%	54.5%
Wisconsin	2	34,383,006	4.4	100.0%	1.35	x	9.5%	63.6%	52.7%
Tennessee	3	27,287,461	3.5	84.4%	1.65	x	10.3%	65.3%	59.3%
Mississippi	1	19,950,000	2.6	97.1%	1.43	x	9.5%	55.9%	47.5%
Indiana	1	19,250,000	2.5	100.0%	1.34	x	10.0%	68.8%	63.9%
Texas	4	19,114,690	2.5	98.3%	1.70	x	10.8%	65.4%	61.8%
Illinois	5	16,897,822	2.2	91.7%	1.36	x	9.4%	59.1%	52.8%
Florida	3	14,185,310	1.8	100.0%	1.70	x	9.7%	63.9%	63.9%
Ohio	2	13,270,064	1.7	100.0%	1.64	x	11.3%	68.1%	56.5%
New Mexico	1	11,700,000	1.5	100.0%	1.70	x	12.3%	60.9%	56.4%
Arizona	1	8,600,000	1.1	100.0%	1.36	x	9.2%	63.7%	57.7%
Pennsylvania	1	3,840,000	0.5	100.0%	1.65	x	10.3%	57.4%	52.7%
South Carolina	2	3,555,000	0.5	100.0%	1.65	x	10.3%	57.4%	52.7%
Colorado	1	2,360,000	0.3	100.0%	1.63	x	9.8%	59.4%	54.3%
Kentucky	1	1,700,000	0.2	100.0%	1.65	x	10.3%	57.4%	52.7%

Total / Wtd. Avg:	56	$774,087,963	100.0%	92.1%	1.66	x	10.2%	59.2%	55.5%

A-2-6

ANNEX A-2

Prepayment Protection

				Weighted Averages
Prepayment Protection	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

Defeasance	29	$562,672,315	72.7%	5.05806%	113	1.67	x	10.3%	57.8%	54.4%
Yield Maintenance	6	115,315,648	14.9	4.81647%	115	1.62	x	10.7%	59.9%	51.2%
Defeasance or Yield Maintenance	3	96,100,000	12.4	5.14860%	118	1.60	x	8.8%	67.0%	67.0%

Total / Wtd. Avg:	38	$774,087,963	100.0%	5.03331%	114	1.66	x	10.2%	59.2%	55.5%

Loan Purpose

				Weighted Averages
Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)		UW NOI DY(1)	Cut-off Date LTV Ratio(1)(3)	LTV Ratio at Maturity(1)(3)

Refinance	18	$451,498,893	58.3%	5.00752%	113	1.72	x	10.5%	56.2%	52.5%
Acquisition	17	263,194,413	34.0	5.12018%	117	1.60	x	10.0%	64.0%	60.9%
Recapitalization	3	59,394,658	7.7	4.84442%	111	1.42	x	8.9%	61.4%	54.4%

Total / Wtd. Avg:	38	$774,087,963	100.0%	5.03331%	114	1.66	x	10.2%	59.2%	55.5%

(1) In the case of Loan Nos. 1, 3, 5, 6, 10 and 18, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 4, 5, 8 and 11, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the related mezzanine loan(s).

(2) With respect to Loan No. 5, the UW NCF DSCR is calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest-only period based on the assumed principal and interest payment schedule set forth in Annex G of the Preliminary Prospectus. With respect to Loan No. 8, the UW NCF DSCR is calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex H of the Preliminary Prospectus. With respect to Loan No. 11, the UW NCF DSCR is calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex I of the Preliminary Prospectus.

(3) In the case of Loan Nos. 22 and 38, the Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Preliminary Prospectus for additional details.

A-2-7

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ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

A-3-1

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Renaissance Seattle

A-3-2

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Renaissance Seattle

A-3-3

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Renaissance Seattle

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$77,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$77,000,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	9.9%	Net Rentable Area (Rooms):	557
Loan Purpose:	Refinance	Location:	Seattle, WA
Borrower:	Madison Hotel LLC	Year Built / Renovated:	1978 / 2014-2017
Sponsor(2):	Hedreen Holdings LLC	Occupancy / ADR / RevPAR	81.6% / $208.70 / $170.36
Interest Rate:	4.81000%	Occupancy / ADR / RevPAR Date:	9/30/2018
Note Date:	5/2/2017	Number of Tenants:	N/A
Maturity Date:	6/6/2027	2015 NOI:	$15,824,756
Interest-only Period:	121 months	2016 NOI:	$16,093,069
Original Term:	121 months	2017 NOI:	$16,282,562
Original Amortization:	None	TTM NOI (as of 9/2018):	$16,263,877
Amortization Type:	Interest Only	UW Occupancy / ADR / RevPAR:	81.6% / $208.70 / $170.36
Call Protection:	L(45),Def(72),O(4)	UW Revenues:	$44,885,370
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$28,882,387
Additional Debt:	Yes	UW NOI:	$16,002,982
Additional Debt Balance(1):	$50,000,000	UW NCF:	$13,758,714
Additional Debt Type(1):	Pari Passu	Appraised Value / Per Room:	$229,700,000 / $412,388
		Appraisal Date:	3/8/2017

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$228,007
Taxes:	$95,000	$116,000	N/A	Maturity Date Loan / Room:	$228,007
Insurance:	$280,000	$28,000	N/A	Cut-off Date LTV:	55.3%
FF&E Reserves:	$0	5% of Gross Income	N/A	Maturity Date LTV:	55.3%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.22x
Other:	$2,866,271	$0	N/A	UW NOI Debt Yield:	12.6%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$127,000,000	100.0%	Payoff Existing Debt	$92,423,041	72.8%
			Upfront Reserves	3,241,271	2.6%
		%	Closing Costs	385,422	0.3%
		%	Return of Equity	30,950,266	24.4%
Total Sources	$127,000,000	100.0%	Total Uses	$127,000,000	100.0%

(1)	The Renaissance Seattle Mortgage Loan (as defined below) is part of a whole loan evidenced by three pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $127.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $127.0 million Renaissance Seattle Whole Loan (as defined below).

(2)	The sponsor is also the sponsor of the mortgage loan identified on Annex A-1 to the Preliminary Prospectus as Grand Hyatt Seattle, which has a Cut-off Date Principal Balance of $33.0 million.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-4

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Renaissance Seattle

The Loan. The Renaissance Seattle mortgage loan (the “Renaissance Seattle Mortgage Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a 557-room full-service hotel located at 515 Madison Street in downtown Seattle, Washington (the “Renaissance Seattle Property”). The Renaissance Seattle Mortgage Loan is part of a whole loan that has an aggregate original principal balance of $127.0 million (the “Renaissance Seattle Whole Loan”) and is comprised of three pari passu notes, each described below. The controlling Note A-1 was contributed to the COMM 2017-COR2 trust as described in the “Whole Loan Summary” chart below. The non-controlling Notes A-2 and A-3, with an aggregate outstanding principal balance as of the Cut-off Date of $77.0 million, are being contributed to the JPMCC 2019-COR4 Trust. The relationship between the holders of the Renaissance Seattle Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Renaissance Seattle Whole Loan has an approximately 10-year term and requires interest-only payments for the term of the loan. The most recent prior financing of the Renaissance Seattle Property was not included in a securitization.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	COMM 2017-COR2	Yes
A-2	50,000,000	50,000,000	JPMCC 2019-COR4	No
A-3	27,000,000	27,000,000	JPMCC 2019-COR4	No
Total	$127,000,000	$127,000,000

The Borrower. The borrower, Madison Hotel LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure.

The Loan Sponsor. The Renaissance Seattle Whole Loan’s sponsor and the nonrecourse carve-out guarantor is Hedreen Holdings LLC. Richard Hedreen, the CEO of R.C. Hedreen Co., the parent company of Hedreen Holdings LLC, has over 50 years of experience in real estate development, acquisition, and management. Mr. Hedreen’s current real estate portfolio includes the Renaissance Seattle Property, the Grand Hyatt Seattle (also an asset in the JPMCC 2019-COR4 Trust), the Hyatt @ Olive 8 and the 7th & Pine retail and parking property which is located directly below the Grand Hyatt Seattle hotel (but is not collateral for the Grand Hyatt Seattle Loan). All the properties in Mr. Hedreen’s current portfolio are located in downtown Seattle and all were originally developed by Mr. Hedreen.

Other notable developments by Mr. Hedreen include the Hilton Seattle, the Crowne Plaza Seattle Downtown hotel and the Olive 8 Condominiums which is comprised of 229 individually owned residential condominium units located above the Hyatt @ Olive 8 hotel. The 40-story Hyatt @ Olive 8 tower has one of the largest green roofs in downtown Seattle (8,355 square feet) and is LEED silver certified.

The Property. The Renaissance Seattle Property is a 557-room, 28-story, AAA Four-Diamond rated, full-service hotel located at 515 Madison Street in downtown Seattle, Washington, within the Seattle central business district. The borrower completed the construction of the Renaissance Seattle Property in 1978. Beginning in 2014, following the extension of the original Marriott franchise agreement through August 2028, the borrower commenced an approximately $24.7 million ($44,343 per room), chain-mandated PIP encompassing guestroom renovations, elevator upgrades, noise mitigation for windows, ballroom HVAC and lighting upgrades, renovations to the public space, fitness center, 28th floor meeting room and public restroom renovations and life safety upgrades which was completed in December 2017.

The Renaissance Seattle Property features 557 newly renovated guestrooms and suites, a Maxwell’s Restaurant and Lounge, the 515 Coffee Bar & Lounge, The Fig & The Judge Restaurant which also serves as the Renaissance Seattle Property’s concierge lounge, approximately 28,000 square feet of flexible meeting space, a newly renovated fitness center, a business center and a five-level subterranean parking garage containing 193 parking spaces. The Renaissance Seattle Property offers four guestroom configurations and suites. The configurations include 274 king guestrooms (350 square feet), 207 double/double guestrooms (350 square feet), 71 corner king guestrooms (350 square feet) and five luxury suites (750 square feet). Each guestroom at the Renaissance Seattle Property includes either a king or two double beds, at least one TV, a mini-fridge, a coffeemaker, work area with desk, dual line phones with voicemail, iron and ironing board, bathrobes, in-room safe, alarm clock radio and Wi-Fi throughout. Suites include a separate sitting area.

A-3-5

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Renaissance Seattle

The Renaissance Seattle Property is located in the area known as the retail core neighborhood in downtown Seattle, a restaurant and shopping district just south of the Denny Triangle, situated near South Lake Union. According to the appraisal, the Renaissance Seattle Property is located near the area's primary generators of lodging demand including dozens of upscale retailers and restaurants, major department stores, shopping centers, hotels, office buildings and the Washington State Convention Center (“WSCC”). Because of its central location, the retail core has a substantial daytime population throughout the week. According to the appraisal, the nearby neighborhoods Denny Triangle and South Lake Union represent two of the city's fastest growing neighborhoods. Amazon’s corporate headquarters was relocated to South Lake Union in 2015.

According to the Downtown Seattle Association, Amazon's footprint totals 7.6 million square feet with another 3.1 million square feet under development. Amazon reportedly will occupy a total of 12.0 million square feet by 2022, or equal to about a fifth of the inventory of downtown's best-in-class office space.

In 2015, Expedia announced plans to relocate its headquarters from Bellevue to Downtown Seattle. The development plans will allow Expedia to transition its 3,500 employees to the Seattle campus, with full occupancy expected in 2019. Additionally, several Silicon Valley high-tech companies, such as Google and Facebook, also have a presence in Seattle. In 2016, Google announced plans to relocate its Fremont campus to South Lake Union in 2019. Google’s new campus, which began construction in the second quarter of 2017, will occupy 607,000 square feet of office space and will be able to accommodate 3,000 to 4,000 employees.

The loan sponsor also developed Seattle’s largest hotel, the Hyatt Regency located at 8th & Howell. The 1,260 room Hyatt Regency hotel broke ground in 2016, on a site previously owned by an affiliate of the loan sponsor and opened for business in December 2018. The Hyatt Regency is adjacent to the Washington State Convention Center Addition (“WSCC Addition”), which is scheduled to open in 2021. The preliminary cost of the WSCC Addition project is estimated at over $1.5 billion, and the expansion is expected to more than double the size of the existing WSCC, with an additional 440,000 square feet of meeting space planned for the project. The WSCC Addition project is expected to provide several economic benefits, including as much as $240.0 million annually in visitor spending, as many as 3,900 direct and indirect jobs, and some 6,000 jobs during construction.

The demand segmentation for the Renaissance Seattle Property consists of 50% commercial demand, 20% meeting and group demand, 15% leisure demand and 15% contract demand. The Renaissance Seattle Property’s top corporate accounts include Boeing, Pricewaterhouse, Accenture, Deloitte and Ernst & Young.

Historical Occupancy, ADR, RevPAR(1)(2)
	Competitive Set			Renaissance Seattle(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	84.3%	$225.52	$190.05	82.2%	$190.32	$156.52	97.5%	84.4%	82.4%
2016	82.2%	$232.80	$191.47	84.0%	$195.78	$164.42	102.1%	84.1%	85.9%
2017	86.5%	$244.44	$211.35	84.0%	$203.92	$171.25	97.2%	83.4%	81.0%
TTM(4)	84.0%	$230.91	$193.87	81.6%	$208.70	$170.36	97.2%	90.4%	87.9%

(1)	The minor variances between the underwriting, appraisal and above table with respect to Occupancy, ADR and RevPAR at the Renaissance Seattle Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Data provided by a third party travel research report.

(3)	Based on operating statements provided by the borrower.

(4)	TTM represents the trailing 12-month period ending on September 30, 2018.

The Renaissance Seattle Property’s immediate marketplace includes eight competitive properties. The eight primary competitors range in size from 237 to 891 rooms. Overall, when taking into account the Renaissance Seattle Property, the competitive set collectively contains an aggregate of 4,137 rooms.

In total, the loan sponsor has developed approximately 55.6% of the appraisal’s competitive set by number of hotels (five of nine) and 48.6% by number of rooms (2,012 of 4,137), and currently owns 33.3% of the appraisal’s competitive set by number of hotels (three of nine) and 32.9% by number of rooms (1,360 of 4,137).

A-3-6

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Renaissance Seattle

Competitive Hotels Profile(1)
				2016 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Occupancy	ADR	RevPAR
Renaissance Seattle(2)(3)	557	1978	28,000	84.0%	$195.78	$164.42.x
Grand Hyatt Seattle(2)	457	2001	22,000	80-85%	$230-240	$200-210 x
Hilton Seattle(4)	237	1970	6,000	90-95%	$210-220	$200-210 x
Fairmont Olympic Hotel Seattle	450	1924	17,500	65-70%	$250-260	$180-190 x
Westin Seattle	891	1929	48,000	80-85%	$210-220	$170-180 x
Marriott Seattle Waterfront Hotel	358	2003	11,000	80-85%	$260-270	$210-220 x
Hyatt @ Olive 8(2)	346	2009	10,500	80-85%	$220-230	$190-200 x
Crowne Plaza Seattle Downtown(4)	415	1983	8,500	80-85%	$170-180	$140-150 x
W Hotel Seattle	426	1999	10,000	70-75%	$230-240	$170-180 x
Total	4,137

(1)	Based on the appraisal.

(2)	Originally developed and currently owned by the loan sponsor.

(3)	The Renaissance Seattle 2016 Occupancy, ADR and RevPAR are based on operating statement provided by the borrower.

(4)	Originally developed by the loan sponsor and subsequently sold to a third party.

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	82.2%	84.0%	84.0%	81.6%	81.6%
ADR	$190.32	$195.78	$203.92	$208.70	$208.70
RevPAR	$156.52	$164.42	$171.25	$170.36	$170.36

Room Revenue	$31,735,225	$33,509,972	$34,816,678	$34,635,950	$34,635,950	$62,183	77.2%%
Food & Beverage Revenue	7,434,644	6,886,049	7,564,440	8,638,781	8,638,781	15,509	19.2%%
Other Departmental Revenue	1,738,457	1,754,032	1,683,406	1,610,639	1,610,639	2,892	3.6%%
Total Revenue	$40,908,326	$42,150,053	$44,064,524	$44,885,370	$44,885,370	$80,584	100.0%%

Room Expense	$7,679,367	$7,868,949	$8,350,870	$8,293,845	$8,293,845	$14,890	23.9%%
Food & Beverage Expense	5,876,452	6,133,686	6,238,916	6,284,901	6,284,901	11,283	72.8%%
Other Departmental Expense	462,850	475,932	574,497	565,787	565,787	1,016	35.1%%
Departmental Expenses	$14,018,669	$14,478,567	$15,164,283	$15,144,532	$15,144,532	$27,189	33.7%%
							%
Gross Operating Profit	$26,889,657	$27,671,486	$28,900,241	$29,740,838	$29,740,838	$53,395	66.3%%

Admin & General	$2,639,121	$2,720,847	$2,991,161	$3,077,181	$3,077,181	$5,525	6.9%%
Maintenance & Repairs	1,547,679	1,563,521	1,597,454	1,610,200	1,610,200	2,891	3.6%%
Utility Costs	1,046,315	1,067,538	1,112,436	1,124,860	1,124,860	2,019	2.5%%
Marketing	2,493,020	2,594,580	2,664,136	2,690,699	2,690,699	4,831	6.0%%
Franchise Fee	1,272,210	1,343,966	1,518,186	1,735,838	1,731,798	3,109	3.9%%
Management Fee	609,244	579,003	714,455	1,080,876	1,346,561	2,418	3.0%%
Property Tax	887,547	1,086,366	1,347,156	1,498,746	1,518,173	2,726	3.4%%
Insurance	337,275	349,370	357,959	341,773	321,596	577	0.7%%
Other Expenses	232,490	273,227	314,736	316,788	316,788	569	0.7%%
Total General/Unallocated Expenses	$11,064,901	$11,578,417	$12,617,678	$13,476,960	$13,737,855	$24,664	30.6%%
Net Operating Income	$15,824,756	$16,093,069	$16,282,562	$16,263,877	$16,002,982	$28,731	35.7%%
FF&E	2,107,503	2,107,503	2,203,226	2,244,268	2,244,268	4,029	5.0%%
Net Cash Flow	$13,717,253	$13,985,567	$14,079,336	$14,019,609	$13,758,714	$24,701	30.7%%

(1)	TTM column represents the trailing 12-month period ending on September 30, 2018.

(2)	Per Room values are based on 557 guest rooms.

(3)	% of Total Revenue for Room Expense, Food & Beverage Expense, and Other Departmental Expense are based on their corresponding revenue line items.

A-3-7

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Renaissance Seattle

Property Management. The Renaissance Seattle Property is managed by the R.C. Hedreen Co., which is an affiliate of the borrower.

Franchise Agreement. The Renaissance Seattle Property is subject to a franchise agreement with Marriott International, Inc. The franchise agreement commenced on March 1, 1998 and currently runs through August 14, 2028.

Escrows and Reserves. At origination, the borrower deposited (i) $2,866,271 for a PIP reserve, (ii) $280,000 for insurance premiums and (iii) $95,000 for real estate taxes.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of annual estimated tax payments, which currently equates to $116,000.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12 of annual estimated insurance premiums, which currently equates to $28,000.

FF&E Reserves – On a monthly basis, the borrower is required to escrow 5.0% of the gross operating income for the preceding month.

Lockbox / Cash Management. The Renaissance Seattle Whole Loan is structured with a hard lockbox and springing cash management. All credit card receipts are required to be deposited by credit card processing companies directly into a lockbox account, and all non-credit card receipts are required to be deposited into the lockbox account within one business day of receipt by borrower or property manager. Amounts on deposit in the lockbox account will be transferred daily to an account controlled by the borrower unless a Cash Management Period (as defined below) is continuing. During a Cash Management Period, all funds in the lockbox account are required to be deposited into a lender-controlled cash management account and will be applied to pay monthly amounts due as required under the Renaissance Seattle Whole Loan, and any excess amounts will be retained by the lender as additional collateral for the Renaissance Seattle Whole Loan.

A "Cash Management Period" will occur (i) during the continuation of an event of default or (ii) if the debt yield is less than 7.5% for any quarter (until such time that the debt yield is at least 7.5% for two consecutive quarters).

A-3-8

Structural and Collateral Term Sheet	JPMCC 2019-COR4

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A-3-9

Structural and Collateral Term Sheet	JPMCC 2019-COR4

400 South El Camino

A-3-10

Structural and Collateral Term Sheet	JPMCC 2019-COR4

400 South El Camino

A-3-11

Structural and Collateral Term Sheet	JPMCC 2019-COR4

400 South El Camino

A-3-12

Structural and Collateral Term Sheet	JPMCC 2019-COR4

400 South El Camino

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$75,000,000	Title:	Fee
Cut-off Date Principal Balance:	$75,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	9.7%	Net Rentable Area (SF):	145,179
Loan Purpose:	Refinance	Location:	San Mateo, CA
Borrower:	Romel 400, LLC	Year Built / Renovated:	1973 / 2015
Sponsor:	A.J. Batt	Occupancy:	96.0%
Interest Rate:	4.69700%	Occupancy Date:	11/1/2018
Note Date:	11/28/2018	Number of Tenants:	21
Maturity Date:	12/6/2028	2015 NOI:	$5,305,486
Interest-only Period:	24 months	2016 NOI:	$5,706,746
Original Term:	120 months	2017 NOI:	$6,009,997
Original Amortization:	360 months	TTM NOI (as of 9/2018):	$7,377,820
Amortization Type:	IO–Balloon	UW Economic Occupancy:	95.0%
Call Protection:	Grtr1%orYM(116),O(4)	UW Revenues:	$10,328,734
Lockbox / Cash Management:	Soft / Springing	UW Expenses:	$2,583,895
Additional Debt:	N/A	UW NOI:	$7,744,839
Additional Debt Balance:	N/A	UW NCF:	$7,319,465
Additional Debt Type:	N/A	Appraised Value / Per SF:	$128,000,000 / $882
		Appraisal Date:	10/9/2018

Escrows and Reserves(1)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$517
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$444
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	58.6%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	50.3%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	1.57x
Other	$0	$0	N/A	UW NOI Debt Yield:	10.3%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Mortgage Loan		$75,000,000	100.0%	Payoff Existing Debt	$55,419,285	73.9%
				Closing Costs	492,155	0.7%
				Return of Equity	19,088,559	25.5%
Total Sources	$75,000,000	100.0%		Total Uses	$75,000,000	100.0%

(1)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The 400 South El Camino loan (the “400 South El Camino Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $75.0 million and is secured by a first mortgage lien on the borrower’s fee interest in a 14-story, 145,179 square foot Class A office building located in the central business district (“CBD”) of downtown San Mateo, California (the “400 South El Camino Property”). The 400 South El Camino Mortgage Loan has a 10-year term and, following a two-year interest-only period, will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the 400 South El Camino Mortgage Loan is Romel 400, LLC, a Delaware limited liability company structured to be bankruptcy remote with one independent director.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is A.J. Batt. Mr. Batt founded ATEL Financial Services in 1977. During his tenure as founder and CEO, ATEL was one of the world’s largest equipment leasing companies, reportedly with a portfolio of equipment leases in excess of $1.5 billion. Mr. Batt sold ATEL in 2001 and has since been investing in real estate through his primary investment vehicles. Mr. Batt owns interests in over 20 commercial real estate properties located mainly in and around San Francisco.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

400 South El Camino

The Property. The 400 South El Camino Property is a 14-story, 145,179 square foot Class A office building located on South El Camino Real in San Mateo, California within the main business district and retail core and walking distance from the San Mateo Caltrain Station, which provides rail service through the West Bay cities of San Francisco, Burlingame, Palo Alto, and down to Sunnyvale and Santa Clara. The 400 South El Camino Property is the one of the tallest buildings in San Mateo, features floor-to-ceiling windows providing expansive views of the San Francisco Bay, includes 10,400 square foot floorplates and an adjoining six-story, 254-space parking garage providing a parking ratio of 1.75 spaces per 1,000 square feet of net rentable area (“NRA”). In addition to its proximity to the amenities and entertainment located in downtown San Mateo, the 400 South El Camino Property offers office tenants a location that is approximately equidistant to the major population and commercial centers of San Francisco, Silicon Valley and the East Bay.

The 400 South El Camino Property was originally constructed in 1973 and has been renovated over the years, most recently in 2015. The 400 South El Camino Property has benefitted from its location in the downtown area of San Mateo and exhibits an average occupancy of 95.0% dating back to 2009. Due to a lack of new supply, challenging zoning regulations, high land costs and lack of available development sites, this occupancy average is expected to persist into the future. As of November 1, 2018, the 400 South El Camino Property was 96.0% leased to 21 tenants under 30 leases at weighted average rents equal to $66.35 per square foot which is approximately 19.9% below market compared to the appraisal’s market rental rate of $82.80 per square foot. Approximately 36.8% of NRA and 42.5% of underwritten base rent is attributable to investment grade tenants which include the Alibaba Group (29.3% of NRA; rated A1/A+/A+ by Moody’s/Fitch/S&P), UBS (5.4% of NRA; rated NR/NR/A- by Moody’s/Fitch/S&P) and TD Ameritrade (2.1% of NRA; rated A2/NR/A by Moody’s/Fitch/S&P).

The largest tenant, Alibaba Group (42,549 square feet; 29.3% of NRA; 34.3% of Underwritten Base Rent; rated A1/A+/A+ by Moody’s/Fitch/S&P) (NYSE: BABA, approximately $401.5 billion market cap as of January 24, 2019), is a Chinese multinational conglomerate specializing in e-commerce and AI technology. The 400 South El Camino Property serves as the tenant’s U.S. headquarters. Founded in 1999, the company provides consumer-to-consumer, business-to-consumer, and business-to-business sales services via online marketplaces, electronic payment services, shopping search engines, and cloud computing services. The company’s $25.0 billion initial public offering in 2014 was the largest in history at the time. It has also been named one of the world’s most admired companies by Fortune, placing 300 on the Fortune 500 list in 2017. Alibaba Group leases four floors on coterminous leases expiring on July 31, 2023 at rents that are approximately 20.5% below market. The Alibaba Group lease includes one, three-year renewal option and no termination options. Alibaba Group currently subleases 5,284 square feet through June 2023 at $69.00 per square foot which equates to a 4.9% premium to their contract rent of $65.79 per square foot. For further discussion on this subleasing arrangement, please see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Other” in the Preliminary Prospectus.

The second largest tenant, ZS Associates (28,885 square feet; 19.9% of NRA; 14.6% of Underwritten Base Rent), is a U.S. management consulting firm headquartered in Evanston, IL, that provides advisory services primarily in the pharmaceutical, biotechnology and healthcare industries. ZS Associates has its strongest presence in healthcare, with standing working relationships with 49 of the 50 largest drug-makers and 17 of the 20 largest medical device makers in the industry. In 2017, ZS Associates was rated by Consulting Magazine as the 10th best firm to work for. ZS Associates is one of the longest tenured tenants, having occupied space at the 400 South El Camino Property since January 2002. ZS Associates has coterminous leases expiring on April 30, 2022, with no termination options and two, five-year renewal options. Rents under the ZS Associates leases are approximately 43.8% below market and the tenant currently subleases 18,331 square feet through April 2022 at $65.97 per square foot which equates to a 45.3% premium to their contract rent of $45.40 per feet.

The third largest tenant, Barulich Dugoni Law Group (10,347 square feet; 7.1% of NRA; 6.2% of Underwritten Base Rent), provides legal advisory services. The 400 South El Camino Property serves as the tenant’s headquarters. Founded in 1989, the firm’s practice areas include estate planning, probate and trust administration, probate and trust litigation, business planning, non-profit planning and support, and taxation. Barulich Dugoni Law Group leases the entire 10th floor on a lease expiring on September 30, 2019, with no termination options and one, five-year renewal option. Rent under the Barulich Dugoni Law Group lease is approximately 33.4% below market.

The 400 South El Camino Property is located in the San Mateo-Downtown North submarket, within the greater San Francisco office market. As of the third quarter of 2018, the greater San Francisco office market consisted of approximately 172.5 million square feet across 3,928 buildings with an overall market vacancy of 6.3% and average asking rents of approximately $61.15 per square foot. The San Mateo-Downtown North submarket consists of approximately 1.7 million square feet and contains approximately 166 buildings with an overall market vacancy of 9.7% and average market asking rents of $54.60 per square foot. According to the appraisal, the 400 South El Camino Property is a top competitor in its immediate area achieving rental rates above the MSA’s average for similar properties and is the primary Class A office building within the City of San Mateo. The 400 South El Camino Property has been renovated to meet current market standards and as such should remain a top competitor in its market segment.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

400 South El Camino

Given its recognition as the top competitor within San Mateo’s downtown area, the appraisal concluded it was necessary to research competing properties outside of the subject’s immediate area for rent comparables. The appraisal included seven closed office transactions and one active office listing in suburban cities along the San Francisco Peninsula for a total of eight rent comparables. Of the eight comparables, five were triple net (“NNN”) with the remaining three full service gross (“FSG”). The five NNN rent comparables range from $61.80 to $84.00 per square foot with a weighted average of approximately $71.08 per square foot NNN. The three FSG rent comparables range from $72.00 to $87.00 per square foot with a weighted average of approximately $85.37 per square foot FSG.

Historical and Current Occupancy(1)
2009	2010	2011	2012	2013	2014	2015	2016	2017	Current(2)
88.9%	93.0%	98.8%	97.4%	89.4%	100.0%	100.0%	95.5%	91.5%	96.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of November 1, 2018.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Alibaba Group(4)(5)	A1 / A+ / A+	42,549	29.3%	$73.91	34.0%	7/31/2023
ZS Associates(4)(5)	NR / NR / NR	28,885	19.9%	$46.78	14.6%	4/30/2022
Barulich Dugoni Law Group(5)	NR / NR / NR	10,347	7.1%	$55.17	6.2%	9/30/2019
UBS(5)	NR / NR / A-	7,833	5.4%	$66.20	5.6%	3/31/2024
Sanderling Mgmt. Co, LLC(5)	NR / NR / NR	6,641	4.6%	$52.52	3.8%	9/30/2020
Pacific Hotel Mgmt, LLC(5)	NR / NR / NR	5,147	3.5%	$82.51	4.6%	1/31/2021
Lateral Investment Management(5)	NR / NR / NR	5,031	3.5%	$88.44	4.8%	3/31/2025
Brain Technologies(5)	NR / NR / NR	3,546	2.4%	$82.80	3.2%	3/31/2021
ICP Services, LLC(5)	NR / NR / NR	3,196	2.2%	$73.60	2.5%	9/30/2020
TD Ameritrade(5)	A2 / NR / A	3,107	2.1%	$84.28	2.8%	4/30/2023

(1)	Based on the underwritten rent roll dated as of November 1, 2018.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF includes average rent over the lease term for investment grade tenants Alibaba Group ($345,215), UBS ($42,462) and TD Ameritrade ($31,612) and includes $129,350 of contractual rent steps through January 2020 for certain tenants.

(4)	Alibaba Group subleases a portion of its space totaling 5,284 square feet through June 2023 at approximately a 4.9% premium to their contract rent. ZS Associates subleases a portion of its space totaling 18,331 square feet through April 2022 at approximately a 45.3% premium to their contract rent.

(5)	Alibaba Group has one, three-year renewal option remaining, ZS Associates have two, five-year renewal options remaining, Barulich Dugoni Law Group has one, five-year renewal option remaining, UBS has two, five-year renewal options remaining, Sanderling Mgmt. Co, LLC has one, five-year renewal option remaining, Pacific Hotel Mgmt, LLC has one, five-year renewal option remaining, Lateral Investment Management has one, five-year renewal option remaining, Brain Technologies has one, three-year renewal option remaining, ICP Services, LLC has one, three-year renewal option remaining and TD Ameritrade has one, five-year renewal option remaining.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	5,863	4.0%	NAP	NAP	5,863	4.0%	NAP	NAP
2019 & MTM	2	13,141	9.1%	$750,090	8.1%	19,004	13.1%	$750,090	8.1%
2020	2	9,837	6.8%	584,011	6.3%	28,841	19.9%	$1,334,101	14.4%
2021	5	14,048	9.7%	1,090,806	11.8%	42,889	29.5%	$2,424,907	26.2%
2022	8	34,812	24.0%	1,861,314	20.1%	77,701	53.5%	$4,286,220	46.4%
2023	8	48,565	33.5%	3,653,957	39.5%	126,266	87.0%	$7,940,177	85.9%
2024	2	10,896	7.5%	731,603	7.9%	137,162	94.5%	$8,671,780	93.8%
2025	1	5,031	3.5%	444,951	4.8%	142,193	97.9%	$9,116,731	98.6%
2026	0	0	0.0%	0	0.0%	142,193	97.9%	$9,116,731	98.6%
2027	1	2,067	1.4%	126,513	1.4%	144,260	99.4%	$9,243,244	100.0%
2028	0	0	0.0%	0	0.0%	144,260	99.4%	$9,243,244	100.0%
2029	0	0	0.0%	0	0.0%	144,260	99.4%	$9,243,244	100.0%
2030 & Beyond	1	919	0.6%	0	0.0%	145,179	100.0%	$9,243,244	100.0%
Total	30	145,179	100.0%	$9,243,244	100.0%

(1)	Based on the underwritten rent roll dated November 1, 2018.
(2)	Base Rent Expiring includes $419,290 of straight line rent and $129,350 of contractual rent steps through January 2020, for certain tenants.

A-3-15

Structural and Collateral Term Sheet	JPMCC 2019-COR4

400 South El Camino

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$6,796,990	$7,312,835	$7,507,699	$8,839,633	$8,694,604	$59.89	80.2%
Straight Line Rent(3)	0	0	0	0	419,290	2.89	3.9
Contractual Rent Steps(4)	0	0	0	0	129,350	0.89	1.2
Vacant Income	0	0	0	0	488,820	3.37	4.5
Gross Potential Rent	$6,796,990	$7,312,835	$7,507,699	$8,839,633	$9,732,064	$67.03	89.8%
Total Reimbursements	267,172	239,350	323,125	412,238	446,219	3.07	4.1
Total Other Income(5)	294,172	434,435	513,013	511,481	659,365	4.54	6.1
Net Rental Income	$7,358,335	$7,986,620	$8,343,837	$9,763,351	$10,837,649	$74.65	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(508,914)	(3.51)	(5.0)
Effective Gross Income	$7,358,335	$7,986,620	$8,343,837	$9,763,351	$10,328,734	$71.14	95.3%
Total Expenses	$2,052,848	$2,279,874	$2,333,841	$2,385,531	$2,583,895	$17.80	25.0%
Net Operating Income	$5,305,486	$5,706,746	$6,009,997	$7,377,820	$7,744,839	$53.35	75.0%
Total TI/LC, CapEx/RR	0	0	0	0	425,374	2.93	4.1
Net Cash Flow	$5,305,486	$5,706,746	$6,009,997	$7,377,820	$7,319,465	$50.42	70.9%

(1)	TTM column represents the trailing 12-month period ending on September 30, 2018.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Based on the average rent over the lease term for Alibaba Group ($345,215), UBS ($42,462) and TD Ameritrade ($31,612).

(4)	Based on the contractual rent steps through January 2020 for certain tenants.

(5)	Underwritten Total Other Income includes TTM parking income ($474,604), TTM other income ($36,877) and the in-place cell tower lease ($147,884) which has historically been included Gross Potential Rent in the historical cash flows.

Property Management. The 400 South El Camino Property is managed by Orchard Commercial, Inc, a third party management company.

Escrows and Reserves.

Tax Escrows – On a monthly basis, during the continuance of a Cash Management Period (as defined below), the borrower is required to escrow 1/12 of the projected annual estimated tax payments.

Insurance Escrows – On a monthly basis, during the continuance of a Cash Management Period, the borrower is required to escrow 1/12 of the projected annual estimated insurance premiums.

Replacement Reserves – On a monthly basis, during the continuance of a Cash Management Period, the borrower is required to escrow 1/12 of an amount estimated by the lender into a replacement reserve.

TI/LC Reserves – The borrower is required to escrow all lease termination payments into a TI/LC reserve.

Lockbox / Cash Management. The 400 South El Camino Mortgage Loan is structured with a soft lockbox and springing cash management. All rents are required to be deposited into a lockbox account within two business day of receipt by the borrower or property manager. All funds in the lockbox account are required to be swept daily into the borrowers’ operating account, unless a Cash Management Period (as defined below) is continuing. Upon the occurrence of a Cash Management Period, funds in the lockbox account will be swept daily into a lender-controlled account, from which account such funds will be disbursed on each payment date in accordance with the loan documents and any excess will be retained by the lender as additional collateral for the 400 South El Camino Mortgage Loan.

A "Cash Management Period" will commence upon an event of default under the 400 South El Camino Mortgage Loan documents.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

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A-3-17

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Liberty Station Retail

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Liberty Station Retail

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Liberty Station Retail

A-3-20

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Liberty Station Retail

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$67,000,000	Title(5):	Fee/Leasehold
Cut-off Date Principal Balance(1):	$67,000,000	Property Type – Subtype:	Retail – Anchored
% of Pool by IPB:	8.7%	Net Rentable Area (SF):	327,704
Loan Purpose:	Acquisition	Location:	San Diego, CA
Borrowers(2):	Various	Year Built / Renovated(6):	Various / 2009
Sponsors(3):	Seligman & Associates, Inc.,	Occupancy:	92.4%
	Pendulum Property Partners, LLC	Occupancy Date:	8/1/2018
Interest Rate:	5.23000%	Number of Tenants:	69
Note Date:	11/15/2018	2015 NOI:	$6,333,620
Maturity Date:	12/1/2028	2016 NOI:	$7,700,055
Interest-only Period:	120 months	2017 NOI(7):	$7,650,638
Original Term:	120 months	TTM NOI (as of 8/2018)(7):	$9,052,432
Original Amortization:	None	UW Economic Occupancy:	94.8%
Amortization Type:	Interest Only	UW Revenues:	$13,968,591
Call Protection(4):	L(25),Grtr1%orYM(1),	UW Expenses:	$4,609,164
	DeforGrtr1%orYM(91),O(3)	UW NOI:	$9,359,427
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$8,982,567
Additional Debt:	Yes	Appraised Value / Per SF:	$170,000,000 / $519
Additional Debt Balance(1):	$50,000,000	Appraisal Date:	10/1/2018
Additional Debt Type(1):	Pari Passu

Escrows and Reserves(8)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$357
Taxes:	$515,493	$103,098	N/A	Maturity Date Loan / SF:	$357
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	68.8%
Replacement Reserves:	$4,074	$4,074	N/A	Maturity Date LTV:	68.8%
TI/LC:	$27,159	$27,309	$1,638,520	UW NCF DSCR:	1.45x
Other:	$1,202,027	$0	N/A	UW NOI Debt Yield:	8.0%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Whole Loan(1)	$117,000,000	68.6%		Purchase Price(9)	$165,357,991	97.0%
Sponsor Equity	53,514,050	31.4%		Closing Costs	3,407,306	2.0
				Upfront Reserves	1,748,753	1.0
Total Sources	$170,514,050	100.0%		Total Uses	$170,514,050	100.0%

(1)	The Liberty Station Retail loan is part of a whole loan evidenced by three pari passu notes with an aggregate original principal balance as of the Cut-off Date of $117.0 million. Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $117.0 million Liberty Station Retail Whole Loan (as defined below).

(2)	The borrowers are Seligman Liberty Station, LLC, Seligman Liberty Station II LLC, Seligman Liberty Station III LLC, Seligman Liberty Station IV LLC, and Seligman Liberty Station V LLC, each a Delaware limited liability company structured to be a bankruptcy remote entity with two independent directors in its organizational structure (collectively, the “Borrowers”).

(3)	Seligman & Associates, Inc. is the guarantor of the nonrecourse carve-outs under the Liberty Station Retail Whole Loan (as defined below) documents.

(4)	The Borrowers have the option to (i) prepay the full $117.0 million Liberty Street Station Whole Loan after January 1, 2021, with payment of a yield maintenance premium, or (ii) defease the full $117.0 million Liberty Station Retail Whole Loan at any time after the date that is 24 months after the closing date of the securitization that includes the last note to be securitized.

(5)	A portion of the collateral includes the Borrowers’ leasehold interests in each of the five parcels of the Liberty Station Retail Property (as defined below), ground leased from the Redevelopment Agency of the City of San Diego as the ground lessor. The annual ground lease rental payment for each ground lease is $1, which was prepaid at the beginning of the term. The Borrowers own the Liberty Station Retail Property as tenants-in-common. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the Preliminary Prospectus for additional information.

(6)	The Liberty Station Retail Property consists of five sections known as The Landing, Liberty Station Marketplace, North Chapel, Building 193 and Harbor Square that were constructed in 1923, 1932, 1942, 1942 and 2007, respectively.

(7)	The increase in TTM NOI from 2017 NOI is primarily attributable to eight new triple net leases accounting for $744,561 in annual gross rent at the Liberty Station Retail Property.

(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(9)	The stated purchase price of the Liberty Station Retail Property was approximately $168.0 million, which is inclusive of an $11.0 million prepayment penalty paid by the sponsors at loan origination. The Purchase Price above is also net of seller proration’s in the amount of approximately $2,622,009 associated with rent collections, reimbursements and security deposits.

A-3-21

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Liberty Station Retail

The Loan. The Liberty Station Retail loan is secured by a first mortgage lien on the borrowers’ fee and leasehold interests in a 327,704 square foot anchored retail center located in San Diego, California. The whole loan has an aggregate outstanding principal balance as of the Cut-off Date of $117.0 million (the “Liberty Station Retail Whole Loan”) and is comprised of three pari passu notes, each as described below. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $67.0 million, will be contributed to the JPMCC 2019-COR4 Trust. The relationship between the holders of the Liberty Station Retail Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Liberty Station Retail Whole Loan has a 10-year term and will be interest-only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$67,000,000	$67,000,000	JPMCC 2019-COR4	Yes
A-2	20,000,000	20,000,000	JPMCB	No
A-3	30,000,000	30,000,000	Benchmark 2019-B9	No
Total	$117,000,000	$117,000,000

The Borrowers. The borrowers are Seligman Liberty Station, LLC, Seligman Liberty Station II LLC, Seligman Liberty Station III LLC, Seligman Liberty Station IV LLC, and Seligman Liberty Station V LLC, each a Delaware limited liability company structured to be a bankruptcy remote entity with two independent directors in its organizational structure (collectively, the “Borrowers”). The Borrowers own the Liberty Station Retail Property (as defined below) as tenants-in-common.

The Loan Sponsors. The loan sponsors are Seligman & Associates, Inc. (“Seligman & Associates”), which also serves as the nonrecourse carve-out guarantor of the Liberty Station Retail Whole Loan, and Pendulum Property Partners, LLC (“Pendulum”). Seligman & Associates, along with founder Irving R. Seligman, founded the Seligman Group in 1954, the parent company of Seligman & Associates. The Seligman Group specializes in development, acquisition and management of commercial and residential properties throughout the western U.S. Pendulum is an owner, operator, developer and management firm of commercial and multi-family real estate assets, creating and executing value-enhancing strategies. Pendulum currently manages on behalf of The Seligman Group, as its agent and asset manager, an asset portfolio of over 2.8 million square feet of office, retail and industrial assets, as well as 800 apartment units in San Francisco, Los Angeles, Orange County, Hawaii and Las Vegas.

The Property. The property is an approximately 327,704 square foot, anchored retail center located in San Diego, California (the “Liberty Station Retail Property”), and serves as collateral for the Liberty Station Retail Whole Loan. Originally constructed in various stages from 1923 to 2007, and most recently renovated in 2009, the Liberty Station Retail Property is situated on an approximately 21.5 acre site that was previously a naval training center. The City of San Diego approved the redevelopment of a portion of the training center and established the area as a site for an approximately 360-acre urban village, of which the Liberty Station Retail Property is a part. The Liberty Station Retail Property consists of 18 buildings that are dispersed across five different sections within the larger development, each offering a different retail experience. The design of the urban village is focused on entertainment, restaurants, and daily needs along with various experiential components geared towards keeping customers on-site.

As of August 1, 2018, the Liberty Station Retail Property was 92.4% leased by a granular and diverse roster of 69 tenants under 71 leases. Fifty-four of the tenants are retail, restaurant and entertainment tenants, totaling 260,824 square feet, and 15 tenants are office tenants, totaling 41,813 square feet. The Liberty Station Retail Property is anchored by VONS Companies, Stone Brewing Co., Liberty Public Market, Trader Joes and Corvette Diner, which collectively represent approximately 38.4% of net rentable area and approximately 29.6% of underwritten base rent. The Liberty Station Retail Property has experienced recent leasing momentum, with 30 tenants accounting for 104,794 square feet and 39.6% of underwritten base rent, having renewed or signed new leases since May 2017. Gross annual sales for 2018 at the Liberty Station Retail Property were approximately $70.2 million for tenants that are required to report sales. The Liberty Station Retail Property reports average restaurant sales exceeding $578 per square foot.

A-3-22

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Liberty Station Retail

The largest tenant at the Liberty Station Retail Property, VONS Companies, leases 51,839 square feet and accounts for approximately 12.2% of underwritten base rent. Founded in 1906, VONS Companies is a southern California supermarket chain that provides a wide array of grocery and general merchandise items. VONS Companies has 273 stores throughout southern California and Nevada, and also operates grocery delivery services in major U.S. Cities and suburbs as well as offering online ordering capabilities. VONS Companies leases its space through October 2027 with four five-year extension options remaining. VONS Companies is located at Liberty Station Marketplace. The second largest tenant at the Liberty Station Retail Property, Stone Brewing Co., leases 22,514 square feet and accounts for approximately 5.2% of underwritten base rent. Stone Brewing Co. has been at the Liberty Station Retail Property since 2011 and is the eighth largest craft brewery in the U.S. Stone Brewing Co. has been listed as one of the fastest growing private companies from Inc. 500 | 5,000 11 times. Stone Brewing Co. has accentuated the location’s historical naval presence through its layout, which replicates a military mess hall. The space also includes a large indoor and outdoor eating space, bars and games. Stone Brewing Co. leases its space through August 2027 with three five-year extension options remaining. The third largest tenant at the Liberty Station Retail Property, Liberty Public Market, leases 21,929 square feet of net rentable area and accounts for approximately 6.0% of underwritten base rent. Liberty Public Market was the first public market in San Diego offering an extensive variety of culinary options under one roof. Liberty Public Market is open seven days a week, and the space is home to 27 vendors with an additional five vendors expected to be added. Liberty Public Market leases its space through January 2026 with two five-year extension options remaining. Both Stone Brewing Co. and Liberty Public Market are located at The Landing.

The Liberty Station Retail Property is located approximately 4.3 miles from downtown San Diego and adjacent to San Diego Bay. The Liberty Station Retail Property is located in the Point Loma/Sports Arena retail submarket in San Diego. Point Loma is a peninsula community, which is surrounded by the Pacific Ocean and Ocean Beach. Point Loma, outside of its high concentration of military bases, is primarily a residential community with high barriers to entry for retail developments. Regional access to the Liberty Station Retail Property is provided by Interstate-8 and Interstate-5. The Liberty Station Retail Property is approximately 1.3 miles away from the San Diego International Airport.

According to the appraisal, the 2018 estimated population within a one-, three- and five-mile radius of the Liberty Station Retail Property is 17,380, 102,941, and 306,665, respectively. Additionally, the median household income within a one-, three- and five-mile radius of the Liberty Station Retail Property is $77,924, $72,713, and $66,192, respectively. The median household income within a five-mile radius is 14.3% higher than the estimated 2018 California median household income of $57,920. According to a third party information provider as of November 2018, retail vacancy within the Point Loma/Sports Arena retail submarket is 3.2%, which is lower than the 3.8% weighted average vacancy rate within the submarket over the last four years.

The appraisal considered comparable leases from eight retail centers in the San Diego-Carlsbad, CA Metropolitan Statistical Area located between 10.8 and 25.4 miles from the Liberty Station Retail Property. Comparable leases range from approximately 1,090 square feet to approximately 3,655 square feet and base rent per square foot ranges from $33.60 to $87.00 per square foot. The appraiser also identified seven anchor retail leases in the San Diego-Carlsbad, CA, Metropolitan Statistical Area as the competitive set for the Liberty Station Retail Property. Comparable anchor leased areas ranged from 12,078 square feet to 32,000 square feet. The competitive base rent per square foot ranges from $19.92 to $32.52. Base rent per square foot is associated with the total weighted average of the anchor tenants lease terms and underwritten based rent per square foot at the Liberty Station Retail Property. The weighted average base rent per square foot for all leasing at the Liberty Station Retail Property is approximately $31.92, which compares favorably to the appraisal’s concluded market rent of $32.67 per square foot.

Historical Occupancy(1)
	2015	2016	2017	Current(2)
Occupancy	85.0%	91.0%	92.0%	92.4%
(1)	As provided by the borrower and which represents the average occupancy for the indicated year unless otherwise specified.

(2)	Current Occupancy is based on the August 1, 2018 rent roll, including recently executed leases.

A-3-23

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Liberty Station Retail

Collateral Tenant Summary
Tenant	Section	Ratings Moody’s/S&P/ Fitch(1)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	Lease Expiration	% of Total Base Rent	Most Recent Sales PSF(3)(4)	Occupancy Cost(3)(4)
VONS Companies	Marketplace	B3/B/NR	51,839	15.8%	$22.70	10/31/2027	12.2%	$390	6.8%
Stone Brewing Co.	The Landing	NR/NR/NR	22,514	6.9	$22.37	8/31/2027	5.2	NAV	NAV
Liberty Public Market	The Landing	NR/NR/NR	21,929	6.7	$26.22	1/31/2026	6.0	$641	6.8%
828 Events	The Landing	NR/NR/NR	14,896	4.5	$36.89	5/31/2029(5)	5.7	$187	28.7%
Trader Joe’s	Marketplace	NR/NR/NR	14,843	4.5	$23.76	3/31/2022	3.7	NAV	NAV
Corvette Diner	The Landing	NR/NR/NR	14,801	4.5	$16.65	6/21/2024	2.6	NAV	NAV
Metron Inc.	Building 193	NR/NR/NR	10,658	3.3	$40.17	8/1/2025	4.4	NAV	NAV
Advanced Reservation	Marketplace	NR/NR/NR	6,014	1.8	$34.78	10/22/2019	2.2	NAV	NAV
Navy Federal Credit Union	Marketplace	NR/NR/NR	5,643	1.7	$39.68	5/31/2022	2.3	NAV	NAV
Scripps	Marketplace	Baa3/NR/BBB-	5,582	1.7	$36.00	2/1/2024	2.1	NAV	NAV
Subtotal / Wtd. Avg.			168,719	51.5%	$26.47		46.2%
Remaining Tenants			133,918	40.9%	$38.78		53.8%
Vacant			25,067	7.6%	NAP		NAP
Total / Wtd. Avg.			327,704	100.0%	$31.92		100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Base Rent PSF reflects the following: (a) in-place leases based on the August 1, 2018 rent roll, and (b) contractual rent steps through October 2019 totaling approximately $205,310.

(3)	Not all tenants at the Liberty Station Retail Property are required to report sales. Occupancy Cost is inclusive of underwritten base rent and total reimbursements.

(4)	Most Recent Sales PSF and Occupancy Cost for 828 Events are associated with 6,119 square feet currently occupied by the tenant. In January 2019, 828 Events leased an additional 8,777 square feet, for which Most Recent Sales PSF and Occupancy Cost figures are not available.

(5)	6,119 square feet associated with 828 Events has a lease expiration date of April 30, 2030.

Lease Rollover Schedule
Year	Number of Leases Expiring(1)	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(1)(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	25,067	7.6%	NAP	NAP	25,067	7.6%	NAP	NAP
2019 & MTM	5	11,006	3.4	$387,315	4.0%	36,073	11.0%	$387,315	4.0%
2020	10	23,603	7.2	827,540	8.6	59,676	18.2%	$1,214,854	12.6%
2021	6	13,408	4.1	447,399	4.6	73,084	22.3%	$1,662,254	17.2%
2022	19	59,174	18.1	2,317,698	24.0	132,258	40.4%	$3,979,952	41.2%
2023	5	13,336	4.1	505,711	5.2	145,594	44.4%	$4,485,663	46.4%
2024	4	24,356	7.4	589,964	6.1	169,950	51.9%	$5,075,627	52.5%
2025	3	14,800	4.5	569,223	5.9	184,750	56.4%	$5,644,849	58.4%
2026	4	29,827	9.1	863,588	8.9	214,577	65.5%	$6,508,437	67.4%
2027	9	89,382	27.3	2,244,970	23.2	303,959	92.8%	$8,753,407	90.6%
2028	4	8,849	2.7	356,432	3.7	312,808	95.5%	$9,109,838	94.3%
2029	1	8,777	2.7	315,972	3.3	321,585	98.1%	$9,425,810	97.6%
2030 & Beyond	1	6,119	1.9	233,501	2.4	327,704	100.0%	$9,659,311	100.0%
Total	71	327,704	100.0%	$9,659,311	100.0%
(1)	Number of Leases Expiring and Base Rent Expiring excludes seven temporary/kiosk tenants who operate under short term leases who are not included in underwritten rent.

(2)	Base Rent Expiring reflects the following: (a) in-place leases based on the August 1, 2018 rent roll and (b) contractual rent steps through October 2019 totaling approximately $205,310.

A-3-24

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Liberty Station Retail

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$7,296,384	$8,336,929	$8,927,236	$9,246,582	$9,659,311	$29.48	65.6%
Vacant Income(4)	0	0	0	0	761,030	2.32	5.2
Gross Potential Rent	$7,296,384	$8,336,929	$8,927,236	$9,246,582	$10,420,341	$31.80	70.7%
Percentage Rent(5)	0	25,137	197,253	280,348	251,454	0.77	1.7
Other Reimbursements	1,949,680	2,616,920	2,617,534	3,206,254	4,015,985	12.25	27.3
Other Income(6)	16,469	8,828	10,607	6,019	41,841	0.13	0.3
Net Rental Income	$9,262,534	$10,987,815	$11,752,629	$12,739,202	$14,729,621	$44.95	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(761,030)	(2.32)	(5.4)
Effective Gross Income	$9,262,534	$10,987,815	$11,752,629	$12,739,202	$13,968,591	$42.63	100.0%
Total Operating Expenses	$2,928,914	$3,287,760	$4,101,991	$3,686,770	$4,609,164	$14.07	33.0%
Net Operating Income(7)	$6,333,620	$7,700,055	$7,650,638	$9,052,432	$9,359,427	$28.56	67.0%
Total TI/LC, Capex/RR	0	0	0	0	376,860	1.15	2.7
Net Cash Flow	$6,333,620	$7,700,055	$7,650,638	$9,052,432	$8,982,567	$27.41	64.3%
(1)	TTM represents the trailing 12-month period ending August 31, 2018.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents Effective Gross Income for the remainder of fields.

(3)	Underwritten Rents in Place include contractual rent steps underwritten through October 2019 totaling approximately $205,310.

(4)	Underwritten Vacant Income is inclusive of seven vacant units at the Liberty Station Retail Property totaling 25,067 square feet, which includes one tenant that is currently in occupancy but has given notice to vacate and all kiosk space.

(5)	Underwritten Percentage Rent is associated with the estimated percentage rent payments for Captain Fish, Ikiru Sushi, Fig Tree Liberty, Luke 1909 and Breakfast Republic based on trailing 12 month sales.

(6)	Other Income is inclusive of cell tower income from executed Verizon lease, late fees and NSF fees, and administrative fees.

(7)	The increase in TTM Net Operating Income from 2017 Net Operating Income is primarily attributable to eight new triple net leases accounting for $744,561 in annual gross rent at the Liberty Station Retail Property.

Property Management. The property is managed by Seligman & Associates, LLC, an affiliate of the Borrowers acting as the prime manager, and RiverRock Real Estate Group, Inc., acting as the sub-manager (collectively, the “Manager”). The prime manager supervises the sub-manager, ensuring the property is operated in accordance with set operational standards.

Escrows and Reserves. At loan origination, the Borrowers deposited $970,683 for outstanding tenant improvements and leasing commissions in connection with five leases, $515,493 for upfront tax reserves, $231,344 for free rent credits in connection with five leases, $27,159 for upfront tenant improvements and leasing commission reserves and approximately $4,074 for upfront replacement reserves.

Tax Escrows – On a monthly basis, the Borrowers are required to deposit an amount equal to 1/12 of the estimated annual real estate taxes, which currently equates to $103,098.

Insurance Escrows – Insurance escrows are waived so long as the Liberty Station Retail Property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each payment date, the Borrowers will be required to fund an insurance reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Escrows – The Borrowers are required to pay to the lender on each payment date an amount equal to $4,074 for replacement reserves (or approximately $0.15 per square foot annually). The reserve is not subject to a cap.

TI/LC Reserves – The Borrowers are required to pay to the lender on each payment date an amount equal to approximately $27,309 for tenant improvements and leasing commission (or $1.00 per square foot annually), subject to a cap of $1,638,520.

A-3-25

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Liberty Station Retail

Lockbox / Cash Management. The Liberty Station Retail Whole Loan is structured with a hard lockbox and springing cash management. The Borrowers were required within three business days of origination to send a tenant direction letter to each of the tenants at the Liberty Station Retail Property, instructing them to deposit all rents and payments into a lender controlled lockbox account. To the extent no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the Borrowers. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the Liberty Station Retail Whole Loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or payment in full of all principal and interest on the Liberty Station Retail Whole Loan.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) the bankruptcy or insolvency of the Borrowers or property manager, (iii) the debt service coverage ratio (as calculated in the loan documents and based on the trailing six-month period immediately preceding the date of determination) is less than 1.20x or (iv) VONS Companies or any other lessee occupying the premises currently demised to VONS Companies (a) becoming involved in a bankruptcy or insolvency, (b) failing to renew its lease 12 months prior to its lease expiration date, or (c) going “dark.”

A “Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default, (b) with respect to clause (ii) above, if the Borrowers replace the manager with a qualified manager under a replacement management agreement, (c) with respect to clause (iii) above, a DSCR Cure Event (as defined below) has taken place, or (d) with respect to clause (iv) above, all or substantially all of the applicable specified tenant space is re-leased to one or more replacement tenants acceptable to lender has taken place.

A “DSCR Cure Event” means (i) the debt service coverage ratio (as calculated in the loan documents and based on the trailing six-month period immediately preceding the date of determination) is at least 1.25x for two consecutive quarters, or (ii) the Borrowers posting with the lender cash or an irrevocable letter of credit in an amount that, if applied to repay the Liberty Station Retail Whole Loan, would cause the outstanding principal amount of the Liberty Station Retail Whole Loan to have a debt service coverage ratio of 1.25x.

Ground Leases. A portion of the collateral includes the Liberty Station Retail Borrowers’ leasehold interests in the Liberty Station Retail Property, ground leased from the Redevelopment Agency of the City of San Diego as the ground lessor. The terms of all the ground leases for the ground lease tracts expire on December 31, 2070. The base rent under each ground lease is $1, which was prepaid at the beginning of the term. The Liberty Station Retail Borrowers have fee interest in the remaining portion of the Liberty Station Marketplace.

Use Restrictions. The Liberty Station Retail Property is situated within a site that previously served as a naval training center, which was subsequently redeveloped pursuant to a site plan approval by the City of San Diego. The site plan approval and certain Declaration of Covenants, Conditions, Restrictions and Reservation of Easements to which the Liberty Station Retail Property is subject require that the Liberty Station Retail Property be used in accordance with the aforementioned site plan approval and restrict the use of certain portions of the Liberty Station Retail Property. For additional information, see “Description of the Mortgage Pool—Zoning and Use Restrictions” in the Preliminary Prospectus.

Partial Releases. None.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

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A-3-27

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Bedford Square

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Bedford Square

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Bedford Square

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$48,000,000	Title:	Fee
Cut-off Date Principal Balance:	$48,000,000	Property Type – Subtype:	Mixed Use – Retail / Multifamily
% of Pool by IPB:	6.2%	Net Rentable Area (SF)(2):	107,943
Loan Purpose:	Refinance	Location:	Westport, CT
Borrower:	Bedford Square Properties, LLC	Year Built/Renovated:	1900 / 2018
Sponsors:	B. Lance Sauerteig, David	Occupancy(3):	83.9%
	Waldman, Paul S. Brandes,	Occupancy Date:	11/1/2018
	Dan Zelson	Number of Tenants(4):	11
Interest Rate:	5.45150%	2015 NOI(5):	N/A
Note Date:	11/30/2018	2016 NOI(5):	N/A
Maturity Date:	12/6/2028	2017 NOI(5):	N/A
Interest-only Period:	120 months	TTM NOI (as of 10/2018)(5):	$3,439,461
Original Term:	120 months	UW Economic Occupancy:	83.7%
Original Amortization:	None	UW Revenues(6):	$6,048,015
Amortization Type:	Interest Only	UW Expenses:	$1,723,994
Call Protection:	L(26),Def(90),O(4)	UW NOI:	$4,324,021
Lockbox / Cash Management(1):	Hard / Springing	UW NCF:	$4,220,081
Additional Debt:	Yes	Appraised Value / Per SF(7):	$105,000,000 / $973
Additional Debt Balance:	$20,000,000	Appraisal Date:	10/19/2018
Additional Debt Type:	Mezzanine Loan

Escrows and Reserves(8)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF(7):	$445
Taxes:	$235,000	$90,000	N/A	Maturity Date Loan / SF(7):	$445
Insurance:	$70,000	$12,300	N/A	Cut-off Date LTV:	45.7%
Replacement Reserves:	$0	$1,804	$64,944	Maturity Date LTV:	45.7%
TI/LC:	$0	$4,889	$176,004	UW NCF DSCR:	1.59x
Other:	$684,740	$0	N/A	UW NOI Debt Yield:	9.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$48,000,000	65.2%	Payoff Existing Debt	$71,732,565	97.5%
Mezzanine Loan	20,000,000	27.2	Upfront Reserves	989,740	1.3
Sponsor Equity	5,603,337	7.6	Closing Costs	881,032	1.2
Total Sources	$73,603,337	100.0%	Total Uses	$73,603,337	100.0%

(1)	The Bedford Square Mortgage Loan (as defined below) is structured with a hard lockbox for the retail tenants and a soft lockbox for the multifamily tenants.

(2)	Net Rentable Area (SF) of 107,943 square feet represents 78,221 square feet of retail space and 29,722 square feet attributable to 24 multifamily units.

(3)	Occupancy is weighted based on total occupied square footage of the retail and multifamily components of the Bedford Square Property (as defined below). Individually, the retail and multifamily components are approximately 85.8% and 78.9% occupied, as of the Occupancy Date, respectively.

(4)	Number of Tenants reflects retail tenants only.

(5)	2015-2017 NOI are not available due to the full redevelopment of the Bedford Square Property from 2015-2018 and the TTM NOI as of October 31, 2018, represents the lease up period.

(6)	Approximately 19.1% of the UW Revenues are attributable to the multifamily component of the Bedford Square Property.

(7)	Appraised Value / Per SF, Cut-off Date Loan / SF and Maturity Date Loan / SF are each calculated based on the combined net rentable area of 107,943 square feet of retail and multifamily space.

(8)	For a full description of Escrows and Reserves, please refer to the “Escrows and Reserves” section below.

A-3-30

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Bedford Square

The Loan. The Bedford Square mortgage loan (the “Bedford Square Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $48.0 million and is secured by a first mortgage lien on the borrower’s fee interest in a 107,943 square foot mixed use development comprised of a 78,221 square foot retail component and a 24-unit multifamily component (29,722 square feet) located in Westport, Connecticut (the “Bedford Square Property”). The Bedford Square Mortgage Loan has a 10-year term and will be interest-only for the entire term. The previously existing debt was not included in a securitization.

The Borrower. The borrowing entity for the Bedford Square Mortgage Loan is Bedford Square Properties, LLC, a Delaware limited liability company and special purpose entity structured to be bankruptcy remote with one independent director.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are B. Lance Sauerteig, David Waldman, Paul S. Brandes and Dan Zelson. Mr. Brandes and Mr. Zelson are co-founders and principals of Charter Realty & Development Corp., a full-service real estate investment, development, management and brokerage company founded in 1993. Mr. Waldman is the founder and president of David Adam Realty, a multi-faceted commercial real estate firm specializing in investment, development, brokerage, property and construction management services. Mr. Sauerteig is a partner at Balance Point Capital, a middle market investment firm headquartered in Westport, Connecticut.

The Property. The Bedford Square Property is a 107,943 square foot mixed use development situated on an approximately 1.44-acre site improved with six interconnected buildings which include a 78,221 square foot retail component and a 24-unit multifamily component comprising 29,722 square feet. Additionally, the Bedford Square Property features an 85-space subterranean parking garage and multiple open-air community gathering areas. The Bedford Square Property site was previously home to the Westport Weston Family YMCA which occupied the historic 1923 Bedford Mansion and Firehouse located at the corner of Main Street and Boston Post Road, and an adjoining pavilion located along Church Lane. The loan sponsors acquired the former YMCA complex and an adjoining property in 2010 and 2014, respectively, and completely redeveloped the Bedford Square Property into its current use. The project went through an extensive permitting and approval process that lasted nearly six years and the Bedford Square Property officially opened in the Spring of 2017. The area is a historic district and due to this designation, no material changes were made to the exterior of the Bedford Square Property buildings.

Retail use is located at street level with select tenants provided with basement space. Parking is provided at the 85-space subterranean parking garage and additional parking is available at a large municipal lot on Elm Street. The street level retail component of the Bedford Square Property is comprised of 78,221 square feet and is currently 85.8% leased by 11 tenants, as of November 1, 2018. The retail component is anchored by a 40,758 square foot (52.1% of retail net rentable area) flagship Anthropologie store on a 15-year triple net lease through August 2032. The remaining tenancy is comprised of a variety of in-line and restaurant tenants.

The Bedford Square Property is located within Westport, Connecticut’s “golden triangle” which encompasses downtown’s primary commercial district along Main Street, Post Road, Church Lane and Elm Street. The Bedford Square Property is a unique live-work-play destination that is the only of its kind in Downtown Westport. Downtown Westport has no significant land parcels available for development and strict zoning regulations make future development/redevelopment of competing properties challenging. According to a research report, Westport is ranked the ninth wealthiest community in the nation and the second wealthiest in Connecticut. The area surrounding the Bedford Square Property is generally characterized as a densely populated trade area featuring upscale national retailers including Anthropologie, Tiffany & Co., Ann Taylor Loft, Intermix, Nike Running, Allen Edmonds, Theory, Eileen Fisher, and Madewell, among others. Downtown Westport features tree lined streets, brick sidewalks, local boutiques, art galleries and various high-end dining options.

As of 2018, the estimated population within a one-, three- and five-mile radius was approximately 5,911, 46,703 and 128,404, respectively. The median household income within a one-, three- and five-mile radius was $154,004, $132,417 and $103,982, respectively, and median owner-occupied housing value within a one-, three- and five-mile radius was $1,043,967, $746,329 and $611,889, respectively.

According to a third party research report, the Bedford Square Property falls within the Westport retail submarket within the greater Fairfield County retail market. As of the third quarter of 2018, the Westport retail submarket was comprised of approximately 2.7 million square feet of space with a vacancy rate of 6.0% and average asking rents of $52.83 per square foot. Additionally, the appraisal identified eight comparable retail leases at competitive properties ranging in size from 863 square feet to 7,784 square feet. Base rents for the comparable leases ranged from $55.00 per square foot to $130.00 per square foot, with a weighted average of approximately $80.45 per square foot. The appraisal also identified 13 comparable retail leases located in downtown Westport ranging in size from 636 square feet to 4,300 square feet. Base rents for the downtown Westport comparable leases ranged from $67.00 per square foot to $165.00 per square foot, with a weighted average of approximately $105.77 per square foot. The appraisal concluded retail market rents for anchor space were $55.00 per square foot and that market rents for the inline space ranged between $60.00 and $82.00 per square foot.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Bedford Square

The multifamily component of the collateral consists of 24 units totaling 29,722 square feet and is comprised of 11 one-bedroom and 13 two-bedroom layouts. Of the 24 units, 19 are fair market units and five are affordable units. The multifamily component was 78.9% occupied based on square footage as of November 1, 2018. According to a third party research report, the Bedford Square Property falls within the Middle Fairfield County multifamily submarket, which reported a total inventory of 568 units as of the third quarter of 2018. The submarket reported a vacancy rate of 2.9% with effective rents of $2,485 per unit. The appraisal and a third party research report identified nine comparable multifamily leases ranging in size from 900 square feet to 2,727 square feet. Monthly multifamily rents for the comparable leases ranged from $2,950 per unit to $15,000 per unit, with an average of approximately $7,695 per unit.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
N/A	N/A	N/A	83.9%

(1)	The Bedford Square Property went through a full redevelopment from 2015-2018 and therefore no historical occupancy information is available.

(2)	Current Occupancy is weighted based on total occupied square footage of the retail and multifamily components of the Bedford Square Property. Individually, the retail and multifamily components are approximately 85.8% and 78.9% occupied, as of November 1, 2018, respectively.

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy(2)	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Rental Rate PSF	Monthly Market Rent	Monthly Market Rent PSF
1 BR – 1 BA Fair Market	3	12.5%	2	66.0%	766	$3,250	$4.24	$3,333	$4.35
1 BR – 1 BA Affordable	2	8.3%	2	100.0%	725	$1,270	$1.75	$1,270	$1.75
1 BR – 1.5 BA Fair Market	5	20.8%	3	62.0%	1,193	$6,600	$5.53	$6,180	$5.18
1 BR – 2 BA Affordable	1	4.2%	1	100.0%	1,403	$1,199	$0.85	$1,199	$0.85
2 BR – 2 BA Fair Market	7	29.2%	6	87.2%	1,238	$6,108	$4.93	$6,093	$4.92
2 BR – 2 BA Affordable	2	8.3%	2	100.0%	1,314	$1,533	$1.17	$1,533	$1.17
2 BR – 2.5 BA Fair Market	4	16.7%	3	71.2%	1,827	$8,917	$4.88	$9,050	$4.95
Total/ Wtd. Avg.	24	100.0%	19	78.9%	1,238	$5,079	$4.10	$5,273	$4.26

(1)	Based on the November 1, 2018 multifamily rent roll.

(2)	Occupancy is weighted based on the total occupied square footage of the multifamily component.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Bedford Square

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA(3)	Base Rent PSF(4)	% of Total Base Rent(5)	Lease Expiration Date
Anthropologie(6)(7)	NR / NR / NR	40,758	52.1%	$53.98	54.8%	8/31/2032
Williams-Sonoma (6)	NR / NR / NR	7,424	9.5%	$72.20	13.3%	1/31/2029
HSBC(6)(8)	Aa3 / NR / AA-	3,230	4.1%	$65.04	5.2%	2/29/2028
Higgins Group(6)	NR / NR / NR	2,900	3.7%	$55.00	4.0%	5/31/2024
Charter Realty & Dev.(6)(9)	NR / NR / NR	2,714	3.5%	$47.50	3.2%	7/31/2022
Wafu(6)	NR / NR / NR	2,329	3.0%	$49.00	2.8%	10/31/2038
Whip Salon(6)	NR / NR / NR	2,027	2.6%	$55.00	2.8%	7/31/2028
Barbour(6)	NR / NR / NR	1,827	2.3%	$65.00	3.0%	6/30/2028
Savannah Bee(6)	NR / NR / NR	1,804	2.3%	$103.20	4.6%	8/31/2027
Nic+Zoe(6)	NR / NR / NR	1,492	1.9%	$123.45	4.6%	9/30/2027

(1)	Based on the underwritten rent roll dated as of November 1, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	% of Total NRA is based on the total retail square footage of the Bedford Square Property equal to 78,221.

(4)	Base Rent PSF includes average rent through the early termination date in February 2025 for investment grade tenant HSBC ($6,600) and includes contractual rent steps through October 2019 for certain tenants.

(5)	% of Total Base Rent is based on the underwritten base rent attributable to the retail component of the Bedford Square Property.

(6)	Anthropologie has two, 10-year renewal options remaining, Williams-Sonoma has two, five-year renewal options remaining, HSBC has one, five-year renewal option remaining, Higgins Group has one, six-year renewal options remaining, Charter Realty & Dev. has one, five-year renewal option remaining, Wafu has one, five-year renewal option remaining, Whip Salon has one, five-year renewal option remaining, Barbour has one, five-year renewal option remaining, Savannah Bee has one, five-year renewal option remaining and Nic+Zoe has two, five-year renewal options remaining.

(7)	Anthropologie has subleased 2,053 square feet to its affiliate, Amis Trattoria, under a coterminous 15-year lease term. Anthropologie remains liable under the sublease.

(8)	HSBC has a termination right effective February 2025 upon one year’s prior written notice, provided tenant delivers a termination fee that includes 100.0% of the unamortized portion of the tenant improvement allowance, rent concessions and leasing commissions plus nine months of minimum rent and additional rent.

(9)	Charter Realty & Dev. is an affiliate of the borrower and the space is used for office and leasing.

Retail Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(4)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	11,144	14.2%	NAP	NAP	11,144	14.2%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	11,144	14.2%	$0	0.0%
2020	0	0	0.0	0	0.0	11,144	14.2%	$0	0.0%
2021	1	572	0.7	66,000	1.6	11,716	15.0%	$66,000	1.6%
2022	1	2,714	3.5	128,915	3.2	14,430	18.4%	$194,915	4.9%
2023	0	0	0.0	0	0.0	14,430	18.4%	$194,915	4.9%
2024	1	2,900	3.7	159,500	4.0	17,330	22.2%	$354,415	8.8%
2025	0	0	0.0	0	0.0	17,330	22.2%	$354,415	8.8%
2026	0	0	0.0	0	0.0	17,330	22.2%	$354,415	8.8%
2027	2	3,296	4.2	370,364	9.2	20,626	26.4%	$724,779	18.1%
2028	3	7,084	9.1	440,330	11.0	27,710	35.4%	$1,165,109	29.0%
2029	1	7,424	9.5	536,000	13.3	35,134	44.9%	$1,701,109	42.4%
2030 & Beyond	2	43,087	55.1	2,314,121	57.6	78,221	100.0%	$4,015,230	100.0%
Total	11	78,221	100.0%	$4,015,230	100.0%

(1)	Based on the underwritten retail rent roll dated November 1, 2018.

(2)	Certain retail tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Retail Lease Rollover Schedule.

(3)	Based on 78,221 square feet, which excludes 29,722 square feet and $1,158,060 of underwritten base rent attributable to the multifamily component of the Bedford Square Property.

(4)	Base Rent Expiring includes average rent through the early termination date in February 2025 for investment grade tenant HSBC ($6,600) and includes contractual rent steps through October 2019 for certain tenants.

A-3-33

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Bedford Square

Operating History and Underwritten Net Cash Flow(1)
	TTM(2)	Underwritten	Per Square Foot(3)	%(4)
Retail Rents in Place	$3,401,825	$4,004,138	$37.09	55.5%
Multifamily Rents in Place	726,944	1,158,060	10.73	16.1
Straight Line Rent	0	4,492	0.04	0.1
Contractual Rent Steps	0	6,600	0.06	0.1
Vacant Retail Income	0	817,360	7.57	11.3
Vacant Multifamily Income	0	360,600	3.34	5.0
Gross Potential Rent	$4,128,770	$6,351,250	$58.84	88.1%
Total Reimbursements	539,273	860,684	7.97	11.9%
Net Rental Income	$4,668,043	$7,211,934	$66.81	100.0%
(Vacancy/Credit Loss)	0	(1,177,960)	(10.91)	(16.3)--
Other Income	9,537	14,041	0.13	0.2%
Effective Gross Income	$4,677,580	$6,048,015	$56.03	83.9%
Total Expenses	$1,238,119	$1,723,994	$15.97	28.5%
Net Operating Income	$3,439,461	$4,324,021	$40.06	71.5%
Total TI/LC, CapEx/RR	0	103,940	0.96	1.7
Net Cash Flow	$3,439,461	$4,220,081	$39.10	69.8%

(1)	2015-2017 NOI are not available due to the full redevelopment of the Bedford Square Property from 2015-2018 and the TTM NOI represents the lease up period.

(2)	TTM column represents the trailing 12-month period ending October 31, 2018.

(3)	Per Square Foot is based on 107,943 square feet, which represents 78,221 square feet of retail space and 29,722 square feet of multifamily space attributable to 24 units.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

Property Management. Both the multifamily and retail portions of the Bedford Square Property are managed by Charter Realty Management Corp. and David Adam Realty, Inc., which are affiliates of the borrower.

Escrows and Reserves. At origination, the borrower deposited into escrow $500,000 for required repairs which will be reimbursed to Anthropologie for flood related repairs, $235,000 for real estate taxes, $184,740 for outstanding tenant improvements and leasing commissions and $70,000 for insurance premiums.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments which currently equates to $90,000.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated insurance premiums which currently equates to $12,300.

Replacement Reserves – On a monthly basis, the borrower is required to escrow $1,804 for replacement reserves into a replacement reserve account, comprised of approximately $1,304 for the retail component ($0.20 per square foot of retail space annually) and $500 for the multifamily component ($250 per unit of multifamily space annually). The reserve is subject to a cap of $64,944.

TI/LC Reserves – On a monthly basis, the borrower is required to escrow $4,889 (approximately $0.75 per square foot of retail space annually) for tenant improvements and leasing commissions. The reserve is subject to a cap of $176,004.

Lockbox / Cash Management. The Bedford Square Mortgage Loan is structured with a hard lockbox, with respect to the retail tenants and a soft lockbox, with respect to the multifamily tenants, and springing cash management. All retail rents are required to be deposited directly by the tenant into a lockbox account controlled by the lender and all multifamily rents are required to be deposited into a lockbox account within one business day of receipt by the borrower or property manager. All funds in the lockbox account are required to be swept daily into the borrower’s operating account, unless a Cash Management Period (as defined below) is continuing. Upon the occurrence of a Cash Management Period, funds in the lockbox account will be swept daily into a lender-controlled account, from which account such funds will be disbursed on each payment date in accordance with the loan documents and any excess will be retained by the lender as additional collateral for the Bedford Square Mortgage Loan.

A-3-34

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Bedford Square

A “Cash Management Period” will commence upon (i) an event of default (including an event of default under the mezzanine loan), (ii) if the debt service coverage is less than 1.00x during the first 23 months of the Bedford Square Mortgage Loan term and 1.05x thereafter (until such time that the debt service coverage ratio is greater than or equal to 1.00x for two consecutive quarters during the first 23 months of the loan term and 1.05x for two consecutive quarters thereafter) or (iii) during a Lease Sweep Period (as defined below).

A “Lease Sweep Period” will commence on the first payment date following (i) the date that is 12 months prior to the end of the term (including any renewal terms) of any Lease Sweep Lease (as defined below), (ii) the date required under a Lease Sweep Lease by which the applicable Lease Sweep Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not so been exercised), (iii) if any Lease Sweep Lease is surrendered, cancelled or terminated prior to its then-current expiration date, (iv) if any Lease Sweep Tenant goes dark or gives notice that it intends to discontinue its business at its premises, (v) upon the occurrence of a material default under any Lease Sweep Lease or (vi) upon the occurrence of a Lease Sweep Tenant insolvency proceeding.

A “Lease Sweep Lease” means the Anthropologie lease and any lease which covers 10,000 or more square feet or represents 10.0% or more of total annual rent.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease, or under one or more leases which when taken together would constitute a Lease Sweep Lease.

Additional Debt. A mezzanine loan was funded concurrently and is coterminous with the Bedford Square Mortgage Loan. The mezzanine loan has an original principal balance of $20.0 million, accrues interest at a rate of 7.50000% and is interest-only for the entire loan term. Including the mezzanine loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI DY are 64.8%, 1.01x and 6.4%, respectively. The current borrower under the mezzanine loan is Bedford Square Holding Company, LLC. The mezzanine loan is currently held by LCM.

A-3-35

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Saint Louis Galleria

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Saint Louis Galleria

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Saint Louis Galleria

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Saint Louis Galleria

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Saint Louis Galleria

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$46,479,245	Title:	Fee
Cut-off Date Principal Balance(2):	$46,479,245	Property Type - Subtype:	Retail – Super Regional Mall
% of Pool by IPB:	6.0%	Net Rentable Area (SF)(5):	465,695
Loan Purpose:	Refinance	Location:	Saint Louis, MO
Borrower:	Saint Louis Galleria L.L.C.	Year Built / Renovated:	1986 / 2011
Sponsor:	BPR OP, LP (F/K/A GGP	Occupancy(6):	96.9%
	Operating Partnership, LP)	Occupancy Date:	9/30/2018
Interest Rate(3):	4.99677083333333%	Number of Tenants:	125
Note Date:	11/1/2018	2015 NOI:	$25,166,866
Maturity Date:	11/1/2028	2016 NOI:	$26,847,500
Interest-only Period:	60 months	2017 NOI:	$26,996,606
Original Term:	120 months	TTM NOI (as of 8/2018):	$27,309,350
Original Amortization(3):	360 months	UW Economic Occupancy:	97.1%
Amortization Type(3):	IO-Balloon	UW Revenues:	$37,642,385
Call Protection(4):	L(27),Def(88),O(5)	UW Expenses:	$10,481,622
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$27,160,764
Additional Debt(2):	Yes	UW NCF:	$26,484,297
Additional Debt Balance(2)(3):	$193,520,755 / $24,136,252	Appraised Value / Per SF(5):	$465,600,000 / $1,000
Additional Debt Type(2)(3):	Pari Passu / Mezzanine Loan	Appraisal Date:	9/24/2018

Escrows and Reserves(7)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$515
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$470
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	51.5%
Replacement Reserves:	$0	Springing	$236,181	Maturity Date LTV:	47.0%
TI/LC:	$0	Springing	$1,889,448	UW NCF DSCR(3):	1.67x
Other:	$1,675,345	$0	N/A	UW NOI Debt Yield:	11.3%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(2)	$240,000,000		90.6%	Payoff Existing Debt	$215,000,000	81.1%
Mezzanine Loan	25,000,000		9.4	Upfront Reserves	1,675,345	0.6
				Closing Costs	1,440,523	0.5
				Return of Equity	46,884,132	17.7
Total Sources	$265,000,000		100.0%	Total Uses	$265,000,000	100.0%

(1)	The Saint Louis Galleria Whole Loan (as defined below) was co-originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) and Société Générale, Financial Corporation (“Société Générale” and together with DBNY, the “Originators”). The Saint Louis Galleria Mortgage Loan (as defined below) will be sold to LCM prior to the closing date of this securitization.

(2)	The Saint Louis Galleria Mortgage Loan is part of a whole loan evidenced by ten pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $240.0 million. Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $240.0 million Saint Louis Galleria Whole Loan.

(3)	The Saint Louis Galleria Whole Loan, as well as the Saint Louis Galleria Mezzanine Loan (as defined below), amortizes pursuant to a fixed amortization schedule as set forth in Annex G in the Preliminary Prospectus. Debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period (period 61 to 72) based on the assumed principal and interest payment schedule set forth in Annex G in the Preliminary Prospectus.

(4)	The lockout period will be at least 27 payment dates beginning with and including the first payment date of December 1, 2018. Defeasance of the full $240.0 million Saint Louis Galleria Whole Loan is permitted after the date that is the earlier to occur of (i) November 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 27 payments is based on the expected JPMCC 2019-COR4 securitization closing date in February 2019. The actual lockout period may be longer.

(5)	Based on total collateral square feet of 465,695, which does not account for an additional 714,052 square feet for Dillard’s (313,913 square feet), Macy’s (262,139 square feet) and Nordstrom (138,000 square feet), which are not part of the collateral.

(6)	Occupancy includes five temporary tenants that collectively occupy 5,449 square feet (1.2% of net rentable area (“NRA”)), as well as one tenant that signed a lease and has not yet taken occupancy that accounts for 2,442 square feet (0.5% of NRA). Occupancy excludes three tenants vacating in the near term and one dark tenant, which collectively occupy 6,979 square feet (1.5% of NRA).

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-40

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Saint Louis Galleria

The Loan. The Saint Louis Galleria loan (the “Saint Louis Galleria Mortgage Loan”) is a fixed rate loan secured by the borrower’s fee interest in a 465,695 square feet collateral portion of an approximately 1.2 million square feet super regional mall located in Saint Louis, Missouri (the “Saint Louis Galleria Property”). The Saint Louis Galleria Loan is part of a whole loan comprised of ten senior pari passu notes in the aggregate original principal balance of $240.0 million (the “Saint Louis Galleria Whole Loan”). The Saint Louis Galleria Loan is evidenced by the non-controlling Notes A-1-A3, A-1-A4, A-1-A5, with an outstanding principal balance as of the Cut-off Date of approximately $46.5 million, and is being contributed to the JPMCC 2019-COR4 Trust. The remaining notes have been or are expected to be contributed to one of more future securitization trusts, each as described below.

The relationship between the holders of the Saint Louis Galleria Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Saint Louis Galleria Whole Loan has a 10-year term and, following a five-year interest-only period, will amortize on a 30-year schedule. The Saint Louis Galleria Whole Loan accrues interest and amortizes pursuant to a fixed amortization schedule as set forth in Annex G in the Preliminary Prospectus. The most recent prior financing of the Saint Louis Galleria Property was included in the COMM 2014-CCRE14 trust.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A3, A-1-A4, A-1-A5	$46,479,245	$46,479,245	JPMCC 2019-COR4	No
A-1-A2	55,000,000	55,000,000	Benchmark 2018-B8	No
A-1-A1	60,000,000	60,000,000	DBNY	Yes
A-2-A1, A-2-A3	45,000,000	45,000,000	UBS 2018-C15	No
A-2-A2, A-2-A4, A-2-A5	33,520,755	33,520,755	Société Générale	No
Total	$240,000,000	$240,000,000

The Borrower. The borrower, Saint Louis Galleria L.L.C., is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure.

The Loan Sponsor. The loan sponsor of the borrower and nonrecourse carve-out guarantor is BPR OP, LP (F/K/A GGP Operating Partnership, LP) (“BPR”).

The Saint Louis Galleria Property has historically been majority owned by GGP Inc. In August 2018, GGP Inc. was acquired by Brookfield Property Partners L.P. (“BPY”), a large commercial real estate company, with approximately $90 billion in total assets and a diversified portfolio of office and retail assets, as well as interests in multifamily, triple net lease, industrial, hospitality, self-storage, student housing and manufactured housing assets. As a result of the acquisition, BPR was created as a public security intended to offer the economic equivalence to an investment in BPY in the form of a U.S. REIT stock. BPR is the successor of GGP Inc., which along with the Rouse Properties portfolio that BPY acquired in 2016, contains over $285 billion in assets under management within a portfolio of 163 shopping malls, across 41 states, comprising approximately 148 million square feet of gross leasable area across the U.S. In addition to the Saint Louis Galleria Property, other BPR malls include Ala Moana Center in Honolulu, Hawaii, Tyson’s Galleria in Washington, DC, Glendale Galleria in Los Angeles, California and Water Tower Place in Chicago, Illinois.

The Property. The Saint Louis Galleria Property consists of 465,695 collateral square feet of an approximately 1.2 million square feet, three-story, super regional mall located approximately eight miles west of downtown Saint Louis, Missouri. The 1.2 million square foot mall is anchored by Dillard’s, Macy’s and Nordstrom stores that are independently owned by their respective tenants and comprise 714,052 square feet, which are not part of the collateral. The Saint Louis Galleria Property is 96.9% occupied as of September 30, 2018 by 125 retailers including nationally recognized tenants such as Apple, Forever 21, Gap, H&M, Microsoft and Victoria’s Secret as well as restaurants including The Cheesecake Factory, Weber Grill Restaurant and Five Guys Burgers & Fries, which is complemented by a food court. Additionally, the Saint Louis Galleria Property includes an independently run movie theater (Galleria 6 Cinemas).

The Saint Louis Galleria Property was constructed in 1986 and renovated in 2011. Since January 1, 2018, 11 leases were signed at the Saint Louis Galleria Property (excluding temporary tenants), totaling 46,625 square feet (10.0% of collateral NRA) and accounting for approximately $2.1 million gross rent (9.0% of gross rent) at an average rent of $48.95 per square foot.

Historical and Current Occupancy(1)
	2015	2016	2017	9/30/2018(2)
Occupancy – Excluding Anchors	94.0%	96.7%	97.4%	96.9%
Occupancy – Including Anchors	97.6%	98.7%	99.0%	98.8%

(1)	Source: borrower provided information.

(2)	Source: underwritten rent roll as of September 30, 2018.

A-3-41

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Saint Louis Galleria

The subsequent chart represents historical sales at the Saint Louis Galleria Property.

Historical Sales for Non-Collateral Anchors
			Sales Volume ($ in millions) (2)			Sales Volume (per square foot) (2)			National Average(3)
Tenant	Ratings	Net Rentable Area (SF)	2015	2016	2017	2015	2016	2017		Sales Volume ($ in millions)	Sales Volume (per square foot)
	Moody’s/S&P/Fitch(1)								Size
Dillard’s	NR/NR/NR	313,913	$22.5	$22.6	$22.0	$72	$72	$70	168,493	$20.6	$127
Macy’s	Baa3/BBB-/BBB	262,139	52.0	50.0	50.0	198	191	191	160,000	$23.0	$165
Nordstrom	Baa1/BBB+/BBB+	138,000	35.0	32.5	28.7	254	236	208	175,000	$43.3	$337
Total / Wtd. Avg.		714,052	$109.5	$105.1	$100.7	$153	$147	$141

(1)	Certain ratings are those of the parent company.

(2)	Sales figures are based on estimates provided by the loan sponsor.

(3)	Source: Industry Research Report.

Historical Sales PSF for Collateral Tenants(1)(2)
	2015	2016	2017	T-12 8/31/2018	T-12 8/31/2018 Occupancy Cost
Major Tenants (>10,000 square feet)	$386	$380	$321	$304	19.8%
Galleria 6 Cinemas(3)	$396,459	$419,059	$416,955	$423,954	20.0%
In-line Tenants (<10,000 square feet) (incl. Apple)	$682	$672	$650	$647	13.0%
Apple	$5,427	$5,373	$5,520	$6,172	1.2%
In-line Tenants (<10,000 square feet) (excl. Apple)	$574	$565	$537	$520	16.3%

(1)	Historical Sales PSF for Collateral Tenants is based on the figures provided from the loan sponsor’s historical sales reports. The loan sponsor defines comparable in-line as tenants that have been open for more than 12 months as of the sales report date. In connection with the origination of the Saint Louis Galleria Whole Loan, the Originators completed a separate analysis of tenant sales. The Originators looked at “same-store” sales of tenants that have been at Saint Louis Galleria since 2015 and have reported sales figures through T-12 August 2018. Based on the Originators’ “same-store” sales analysis, the Saint Louis Galleria Property generated same store in-line (<10,000 SF) sales of $734 PSF with an occupancy cost ratio of 11.7% as of T-12 Aug. 2018. Excluding the Apple store, Saint Louis Galleria Property generated same-store in-line (<10,000 SF) sales of $581 PSF with an occupancy cost ratio of 14.9% as of T-12 Aug. 2018.

(2)	Approximately 95.8%, 88.6%, 94.6 % and 87.8% of in-line tenants by collateral square feet reported sales in 2015, 2016, 2017 and as of trailing 12-month ended August 31, 2018, respectively.

(3)	Sales information represents sales per screen and is based on six screens.

The Saint Louis Galleria Property is located in an in-fill location with a minimal amount of developable land and is approximately eight miles west of downtown Saint Louis along Interstate 64. According to the appraisal, the Saint Louis Galleria mall is the closest mall to downtown Saint Louis. Saint Louis is home to approximately 7.0 million square feet of office space (with over 35,000 employees). Additionally, Washington University in Saint Louis and Saint Louis University are both located within a seven-mile radius of the Saint Louis Galleria mall, with a combined student population of approximately 28,000 students.

According to the appraisal, the primary trade area of Saint Louis Galleria mall is considered to be a seven-mile radius, which had a 2017 population and average household income of 598,543 and $80,012, respectively.

Demographics(1)	5 mile Trade Area	7 mile Trade Area	10 mile Trade Area	Saint Louis CBSA	State of Missouri	USA
2017 Population	293,260	598,543	948,538	2,838,426	6,158,933	325,372,858
2017 Estimated # of Households	130,617	258,686	404,750	1,128,197	2,434,861	123,183,573
2017 Average Household Income	$93,375	$80,012	$77,741	$80,927	$69,400	$81,217

(1)	Source: Appraisal.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Saint Louis Galleria

The chart below summarizes Saint Louis Galleria Property’s competitive set. The appraisal concluded the Saint Louis Galleria mall to be the most dominant mall in the region followed by West County Center. The appraisal also deemed Plaza Frontenac, which is owned by an affiliate of the loan sponsor, to be a minimal competitive threat to the Saint Louis Galleria mall due to its different targeted customer base, smaller size and shared ownership. The other enclosed malls in the area, South County Center and Chesterfield Mall, are inferior to Saint Louis Galleria mall according to the appraisal.

Competitive Set Summary(1)
Property	Location	Proximity (Miles)	Year Built / Renovated	Occupancy | Sales Per Square Foot(2)	Total GLA	Anchors
Saint Louis Galleria Property(3)	Saint Louis, MO	N/A	1986/2011	96.9% | $520	465,695	Dillard’s, Macy’s,
						Nordstrom
St. Clair Square Mall	Fairview Heights, IL	20.0	1974/2003	95% | $378	1,109,349	Dillard’s, JC Penney,
						Macy’s, Sears
West County Center	Des Peres, MO	6.0	2002	95% | $400	1,197,210	Nordstrom, JC Penney,
						Macy’s
						Dick’s Sporting Goods
South County Center	Saint Louis, MO	9.0	1963/2002	80% | $250	1,044,146	Dillard’s, JC Penney,
						Macy’s, Sears (vacant)
Plaza Frontenac	Saint Louis, MO	3.0	1974/2013	95% | $730	485,004	Neiman Marcus,
						Saks Fifth Avenue
Saint Louis Premium Outlets	Chesterfield, MO	17.0	2013	98% | $485	350,000	Saks Off 5th,
Chesterfield Mall	Chesterfield, MO	12.0	1976/2005	70% | $250	1,264,857	Dillard’s, Macy’s,
						Vacant Sears

(1)	Source: Appraisal.

(2)	Sales PSF figures reflect sales for In-line Tenants (<10,000 square feet) and excluding Apple, where applicable.

(3)	Saint Louis Galleria Occupancy | Sales Per Square Foot and Total GLA figures are based on collateral of 465,695 square feet as of the September 30, 2018 rent roll, the respective sales figures are as of TTM August 2018. Occupancy based on the entire approximate 1.2 million square feet Saint Louis Galleria mall is 98.8%, inclusive of the Dillard’s (313,913 square feet), Macy’s (262,139 square feet) and Nordstrom (138,000 square feet), which are not part of the collateral. The Saint Louis Galleria Property Occupancy includes five temporary tenants that collectively occupy 5,449 square feet (1.2% of NRA), as well as one tenant that has a signed lease and has yet to take occupancy that accounts for 2,442 square feet (0.5% of NRA).

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Saint Louis Galleria

Collateral Tenant Summary
Tenant	Ratings Moody’s/S&P/ Fitch(1)	Net Rentable Area (SF)	% of Total NRA	Base Rent Per Square Foot(2)	Lease Expiration(3)	% of Total Base Rent	Most Recent Sales Per Square Foot(4)	Occupancy Cost(4)
Galleria 6 Cinemas	NR/NR/NR	19,624	4.2%	$23.19	8/31/2023	2.0%	$423,954(5)	20.0%
H&M(6)	NR/NR/NR	12,913	2.8	(6)	1/31/2021	(6)	$303	(6)
Victoria’s Secret	Ba1/BB/NR	12,892	2.8	$46.00	1/31/2026	2.6	$259	29.9%
Urban Outfitters	NR/NR/NR	12,623	2.7	$46.93	1/31/2021	2.6	$199	23.6%
Forever 21	NR/NR/NR	11,798	2.5	$62.52	1/31/2020	3.2	$267	24.2%
Helium Comedy Club(7)	NR/NR/NR	11,477	2.5	$13.87	1/31/2026	0.7	N/A	N/A
Express Men	NR/NR/NR	11,467	2.5	$34.80	1/31/2024	1.8	$210	38.6%
Footaction USA(8)	Ba1/BB+/NR	11,114	2.4	$66.84	1/31/2026	3.3	N/A	N/A
The Cheesecake Factory	NR/NR/NR	10,104	2.2	$40.00	1/31/2023	1.8	$993	7.4%
GAP(9)	Baa2/BB+/NR	10,068	2.2	$64.49	5/31/2025	2.9	$335	33.8%
Subtotal / Wtd. Avg.		124,080	26.6%	$42.57		20.8%
Remaining Tenants(6)(10)		327,038	70.2%	$56.94		79.2%
Occupied Subtotal / Weighted Average		451,118	96.9%	$53.20		100.0%
Vacant		14,577	3.1%	NAP
Total		465,695	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Base Rent Per Square Foot reflects in-place leases based on the September 30, 2018 rent roll. Base Rent Per Square Foot excludes rent for three tenants vacating in the near term and one dark tenant, which collectively occupy 6,979 square feet (1.5% of NRA).

(3)	Certain tenants may have termination or contraction options due to co-tenancy provisions in the related leases (which may become exercisable prior to the originally stated expiration date of the tenant lease).

(4)	Most Recent Sales Per Square Foot and Occupancy Cost are provided by the borrower and only include tenants reporting an entire 12 months of sales as of T-12 August 31, 2018. Occupancy Cost excludes utilities reimbursement. Based on a percentage of collateral square feet, approximately 70.5% of in-line tenants (<10,000 square feet) and 69.9% of total collateral tenants reported sales for the period.

(5)	Galleria 6 Cinemas Sales per square feet figure represents sales per screen and is based on six screens.

(6)	H&M pays percentage rent equal to approximately 15% of gross sales through January 31, 2021. Underwritten cash flows reflect the H&M rent within the Percentage Rent category.

(7)	Helium Comedy Club, which took occupancy in January 2016, is not required to report sales information.

(8)	Footaction USA, which took occupancy in September 2015, is not required to report sales information.

(9)	GAP refers to all GAP affiliated brands, listed on the rent roll as GAP/GAPKIDS/BABYGAP/GAPBO.

(10)	Remaining Tenants category includes five temporary tenants that collectively occupy 5,449 square feet (1.2% of NRA), as well as one tenant that has signed a lease and has yet to take occupancy that accounts for 2,442 square feet (0.5% of NRA). Remaining Tenants category excludes three tenants vacating in the near term and one dark tenant, which collectively occupy 6,979 square feet (1.5% of NRA).

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Saint Louis Galleria

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	14,577	3.1%	NAP	NAP	14,577	3.1%	NAP	NAP
MTM & 2019	19	51,576	11.1	$2,081,979	9.2%	66,153	14.2%	$2,081,979	9.2%
2020	12	38,634	8.3	1,718,583	7.6	104,787	22.5%	$3,800,562	16.7%
2021	27	87,106	18.7	4,539,431	20.0	191,893	41.2%	$8,339,993	36.7%
2022	12	18,244	3.9	1,224,075	5.4	210,137	45.1%	$9,564,069	42.0%
2023	16	66,618	14.3	3,107,300	13.7	276,755	59.4%	$12,671,369	55.7%
2024	7	32,542	7.0	1,587,181	7.0	309,297	66.4%	$14,258,550	62.7%
2025	8	31,495	6.8	2,264,926	10.0	340,792	73.2%	$16,523,476	72.6%
2026	12	73,919	15.9	3,524,025	15.5	414,711	89.1%	$20,047,501	88.1%
2027	7	25,214	5.4	1,596,388	7.0	439,925	94.5%	$21,643,889	95.1%
2028	3	16,101	3.5	725,124	3.2	456,026	97.9%	$22,369,013	98.3%
2029	2	7,227	1.6	300,524	1.3	463,253	99.5%	$22,669,538	99.6%
2030 & Beyond	1	2,442	0.5	82,295	0.4	465,695	100.0%	$22,751,833	100.0%
Total	126	465,695	100.0%	$22,751,833	100.0%

(1)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule.

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$21,642,225	$22,648,675	$23,352,079	$23,505,051	$23,292,468	$50.02	60.1%
Vacant Income	0	0	0	0	1,140,069	2.45	2.9
Gross Potential Rent	$21,642,225	$22,648,675	$23,352,079	$23,505,051	$24,432,538	$52.46	63.0%
Percentage Rent(4)	97,128	35,290	56,473	78,668	755,659	1.62	1.9
Total Reimbursements	10,986,639	11,020,889	10,498,671	9,701,744	9,981,597	21.43	25.7
Specialty Leasing Income	2,089,966	2,055,726	1,994,393	2,026,772	2,026,772	4.35	5.2
Other Income(5)	1,065,181	1,706,586	1,385,382	2,091,610	1,585,889	3.41	4.1
Net Rental Income	$35,881,139	$37,467,166	$37,286,999	$37,403,846	$38,782,454	$83.28	100.0%
(Vacancy/Credit Loss)	(89,703)	(93,668)	(93,217)	(93,510)	(1,140,069)	(2.45)	(2.9)
Effective Gross Income	$35,791,437	$37,373,498	$37,193,781	$37,310,336	$37,642,385	$80.83	97.1%
Total Operating Expenses	$10,624,571	$10,525,998	$10,197,175	$10,000,986	$10,481,622	$22.51	27.8%
Net Operating Income	$25,166,866	$26,847,500	$26,996,606	$27,309,350	$27,160,764	$58.32	72.2%
Total TI/LC, Capex/RR	0	0	0	0	676,467	1.45	1.8
Net Cash Flow	$25,166,866	$26,847,500	$26,996,606	$27,309,350	$26,484,297	$56.87	70.4%

(1)	TTM represents the trailing 12-month period ending August 31, 2018.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Rents in Place is inclusive of rent steps through September 30, 2019. Rents in Place excludes rent from Chipotle (dark tenant), Brow Art 23 (vacating near term), Passport luggage (vacating near term) and Hyperactive by Jimmy Jazz (vacating near term) as vacant in the underwriting.

(4)	Percentage Rent includes the anticipated percentage rent from H&M and J Crew.

(5)	Underwritten Vacancy is reflective of in place economic vacancy.

A-3-45

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Saint Louis Galleria

Property Management. The Saint Louis Galleria Property is managed by General Growth Services, Inc. an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited $1,593,050 for outstanding tenant improvement allowances and/or leasing commissions in connection with seven leases at the Saint Louis Galleria Property and deposited $82,295 for free rent associated with tenants with executed leases for which rent payments have not yet commenced.

Tax Escrows – On a monthly basis, during the continuance of a Cash Sweep Period (as defined below), the borrower is required to escrow for real estate taxes in the amount of 1/12 of projected annual property taxes required.

Insurance Escrows – On a monthly basis, during the continuance of a Cash Sweep Period, the borrower is required to escrows for insurance premiums in the amount of 1/12 of projected annual insurance premiums (also waived if blanket policy in place and there is no event of default continuing).

Replacement Reserves – On a monthly basis, during the continuance of a Cash Sweep Period, the borrower is required to escrow for replacement funds of approximately $9,841 monthly (approximately $0.25 per square foot annually), subject to a cap of $236,181 (approximately $0.51 per square foot) are required.

TI/LC Funds – On a monthly basis, during the continuance of a Cash Sweep Period, the borrower is required to escrows for tenant rollover funds (approximately $78,727 monthly (approximately $2.03 per square foot annually), are required, subject to a cap of $1,889,448 (approximately $4.06 per square foot).

Lockbox / Cash Management. The Saint Louis Galleria Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at loan origination to deliver letters to all tenants at the Saint Louis Galleria Property directing them to deposit all rents and payments into a lender controlled lockbox account. To the extent no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents.

During the continuance of a Cash Sweep Period, all excess cash will remain in the lender controlled account and held as additional collateral for the Saint Louis Galleria Whole Loan; provided, however, that if a Major Anchor Sweep Period (as defined below) is then continuing the excess cash will be deposited into a major anchor sweep reserve account to be applied pursuant to the mortgage loan documents.

A “Cash Sweep Period” means any period during the continuance of (i) an event of default under the loan documents or mezzanine loan documents, (ii) during a bankruptcy action of the borrower or guarantor, (iii) any Low DSCR Trigger Period (as defined below), or (iv) the continuance of a Major Anchor Sweep Period (as defined below), until such time that borrower has cured the applicable cause of the Cash Sweep Period in accordance with the terms of the mortgage loan documents.

A “Low DSCR Trigger Period” means any period during the continuance of which (i) the debt service coverage ratio (“DSCR”) based on the Saint Louis Galleria Whole Loan is less than 1.45x or (ii) the combined DSCR based on the Saint Louis Galleria Whole Loan and related mezzanine loan is less than 1.30x and will end on the earlier to occur of the date a DSCR of at least 1.45x and a combined DSCR of at least 1.30x is achieved for at least two consecutive calculation dates, as determined by the lender.

A “Major Anchor Sweep Period” will commence upon the earliest to occur of (a) the early termination, early cancellation or early surrender of the Major Anchor (as defined below) premises or upon borrower’s receipt of notice by a Major Anchor of its intent to effect an early termination, early cancellation or early surrender with respect its respective premises, (b) (i) Nordstrom (not part of the collateral) failing to continue to operate its business in at least 130,000 square feet of its 138,000 square feet of space or (ii) Macy’s (not part of the collateral) failing to continue to operate its business in at least 210,000 square feet of its 262,139 square feet or (c) a bankruptcy action of any major anchor or its direct or indirect parent.

A Major Anchor Sweep Period will end (a) if such Major Anchor premises is owned by borrower or an affiliate of the borrower, (i) at least (x) if a Major Anchor Sweep Event is in effect with respect to an Occupancy Threshold (as defined below) and (y) a portion of the space leased by the Major Anchor Space equal to the Occupancy Threshold has been re-tenanted pursuant to the loan documents or has been renewed pursuant to the respective lease terms, or (ii) a portion of the Major Anchor premises equal to at least the Occupancy Threshold has been redeveloped and/or is being operated for a retail or related use and in a manner which is not inconsistent with the operation of the balance of Saint Louis Galleria Property and such Major Anchor premises have been re-tenanted pursuant to the loan documents, or (iii) a portion of the Major Anchor premises equal to at least the Occupancy Threshold has been redeveloped and is open and being operated for a non-retail use in a manner which is complementary to the use of the balance of Saint Louis Galleria Property, but only if permitted by lender in its sole and absolute discretion, (b) if such Major Anchor premises is not owned by borrower or an affiliate of borrower, and (i) such Major Anchor premises is otherwise occupied and open for business with one or more retail

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Saint Louis Galleria

operators in at least the applicable Occupancy Threshold, (ii) such Major Anchor premises has been redeveloped and/or is being operated in a manner which is not inconsistent with the operation of the balance of the Saint Louis Galleria Property, as determined by lender and open for business with one or more retail operators in at least the Occupancy Threshold, or (iii) a portion of the Major Anchor premises equal to at least the Occupancy Threshold has been redeveloped and is open and being operated for a non-retail use in a manner which is not inconsistent with the use of the balance of Saint Louis Galleria, but only if approved by lender.

A “Major Anchor” is any of (a) Nordstrom, (b) Macy’s, or (c) any other owner, operator or tenant with respect to substantially all of any space occupied by such anchor tenants.

The “Occupancy Threshold” is 125,000 square feet of the 138,000 square foot Nordstrom space (90.6%) and 157,000 square feet of the 262,139 square feet Macy’s space (60.0%).

Additional Debt.   In connection with origination of Saint Louis Galleria Whole Loan, the Originators provided a mezzanine loan comprised of two mezzanine notes with an aggregate principal balance of approximately $25.0 million (the “Saint Louis Galleria Mezzanine Loan”) to an affiliate of the borrower. The Saint Louis Galleria Mezzanine Loan is secured by a pledge of the direct equity interest in the borrower and is coterminous with the Saint Louis Galleria Whole Loan. The Saint Louis Galleria Mezzanine Loan accrues interest at a rate of 6.25000% per annum and is fully amortizing by the November 1, 2028 maturity date pursuant to a fixed amortization schedule as set forth in Annex G in the Preliminary Prospectus. The Saint Louis Galleria Mezzanine Loan was sold to a third party. Based on the combined Saint Louis Galleria Whole Loan and the Saint Louis Galleria Mezzanine Loan, the cumulative Cut-off Date LTV is 56.7%, the cumulative UW NCF DSCR is 1.55x and the cumulative UW NOI Debt Yield is 10.3%. The rights of the mezzanine lender under the Saint Louis Galleria Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

Acquired Expansion Parcels.  The borrower has the right, at its own expense, to acquire one or more parcels of land that constitutes an integral part of, or adjoins, the Saint Louis Galleria mall, which land was not owned by the borrower on the date of origination of the Saint Louis Galleria Whole Loan (which shall expressly include any anchor premises or any part thereof) (such acquired land, an “Expansion Parcel”), to become additional collateral for the Saint Louis Galleria Whole Loan whereupon, after amending the Saint Louis Galleria Whole Loan documents, such parcel will constitute a portion of the Saint Louis Galleria Property, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the borrower acquires a fee simple or leasehold interest to the applicable Expansion Parcel and (iii) the expansion does not adversely affect the debt service coverage ratio except in a de minimis manner.

Partial Release and Substitution.  The borrower may obtain the release of (A) one or more vacant, non-income producing and unimproved parcels or outlots or (B) an Expansion Parcel upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the parcel subject to the release is not necessary for the remaining Saint Louis Galleria Property to comply with zoning or legal requirements, (iii) the release will not result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of certificates, (iv) the release will not result in an LTV ratio that does not comply with REMIC guidelines and (v) the release will not result in a material diminution in the value of Saint Louis Galleria Property. In addition, with respect to an Expansion Parcel that is an anchor premises, such anchor premises may be released with the reasonable consent of the lender to another retail operator that has agreed in writing to open and operate the anchor premises for retail use within 24 months from the date of release and no reserves have been expended with respect to such anchor premises.

In addition, the borrower is permitted to obtain the release of collateral parcels (an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels (each, an “Acquired Parcel”) as collateral for the Saint Louis Galleria Whole Loan upon 20 days prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel is vacant, non-income producing and unimproved (or improved only by landscaping or readily re-locatable facilities), (ii) with respect to the Acquired Parcel, the borrower has delivered, among other things (a) an environmental report acceptable to lender, (b) title insurance and (c) if the Acquired Parcel is improved, a property condition report indicating that the Acquired Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, in an amount equal to $13,750,000 (“Alteration Threshold”), cash or a guaranty from the guarantor in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (iii) the LTV ratio of the remaining Saint Louis Galleria Property (after giving effect to such substitution) is equal to or less than 125% unless the Acquired Parcel has a fair market value equal to or greater than the fair market value of the Exchange Parcel and (iv) the substitution does not adversely affect the debt service coverage ratio of the Saint Louis Galleria Whole Loan except in a de minimis manner. See “Description of the Mortgage Pool – Certain Terms of the Mortgage Loans – Partial Releases” in the Preliminary Prospectus.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Grand Hyatt Seattle

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Grand Hyatt Seattle

A-3-49

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Grand Hyatt Seattle

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$33,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$33,000,000	Property Type – Subtype:	Hotel – Full Service
% of Pool by IPB:	4.3%	Net Rentable Area (Rooms):	457
Loan Purpose:	Refinance	Location:	Seattle, WA
Borrower:	Hedreen Hotel LLC	Year Built / Renovated:	2001 / 2016
Sponsor(2):	Hedreen Holdings LLC	Occupancy / ADR / RevPAR	86.6% / $249.94 / $216.52
Interest Rate:	4.74000%	Occupancy / ADR / RevPAR Date:	8/31/2018
Note Date:	5/5/2017	Number of Tenants:	N/A
Maturity Date:	6/6/2027	2015 NOI:	$14,518,134
Interest-only Period:	121 months	2016 NOI:	$15,332,692
Original Term:	121 months	2017 NOI:	$16,018,146
Original Amortization:	None	TTM NOI (as of 8/2018):	$16,479,703
Amortization Type:	Interest Only	UW Occupancy / ADR / RevPAR:	86.4% / $249.94 / $216.00
Call Protection:	L(45),Def(72),O(4)	UW Revenues:	$43,899,089
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$27,568,430
Additional Debt:	Yes	UW NOI:	$16,330,659
Additional Debt Balance(1):	$100,000,000	UW NCF:	$14,135,705
Additional Debt Type(1):	Pari Passu	Appraised Value / Per Room:	$242,300,000 / $530,197
		Appraisal Date:	3/8/2017

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$291,028
Taxes:	$0	Springing	N/A	Maturity Date Loan / Room:	$291,028
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	54.9%
FF&E Reserves:	$0	Springing	N/A	Maturity Date LTV:	54.9%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.21x
Other:	$0	$0	N/A	UW NOI Debt Yield:	12.3%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$133,000,000	100.0%	Payoff Existing Debt	$92,671,898	69.7%
		%	Closing Costs	338,910	0.3%
			Return of Equity	39,989,192	30.1%
Total Sources	$133,000,000	100.0%	Total Uses	$133,000,000	100.0%
(1)	The Grand Hyatt Seattle Mortgage Loan (as defined below) is part of a whole loan evidenced by three pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $133.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $133.0 million Grand Hyatt Seattle Whole Loan (as defined below).

(2)	The sponsor is also the sponsor of the mortgage loan identified on Annex A-1 to the Preliminary Prospectus as Renaissance Seattle, which has a Cut-off Date Principal Balance of $77.0 million.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-50

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Grand Hyatt Seattle

The Loan. The Grand Hyatt Seattle mortgage loan (the “Grand Hyatt Seattle Mortgage Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a 457-room full service hotel located at 721 Pine Street in downtown Seattle, Washington (the “Grand Hyatt Seattle Property”). The Grand Hyatt Seattle Mortgage Loan is part of a whole loan that has an aggregate original principal balance of $133.0 million (the “Grand Hyatt Seattle Whole Loan”) and is comprised of three pari passu notes, each described below. The controlling Note A-1 was contributed to the COMM 2017-COR2 trust and the non-controlling Note A-2 was contributed to the COMM 2018-COR3 trust, as described in the “Whole Loan Summary” chart below. The non-controlling Note A-3, with an outstanding principal balance as of the Cut-off Date of $33.0 million, is being contributed to the JPMCC 2019-COR4 Trust. The relationship between the holders of the Grand Hyatt Seattle Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Grand Hyatt Seattle Whole Loan has an approximately 10-year term and requires interest-only payments for the term of the loan. The most recent prior financing of the Grand Hyatt Seattle Property was not included in a securitization.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	COMM 2017-COR2	Yes
A-2	50,000,000	50,000,000	COMM 2018-COR3	No
A-3	33,000,000	33,000,000	JPMCC 2019-COR4	No
Total	$133,000,000	$133,000,000

The Borrower. The borrower, Hedreen Hotel LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure.

The Loan Sponsor. The Grand Hyatt Seattle Whole Loan’s sponsor and the nonrecourse carve-out guarantor is Hedreen Holdings LLC. Richard Hedreen, the CEO of R.C. Hedreen Co., the parent company of Hedreen Holdings LLC, has over 50 years of experience in real estate development, acquisition, and management. Mr. Hedreen’s current real estate portfolio includes the Grand Hyatt Seattle Property, the Renaissance Seattle (also an asset in the JPMCC 2019-COR4 Trust), the Hyatt @ Olive 8 and the 7th & Pine retail and parking property which is located directly below the Grand Hyatt Seattle hotel (but is not collateral for the Grand Hyatt Seattle Mortgage Loan). All of the properties in Mr. Hedreen’s current portfolio are located in downtown Seattle and all were originally developed by Mr. Hedreen.

Other notable developments by Mr. Hedreen include the Hilton Seattle, the Crowne Plaza Seattle Downtown hotel and the Olive 8 Condominiums which is comprised of 229 individually owned residential condominium units located above the Hyatt @ Olive 8 hotel. The 40-story Hyatt @ Olive 8 tower has one of the largest green roofs in downtown Seattle (8,355 square feet) and is LEED silver certified.

The Property. The Grand Hyatt Seattle Property is a 457-room, 30-story, AAA Four-Diamond rated, full-service hotel located at 721 Pine Street in downtown Seattle, Washington, within the Seattle central business district. The borrower completed the construction of the Grand Hyatt Seattle Property in 2001. Beginning in 2014, the borrower converted 32 suites into 64 standard guestrooms, increasing the number of rooms from 425 to 446 in 2014 and then from 446 to 457 in 2015. Per the borrower, the cost to convert the suites into standard guestrooms was equal to $4,171,754 (approximately $65,184 per room based on 64 standard guestrooms). The Grand Hyatt Seattle Property comprises two condominium interests, the 457-room Grand Hyatt Seattle Property (the “Hotel Unit”) and the air rights above the Hotel Unit (the “Air Unit”). A third condominium interest, which is not part of the Grand Hyatt Seattle Property, contains 361,650 square feet of which 24,140 square feet is ground floor retail space and 337,510 square feet is a multi-level parking garage containing 950 stalls (the “7th & Pine Retail and Garage Unit”). The 7th & Pine Retail and Garage Unit is located directly below the Grand Hyatt Seattle Property and is also owned by the loan sponsor. A loan secured by the 7th & Pine Retail and Garage Unit was included in the CFCRE 2016-C6 securitization.

The Grand Hyatt Seattle Property features 457 guestrooms and suites, a full banquet kitchen on the first floor which offers room service as well as catering services for events and meetings, an approximately 14,300 square foot Ruth’s Chris Steak House located at the east end of the lobby, a concierge, a Stay Fit Fitness Center with sauna, steam room, whirlpool and fitness equipment, a gift shop, a business center and valet parking. The Grand Hyatt Seattle Property offers five guestroom configurations and suites. The configurations include 350 king guestrooms (380 square feet), 74 double/double guestrooms (380 square feet), 21 corner suites (500 square feet), 11 emerald suites (500 square feet) and one presidential suite (1,000 square feet). Each guestroom at the Grand Hyatt Seattle Property includes either a king or two double Hyatt Grand Beds, at least one LG flat-screen TV, a mini-fridge, a coffeemaker, work area with desk, dual line phones with voicemail, iron and ironing board, in-room safe, alarm clock radio, complimentary Wi-Fi throughout and expansive floor-to-ceiling windows offering views of the city. Suites include a foyer and separate sitting area.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Grand Hyatt Seattle

The Grand Hyatt Seattle Property is located adjacent to the Washington State Convention Center (“WSCC”) and contains a skywalk bridge located above Pike Street that connects the Grand Hyatt Seattle Property to the WSCC. The Grand Hyatt Seattle Property offers approximately 22,000 square feet of flexible meeting space located on the first, sixth and seventh floors. Meeting space is comprised of two ballrooms, nine breakout rooms, a boardroom, an amphitheater and pre-function space.

The Grand Hyatt Seattle Property is located in the area known as the retail core neighborhood in downtown Seattle, a restaurant and shopping district just south of the Denny Triangle, situated near South Lake Union. According to the appraisal, the Grand Hyatt Seattle Property is located near the area's primary generators of lodging demand including dozens of upscale retailers and restaurants, major department stores, shopping centers, hotels, office buildings and the WSCC. Because of its central location, the retail core has a substantial daytime population throughout the week. According to the appraisal, the nearby neighborhoods Denny Triangle and South Lake Union represent two of the city's fastest growing neighborhoods. Amazon’s corporate headquarters was relocated to South Lake Union in 2015.

According to the Downtown Seattle Association, Amazon’s footprint totals 7.6 million square feet with another 3.1 million square feet under development. Amazon reportedly will occupy a total of 12.0 million square feet by 2022, or equal to about a fifth of the inventory of downtown’s best-in-class office space.

In 2015, Expedia announced plans to relocate its headquarters from Bellevue to Downtown Seattle. The development plans will allow Expedia to transition its 3,500 employees to the Seattle campus, with full occupancy in 2019. Additionally, several Silicon Valley high-tech companies, such as Google and Facebook, also have a presence in Seattle. In 2016, Google announced plans to relocate its Fremont campus to South Lake Union in 2019. Google’s new campus, which began construction in the second quarter of 2017, will occupy 607,000 square feet of office space and will be able to accommodate 3,000 to 4,000 employees.

The loan sponsor also developed Seattle’s largest hotel, the Hyatt Regency located at 8th & Howell. The 1,260 room Hyatt Regency hotel broke ground in 2016, on a site previously owned by an affiliate of the loan sponsor and opened for business in December 2018. The Hyatt Regency will be adjacent to the Washington State Convention Center Addition (“WSCC Addition”), which is scheduled to open in 2020. The preliminary cost of the WSCC Addition project is estimated at over $1.5 billion, and the expansion is expected to more than double the size of the existing WSCC, with an additional 440,000 square feet of meeting space planned for the project. The WSCC Addition project is expected to provide several economic benefits, including as much as $240.0 million annually in visitor spending, as many as 3,900 direct and indirect jobs, and some 6,000 jobs during construction.

The demand segmentation for the Grand Hyatt Seattle Property consists of 35.0% corporate demand, 40.0% meeting and group demand and 25.0% leisure demand. The Grand Hyatt Seattle Property’s top corporate accounts include the National Basketball Association, the National Football League, Microsoft, Facebook, Amazon, IBM and Boeing.

Historical Occupancy, ADR, RevPAR(1)(2)
	Competitive Set			Grand Hyatt Seattle(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	82.4%	$212.12	$174.72	86.3%	$224.53	$193.81	104.7%	105.8%	110.9%
2016	81.2%	$215.96	$175.43	85.3%	$236.60	$201.86	105.0%	109.6%	115.1%
2017	84.3%	$227.49	$191.75	87.4%	$244.92	$214.11	103.7%	107.7%	111.7%
TTM(4)	84.2%	$233.63	$196.71	86.6%	$249.94	$216.52	102.9%	107.0%	110.1%
(1)	The minor variances between the underwriting, appraisal and above table with respect to Occupancy, ADR and RevPAR at the Grand Hyatt Seattle property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Data provided by a third party travel research report.

(3)	Based on operating statements provided by the borrower.

(4)	TTM represents the trailing 12-month period ending on August 31, 2018.

The Grand Hyatt Seattle Property’s immediate marketplace includes eight competitive properties. The eight primary competitors range in size from 237 to 891 rooms. Overall, when taking into account the Grand Hyatt Seattle Property, the competitive set collectively contains an aggregate of 4,137 rooms.

In total, the loan sponsor has developed approximately 55.6% of the appraisal’s competitive set by number of hotels (five of nine) and 48.6% by number of rooms (2,012 of 4,137), and currently owns 33.3% of the appraisal’s competitive set by number of hotels (three of nine) and 32.9% by number of rooms (1,360 of 4,137).

A-3-52

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Grand Hyatt Seattle

Competitive Hotels Profile(1)
				2016 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Occupancy	ADR	RevPAR
Grand Hyatt Seattle(3)	457	2001	22,000	85.3%	$236.60	$201.86
Renaissance Seattle(2)	557	1978	28,000	80-85%	$190-200	$160-170
Hilton Seattle(4)	237	1970	6,000	90-95%	$210-220	$200-210
Fairmont Olympic Hotel Seattle	450	1924	17,500	65-70%	$250-260	$180-190
Westin Seattle	891	1929	48,000	80-85%	$210-220	$170-180
Marriott Seattle Waterfront Hotel	358	2003	11,000	80-85%	$260-270	$210-220
Hyatt @ Olive 8(2)	346	2009	10,500	80-85%	$220-230	$190-200
Crowne Plaza Seattle Downtown(4)	415	1983	8,500	80-85%	$170-180	$140-150
W Hotel Seattle	426	1999	10,000	70-75%	$230-240	$170-180
Total	4,137
(1)	Based on the appraisal.

(2)	Originally developed and currently owned by the loan sponsor.

(3)	The Grand Hyatt Seattle 2016 Occupancy, ADR and RevPAR are based on the operating statement provided by the borrower.

(4)	Originally developed by the loan sponsor and subsequently sold to a third party.

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	86.3%	85.3%	87.4%	86.6%	86.4%
ADR	$224.53	$236.60	$244.92	$249.94	$249.94
RevPAR	$193.81	$201.86	$214.11	$216.52	$216.00

Room Revenue	$32,328,718	$33,764,041	$35,714,908	$36,117,386	$36,029,977	$78,840	82.1%%
Food & Beverage Revenue	6,624,923	6,960,095	6,015,827	6,280,939	6,280,939	13,744	14.3%%
Other Departmental Revenue	1,457,566	1,344,993	1,505,097	1,588,173	1,588,173	3,475	3.6%%
Total Revenue	$40,411,207	$42,069,129	$43,235,832	$43,986,498	$43,899,089	$96,059	100.0%%

Room Expense	$7,920,486	$8,246,290	$8,523,853	$8,732,852	$8,711,717	$19,063	24.2%%
Food & Beverage Expense	5,087,190	5,018,849	4,616,893	4,690,508	4,690,508	10,264	74.7%%
Other Departmental Expense	370,176	452,123	476,837	511,016	511,016	1,118	32.2%%
Departmental Expenses	$13,377,852	$13,717,262	$13,617,583	$13,934,376	$13,913,241	$30,445	31.7%%
							%
Departmental Profit	$27,033,355	$28,351,867	$29,618,249	$30,052,122	$29,985,848	$65,615	68.3%%

Admin & General	$3,325,424	$3,464,991	$3,675,008	$3,409,529	$3,409,529	$7,461	7.8%%
Maintenance & Repairs	1,438,333	1,510,602	1,499,084	1,499,520	1,499,520	3,281	3.4%%
Utility Costs	1,164,226	1,175,935	1,230,706	1,259,046	1,259,046	2,755	2.9%%
Marketing	2,919,545	2,873,620	2,986,113	2,985,911	2,979,977	6,521	6.8%%
Franchise Fee	461,846	485,524	476,692	481,706	480,749	1,052	1.1%%
Management Fee	1,208,355	1,258,116	1,381,236	1,414,496	1,411,685	3,089	3.2%%
Property Tax	891,500	1,140,009	1,227,213	1,383,254	1,469,084	3,215	3.3%%
Insurance	282,253	289,666	285,855	270,742	277,384	607	0.6%%
Other Expenses	823,739	820,713	838,196	868,215	868,215	1,900	2.0%%
Total General/Unallocated Expenses	$12,515,221	$13,019,175	$13,600,103	$13,572,419	$13,655,189	$29,880	31.1%%
Net Operating Income	$14,518,134	$15,332,692	$16,018,146	$16,479,703	$16,330,659	$35,734	37.2%%
FF&E	2,013,926	2,096,863	2,154,091	2,193,111	2,194,954	4,803	5.0%%
Net Cash Flow	$12,504,207	$13,235,829	$13,864,055	$14,286,592	$14,135,705	$30,932	32.2%%
(1)	TTM column represents the trailing 12-month period ending on August 31, 2018.

(2)	Per Room values are based on 457 guest rooms.

(3)	% of Total Revenue for Room Expense, Food & Beverage Expense, and Other Departmental Expense are based on their corresponding revenue line items.

A-3-53

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Grand Hyatt Seattle

Property Management. The Grand Hyatt Seattle Property is managed by Hyatt Corporation (“Hyatt”). The management agreement commenced on April 20, 2001, currently runs through January 31, 2044 and contains one, five-year renewal option.

Escrows and Reserves.

Tax Escrows – On a monthly basis, in the event Hyatt fails to make payments when due and payable, among other conditions listed in the Grand Hyatt Seattle Whole Loan documents, the borrower is required to escrow 1/12 of annual estimated tax payments into a tax reserve account.

Insurance Escrows – On a monthly basis, in the event Hyatt fails to make payments when due and payable, among other conditions listed in the Grand Hyatt Seattle Whole Loan documents, the borrower is required to escrow 1/12 of annual estimated insurance payments into an insurance reserve account.

FF&E Reserves – On a monthly basis, so long as the hotel management agreement is in effect, the borrower is required to deposit 5.0% of gross operating income for the month immediately preceding each payment date, into an FF&E reserve account held by Hyatt. In the event the property management agreement with Hyatt is no longer in effect, the FF&E reserve will be transferred into a lender-controlled FF&E reserve account.

Lockbox / Cash Management. The Grand Hyatt Seattle Whole Loan is structured with a hard lockbox and springing cash management. Pursuant to the management agreement, Hyatt has established operating accounts for the Grand Hyatt Seattle Property which are currently with U.S. Bank. The operating accounts are in the name of borrower but Hyatt has sole signature authority over the operating accounts and is entitled to draw funds from the operating accounts in accordance with the property management agreement. Gross revenue from the Grand Hyatt Seattle Property is deposited into a Hyatt controlled clearing account and is transferred on a daily basis to the Hyatt controlled operating accounts unless a Cash Management Period (as defined below) is continuing. Hyatt has sole signature authority over the clearing account. The clearing account is in the name of the borrower but is pledged to the lender as security for the Grand Hyatt Seattle Whole Loan and a deposit account control agreement was executed by the depository bank, the borrower, Hyatt and the lender in order to perfect the pledge. The lender can only take control of the clearing account after the termination of the property management agreement. During a Cash Management Period, all funds in the clearing account are required to be deposited into a lender-controlled cash management account and will be applied to pay monthly amounts due as required under the Grand Hyatt Seattle Whole Loan, and any excess amounts will be retained by the lender as additional collateral for the Grand Hyatt Seattle Whole Loan.

A “Cash Management Period” will occur (i) during the continuation of an event of default or (ii) if the debt yield is less than 7.5% for any quarter (until such time that the debt yield is at least 7.5% for two consecutive quarters).

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

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A-3-55

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Fleet Farm Distribution Center

A-3-56

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Fleet Farm Distribution Center

A-3-57

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Fleet Farm Distribution Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$32,700,000	Title:	Fee
Cut-off Date Principal Balance:	$32,303,006	Property Type - Subtype:	Industrial – Warehouse/Distribution
% of Pool by IPB:	4.2%	Net Rentable Area (SF):	1,126,368
Loan Purpose:	Recapitalization	Location:	Chippewa Falls, WI
Borrower:	MFF NLA LLC	Year Built / Renovated:	2017 / N/A
Sponsor:	iStar Net Lease I LLC	Occupancy:	100.0%
Interest Rate:	4.69700%	Occupancy Date:	2/6/2019
Note Date:	3/23/2018	Number of Tenants:	1
Maturity Date:	4/6/2028	2015 NOI(1):	N/A
Interest-only Period:	None	2016 NOI(1):	N/A
Original Term:	120 months	2017 NOI(1):	N/A
Original Amortization:	360 months	TTM NOI(1):	N/A
Amortization Type:	Balloon	UW Economic Occupancy:	90.0%
Call Protection:	L(34),Def(82),O(4)	UW Revenues:	$3,155,531
Lockbox / Cash Management:	Hard / In Place	UW Expenses:	$94,666
Additional Debt:	N/A	UW NOI:	$3,060,865
Additional Debt Balance:	N/A	UW NCF:	$2,711,691
Additional Debt Type:	N/A	Appraised Value / Per SF:	$50,500,000 / $45
		Appraisal Date:	12/5/2017

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$29
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$24
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	64.0%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	52.7%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.33x
Other:	$0	$0	N/A	UW NOI Debt Yield:	9.5%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$32,700,000		64.3%	Purchase Price(3)	$50,300,000	98.9%
Sponsor Equity	18,161,184		35.7	Closing Costs	561,184	1.1%
Total Sources	$50,861,184		100.0%	Total Uses	$50,861,184	100.0%
(1)	The Fleet Farm Distribution Center Property (as defined below) was recently constructed in 2017 and therefore no historical cash flow information is available.

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(3)	The sponsor purchased the Fleet Farm Distribution Center Property in an all-cash transaction in February 2018 for $50.3 million.

The Loan. The Fleet Farm Distribution Center mortgage loan (the “Fleet Farm Distribution Center Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of approximately $32.3 million and is secured by a first mortgage lien on the borrower’s fee interest in a newly-constructed, 1,126,368 square foot warehouse/distribution facility located in Chippewa Falls, Wisconsin (the “Fleet Farm Distribution Center Property”). The Fleet Farm Distribution Center Mortgage Loan has a 10-year term and amortizes on a 30-year schedule.

The Borrower. The borrowing entity for the Fleet Farm Distribution Center Mortgage Loan is MFF NLA LLC, a Delaware limited liability company structured to be bankruptcy remote with two independent directors.

A-3-58

Structural and Collateral Term Sheet	JPMCC 2019-COR4

Fleet Farm Distribution Center

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is iStar Net Lease I LLC, an investment vehicle that was formed by iStar Inc. (rated Ba3/BB/BB- by Moody’s/Fitch/S&P) (NYSE: STAR, $656.1 million market cap as of January 30, 2019) in 2014 to invest in entities that own net lease properties. iStar Inc. finances, invests in and develops real estate and real estate related projects as part of its fully-integrated investment platform. Over the past two decades, iStar Inc. has been involved in more than $35 billion of transactions.

The Property. The Fleet Farm Distribution Center Property is a newly-constructed, 1,126,368 square foot warehouse/distribution facility located in Chippewa Falls, Wisconsin. The Fleet Farm Distribution Center Property is 100.0% occupied by Fleet Farm Group, LLC (“Fleet Farm”) under a 20-year triple net (“NNN”) lease that commenced on March 1, 2018. Approximately 1.3% of the floor area, or 14,605 square feet, is built out for office, cafeteria, and locker space. The Fleet Farm Distribution Center Property features 36’ clear ceiling height, 107 dock-height doors with levelers, parking for 590 cars and 220 tractor-trailer trucks, 58‘x50’ column spacing, cross-dock capability and is located on an approximately 72.07-acre site that offers the ability to expand the building by up to 281,400 additional square feet, if necessary. Amenities include an outdoor patio, cafeteria, locker room, guardhouse, security fence around the entire perimeter, and a 500 square foot box-in-box cooler with a 10’ interior clear height. The Fleet Farm Distribution Center Property was developed by Minneapolis-based Ryan Companies US, Inc. at a total project cost of approximately $49.6 million ($44 per square foot). Additionally, the tenant installed equipment and other personal property at their own cost totaling approximately $19.2 million ($17 per square foot).

Fleet Farm (formerly known as Mills Fleet Farm) was founded in 1955 and purchased by KKR (rated NR/A/A by Moody’s/Fitch/S&P) (NYSE: KKR, $18.8 billion market cap as of January 30, 2019) in February 2016. The company currently has 36 locations in Minnesota, Wisconsin, Iowa and North Dakota that offer a wide assortment of goods anchored by five categories: farm/pet supplies, hunting & fishing products, auto parts, home improvement/home living goods and outdoor & work apparel. Fleet Farm has expansion plans over the next six years and the company intends to use the facility in a way that will help it streamline its supply chain and reduce its overall freight spend. Approximately 78% of the Fleet Farm stores are within a three-hour drive of the Fleet Farm Distribution Center Property and the company believes that the facility will allow it to reduce the amount of floor space it currently devotes to inventory storage and the company also anticipates that the replacement of its direct-to-store shipping method with a centralized distribution model will reduce its freight costs. Under the terms of the lease, the tenant is responsible for all property maintenance and the direct payment of taxes and insurance premiums, while the landlord is responsible for Fleet Farm Distribution Center Property’s roof and structure. The current rent is equal to $3.06 per square foot through February 28, 2019 and the lease provides for 1.75% annual rent escalations, four, five-year renewal options exercisable with one-year prior notice and contains no termination options.

The Fleet Farm Distribution Center Property is located approximately two miles north of the downtown portion of the City of Chippewa Falls, Wisconsin and the site is also 15 miles north of Interstate 94, which provides access to Minneapolis, 100 miles to the west, and Madison and Milwaukee, 190 and 270 miles to the southeast, respectively. Chippewa Falls is also served by Highways 29 and 53, which provide access to larger regional population centers Eau Claire, 10 miles to the south, and Wausau, 90 miles to the east. Chippewa Falls is the county seat of Chippewa County, which has a population of over 62,000. Chippewa Falls is the largest city within the county and has over 14,000 residents that benefit from an economy that blends tourism, retail, agriculture and industry.

The Fleet Farm Distribution Center Property is situated within Lake Wissota Business Park, an approximately 203-acre mixed-use park containing corporate office, retail, medical, manufacturing, and industrial sites. The Lake Wissota Business Park has nearby access to I-94 in addition to direct access to US Highway 53 and Highway 29. There are currently 24 business users located in the Lake Wissota Business Park . Top users include Fleet Farm, St. Joseph’s Hospital, Nordson EDI Technology, Cray Inc., Marshfield Clinic, General Beer Northwest, and Northwood Orthopedic Sports Medicine. Located adjacent to Lake Wissota Business Park is Jacob Leinenkugel Brewing Company. Founded in 1867, Leinenkugel’s is the seventh oldest operating brewery in the nation.

Given its new construction and location within a market with few large-scale leased industrial facilities, the appraisal concluded it was necessary to utilize competing properties outside of the subject’s immediate area. Similar Wisconsin cities were researched for rent comparables. In total, the appraisal included 14 NNN rent comparables ranging from $2.30 per square foot NNN to $4.95 per square foot with a weighted average of approximately $3.84 per square foot NNN.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
N/A	N/A	N/A	100.0%
(1)	The Fleet Farm Distribution Center Property was recently constructed in 2017 and therefore no historical occupancy information is available.

(2)	Current occupancy is as of February 6, 2019.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Fleet Farm Distribution Center

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Total Base Rent	Lease Expiration Date
Fleet Farm(3)	NR / NR / NR	1,126,368	100.0%	$3.11	100.0%	2/28/2038
(1)	Based on the underwritten rent roll.

(2)	Base Rent PSF includes contractual rent steps through March 1, 2019.
(3)	Fleet Farm has four, five-year renewal options remaining.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2026	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2027	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2028	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2029	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2030 & Beyond	1	1,126,368	100.0%	3,506,145	100.0%	1,126,368	100.0%	$3,506,145	100.0%
Total	1	1,126,368	100.0%	$3,506,145	100.0%

(1)	Based on the underwritten rent roll.

(2)	Base Rent Expiring includes contractual rent steps through March 1, 2019

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place	$3,445,843	$3.06	98.3%
Contractual Rent Steps(3)	60,302	0.05	1.7
Vacant Income	0	0.00	0.0
Gross Potential Rent	$3,506,145	$3.11	100.0%
Total Reimbursements	0	0.00	0.0
Net Rental Income	$3,506,145	$3.11	100.0%
Less: Vacancy	(350,615)	(0.31)	10.0
Effective Gross Income	$3,155,531	$2.80	90.0%
Total Expenses	$94,666	$0.08	3.0%
Net Operating Income	$3,060,865	$2.72	97.0%
Total TI/LC, CapEx/RR	349,174	0.31	11.1
Net Cash Flow	$2,711,691	$2.41	85.9%

(1)	The Fleet Farm Distribution Center Property was recently constructed in 2017 and therefore no historical cash flow information is available.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Based on the contractual rent steps through March 1, 2019.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Fleet Farm Distribution Center

Property Management. The Fleet Farm Distribution Center Property is self-managed.

Escrows and Reserves.

Tax Escrows – On a monthly basis, during the continuance of a Lease Sweep Period (as defined below), the borrower is required to escrow 1/12 of the projected annual estimated tax payments.

Insurance Escrows – On a monthly basis, during the continuance of a Lease Sweep Period, the borrower is required to escrow 1/12 of the projected annual estimated insurance premiums which are waived if an acceptable blanket policy is in place and there is no Lease Sweep Period continuing.

Replacement Reserves – On a monthly basis, during the continuance of a Cash Trap Period (as defined below), the borrower is required to escrow approximately $13,897 for replacement reserves.

Lockbox / Cash Management. The Fleet Farm Distribution Center Mortgage Loan is structured with a hard lockbox and in place cash management. All rents are required to be deposited directly by the tenant into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept to a lender-controlled cash management account every business day and applied on each payment date to the payment of debt service and the funding of required reserves. Provided no Cash Trap Period is continuing, all funds remaining in the cash management account after payment of the aforementioned items will be transferred into the borrower’s operating account. During a Cash Trap Period, all excess cash in the cash management account will be retained by the lender as additional collateral for the Fleet Farm Distribution Center Mortgage Loan.

A “Cash Trap Period” will commence upon (i) an event of default, (ii) if the debt yield is less than 8.75% for any quarter on or after March 6, 2019 (until such time that the debt yield is greater than or equal to 8.75% for two consecutive quarters) or (iii) a Lease Sweep Period.

A “Lease Sweep Period” will commence (i) if any Major Lease (as defined below) is surrendered, cancelled or terminated prior to its then-current expiration date; (ii) if any Major Tenant (as defined below) goes dark or gives notice that it intends to discontinue its business, (iii) upon the occurrence of a monetary or material non-monetary default under any Major Lease or (iv) upon the occurrence of a Major Tenant insolvency proceeding.

A “Major Lease” means the Fleet Farm lease.

A “Major Tenant” means any tenant under a Major Lease.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Peachtree Corners Marketplace

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Peachtree Corners Marketplace

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Peachtree Corners Marketplace

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$24,600,000	Title:	Fee
Cut-off Date Principal Balance:	$24,600,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	3.2%	Net Rentable Area (SF):	121,379
Loan Purpose:	Refinance	Location:	Norcross, GA
Borrower:	Peachtree Marketplace Outparcel	Year Built / Renovated:	1976 / 2018
	LLC	Occupancy:	95.6%
Sponsor:	Jacob Khotoveli	Occupancy Date:	11/1/2018
Interest Rate:	5.21280%	Number of Tenants:	15
Note Date:	11/13/2018	2015 NOI(2):	$428,472
Maturity Date:	12/6/2028	2016 NOI(2):	$641,163
Interest-only Period:	36 months	2017 NOI(2):	$1,025,042
Original Term:	120 months	TTM NOI (as of 7/2018)(2):	$1,405,164
Original Amortization(1):	360 months	UW Economic Occupancy:	93.0%
Amortization Type(1):	IO–Balloon	UW Revenues:	$2,864,949
Call Protection:	L(26),Def(91),O(3)	UW Expenses:	$520,992
Lockbox / Cash Management:	Soft / Springing	UW NOI:	$2,343,957
Additional Debt:	Yes	UW NCF:	$2,228,647
Additional Debt Balance(1):	$2,900,000	Appraised Value / Per SF:	$40,000,000 / $330
Additional Debt Type(1):	Mezzanine Loan	Appraisal Date:	8/29/2018

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$203
Taxes:	$30,000	$22,000	N/A	Maturity Date Loan / SF:	$181
Insurance:	$32,000	$2,900	N/A	Cut-off Date LTV:	61.5%
Replacement Reserves:	$0	$2,023	N/A	Maturity Date LTV:	55.0%
TI/LC:	$0	$7,586	$364,137	UW NCF DSCR(1):	1.39x
Other:	$61,565	$0	N/A	UW NOI Debt Yield:	9.5%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$24,600,000		89.5%	Payoff Existing Debt	$20,941,541	76.2%
Mezzanine Loan	2,900,000		10.5	Closing Costs	448,016	1.6%
				Upfront Reserves	123,565	0.4%
				Return of Equity	5,986,878	21.8%
Total Sources	$27,500,000		100.0%	Total Uses	$27,500,000	100.0%

(1)	The Peachtree Corners Marketplace Mortgage Loan (as defined below), as well as the Peachtree Corners Marketplace Mezzanine Loan (as defined below), amortizes pursuant to a fixed amortization schedule as set forth in Annex H in the Preliminary Prospectus. Debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex H in the Preliminary Prospectus.

(2)	The Peachtree Corners Marketplace Property (as defined below) was fully redeveloped by the sponsor over the last three years. Historical cash flows represent the ramp up during the redevelopment and the UW NOI represents the current stabilized operations.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Peachtree Corners Marketplace

The Loan. The Peachtree Corners Marketplace mortgage loan (the “Peachtree Corners Marketplace Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $24.6 million and is secured by a first mortgage lien on the borrower’s fee interest in a newly redeveloped, 121,379 square foot, Class A anchored retail shopping center located in Norcross, Georgia (the “Peachtree Corners Marketplace Property”), approximately 20 miles northeast of Downtown Atlanta. The Peachtree Corners Marketplace Mortgage Loan has a 10-year term and, following a three-year interest-only period, will amortize pursuant to a fixed amortization schedule as set forth in Annex H in the Preliminary Prospectus

The Borrower. The borrowing entity for the Peachtree Corners Marketplace Mortgage Loan is Peachtree Marketplace Outparcel LLC, a Delaware limited liability company structured to be bankruptcy remote with one independent director.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Jacob Khotoveli. Mr. Khotoveli is the founder and Managing Partner of JBL Asset Management (“JBL”). Founded in 2005, JBL is a privately held fully integrated commercial real estate company specializing in retail shopping center acquisitions, management and development.

The Property. The Peachtree Corners Marketplace Property is a newly redeveloped, 121,379 square foot, Class A, 95.6% occupied anchored retail center located along a primary retail corridor known as Peachtree Parkway that provides for a combined average daily traffic count of approximately 113,500 vehicles per day. The Peachtree Corners Marketplace Property is comprised of three buildings including: (i) a 78,019 square feet (approximately 64.3% of net rentable area (“NRA”)) multi-tenant main center (the “Main Center”), (ii) a 37,000 square feet (approximately 30.5% of NRA) LA Fitness outparcel (the “LA Fitness Outparcel”) and (iii) a 6,360 square feet (approximately 5.2% of NRA) smaller two-tenant outparcel (the “Small Outparcel”). The Main Center is currently approximately 93.2% occupied with only one available unit, the LA Fitness Outparcel is solely occupied by LA Fitness, and the Small Outparcel is 100.0% occupied by Aspen Dental and BurgerFi. The center also includes IHOP and Chick-fil-A outparcels that are not part of the collateral.

The Peachtree Corners Marketplace Property was originally built in 1976 and significantly redeveloped by the sponsor over the past three years. The sponsor acquired the Main Center in December 2014 and subsequently purchased the former restaurant and gas station that would eventually become the LA Fitness Outparcel and the Small Outparcel in February and November of 2016, respectively. The sponsor has since completely redeveloped the Main Center, constructed the new outparcels, completed an environmental clean-up of the former gas station (NFA letter received) and stabilized the Peachtree Corners Marketplace Property with a mix of long-term national and regional tenancy. As of November 1, 2018, the Peachtree Corners Marketplace Property was 95.6% leased to 15 tenants at weighted average underwritten rents equal to $20.54 per square foot.

The Market. The Peachtree Corners Marketplace Property is located in the Norcross/Peachtree Road submarket, within the greater Atlanta retail market. As of the third quarter of 2018, the Norcross/Peachtree Road retail submarket consisted of approximately 10.5 million square feet across 772 buildings with an overall market vacancy of 6.3% and average asking rents of approximately $16.94 per square foot. The appraisal identified 10 comparable inline retail leases at competitive properties ranging in size from 900 square feet to 6,000 square feet. Base rents for the comparable inline leases ranged from $15.00 per square foot to $44.00 per square foot, with a weighted average of $29.80 per square foot. Additionally, the appraisal identified five comparable anchor retail leases at competitive properties ranging in size from 18,000 square feet to 29,813 square feet. Base rents for the comparable anchor leases ranged from $7.75 per square foot to $22.50 per square foot, with a weighted average of $14.10 per square foot. Lastly, the appraisal identified seven comparable LA Fitness leases at competitive properties ranging in size from 34,000 square feet to 45,000 square feet. Base rents for the comparable LA Fitness leases ranged from $16.10 per square foot to $22.00 per square foot, with a weighted average of $18.93 per square foot.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
N/A	N/A	N/A	95.6%
(1)	The Peachtree Corners Marketplace Property was fully redeveloped by the sponsor over the last three years and therefore historical occupancies are not available.

(2)	Current occupancy is as of November 1, 2018.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Peachtree Corners Marketplace

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Most Recent Sales PSF/Screen	Occupancy Cost	Lease Expiration Date
LA Fitness(4)	NR / NR / B+	37,000	30.5%	$20.40	31.7%	NAV	NAV	10/31/2033
NCG Cinemas(4)(5)	NR / NR / NR	30,009	24.7%	$13.00	16.4%	$391,319	16.3%	1/31/2031
Aldi(4)	NR / NR / NR	17,374	14.3%	$15.00	10.9%	NAV	NAV	2/28/2032
Buffalo Wild Wings(4)	NR / NR / NR	5,540	4.6%	$27.00	6.3%	NAV	NAV	5/31/2027
County Tag Office(4)	NR / NR / NR	4,000	3.3%	$21.63	3.6%	NAV	NAV	3/31/2019
Happy Sumo Steak/Sushi(4)	NR / NR / NR	3,736	3.1%	$25.13	3.9%	NAV	NAV	9/30/2026
Aspen Dental(4)	NR / NR / B	3,500	2.9%	$44.00	6.5%	NAV	NAV	4/30/2028
BurgerFi(4)	NR / NR / NR	2,860	2.4%	$47.50	5.7%	NAV	NAV	2/28/2028
SprintCom(4)(5)	B3 / B+ / B	2,672	2.2%	$37.00	4.1%	$396	10.2%	1/31/2022
Bombay Salon & Spa(4)	NR / NR / NR	2,617	2.2%	$22.50	2.5%	NAV	NAV	9/30/2024
(1)	Based on the underwritten rent roll dated as of November 1, 2018.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF includes approximately $6,152 in contractual rent steps through December 2019 for certain tenants.

(4)	LA Fitness has three, five-year renewal options remaining, NCG Cinemas has two, five-year renewal options remaining, Aldi has six, five-year renewal options remaining, Buffalo Wild Wings has four, five-year renewal options remaining, County Tag Office has five, automatic one-year renewal options remaining, Happy Sumo Steak/Sushi has two, five-year renewal options remaining, Aspen Dental has three, five-year renewal options remaining, BurgerFi has three, five-year renewal options remaining, SprintCom has one, five-year renewal option remaining and Bombay Salon & Spa has two, five-year renewal options remaining.

(5)	Most Recent Sales PSF/Screen and Occupancy Cost for NCG Cinemas represent sales for the trailing 12-month period ending August 31, 2018 and is based on the theater’s eight screens. Most Recent Sales PSF/Screen and Occupancy Cost for SprintCom represent sales for the trailing 12-month period ending December 31, 2017.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	5,328	4.4%	NAP	NAP	5,328	4.4%	NAP	NAP
2019 & MTM	1	4,000	3.3%	$86,520	3.6%	9,328	7.7%	$86,520	3.6%
2020	0	0	0.0%	0	0.0%	9,328	7.7%	$86,520	3.6%
2021	0	0	0.0%	0	0.0%	9,328	7.7%	$86,520	3.6%
2022	2	4,193	3.5%	153,696	6.4%	13,521	11.1%	$240,216	10.1%
2023	2	2,804	2.3%	64,765	2.7%	16,325	13.4%	$304,981	12.8%
2024	2	3,747	3.1%	98,455	4.1%	20,072	16.5%	$403,436	16.9%
2025	0	0	0.0%	0	0.0%	20,072	16.5%	$403,436	16.9%
2026	1	3,736	3.1%	93,896	3.9%	23,808	19.6%	$497,332	20.9%
2027	2	6,828	5.6%	191,052	8.0%	30,636	25.2%	$688,384	28.9%
2028	2	6,360	5.2%	289,850	12.2%	36,996	30.5%	$978,234	41.0%
2029	0	0	0.0%	0	0.0%	36,996	30.5%	$978,234	41.0%
2030 & Beyond	3	84,383	69.5%	1,405,527	59.0%	121,379	100.0%	$2,383,761	100.0%
Total	15	121,379	100.0%	$2,383,761	100.0%

(1)	Based on the underwritten rent roll dated November 1, 2018.
(2)	Base Rent Expiring includes approximately $6,152 in contractual rent steps through December 1, 2019.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Peachtree Corners Marketplace

Operating History and Underwritten Net Cash Flow(1)
	2015	2016	2017	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place	$499,502	$691,378	$1,072,759	$1,435,677	$2,377,609	$19.59	77.2%
Contractual Rent Steps(4)	0	0	0	0	6,152	0.05	0.2
Vacant Income	0	0	0	0	159,840	1.32	5.2
Gross Potential Rent	$499,502	$691,378	$1,072,759	$1,435,677	$2,543,601	$20.96	82.6%
Total Reimbursements	153,176	248,453	322,152	350,458	498,567	4.11	16.2
Total Other Income(5)	4,287	2,100	4,466	11,733	35,733	0.29	1.2
Net Rental Income	$656,966	$941,931	$1,399,377	$1,797,868	$3,077,900	$25.36	100.0%
Less: Vacancy	0	0	0	0	(212,952)	(1.75)	(7.0)
Effective Gross Income	$656,966	$941,931	$1,399,377	$1,797,868	$2,864,949	$23.60	93.1%
Total Operating Expenses	$228,494	$300,768	$374,336	$392,704	$520,992	$4.29	18.2%
Net Operating Income(1)	$428,472	$641,163	$1,025,042	$1,405,164	$2,343,957	$19.31	81.8%
TI/LC	0	0	0	0	91,034	0.75	3.2
Capital Expenditures	0	0	0	0	24,276	0.20	0.8
Net Cash Flow	$428,472	$641,163	$1,025,042	$1,405,164	$2,228,647	$18.36	77.8%

(1)	The Peachtree Corners Marketplace Property was fully redeveloped by the sponsor over the last three years. Historical cash flows represent the ramp up during the redevelopment and the Underwritten Net Operating Income represents the current stabilized operations.

(2)	TTM column represents the trailing 12-month period ending on July 31, 2018.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Based on the contractual rent steps through December 2019 for certain tenants.

(5)	Underwritten Total Other Income includes TTM other income ($11,733) and the contractual PNC Bank ATM annual income ($24,000). Contractual PNC Bank ATM annual income has historically been included Gross Potential Rent in the historical cash flows.

Property Management. The Peachtree Corners Marketplace Property is managed by JBL Asset Management LLC, an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited approximately $53,515 for outstanding tenant improvements and leasing commissions, $32,000 for insurance premiums, $30,000 for real estate taxes and $8,050 for required repairs.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax premiums, which currently equates to $22,000.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated insurance premiums, which currently equates to $2,900.

Replacement Reserves – On a monthly basis, the borrower is required to escrow $2,023 for replacement reserves (approximately $0.20 per square foot annually).

TI/LC Reserves – On a monthly basis, the borrower is required to escrow approximately $7,586 (approximately $0.75 per square foot annually) for tenant improvements and leasing commissions. The reserve is subject to a cap of $364,137.

Lockbox / Cash Management. The Peachtree Corners Marketplace Mortgage Loan is structured with a soft lockbox and springing cash management. All rents are required to be deposited into a lockbox account within one business day of receipt by the borrower or property manager. All funds in the lockbox account are required to be swept daily into the borrower’s operating account, unless a Cash Management Period (as defined below) is continuing. Upon the occurrence of a Cash Management Period, all funds in the lockbox account will be swept daily into a lender-controlled account, from which account such funds will be disbursed on each payment date in accordance with the loan documents and any excess will be retained by the lender as additional collateral for the Peachtree Corners Marketplace Mortgage Loan.

A “Cash Management Period” will commence upon (i) an event of default, (ii) an event of default under the mezzanine loan, (iii) if the debt service coverage is less than 1.10x (until such time that the debt service coverage ratio is greater than or equal to 1.10x) or (iv) during a Lease Sweep Period (as defined below).

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Peachtree Corners Marketplace

A “Lease Sweep Period” will commence (i) on the date that is 12 months prior to the end of the term (including any renewal terms) of any Lease Sweep Lease (as defined below), (ii) the date required under a Lease Sweep Lease by which the applicable Lease Sweep Tenant (defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not so been exercised), (iii) if any Lease Sweep Lease is surrendered, cancelled or terminated prior to its then-current expiration date, (iv) if any Lease Sweep Tenant goes dark or gives notice that it intends to discontinue its business at its premises, (v) upon the occurrence of a default under any Lease Sweep Lease or (vi) upon the occurrence of a Lease Sweep Tenant insolvency proceeding.

A “Lease Sweep Lease” means the LA Fitness lease, the NCG Cinemas lease, the Aldi lease and any lease which covers (i) 10.0% or more of the NRA of the Peachtree Corners Marketplace Property or (ii) 10.0% or more of the total annual rental revenue of the Peachtree Corners Marketplace Property.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease, or under one or more leases which when taken together would constitute a Lease Sweep Lease.

Additional Debt. The Peachtree Corners Marketplace mezzanine loan (the “Peachtree Corners Marketplace Mezzanine Loan”) was funded concurrently and is coterminous with the Peachtree Corners Marketplace Mortgage Loan. The Peachtree Corners Marketplace Mezzanine Loan has an original principal balance of $2.9 million, accrues interest at a rate of 7.50000% and following a three-year interest-only period, will amortize pursuant to a fixed amortization schedule as set forth in Annex H in the Preliminary Prospectus. Including the Peachtree Corners Marketplace Mezzanine Loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI DY are 68.8%, 1.20x and 8.5%, respectively. The current borrower under the Peachtree Corners Marketplace Mezzanine Loan is Peachtree Mezzanine Borrower LLC. The Peachtree Corners Marketplace Mezzanine Loan is currently held by LCM.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Pier 54 Seattle

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Pier 54 Seattle

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Pier 54 Seattle

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$23,000,000	Title:	Fee/Leasehold
Cut-off Date Principal Balance:	$23,000,000	Property Type - Subtype:	Mixed Use – Retail/Office
% of Pool by IPB:	3.0%	Net Rentable Area (SF):	65,749
Loan Purpose:	Recapitalization	Location:	Seattle, WA
Borrower:	Pier 54, LLC	Year Built / Renovated:	1900 / 2015
Sponsor:	A. F. Gilmore Company	Occupancy:	66.6%
Interest Rate:	4.99000%	Occupancy Date:	10/1/2018
Note Date:	5/25/2018	Number of Tenants:	8
Maturity Date:	6/6/2028	2015 NOI(1):	N/A
Interest-only Period:	120 months	2016 NOI(1):	N/A
Original Term:	120 months	2017 NOI:	$1,589,832
Original Amortization:	None	TTM NOI (as of 8/2018):	$1,898,513
Amortization Type:	Interest Only	UW Economic Occupancy:	66.6%
Call Protection:	L(32),Def(84),O(4)	UW Revenues:	$2,873,322
Lockbox / Cash Management:	Soft / Springing	UW Expenses:	$1,024,372
Additional Debt:	N/A	UW NOI:	$1,848,950
Additional Debt Balance:	N/A	UW NCF:	$1,817,390
Additional Debt Type:	N/A	Appraised Value / Per SF:	$41,000,000 / $624
		Appraisal Date:	2/1/2018

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$350
Taxes:	$18,000	$9,250	N/A	Maturity Date Loan / SF:	$350
Insurance:	$93,000	$16,600	N/A	Cut-off Date LTV:	56.1%
Replacement Reserves:	$0	$1,371	N/A	Maturity Date LTV:	56.1%
TI/LC:	$0	Springing	$200,000	UW NCF DSCR:	1.56x
Other:	$11,281	$3,800	N/A	UW NOI Debt Yield:	8.0%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$23,000,000		57.5%	Purchase Price(3)	$39,500,000	98.8%
Sponsor Equity	16,973,465		42.5	Closing Costs	351,183	0.9
				Upfront Reserves	122,281	0.3
Total Sources	$39,973,465		100.0%	Total Uses	$39,973,465	100.0%

(1)	The loan sponsor recently purchased the Pier 54 Seattle Property (as defined below) from the largest tenant at the Pier 54 Seattle Property, Ivar’s, Inc. (“Ivar’s”), in a sale-leaseback transaction. Ivar’s has been in occupancy at the Pier 54 Seattle Property since 1938 and was the previous owner of the Pier 54 Seattle Property from 1966 to May 2017. Prior to the sale-leaseback transaction, Ivar’s completed a $36.0 million renovation of the Pier 54 Seattle Property. No historical cash flow information is available prior to 2017.

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(3)	The loan sponsor purchased the Pier 54 Seattle Property in an all-cash transaction in May 2017 for $39.5 million.

The Loan. The Pier 54 Seattle mortgage loan (the “Pier 54 Seattle Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $23.0 million and is secured by a first mortgage lien on the borrower’s fee and leasehold interests in a recently renovated 65,749 square foot mixed-use retail and office building situated on top of a 2.89-acre pier located on Seattle’s historic waterfront, known as Pier 54 (the “Pier 54 Seattle Property”). The Pier 54 Seattle Mortgage Loan has a 10-year term and requires interest-only payments for the term of the loan.

The Borrower. The borrowing entity for the Pier 54 Seattle Mortgage Loan is Pier 54, LLC, a California limited liability company structured to be bankruptcy remote with one independent director.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Pier 54 Seattle

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is A. F. Gilmore Company. A. F. Gilmore Company is a family-owned business (entirely held within the Gilmore family), that focuses on the long-term ownership of commercial real estate, with a focus on specialty retail assets. The most prominent assets in the loan sponsor’s real estate portfolio are the well-known Farmers Market and the Grove, both located in Los Angeles, California.

The Property. The Pier 54 Seattle Property is a recently renovated, 65,749 square foot mixed-use building consisting of 43,808 square feet of first floor retail, restaurant and office space, with approximately 200 feet of frontage along Alaskan Way, as well as 21,941 square feet of second floor, creative office space. Several Seattle landmarks such as Pike’s Place Market, the Seattle Great Wheel and the Seattle Aquarium are located within 0.5 miles of the Pier 54 Seattle Property and act as primary business drivers of demand.

The Pier 54 Seattle Property is 66.6% leased as of October 1, 2018 by eight tenants and is comprised of 35,573 square feet of retail space (54.1% of net rentable area (“NRA”)) and 30,176 square feet of office space (45.9% of NRA) of which 21,941 square feet accounts for the entire second floor of the building. The ground floor retail and office components are 100.0% leased and the second floor creative office space is vacant.

The largest tenant at the Pier 54 Seattle Property, Ivar’s, leases 36,006 square feet or 54.8% of NRA under four separate leases as follows: a full-service restaurant (Acres of Clams), two smaller casual restaurants (Pier 54 Kidd Valley Restaurant and Pier 54 Fish Bar) and an office space (Ivar’s, Inc.) at the Pier 54 Seattle Property. Ivar’s has been in occupancy at the Pier 54 Seattle Property since 1938 and was the previous owner of the Pier 54 Seattle Property from 1966 to May 2017, when it completed a sale-leaseback with the loan sponsor at a purchase price equal to $39.5 million. Prior to the sale-leaseback transaction, Ivar’s completed an approximately $36.0 million renovation of the Pier 54 Seattle Property which coincided with an approximate $330.0 million reconstruction and modernization of the Elliot Bay Seawall by the City of Seattle. The Pier 54 Seattle Property’s renovation involved a complete overhaul of the interior restaurant and tenant spaces, an expansion of the Ivar’s kitchen area, the repurposing of the second floor from its former storage use to open floorplan office space, and the replacement and repair of the pilings that support the pier.

At the closing of the sale-leaseback transaction, Ivar’s entered into four separate leases, with terms ranging from 10-years for its corporate office space to 29-years for the full-service restaurant space (with no early termination options), at a blended rental rate of approximately $46.41 per square foot triple net. The second floor of the building consists of 21,941 square feet of currently vacant office space, which formerly served as storage for Ivar’s. The office space is currently being marketed for lease.

The Pier 54 Seattle Property is located in the Pioneer Square/Waterfront submarket, within the greater Seattle/Puget Sound retail market. As of the fourth quarter of 2018, the Pioneer Square/Waterfront retail submarket consisted of approximately 1.5 million square feet across 87 buildings with an overall market vacancy of 3.7% and average asking rents of approximately $25.43 per square foot. The appraisal identified six comparable restaurant leases ranging in size from 2,340 square feet to 13,905 square feet. Base rents for the comparable restaurant leases ranged from $29.53 per square foot to $46.00 per square foot, with a weighted average of approximately $37.88 per square foot. Additionally, the appraisal identified four comparable retail leases ranging in size from 2,000 square feet to 4,030 square feet. Base rents for the comparable retail leases ranged from $25.00 per square foot to $51.50 per square foot, with a weighted average of approximately $31.06 per square foot. Lastly, the appraisal identified six comparable office leases ranging in size from 8,000 square feet to 210,000 square feet. Base rents for the comparable office leases ranged from $21.00 per square foot to $35.00 per square foot, with a weighted average of approximately $33.32 per square foot.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
N/A	N/A	N/A	66.6%
(1)	The loan sponsor recently purchased the Pier 54 Seattle Property from the largest tenant at the Pier 54 Seattle Property, Ivar’s, in a sale-leaseback transaction. Ivar’s has been in occupancy at the Pier 54 Seattle Property since 1938 and was the previous owner of the Pier 54 Seattle Property from 1966 to May 2017. Prior to the sale-leaseback transaction, Ivar’s completed a $36.0 million renovation of the Pier 54 Seattle Property. No historical occupancy information is available.

(2)	Current occupancy is as of October 1, 2018.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Pier 54 Seattle

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Total Base Rent	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Acres of Clams(4)(5)	NR / NR / NR	21,747	33.1%	$36.41	39.6%	$407	12.9%	5/31/2046
Ivar’s, Inc.(4)(5)	NR / NR / NR	8,235	12.5%	$36.33	15.0%	NAV	NAV	5/31/2027
Pier 54 Kidd Valley Restaurant(4)(5)	NR / NR / NR	3,512	5.3%	$70.04	12.3%	$338	25.9%	5/31/2037
Ye Olde Curiosity Shop, Inc.(4)	NR / NR / NR	3,462	5.3%	$29.37	5.1%	NAV	NAV	11/30/2025
Pier 54 Fish Bar(4)(5)	NR / NR / NR	2,512	3.8%	$149.61	18.8%	$1,369	12.4%	5/31/2046
Simply Seattle, Inc.	NR / NR / NR	1,899	2.9%	$50.08	4.8%	$712	9.4%	5/31/2026
Cherry Street Coffee House, LLC(4)(6)	NR / NR / NR	1,252	1.9%	$37.00	2.3%	NAV	NAV	2/29/2032
Thompson Motorsports, Inc.(4)	NR / NR / NR	1,189	1.8%	$38.00	2.3%	$473	11.5%	4/30/2021

(1)	Based on the underwritten rent roll dated as of October 1, 2018.

(2)	Base Rent PSF includes approximately $41,777 in contractual rent steps through June 2019 for certain tenants.

(3)	Sales PSF and Occupancy Costs represent sales for the 12-month period ending September 30, 2018.

(4)	Acres of Clams has two, five-year renewal options remaining, Ivar’s Inc. has one, five-year renewal option remaining, Pier 54 Kidd Valley Restaurant has two, five-year renewal options remaining, Ye Olde Curiosity Shop, Inc. has two, five-year renewal options remaining, Pier 54 Fish Bar has two, five-year renewal options remaining, Cherry Street Coffee House, LLC has one, five-year renewal options remaining and Thompson Motorsports, Inc. has two, five-year renewal options remaining.

(5)	Acres of Clams, Ivar’s, Inc., Pier 54 Kidd Valley Restaurant and Pier 54 Fish Bar are under separate leases but are affiliated tenants.

(6)	Cherry Street Coffee House, LLC subleased 100.0% of its space to Ceres Roasting Company, LLC at identical terms as under the Cherry Street Coffee House, LLC primary lease. Cherry Street Coffee House, LLC remains liable under the primary lease.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	21,941	33.4%	NAP	NAP	21,941	33.4%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	21,941	33.4%	$0	0.0%
2020	0	0	0.0	0	0.0	21,941	33.4%	$0	0.0%
2021	1	1,189	1.8	45,182	2.3	23,130	35.2%	$45,182	2.3%
2022	0	0	0.0	0	0.0	23,130	35.2%	$45,182	2.3%
2023	0	0	0.0	0	0.0	23,130	35.2%	$45,182	2.3%
2024	0	0	0.0	0	0.0	23,130	35.2%	$45,182	2.3%
2025	1	3,462	5.3	101,684	5.1	26,592	40.4%	$146,866	7.3%
2026	1	1,899	2.9	95,100	4.8	28,491	43.3%	$241,966	12.1%
2027	1	8,235	12.5	299,176	15.0	36,726	55.9%	$541,142	27.0%
2028	0	0	0.0	0	0.0	36,726	55.9%	$541,142	27.0%
2029	0	0	0.0	0	0.0	36,726	55.9%	$541,142	27.0%
2030 & Beyond	4	29,023	44.1	1,459,987	73.0	65,749	100.0%	$2,001,129	100.0%
Total	8	65,749	100.0%	$2,001,129	100.0%

(1)	Based on the underwritten rent roll dated October 1, 2018.

(2)	Base Rent Expiring is inclusive of contractual rent steps through June 2019 for certain tenants.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Pier 54 Seattle

Operating History and Underwritten Net Cash Flow(1)
	2017	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place	$1,960,134	$1,928,541	$1,959,352	$29.80	68.2%
Contractual Rent Steps(4)	0	0	41,777	0.64	1.5
Percentage Rent	87,956	19,356	19,356	0.29	0.7
Vacant Income	0	0	0	0.00	0.0
Gross Potential Rent	$2,048,090	$1,947,897	$2,020,485	$30.73	70.3%
Total Reimbursements	618,652	780,271	720,884	10.96	25.1
Total Other Income(5)	119,708	121,453	131,953	2.01	4.6
Net Rental Income	$2,786,450	$2,849,621	$2,873,322	$43.70	100.0%
(Vacancy/Credit Loss)	0	0	0	0	0.0
Effective Gross Income	$2,786,450	$2,849,621	$2,873,322	$43.70	100.0%
Total Expenses	$1,196,618	$951,108	$1,024,372	$15.58	35.7%
Net Operating Income	$1,589,832	$1,898,513	$1,848,950	$28.12	64.3%
TI/LC	0	0	15,122	0.23	0.5
Capital Expenditures	0	0	16,437	0.25	0.6
Net Cash Flow	$1,589,832	$1,898,513	$1,817,390	$27.64	63.3%

(1)	The loan sponsor recently purchased the Pier 54 Seattle Property from the largest tenant at the Pier 54 Seattle Property, Ivar’s, in a sale-leaseback transaction. Ivar’s has been in occupancy at the Pier 54 Seattle Property since 1938 and was the previous owner of the Pier 54 Seattle Property from 1966 to May 2017. Prior to the sale-leaseback transaction, Ivar’s completed a $36.0 million renovation of the Pier 54 Seattle Property. No historical cash flow information is available prior to 2017.

(2)	TTM column represents the trailing 12-month period ending on August 31, 2018.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Based on the contractual rent steps through June 2019 for certain tenants.

(5)	Underwritten Total Other Income includes TTM other income ($28,953) and the contractual kiosk annual base rent ($103,000) as of June 2019.

Property Management. The Pier 54 Seattle Property is managed by American Management Services Northwest LLC, a third party management company.

Escrows and Reserves. At origination, the borrower deposited into escrow $93,000 for insurance premiums, $18,000 for real estate taxes and approximately $11,281 for the Department of Natural Resources (“DNR”) aquatic ground lease (the “DNR Lease”) payments.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $9,250.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated insurance payments, which currently equates to $16,600. Liability coverage (including excess liability) is currently covered under a blanket policy. Consequently, the related premiums are excluded from the escrow as long as such blanket policy is in place.

Replacement Reserves – On a monthly basis, the borrower is required to escrow approximately $1,371 for replacement reserves (approximately $0.25 per square foot annually).

TI/LC Reserves – On a monthly basis, beginning on the 37th payment date and on each payment date thereafter, the borrower is required to escrow approximately $5,483 for tenant improvements and leasing commissions (approximately $1.00 per square foot annually), subject to a cap of $200,000.

DNR Lease – On a monthly basis, the borrower is required to escrow 1/12 of the annual DNR Lease payments, which currently equates to $3,800.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Pier 54 Seattle

Lockbox / Cash Management. The Pier 54 Seattle Mortgage Loan is structured with a soft lockbox and springing cash management. All rents are required to be deposited into a lockbox account within one business day of receipt by the borrower or property manager. All funds in the lockbox account are required to be swept daily into the borrower’s operating account, unless a Cash Management Period (as defined below) is continuing. Upon the occurrence of a Cash Management Period, all funds in the lockbox account will be swept daily into a lender-controlled account, from which account such funds will be disbursed on each payment date in accordance with the loan documents and any excess will be retained by the lender as additional collateral for the Pier 54 Seattle Mortgage Loan.

A “Cash Management Period” will commence upon (i) an event of default, (ii) if the debt yield is less than 7.0% (until the next payment date following the date upon which the lender has determined that the debt yield is greater than or equal to 7.0%), (iii) during a Lease Sweep Period (as defined below) or (iv) a monetary or material non-monetary default under the DNR Lease (until such time as the subject default has been cured, such cure has been accepted by the DNR, and no other monetary or material non-monetary default under the DNR Lease is then continuing).

A “Lease Sweep Period” will commence (i) if any Lease Sweep Lease (as defined below) is surrendered, cancelled or terminated prior to its then-current expiration date, (ii) if any Lease Sweep Tenant (as defined below) goes dark or gives notice that it intends to discontinue its business at its premises, or if Ivar’s Leased Space (as defined below) goes dark in more than 25% of its space or gives notice that it intends to discontinue its business at its premises, (iii) upon the occurrence of a default under any Lease Sweep Lease by the applicable Lease Sweep Tenant or (iv) upon the occurrence of a Lease Sweep Tenant insolvency proceeding.

A “Lease Sweep Lease” means the Acres of Clams, Ivar’s, Inc., Pier 54 Kidd Valley Restaurant and Pier 54 Fish Bar leases (collectively, “Ivar’s Leased Space”) or any tenant that covers 10,000 square feet or more of the NRA of the Pier 54 Seattle Property.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease, or under one or more leases which when taken together would constitute a Lease Sweep Lease.

DNR Lease. A portion of the Pier 54 Seattle Property site, located at the far Western extremity of the pier underneath the building apron, is owned by the DNR. This portion of the Pier 54 Seattle Property is on an aquatic lands lease or DNR Lease through July 2046. The annual ground rent is approximately $45,126, payable in quarterly installments. With respect to the lease rent, the DNR has the right to increase the rent annually for an inflation adjustment, and every four years to market (subject to an annual increase cap of 50.0%). The rent in 1994 was approximately $25,805 and was most recently reset to approximately $45,126 in 2017. The portion of the Pier 54 Seattle Property subject to the DNR Lease can only be accessed from the water, or through the fee portion of the Pier 54 Seattle Property. There are five other nearby historic piers located along the waterfront, all of which are constructed entirely on aquatic land leases from the DNR. According to the appraisal, the DNR has historically extended leases with other pier owners upon expiration.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

CBBC Industrial Portfolio

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

CBBC Industrial Portfolio

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

CBBC Industrial Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	LCM	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$20,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$20,000,000	Property Type - Subtype:	Industrial – Warehouse/Distribution
% of Pool by IPB:	2.6%	Net Rentable Area (SF):	951,651
Loan Purpose(2):	Acquisition	Location:	Various
Borrower:	NM BXBF, L.P.	Year Built / Renovated:	Various / Various
Sponsors(3):	Various	Occupancy:	100.0%
Interest Rate:	5.08000%	Occupancy Date:	2/6/2019
Note Date:	10/30/2018	Number of Tenants:	1
Final Maturity Date:	11/6/2028	2015 NOI(5):	N/A
Interest-only Period:	120 months	2016 NOI(5):	N/A
Original Term:	120 months	2017 NOI(5):	N/A
Original Amortization:	None	TTM NOI(5):	N/A
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection(4):	L(23),Grtr1%orYM(4),	UW Revenues:	5,678,349
	DeforGrtr1%orYM(88),O(5)	UW Expenses:	$170,350
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$5,507,998
Additional Debt:	Yes	UW NCF:	$4,825,635
Additional Debt Balance(1):	$33,030,000	Appraised Value / Per SF(6):	$85,880,000 / $90
Additional Debt Type(1):	Pari Passu	Appraisal Date(6):	Various

Escrows and Reserves(7)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$56
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$56
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	61.7%
Replacement Reserves:	$0	Springing	$190,330	Maturity Date LTV:	61.7%
TI/LC:	$0	Springing	$666,156	UW NCF DSCR:	1.77x
Other:	$0	$0	N/A	UW NOI Debt Yield:	10.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$53,030,000	64.7%	Purchase Price(2)	$81,287,081	99.2%
Sponsor Equity	28,878,758	35.3	Closing Costs	621,677	0.8
Total Sources	$81,908,758	100.0%	Total Uses	$81,908,758	100.0%
(1)	The CBBC Industrial Portfolio Mortgage Loan (as defined below) was originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”). The CBBC Industrial Portfolio Mortgage Loan will be sold to LCM prior to the closing date of this securitization. The CBBC Industrial Portfolio Mortgage Loan is part of a whole loan (the “CBBC Industrial Portfolio Whole Loan”) evidenced by two pari passu notes with an aggregate outstanding principal balance of $53.03 million. The Financial Information presented in the chart above reflects the $53.03 million aggregate Cut-off Date balance of the CBBC Industrial Portfolio Whole Loan.

(2)	On October 12, 2018, the loan sponsors acquired the CBBC Industrial Portfolio Properties (as defined below) in an all-cash sale leaseback transaction for approximately $81.3 million. Subsequently, on October 30, 2018, loan proceeds were used to recapitalize the borrower at loan origination.

(3)	The loan sponsors and nonrecourse carve-out guarantors are New Mountain Net Lease Corporation and New Mountain Net Lease Partners Corporation, on a joint and several basis.

(4)	See “Release of Property” and “Substitution” below for discussion of partial release provisions.

(5)	Historical NOI information is not available because the loan sponsors purchased the CBBC Industrial Portfolio Properties on October 12, 2018 and prior to that the CBBC Industrial Portfolio Properties were owned and occupied by the Colorado Beef Boxed Company or an affiliate.

(6)	The appraisal concluded a “go dark” value as of September 2018 equal to $65,500,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 81.0% and 81.0%, respectively.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

CBBC Industrial Portfolio

The Loan. The CBBC Industrial Portfolio loan (the “CBBC Industrial Portfolio Mortgage Loan”) is a fixed rate loan secured by the borrower’s fee interest in a portfolio of four industrial properties totaling 951,651 square feet located in Texas and Florida (collectively, the “CBBC Industrial Portfolio Properties” and individually each a “CBBC Industrial Portfolio Property”). Loan proceeds together with approximately $28.9 million of loan sponsors’ equity, were used to acquire the CBBC Industrial Portfolio Properties and pay closing costs. The loan sponsors acquired the CBBC Industrial Portfolio Properties in October 2018 in a sale leaseback transaction. In conjunction with the sale, CBBC Opco, LLC (the “CBBC Tenant”) executed a new 20-year absolute triple net lease relating to all CBBC Industrial Portfolio Properties through October 2038.

The CBBC Industrial Portfolio Mortgage Loan is evidenced by the non-controlling Note A-2 with an Original Principal Balance and Cut-off Date Principal Balance of $20.0 million. The CBBC Industrial Portfolio Mortgage Loan is part of the CBBC Industrial Portfolio Whole Loan with an aggregate Original Principal Balance and aggregate Cut-off Date Principal Balance of $53.03 million, evidenced by two pari passu notes, as described below. Only the CBBC Industrial Portfolio Mortgage Loan will be contributed to the JPMCC 2019-COR4 Trust. The remaining note was securitized in the UBS 2018-C15 transaction. The relationship between the holders of the CBBC Industrial Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$33,030,000	$33,030,000	UBS 2018-C15	Yes
A-2	20,000,000	20,000,000	JPMCC 2019-COR4	No
Total	$53,030,000	$53,030,000

The Borrower. The borrower for the CBBC Industrial Portfolio Whole Loan is NM BXBF, L.P., a single purpose Delaware limited partnership structured to be bankruptcy-remote with two independent directors.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors of the CBBC Industrial Portfolio Whole Loan are New Mountain Net Lease Corporation and New Mountain Net Lease Partners Corporation, affiliates of New Mountain Capital, LLC (“New Mountain Capital”). New Mountain Capital is an alternative investment asset manager with private equity, public equity and private credit strategies. New Mountain Capital’s public equity arm, Vantage, takes non-control positions in publicly traded companies. New Mountain Capital, together with its affiliates, has assets under management totaling more than $20.0 billion. The joint and several liability of the nonrecourse carve-out guarantors under the environmental indemnity is capped at 110% of the original principal balance of the CBBC Industrial Portfolio Whole Loan.

The Properties. The CBBC Industrial Portfolio Properties consist of four industrial properties located in Florida (2) and Texas (2) with a total net rentable area of 951,651 square feet. The total net rentable area includes cooler/freezer space (748,323 square feet, approximately 78.6% of net rentable area), warehouse space (161,950 square feet, approximately 17.0% of net rentable area), and office space (41,379 square feet, 4.3% of net rentable area). The CBBC Industrial Portfolio Properties range from 104,974 square feet to 330,000 square feet. On October 12, 2018, the CBBC Tenant commenced a 20-year absolute triple net lease on all four of the CBBC Industrial Portfolio Properties (the “CBBC Lease”). The CBBC Lease is guaranteed by CBBC Holdings, Inc., an affiliate of Colorado Beef Boxed Company (“CBBC”). CBBC has a total of 10 assets, and the four properties in the CBBC Industrial Portfolio represent 61.8% of the total square footage of CBBC’s total assets. Additionally, the Lakeland Property is the distribution headquarters for all of CBBC’s assets. Over the past four years, CBBC has invested approximately $11.9 million in capital improvements across the four CBBC Industrial Portfolio Properties. The appraisal concluded a “go dark” value as of September 2018 equal to $65,500,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 81.0% and 81.0%, respectively.

Portfolio Summary
Property	Year Built	Net Rentable Area (SF)	Allocated Whole Loan Amount	% of Aggregate Allocated Loan Amounts	Appraised Value(1)	Annual Rent(2)	% of Annual Rent
CBBC - Dallas, TX	1965, 1978	284,550	$21,410,000	40.4%	$34,680,000	$2,276,400	40.0%
CBBC - Winter Haven, FL	1950-2001	330,000	12,970,000	24.5	21,000,000	1,402,500	24.7
CBBC - Lakeland, FL	1957-1996	232,127	11,650,000	22.0	19,300,000	1,271,441	22.4
CBBC - Houston, TX	1965, 2000	104,974	7,000,000	13.2	10,900,000	735,690	12.9
Total		951,651	$53,030,000	100.0%	$85,880,000	$5,686,031	100.0%
(1)	Source: Appraisal.

(2)	Annual Rent is based on the underwritten rent roll. The CBBC Industrial Portfolio Properties are leased under a single lease, which allocates separate rental amounts to each of the CBBC Industrial Portfolio Properties.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

CBBC Industrial Portfolio

CBBC - Dallas, TX. The CBBC - Dallas, TX property (“Dallas Property”) is a 284,550 square feet single-tenant industrial warehouse/distribution building located in Dallas, Texas, approximately 6.2 miles northwest of the Dallas central business district. The Dallas Property is 100.0% occupied by CBBC which has occupied the Dallas Property since July 2015. The improvements include four connected one-story buildings constructed in 1965 and 1978, which are situated on an approximately 9.34-acre site. The Dallas Property was most recently renovated in 2015 when CBBC replaced the roof and spent approximately $4.0 million to convert/retrofit 70,000 square feet to freezer space and added a new glycol system in the flooring. In addition, CBBC added LED lighting and motion detectors around the Dallas Property. The Dallas Property contains 92% freezer/cold storage space, has 26 loading docks and two drive-in doors with a clearance height of 28 feet. There are 85 surface parking spaces which equates to a parking ratio of approximately 0.3 spaces per 1,000 square feet.

CBBC - Winter Haven, FL. The CBBC - Winter Haven, FL property (“Winter Haven Property”) consists of 11 one-story industrial warehouse/distribution buildings, totaling 330,000 square feet, located in Eloise, Florida. The Winter Haven Property is 100.0% occupied by CBBC and operated by Phoenix Industries, a CBBC subsidiary and third-party cold storage provider. The improvements were constructed in phases between 1950 and 2001 and are situated on a 17.28-acre site. The Winter Haven Property was most recently renovated in 2017 when the cold storage equipment was upgraded. Additional capital expenditures in recent years include approximately $4.2 million to convert 35,000 square feet of dry space to freezer space, the building of a fourth engine room with a brand new, ammonia-based system, and installing new LED lights. Furthermore, there are eight new freezer doors being installed throughout the facility. The Winter Haven Property consists of approximately 87% ammonia-based freezer/cold storage space, with 21 dock high doors and two drive-in overhead doors, including three rail-served loading doors. The freezer area contains 6-7 main freezer/cooler rooms with ammonia refrigeration system. The building sizes range from 10,232 square feet to 68,690 square feet and the clear heights range from 15 feet to 32 feet. There are 42 surface parking spaces which equates to a parking ratio of approximately 0.13 spaces per 1,000 square feet. The Winter Haven Property is served by CSX rail services and offers 1,800 feet of rail sliding capable of holding 20 plus cars.

CBBC - Lakeland, FL. The CBBC - Lakeland, FL property (“Lakeland Property”) consists of 10 one- and two-story industrial warehouse/distribution buildings, totaling 232,127 square feet, located in Lakeland, Florida. The Lakeland Property is 100.0% occupied by CBBC and is the company’s distribution headquarters. The improvements were constructed in phases between 1957 and 1996 and are situated on a 16.06-acre site. The Lakeland Property was most recently renovated in 2017, which included $3 million for refrigeration upgrades, including the conversion of 30,000 square feet to freezer space. The Lakeland Property consists of approximately 52% of ammonia-based freezer/cold storage space, 12% office space, 30 dock-high doors and two drive-in doors. A 15,400 square feet, two-story office building is located across the street from the primary warehouse area and also includes a small, 800 square feet guard house. The Lakeland Property features 116 surface parking spaces which equates to a parking ratio of 0.50 spaces per 1,000 square feet. The Lakeland Property accounts for approximately a third of CBBC’s overall weekly shipping capacity, distributing 4.5 million to 5.5 million pounds of volume per week.

CBBC - Houston, TX. The CBBC - Houston, TX property (“Houston Property”) consists of one, one-story industrial warehouse/distribution building totaling 104,974 square feet, located in Houston, Texas. The Houston Property is 100% occupied by CBBC and is situated on a 4.87-acre lot located approximately six miles northwest of the Houston central business district. The improvements were constructed in 1965 and 2000 and most recently renovated in 2007. CBBC has spent $150,000 to upgrade the dock doors and levelers. The Houston Property consists of 75% freezer/cold storage space with 23 docks and clear heights of 28 feet. The Houston Property holds on average 20-22 million pounds of inventory at any one time. The location services the Galleria submarket. CBBC is currently using the warehouse as its primary distribution and third party cold storage facility in the Austin and Waco, Texas areas. The Houston Property distributes an average of 2.7-3.0 million pounds of volume a week.

The Tenant. CBBC Opco, LLC (951,651 square feet, 100.0% of net rentable area, 100.0% of underwritten base rent). The CBBC Industrial Portfolio Properties are leased to CBBC Tenant and occupied by CBBC. CBBC was founded in 1975 and engages in the distribution of refrigerated and frozen food products. Its distribution portfolio includes beef, pork, poultry, seafood, lamb and veal, ethnic products, specialty food items, deli products, grocery products, and packaged food products, as well as packing supplies in various colors and sizes. The company also supplies cheese, vegetables, lunch meat, and various dry products. It serves independent and chain retailers/grocery stores, cruise lines, food service distributors, restaurants, the United States military, amusement/theme parks, and various other food outlets/purveyors in the United States and internationally. CBBC goes to market both directly to end consumers, and through distributors and wholesalers (approximately 30% via distributors / retailers). CBBC is a diversified business with the top five customers representing less than 7% of CBBC’s total revenue. CBBC has gradually increased volume over the past several years from 574 million pounds in 2013 to 697 million pounds in 2017.

In June 2017, Altamont Capital Partners (“ACP”) acquired CBBC. ACP is a private equity firm with over $2.5 billion of capital under management, focused primarily on making long term, control investments in middle market businesses. ACP has a diverse portfolio that includes consumer products, industrials, retail, restaurants & franchising, financial services, and healthcare.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

CBBC Industrial Portfolio

The CBBC Lease provides that the tenant has the right to require the borrower to substitute up to one property under the CBBC Lease during the initial 10 years of the lease term (which ends October 31, 2028), and up to two properties under the CBBC Lease during the subsequent 10 years, provided that certain conditions are satisfied. If such conditions are satisfied, the borrower is required to sell the substituted-for CBBC Industrial Portfolio Property to CBBC or a third party designated by it and purchase the property to be substituted from CBBC or a third party designated by it, and the CBBC Lease is deemed to be automatically amended to add the substitute property and terminate the substituted-for property. See “Substitution” below and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans-Releases; Partial Releases” in the Preliminary Prospectus.

The CBBC Industrial Portfolio Properties are located in a mix of industrial markets including Dallas, Tampa/St. Petersburg and Houston. The CBBC Industrial Portfolio Properties are within industrial submarkets that reported vacancy rates ranging from 4.3% to 8.3% and average asking rental rates ranging from $4.73 - $7.33 per square foot.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of February 6, 2019.

Market Summary(1)
Property Name	Net Rentable Area(2)	% of Allocated Loan Amount	Population (5-Mile Radius)(3)	Submarket	Submarket Vacancy	Submarket Rent PSF	Appraisal Concluded Market Rent PSF(4)	Underwritten Base Rent PSF(2)
CBBC - Dallas, TX	284,550	40.4%	308,285	South Stemmons	4.3%	$5.38	$8.00	$8.00
CBBC - Winter Haven, FL	330,000	24.5%	95,631	Polk County	8.3%	$4.73	$4.25	$4.25
CBBC - Lakeland, FL	232,127	22.0%	138,595	Polk County	8.3%	$4.73	$5.50	$5.48
CBBC - Houston, TX	104,974	13.2%	465,931	Northwest Corridor	5.4%	$7.33	$7.01	$7.01
Total / Wtd. Avg.	951,651	100.0%			6.8%	$5.21	$5.98	$5.97
(1)	Source: Appraisal.

(2)	Information is based on the underwritten rent roll.

(3)	Population (5-Mile Radius) is based on estimated 2018 figures, excluding the Dallas Property, which are from 2017.

(4)	The Appraisal Concluded Market Rent PSF is based on analysis of comparable properties, as well as the CBBC Lease.

CBBC - Dallas, TX: The Dallas Property is located in Dallas, Texas, approximately 6.2 miles northwest of the Dallas central business district. The location provides access to Dallas’ transportation network including access to Interstate 35E, Interstate 30, and State Highway 12. The Dallas Fort Worth Airport is approximately 14 miles from the Dallas Property. The major employers in the area include Southwest Airlines, Dallas Love Field Airport, FedEx and AT&T.

CBBC - Winter Haven, FL: The Winter Haven Property is located in Eloise, Florida, approximately 2.8 miles southwest of the Winter Haven central business district, and centrally located between the Tampa central business district (49.7 miles) and Orlando central business district (49.5 miles). Primary regional access to the area is provided by Interstate 4 (13.0 miles northeast), which is the main east/west arterial highway connecting Tampa to Orlando and the east coast. Additional access is provided by County Highway 60, U.S. Highway 17, and U.S. Highway 27. U.S. Highway 17 and County Highway 60 are major arterials that cross the Lakeland/Winter Haven MSA in both the north/south and east/west direction. Located approximately 8 miles southeast of the Winter Haven Property is the CSX Integrated Logistics Center that opened in Winter Haven in 2014. This terminal serves domestic intermodal freight with the following products available: UMAX, Private Containers and RailPlus. The terminal can process up to 300,000 containers a year. The area surrounding the facility includes 932-acres dubbed the Central Florida Intermodel Logistics Center and according to the appraisal is expected to slowly fill with industrial warehouse developments. This area is located approximately nine miles south of the Winter Haven Property.

CBBC - Lakeland, FL: The Lakeland Property is located in Lakeland, Florida, approximately 1.0 mile northeast of the Lakeland central business district, and is centrally located between the Tampa central business district (34.5 miles) and Orlando central business district (54.2 miles). The Lakeland Property is located within Polk County along Interstate 4, which is the main east/west arterial highway connecting Tampa to Orlando and the east coast. In 2015, Amazon added a 1.02 million square feet fulfillment center that added an estimated 2,000 jobs to the Lakeland area. Walmart also recently opened their two building, 2 million square feet distribution center in Davenport, bringing an additional 550 jobs. Additionally, IKEA is opening a 325,000 square feet distribution center off Allen K Breed Highway.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

CBBC Industrial Portfolio

CBBC - Houston, TX: The Houston Property is located in Houston, Texas, approximately eight miles northwest of the Houston central business district. The Houston Property is accessed by West Loop Parkway to the west and West 11th Street to the north, northwest of Downtown Houston. Access to the local area is provided by Interstate 610, a 38 mile six-lane highway extending around Houston, which experiences daily traffic volume of nearly 285,948 vehicles daily. 1.1 miles north of the Houston Property I-610 intersects with State Route 290, which travels northwest for 141 miles to Austin, TX. Additionally, Interstate 10, which is 0.6 miles southeast of the Houston Property, provides direct eastern access to the Houston central business district and continues all the way to the east coast where it ends in Jacksonville, FL, as well as, extending west to San Antonio, TX. Most recently, Amazon and FedEx each completed distribution facilities exceeding 800,000 square feet in September 2017, and Amazon completed a 1 million square feet facility in early 2018 in the area. A few of the metro’s largest leases over the past two years have been in logistics facilities, including IKEA (1,000,000 square feet ), Emser Tile (600,000 square feet ), Kuraray America (465,000 square feet ) and Advance Auto Parts (440,000 square feet), among others.

Tenant Summary(1)(2)
Tenant	Property	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
CBBC	Dallas Property	NR/NR/NR	284,550	29.9%	$8.00	40.0%	10/31/2038
CBBC	Winter Haven Property	NR/NR/NR	330,000	34.7%	$4.25	24.7%	10/31/2038
CBBC	Lakeland Property	NR/NR/NR	232,127	24.4%	$5.48	22.4%	10/31/2038
CBBC	Houston Property	NR/NR/NR	104,974	11.0%	$7.01	12.9%	10/31/2038

(1)	Based on the underwritten rent roll.

(2)	The CBBC Industrial Portfolio Properties are leased under a single lease, which allocates separate rental rates to each of the CBBC Industrial Portfolio Properties.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring(2)	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030 & Beyond	1	951,651	100.0	5,686,031	100.0	951,651	100.0%	$5,686,031	100.0%
Total	1	951,651	100.0%	$5,686,031	100.0%

(1)	Based on the underwritten rent roll.

(2)	The CBBC Industrial Portfolio Properties are leased under a single lease, which allocates separate rental rates to each of the CBBC Industrial Portfolio Properties.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

CBBC Industrial Portfolio

Operating History and Underwritten Net Cash Flow(1)
	Underwritten	Per SF	%(2)
Rents in Place	$5,686,031	$5.97	95.1%
Contractual Rent Steps(3)	120,828	0.13	2.0
Total Reimbursements	170,350	0.18	2.8
Net Rental Income	$5,977,209	$6.28	100.0%
(Vacancy/Credit Loss)	(298,860)	(0.31)	(5.0)
Effective Gross Income	$5,678,349	$5.97	95.0%
Total Expenses(4)	$170,350	$0.18	3.0%
Net Operating Income	$5,507,998	$5.79	97.0%
Total TI/LC, Capex/RR	682,363	0.72	12.0
Net Cash Flow	$4,825,635	$5.07	85.0%
(1)	The loan sponsors purchased the CBBC Industrial Portfolio Properties on October 12, 2018 and prior to that they were owner occupied. As a result, the historical financial information is unavailable.

(2)	% is calculated using Net Rental Income for all revenue items and Effective Gross Income for the remaining items.

(3)	Contractual Rent Steps are underwritten through October 2019.

(4)	Underwritten Total Expenses includes an unrecoverable 3.0% management fee.

Property Management. The CBBC Industrial Portfolio Properties are self-managed by the CBBC Tenant, under the CBBC Lease.

Escrows and Reserves. So long as the Reserve Waiver Conditions (as defined below) are met, all of the monthly escrow deposits will be suspended. If the Reserve Waiver Conditions are not met, the borrower is required to escrow monthly (i) 1/12 of the annual estimated tax payments, (ii) 1/12 of the annual insurance premiums, (iii) approximately $7,930 for capital expenditures, subject to a cap of approximately $190,330 ($0.20 per square foot) and (iv) approximately $27,756 for tenant improvements and leasing commissions, subject to a cap of approximately $666,156 ($0.70 per square foot). In addition to the Reserve Waiver Conditions, the requirement of the borrower to escrow monthly insurance premiums is waived so long as the CBBC Industrial Portfolio Properties are covered under a blanket insurance policy and evidence satisfactory to the lender is provided.

The “Reserve Waiver Conditions” mean (i) the CBBC Lease or a replacement lease is in full force and effect, the entirety of each of the CBBC Industrial Portfolio Properties is demised pursuant to said lease, and the applicable lease is a “triple net” lease, (ii) no Trigger Period (as defined below) has occurred and is continuing, (iii) the tenant under the CBBC Lease or a replacement lease is obligated to, pursuant to its lease, (a) pay all taxes directly to the applicable governmental authority, (b) maintain insurance on all of the CBBC Industrial Portfolio Properties pursuant to an acceptable insurance policy under the loan documents, (c) perform and pay for all capital expenditures at the CBBC Industrial Portfolio Properties and (d) perform and pay for all other ongoing recurring property-related operating expenses, (iv) all of such obligations are performed in a timely manner and (v) upon lender’s request, the borrower provides evidence of such timely performance of the tenant to the lender in a form acceptable to the lender in its reasonable discretion.

Lockbox / Cash Management. The CBBC Industrial Portfolio Whole Loan has a hard lockbox with springing cash management. To the extent no Trigger Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to the borrower. Following the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept each business day to a cash management account under the control of the lender and disbursed in accordance with the loan documents.

A “Trigger Period” will commence upon the lender giving notice to the clearing bank of the occurrence of any of the following: (i) an event of default, (ii) the debt service coverage ratio falling below 1.15x, or (iii) the commencement of a Lease Sweep Period (as defined below), and will end upon the lender giving notice to the clearing bank that the sweeping of funds into the deposit account may cease, (a) with respect to the matters described in clause (i) above, if such event of default has been cured and no other event of default has occurred and is continuing, (b) with respect to the matter described in clause (ii) above, if the debt service coverage ratio is at least 1.20x for two consecutive calendar quarters, or (c) with respect to the matter described in clause (iii) above, if such Lease Sweep Period has ended.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

CBBC Industrial Portfolio

A “Lease Sweep Period” will occur upon any of the following: (i) the date under a Lease Sweep Lease (as defined below) by which the applicable Major Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised), (ii) any Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date, (iii) any Major Tenant discontinues its business at its premises (i.e., “goes dark”) or gives notice that it intends to discontinue its business, (iv) the occurrence and continuance (beyond any applicable notice and cure periods) of a material default under any Lease Sweep Lease by the applicable Major Tenant thereunder, or (v) the occurrence of a Major Tenant insolvency proceeding and will end upon (a) with respect to the occurrence of a Lease Sweep Period caused by a matter described in clause (i) above, upon the date on which the Major Tenant irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with the borrower that is acceptable to the lender in its reasonable discretion) with respect to all of the space demised under its Lease Sweep Lease, and in the lender’s judgment, sufficient funds have been accumulated in the Lease Sweep Account subaccount (during the continuance of the subject Lease Sweep Period) to pay for all anticipated major leasing expenses and free rent or rent abatement periods in connection with such renewal or extension, (b) in the case of a Lease Sweep Period caused by a matter described in clause (iii) above, either (x) the tenant opens for business in its space and continuously operates for a least 30 days and irrevocably rescinds any notice of going dark or (y) the date on which the funds in the Lease Sweep Account (including related lease termination payments) are equal to the total rentable square feet of the applicable Lease Sweep Lease multiplied by $6.00, unless the applicable Major Tenant space has been relet and the replacement leases require the borrower to incur expenses and/or free rent or rent abatement periods which the lender determines exceed such amount, in which case the Lease Sweep Period will continue until such additional amounts are reserved, (c) in the case of a Lease Sweep Period caused by a matter described in clause (i), (ii) or (iii) above, the date on which all of the space demised under the Lease Sweep Lease (or portion thereof) that gave rise to the Lease Sweep Period has been fully leased pursuant to a replacement lease or replacement leases (which meet certain requirements in the loan documents), and in the lender’s judgment, sufficient funds have been accumulated in the Lease Sweep Account subaccount (during the continuance of the subject Lease Sweep Period) to pay for all anticipated major leasing expenses, free rent or rent abatement periods, and any shortfalls in loan payments or operating expenses as a result of any down time prior to the commencement of payments under such leases, (d) with respect to a Lease Sweep Period caused by a matter described in clause (iv) above, if the subject Major Tenant default has been cured, and (e) with respect to a Lease Sweep Period caused by a matter described in clause (v) above, if the applicable Major Tenant insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender.

A “Lease Sweep Lease” means (i) the CBBC Lease, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the loan documents or (ii) any replacement lease that either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers 100,000 or more rentable square feet or covers the entirety of an individual CBBC Industrial Portfolio Property.

A “Major Tenant” means any tenant under a Lease Sweep Lease.

Release of Property. The borrower is permitted to obtain the release of any individual CBBC Industrial Portfolio Property on any business day after the expiration of the related defeasance lockout expiration date, provided that, among other conditions: (i) the sale of such CBBC Industrial Portfolio Property is pursuant to an arm’s-length agreement with an unaffiliated third party, (except in the case of (a) a Defaulted Individual Property (as described below) or (b) a sale related to a default by the sole tenant that relates solely to the CBBC Industrial Portfolio Property to be released, which may be made to a borrower affiliate (other than an SPC Party (as defined below)); (ii) the related borrower (a) defeases an amount equal to the Release Amount (as defined below) or (b) prepays the Release Amount, together with, if prior to the open period, a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium (the “Prepayment Fee”); (iii) after giving effect to such release, (a) the debt service coverage ratio for the remaining CBBC Industrial Portfolio Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 1.367x; and (b) the loan-to-value ratio for the remaining CBBC Industrial Portfolio Properties will be no greater than the lesser of (x) the loan-to-value ratio for the CBBC Industrial Portfolio Properties immediately preceding the release and (y) 61.75%; (iv) after giving effect to such release, the loan-to-value ratio of the CBBC Industrial Portfolio Mortgage Loan (with value to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which will exclude the value of personal property or going concern value, if any) is not more than 125%, (v) the sole tenant’s lease is amended to remove the released CBBC Industrial Portfolio Property, and (vi) after giving effect to the release, the portion of the CBBC Industrial Portfolio Properties in which the tenant has gone dark, if any, does not represent more than 10% of the total rent of the CBBC Industrial Portfolio Properties.

In addition, the borrower is permitted to obtain the release of a Defaulted Individual Property (as defined below) at any time (including during the defeasance lockout period), provided that, among other things, (a) the Defaulted Individual Property is sold to a third party or an affiliate of the borrower (other than an SPC Party), (b) (i) if the release is prior to the expiration of the defeasance lockout period, the borrower prepays the Release Amount, together with the Prepayment Fee or (ii) if the release is after the expiration of the defeasance lockout period, the borrower either prepays the Release Amount together with (if prior to the open period) the Prepayment Fee or defeases an amount equal to the Release Amount, and (c) the conditions in clauses (iii), (iv), (v) and (vi) above are satisfied. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in the Preliminary Prospectus.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

CBBC Industrial Portfolio

The “Release Amount” is the greater of (i) 90% of the net sales proceeds with respect to such CBBC Industrial Portfolio Property and (ii) 110.0% of the allocated loan amount for such CBBC Industrial Portfolio Property.

A “Defaulted Individual Property” means a CBBC Industrial Portfolio Property as to which (i) an event of default is continuing relating solely to such individual CBBC Industrial Portfolio Property, (ii) the lender has delivered notice of such event of default or commenced exercising remedies, (iii) the borrower has demonstrated to the lender’s reasonable satisfaction that it has promptly and diligently pursued a cure of such event of default but has been unable to effect such cure, (iv) after giving effect to a partial prepayment or defeasance with respect to such CBBC Industrial Portfolio Property, no event of default or material default will be continuing and (v) the borrower will not be subject to any material contingent liabilities relating to such CBBC Industrial Portfolio Property after its release.

The “SPC Party” means the borrower’s general partner or managing member.

Substitution. The borrower is permitted obtain the release of any one CBBC Industrial Portfolio Property (the “Release Property”) by providing a substitute property (the “Substitute Property”), provided that among other things, (i) no event of default is continuing, (ii) the lender is satisfied the Substitute Property is of like kind and quality as the Release Property, including with respect to age and location, (iii) the borrower will own the fee interest in the Substitute Property, (iv) the sale of the Release Property is (a) pursuant to an arm’s length agreement to a third party not affiliated with the borrower or the guarantor or (b) to an affiliate of the borrower and/or guarantor (other than the borrower or SPC Party) pursuant to terms and conditions that would be set forth in a bona fide arm’s length third-party transaction, (v) the lender receives an appraisal showing a fair market value of the Substitute Property that is no less than the fair market value of the Release Property as of such date, (vi) the underwritten net cash flow of the Substitute Property is no less than that of the Release Property as of the origination date and immediately preceding substitution, whichever is greater, (vii) the loan-to-value ratio for the CBBC Industrial Properties, including the Substitute Property is no more than the lesser of (a) the loan-to-value ratio immediately preceding such substitution and (b) 61.75%, (viii) the debt service coverage ratio for the CBBC Industrial Portfolio Properties, including the Substitute Property is no less than the greater of (a) the debt service coverage ratio immediately preceding such substitution and (b) 1.367x, (ix) after giving effect to the substitution, the loan-to-value ratio (with value to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which excludes the value of personal property or going concern value, if any) is not more than 125%, (x) the sole tenant’s lease is amended to remove the Release Property and add the Substitute Property (with the same terms and conditions, including remaining term and expiration date, except for adjustment of rent in accordance with the following clause), (xi) rent under the lease at the Substitute Property is not materially greater than rent for comparable space in the market in which it is located and (xii) rating agency confirmation, and other documents reasonably acceptable to a prudent lender, are provided with respect to the substitution. As noted above under “Major Tenant”, the CBBC Lease provides that the tenant has the right to require the borrower to substitute up to one property under the CBBC Lease during the initial 10 years of the lease term (which ends October 31, 2028), and up to two properties under the CBBC Lease during the subsequent 10 years, provided that certain conditions are satisfied. If such conditions are satisfied, the borrower is required to sell the substituted-for property to CBBC or a third party designated by it and purchase the property to be substituted from CBBC or a third party designated by it, and the CBBC Lease is deemed to be automatically amended to add the substitute property and terminate the substituted-for property. The conditions to substitution in the CBBC Lease require that any customary and commercially reasonable requirements of the borrower’s mortgagee are satisfied in all respects, but do not include all of the conditions in the CBBC Industrial Portfolio Whole Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans-Releases; Partial Releases” in the Preliminary Prospectus.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Arbors at the Park Ole Miss

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$19,950,000	Title:	Fee
Cut-off Date Principal Balance:	$19,950,000	Property Type – Subtype:	Multifamily – Student
% of Pool by IPB:	2.6%	Net Rentable Area (Beds):	340
Loan Purpose:	Refinance	Location:	Oxford, MS
Borrower:	Arbors Borrower LLC	Year Built / Renovated:	2018 / N/A
Sponsors:	Trinity Business Group, L.L.C.,	Occupancy:	97.1%
	Sidney G. Brian	Occupancy Date:	8/1/2018
Interest Rate:	5.29000%	Number of Tenants:	N/A
Note Date:	10/9/2018	2015 NOI(2):	N/A
Maturity Date:	11/6/2028	2016 NOI(2):	N/A
Interest-only Period:	6 months	2017 NOI(2):	N/A
Original Term:	120 months	TTM NOI(2):	N/A
Original Amortization(1):	360 months	UW Economic Occupancy:	92.5%
Amortization Type(1):	IO–Balloon	UW Revenues:	$2,587,400
Call Protection:	L(27),Def(90),O(3)	UW Expenses:	$688,417
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$1,898,983
Additional Debt:	Yes	UW NCF:	$1,864,983
Additional Debt Balance(1):	$4,050,000	Appraised Value / Per Bed:	$35,700,000 / $105,000
Additional Debt Type(1):	Mezzanine Loan	Appraisal Date:	8/23/2018

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Bed:	$58,676
Taxes:	$9,276	$17,662	N/A	Maturity Date Loan / Bed:	$49,905
Insurance(3):	$19,724	Springing	N/A	Cut-off Date LTV:	55.9%
Replacement Reserves:	$0	$2,833	N/A	Maturity Date LTV:	47.5%
TI/LC:	$0	$0	N/A	UW NCF DSCR(1):	1.43x
Other(4):	$706,000	$0	N/A	UW NOI Debt Yield:	9.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$19,950,000	83.1%	Payoff Existing Debt	$20,938,533	87.2%
Mezzanine Loan	4,050,000	16.9	Upfront Reserves(4)	735,000	3.1%
			Closing Costs	571,780	2.4%
			Return of Equity	1,754,687	7.3%
Total Sources	$24,000,000	100.0%	Total Uses	$24,000,000	100.0%
(1)	The Arbors at the Park Ole Miss mortgage loan, as well as the Arbors at the Park Ole Miss mezzanine loan, amortize pursuant to a fixed amortization schedule as set forth in Annex I in the Preliminary Prospectus. Debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest-only period based on the assumed principal and interest payment schedule set forth in Annex I in the Preliminary Prospectus.

(2)	Construction of the property was completed in 2018 and therefore no historical cash flows are available.

(3)	On a monthly basis, if an acceptable blanket policy is no longer in effect, the borrower is required to escrow 1/12 of the annual estimated insurance payments, which currently equates to approximately $6,575.

(4)	At origination, the borrower delivered a letter of credit in the amount of approximately $706,000 which is held by lender until zoning approval is obtained (which has been obtained) and the amended site plan has been approved (which has been applied for).

The Loan. The Arbors at the Park Ole Miss mortgage loan has an outstanding principal balance as of the Cut-off Date of $19.95 million and is secured by a first mortgage lien on the borrower’s fee interest in a 340-bed multifamily student housing property located in Oxford, Mississippi. The loan has a 10-year term and, following a six-month interest-only period, will amortize on a 30-year schedule, pursuant to a fixed amortization schedule as set forth in Annex I in the Preliminary Prospectus.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Arbors at the Park Ole Miss

The Borrower. The borrowing entity for the loan is Arbors Borrower LLC, a Delaware limited liability company and special purpose entity structured to be bankruptcy remote with two independent directors.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Trinity Business Group, L.L.C. and Sidney G. Brian. Mr. Brian is the founder and owner of Trinity Business Group. Headquartered in Baton Rouge, Louisiana, Trinity Business Group’s holdings are typically centered around land and real estate developments but also include businesses in manufacturing, wetland mitigation banking, recycling and solid waste disposal. In addition to the Arbors at the Park Ole Miss property, Mr. Brian currently owns four other multifamily properties in Oxford, Mississippi.

The Property. The Arbors at the Park Ole Miss property is a newly constructed, 100-unit, 340-bed luxury multifamily student housing complex situated on an approximately 8.44-acre, site improved with 10 predominantly three-story apartment buildings with finishes including high-end stainless steel appliances, granite countertops, custom wood cabinetry, private ensuite bathrooms, luxury vinyl tile flooring, private screened in porches with swing beds and amenities including a resort-style pool, modern fitness center, on-site clubhouse and leasing center. Additionally, the Arbors at the Park Ole Miss property features 466 surface parking spaces which accommodates approximately 1.4 spaces per bed. Each unit features an electric range/oven, vent-hood, frost-free refrigerator with icemaker, garbage disposal, dishwasher and built-in microwave oven. The bathrooms within each unit feature combination tub/showers with travertine tile surround and each bathroom features a commode, wood cabinet with granite counter and built-in porcelain sink and tile flooring. The loan sponsor constructed the Arbors at the Park Ole Miss property in 2018 at a total cost of approximately $28.1 million (approximately $82,558 per bed).

The Arbors at the Park Ole Miss property is within walking distance to the University of Mississippi (“Ole Miss”) campus and other popular gathering areas, and adjacent to the widely used Pat Lamar Park, which offers jogging and bike trails. The Arbors at the Park Ole Miss property is leased by the bed and, based on the current occupancy, all tenants are members of the Kappa Kappa Gamma, Chi Omega and Delta Gamma sororities.

The Market. Ole Miss was founded in February of 1844 by the Mississippi Legislature, and opened its doors in the fall of 1848. As of the fall semester 2017, Ole Miss had a total enrollment of 20,861 students, which represents the largest school in the state of Mississippi. Enrollment at Ole Miss has followed a rapid growth trend with a total increase of 50.0% over the past 10 years. Approximately 5,130 students live on campus in 11 residence halls, two residential colleges and three apartment complexes. All freshmen are required to live in campus housing their first year unless they meet certain commuter guidelines. Students in the Ole Miss dorms pay between the equivalent of $560 per bed per month up to $761 per bed per month. In addition, Ole Miss has 10 sorority houses and 14 fraternity houses.

As of 2018, the estimated population within a one-, three- and five-mile radius was approximately 7,571, 29,291 and 39,560, respectively. The median household income within a one-, three- and five-mile radius was $39,030, $39,403 and $42,581, respectively.

The appraisal identified eight comparable apartment rentals ranging in size from 72 beds to 636 beds. Monthly multifamily rents for the comparable rentals ranged from $475 per bed to $811 per bed, with a weighted average of approximately $584 per bed.

Multifamily Unit Mix(1)
Unit Type	# of Beds	% of Total	Occupied Beds	Occupancy	Average Unit Size (Bed)	Average Monthly Rental Rate	Average Monthly Rental Rate Per SF	Monthly Market Rent	Monthly Market Rent Per SF
3 BR – 3 BA	180	52.9%	172	95.6%	422	$650	$1.54	$650	$1.54
4 BR – 4 BA	160	47.1%	158	98.8%	376	$650	$1.73	$650	$1.73
Total / Wtd. Avg.	340	100.0%	330	97.1%	400	$650	$1.63	$650	$1.63
(1)	Based on the underwritten rent roll dated as of August 1, 2018.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Arbors at the Park Ole Miss

Operating History and Underwritten Net Cash Flow(1)
	Underwritten	Per Bed	%(2)
Rents in Place	$2,574,000	$7,571	97.1%
Vacant Income	78,000	229	2.9
Gross Potential Rent	$2,652,000	$7,800	100.0%
Total Reimbursements	0	0	0.0%
Net Rental Income	$2,652,000	$7,800	100.0%
(Vacancy/Credit Loss)	(198,900)	(585)	(7.5)--
Other Income	134,300	395	5.1%
Effective Gross Income	$2,587,400	$7,610	97.6%
Total Expenses	$688,417	$2,025	26.6%
Net Operating Income	$1,898,983	$5,585	73.4%
Replacement Reserves	34,000	100	1.3
Net Cash Flow	$1,864,983	$5,485	72.1%
Occupancy(3)	92.5%
(1)	Construction of the property was completed in 2018 and therefore no historical cash flows are available.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Occupancy represents economic occupancy.

Additional Debt. The whole loan was funded in October and was split into the Arbors at the Park Ole Miss mortgage loan and a mezzanine loan after loan origination. The mezzanine loan has an original principal balance of $4.05 million, accrues interest at a rate of 7.53000% and, following a four-month interest-only period, will amortize pursuant to a fixed amortization schedule as set forth in Annex I in the Preliminary Prospectus. Including the mezzanine loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI DY are 67.2%, 1.12x and 7.9%, respectively. The current borrower under the mezzanine loan is Arbors Member, LLC. The mezzanine loan is currently held by LCM.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Inland Empire Office Portfolio I

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$19,800,000	Title:	Fee
Cut-off Date Principal Balance:	$19,800,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	2.6%	Net Rentable Area (SF):	148,463
Loan Purpose:	Acquisition	Location:	San Bernardino, CA
Borrower:	KB Tri-City I DST	Year Built / Renovated:	Various / Various
Sponsor(1):	Jeff Pori	Occupancy(2):	93.3%
Interest Rate:	4.77500%	Occupancy Date(2):	Various
Note Date:	9/11/2018	Number of Tenants:	15
Maturity Date:	10/6/2028	2015 NOI:	N/A
Interest-only Period:	60 months	2016 NOI(3):	$1,503,978
Original Term:	120 months	2017 NOI(3):	$1,413,110
Original Amortization:	360 months	TTM NOI (as of 7/2018)(3):	$1,430,292
Amortization Type:	IO–Balloon	UW Economic Occupancy:	92.1%
Call Protection:	L(28),Def(89),O(3)	UW Revenues:	$3,693,905
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$1,440,541
Additional Debt:	N/A	UW NOI(3):	$2,253,365
Additional Debt Balance:	N/A	UW NCF:	$2,038,094
Additional Debt Type:	N/A	Appraised Value / Per SF:	$32,500,000 / $219
		Appraisal Date:	6/26/2018

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$133
Taxes:	$260,000	$34,500	N/A	Maturity Date Loan / SF:	$123
Insurance(4):	$0	Springing	N/A	Cut-off Date LTV:	60.9%
Replacement Reserves(5):	$500,000	Springing	$400,000	Maturity Date LTV:	56.0%
TI/LC(6):	$2,500,000	Springing	$2,000,000	UW NCF DSCR:	1.64x
Other(7):	$49,400	$0	N/A	UW NOI Debt Yield:	11.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$19,800,000	55.3%	Purchase Price	$31,300,000	87.5%
Sponsor Equity	15,987,972	44.7%	Upfront Reserves	3,309,400	9.2%
			Closing Costs	1,178,572	3.3%
Total Sources	$35,787,972	100.0%	Total Uses	$35,787,972	100.0%

(1)	The loan sponsor is also the loan sponsor of the mortgage loans identified on Annex A-1 to the Preliminary Prospectus as Inland Empire Office Portfolio II, Medical Office & Walgreens Portfolio, Altura Office Building and Fresenius & DaVita Portfolio, which have Cut-off Date Balances of $16.6 million, $13.0 million, $11.7 million and approximately $8.3 million, respectively.

(2)	Based on the underwritten rent rolls dated as of July 31, 2018 for the Lakeside Tower property and February 6, 2019 for the One Hospitality property. The Lakeside Tower property is currently 91.4% occupied and the One Hospitality property is currently 100.0% occupied.

(3)	The lease with the County of San Bernardino was signed shortly after a prior tenant, which leased 100.0% of the One Hospitality property, vacated in July 2016. A lengthy County approval process and building expansion/renovation took approximately 18 months and the County of San Bernardino took occupancy in January 2018, resulting in the increase in UW NOI. The County of San Bernardino’s current annual base rent is equal to $940,512.

(4)	On a monthly basis, if an acceptable blanket policy is no longer in place, the borrower is required to escrow 1/12 of the annual estimated insurance premiums.

(5)	On a monthly basis, if the balance in the replacement reserve falls below the $400,000 cap amount, the borrower is required to escrow approximately $2,474 for replacement reserves.

(6)	On a monthly basis, if the balance in the TI/LC reserve falls below the $2,000,000 cap amount, the borrower is required to escrow approximately $15,465 for tenant improvements and leasing commissions.

(7)	Initial Other Escrows and Reserves consist of (i) an initial deposit of $28,500 into the outstanding TI/LC reserve and (ii) an initial deposit of $20,900 into the free rent reserve.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Inland Empire Office Portfolio I

The Loan. The Inland Empire Office Portfolio I mortgage loan has an outstanding principal balance as of the Cut-off Date of $19.8 million and is secured by a first mortgage lien on the borrower’s fee interest in a two-building office portfolio located in San Bernardino, California. The Inland Empire Office Portfolio I loan has a 10-year term and, following a five-year interest-only period, will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the loan is KB Tri-City I DST, a Delaware statutory trust and special purpose entity structured to be bankruptcy remote, with one independent director in its organizational structure.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Jeff Pori. Mr. Pori is the CEO of Kingsbarn Realty Capital (“Kingsbarn”). Mr. Pori directs all aspects of Kingsbarn, from initiating the company’s strategic direction and initiatives to managing the day-to-day operations and overseeing all property financing and acquisitions. Mr. Pori’s 27-year career in commercial real estate has been as a principal involved in construction, development, syndications, finance and property operations.

Portfolio Summary
Property	Location	Net Rentable Area (SF)	Year Built/ Renovated	Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value	% of Appraised Value
Lakeside Tower	San Bernardino, CA	116,603	1989 / N/A	$14,553,000	73.5%	$24,200,000	74.5%
One Hospitality	San Bernardino, CA	31,860	1996 / 2018	5,247,000	26.5	8,300,000	25.5
Total / Wtd. Avg.		148,463		$19,800,000	100.0%	$32,500,000	100.0%

The Portfolio. The Inland Empire Office Portfolio I is a two-building Class A office portfolio totaling 148,463 square feet located in San Bernardino, California within the Tri-City Corporate Centre, a large, master-planned mixed-use development spanning over 153 acres that provides a unique campus environment with outdoor amenities and nearly two million square feet of office, retail and hospitality space including more than 30 restaurants, hotels, and stores. The community also provides direct access and visibility from the I-10 and I-215 freeways connecting it to all of Southern California and is also serviced by a rapid transit bus stop and nearby two-line Metrolink connecting station.

The Inland Empire Office Portfolio I properties are currently 93.3% leased to 15 tenants representing the healthcare, legal, financial, government, engineering, and professional service industries. The individual assets consist of (i) Lakeside Tower, a 116,603 square foot, six-story, Class A office building that is currently 91.4% leased to 14 tenants and (ii) One Hospitality, a 31,860 square foot, one-story, single-tenant office building 100.0% leased to the County of San Bernardino under a lease through January 15, 2028.

The Market. The Inland Empire Office Portfolio I properties are situated within the Tri-City Corporate Centre, a master-planned commercial development, specifically located in the Inland Empire East submarket. The master-planned complex, located near the intersection of Interstate 10 and Interstate 215, offers approximately two million square feet of office and retail development. The Inland Empire Office Portfolio I properties are located specifically in the East San Bernardino office submarket, within the greater Inland Empire office market. As of the fourth quarter of 2018, the greater Inland Empire office market consisted of approximately 74.7 million square feet across 6,397 buildings with an overall market vacancy of 7.1% and average asking rents of approximately $21.48 per square foot. The East San Bernardino office submarket consists of approximately 16.0 million square feet across 1,368 buildings with an overall market vacancy of 8.3% and average market asking rents of $18.92 per square foot.

The appraisal identified 16 comparable office leases ranging in size from 1,739 square feet to 51,933 square feet. Base rents for the comparable office leases ranged from $21.60 per square foot to $33.48 per square foot.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
County of San Bernardino	A1 / NR / AA	31,860	21.5%	$29.52	25.9%	1/15/2028
Lewis Brisbois Bisgaard & Smith LLP	NR / NR / NR	29,725	20.0%	$25.55	20.9%	8/31/2023
CalPERS	Aa3 / AA- / AA-	13,851	9.3%	$25.57	9.8%	11/30/2020
Copier Source, Inc.	NR / NR / NR	12,246	8.2%	$24.67	8.3%	1/31/2021
Health Net of California, Inc	NR / NR / NR	9,500	6.4%	$26.40	6.9%	12/31/2021
WFG Title	NR / NR / NR	7,014	4.7%	$21.63	4.2%	2/28/2022
Mundell, Odlum & Haws LLP	NR / NR / NR	6,204	4.2%	$25.96	4.4%	11/30/2020
Employbridge, LLC	NR / NR / NR	4,672	3.1%	$25.80	3.3%	9/30/2023
Law Office of C. Robert Bakke	NR / NR / NR	4,549	3.1%	$24.74	3.1%	8/31/2020
Willdan Engineering	NR / NR / NR	4,475	3.0%	$25.57	3.2%	4/30/2019

(1)	Based on the underwritten rent rolls dated as of July 31, 2018 for the Lakeside Tower property and February 6, 2019 for the One Hospitality property.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Base Rent PSF includes approximately $1,183 of contractual rent steps as of the cut-off date through March 1, 2019.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Inland Empire Office Portfolio I

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	10,018	6.7%	NAP	NAP	10,018	6.7%	NAP	NAP
2019 & MTM	2	7,456	5.0%	$181,463	5.0%	17,474	11.8%	$181,463	5.0%
2020	5	29,665	20.0%	755,575	20.8	47,139	31.8%	$937,038	25.8%
2021	4	28,053	18.9	718,789	19.8	75,192	50.6%	$1,655,827	45.6%
2022	1	7,014	4.7	151,702	4.2	82,206	55.4%	$1,807,529	49.8%
2023	2	34,397	23.2	879,982	24.3	116,603	78.5%	$2,687,511	74.1%
2024	0	0	0.0	0	0.0	116,603	78.5%	$2,687,511	74.1%
2025	0	0	0.0	0	0.0	116,603	78.5%	$2,687,511	74.1%
2026	0	0	0.0	0	0.0	116,603	78.5%	$2,687,511	74.1%
2027	0	0	0.0	0	0.0	116,603	78.5%	$2,687,511	74.1%
2028	1	31,860	21.5	940,512	25.9	148,463	100.0%	$3,628,023	100.0%
2029	0	0	0.0	0	0.0	148,463	100.0%	$3,628,023	100.0%
2030 & Beyond	0	0	0.0	0	0.0	148,463	100.0%	$3,628,023	100.0%
Total	15	148,463	100.0%	$3,628,023	100.0%

(1)	Based on the underwritten rent rolls dated as of July 31, 2018 for the Lakeside Tower property and June 30, 2018 for the One Hospitality property.

(2)	Base Rent Expiring includes approximately $1,183 of contractual rent steps as of the cut-off date through March 1, 2019.

Operating History and Underwritten Net Cash Flow(1)
	2016	2017	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place	$2,559,430	$2,445,255	$2,603,213	$3,626,840	$24.43	90.4%
Contractual Rent Steps(4)	0	0	0	1,183	0.01	0.0
Vacant Income	0	0	0	270,486	1.82	6.7
Gross Potential Rent	$2,559,430	$2,445,255	$2,603,213	$3,898,509	$26.26	97.2%
Total Reimbursements	26,141	28,906	4,489	112,143	0.76	2.8
Total Other Income	288	651	815	765	0.01	0.0
Net Rental Income	$2,585,859	$2,474,812	$2,608,517	$4,011,417	$27.02	100.0%
(Vacancy/Credit Loss)	0	0	0	(317,512)	(2.14)	(7.9)
Effective Gross Income	$2,585,859	$2,474,812	$2,608,517	$3,693,905	$24.88	92.1%
Total Expenses	$1,081,881	$1,061,702	$1,178,225	$1,440,541	$9.70	39.0%
Net Operating Income(1)	$1,503,978	$1,413,110	$1,430,292	$2,253,365	$15.18	61.0%
Total TI/LC, CapEx/RR	0	0	0	215,271	1.45	5.8
Net Cash Flow	$1,503,978	$1,413,110	$1,430,292	$2,038,094	$13.73	55.2%
Occupancy	79.7%	73.0%	93.3%	92.1%

(1)	The lease with the County of San Bernardino was signed shortly after a prior tenant, which leased 100.0% of the One Hospitality property, vacated in July 2016. A lengthy County approval process and building expansion/renovation took approximately 18 months and the County of San Bernardino took occupancy in January 2018, resulting in the increase in Underwritten Net Operating Income. The County of San Bernardino’s current annual base rent is equal to $940,512.

(2)	TTM column represents the trailing 12-month period ending on July 31, 2018.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Based on the contractual rent steps as of the cut-off date through March 2019 for certain tenants.

(5)	Historical Occupancies are as of December 31 of each respective year. TTM Occupancy is as of underwritten rent rolls dated as of July 31, 2018 for the Lakeside Tower property and February 6, 2019 for the One Hospitality property. Underwritten Occupancy represents economic occupancy.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

221 S Franklin

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$19,250,000	Title:	Fee
Cut-off Date Principal Balance:	$19,250,000	Property Type - Subtype:	Industrial – Warehouse/Distribution
% of Pool by IPB:	2.5%	Net Rentable Area (SF):	823,088
Loan Purpose:	Acquisition	Location:	Indianapolis, IN
Borrower:	CPA Franklin Industrial DST	Year Built / Renovated:	1972, 1978 / N/A
Sponsor:	John R. Saunders	Occupancy:	100.0%
Interest Rate:	5.48600%	Occupancy Date:	11/1/2018
Note Date:	11/13/2018	Number of Tenants:	12
Maturity Date:	12/6/2028	2015 NOI(1):	N/A
Interest-only Period:	60 months	2016 NOI(1):	N/A
Original Term:	120 months	2017 NOI(1):	$482,138
Original Amortization:	360 months	TTM NOI (as of 7/2018)(1):	$1,559,015
Amortization Type:	IO–Balloon	UW Economic Occupancy:	92.3%
Call Protection:	L(26),Def(90),O(4)	UW Revenues:	$2,798,930
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$876,738
Additional Debt:	N/A	UW NOI(1):	$1,922,192
Additional Debt Balance:	N/A	UW NCF:	$1,757,944
Additional Debt Type:	N/A	Appraised Value / Per SF:	$28,000,000 / $34
		Appraisal Date:	8/2/2018

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$23
Taxes:	$75,000	$37,300	N/A	Maturity Date Loan / SF:	$22
Insurance:	$24,000	$7,940	N/A	Cut-off Date LTV:	68.8%
Replacement Reserves(2):	$300,000	Springing	N/A	Maturity Date LTV:	63.9%
TI/LC:	$1,900,000	$0	N/A	UW NCF DSCR:	1.34x
Other(3):	$52,918	$0	N/A	UW NOI Debt Yield:	10.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$19,250,000	59.0%	Purchase Price	$28,853,208	88.5%
Sponsor Equity	13,359,243	41.0	Upfront Reserves	2,351,918	7.2
			Closing Costs	1,404,117	4.3
Total Sources	$32,609,243	100.0%	Total Uses	$32,609,243	100.0%

(1)	The prior owner acquired the property in 2016 when the property was approximately 46.0% occupied. After acquisition, the prior owner signed new leases which brought occupancy at the property up to approximately 78.0%. By year-end 2017, the remainder of the property was leased up to 100.0% occupancy, resulting in the increase in UW NOI. The prior owner did not provide historical cash flows prior to 2017.
(2)	Monthly deposits to the replacement reserve are as follows: (i) waived during the first three years of the loan term, (ii) $4,166.67 on each payment date during the fourth year of the loan term, (ii) $8,333.33 on each payment date during the fifth year of the loan term, (iii) waived during the sixth year of the loan term, (iv) $4,166.67 on each payment date during each of the seventh and eighth years of the loan term and (iv) and $8,333.33 on each payment date during each of the ninth and 10th years of the loan term.
(3)	Initial Other Escrows and Reserves consist of (i) an initial deposit of $37,188 into the immediate repairs reserve and (ii) an initial deposit of $15,730 into the free rent reserve.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

221 S Franklin

The Loan. The 221 S Franklin mortgage loan has an outstanding principal balance as of the Cut-off Date of approximately $19.3 million and is secured by a first mortgage lien on the borrower’s fee interest in an 823,088 square foot, three-building industrial property located in Indianapolis, Indiana. The 221 S Franklin mortgage loan has a 10-year term and, following a five-year interest-only period, will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the 221 S Franklin mortgage loan is CPA Franklin Industrial DST, a Delaware statutory trust and special purpose entity structured to be bankruptcy remote with one independent director.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is John R. Saunders. Mr. Saunders is chairman of CORE Realty Holdings, LLC. During the past 17 years, Mr. Saunders has become one of Orange County, California’s largest commercial real estate owners. Mr. Saunders is currently the owner of over four million square feet of commercial real estate.

The Property. The 221 S Franklin property is an 823,088 square foot, three-building industrial property situated on an approximately 38.17-acre site and is currently 100.0% leased to 12 tenants. The 221 S Franklin property’s three buildings are as follows: (i) Building A is a 384,000 square foot bulk distribution building that features approximately 4.6% office finish, 26’ to 28’ ceiling clear heights, 42 docks and three drive-in doors. Building A is located on the western portion of the site and is fully occupied by Pioneer (256,000 square feet) and Dimplex North America Limited (128,000 square feet), (ii) Building B is a 385,088 square foot distribution building that features approximately 1.0% office finish, 26’ to 28’ ceiling clear heights, 42 docks and two drive-in doors. Building B is fully occupied by Hoosier Freight & Warehousing (166,688 square feet), Balsam Brands (128,000 square feet) and Horner Industrial Services, Inc. (90,400 square feet) and (iii) Building C is a 54,000 square foot flex building that features approximately 14.7% office finish, 16’ ceiling clear height, 11 docks and two drive-in doors. Building C is fully occupied by seven tenants, two of which lease spaces totaling 12,000 square feet and the remaining five lease spaces totaling 6,000 square feet.

The Market. The 221 S Franklin property is located in a historically strong industrial submarket in the eastern portion of Indianapolis. The 221 S Franklin property is located approximately one-half mile southeast of an Interstate 465 and Washington Street interchange, which is an important feature for the typical industrial users at the property. Due to the property’s ceiling clear heights, number of loading docks and typical size of tenant suites, most industrial users have a significant amount of inbound and outbound truck deliveries.

The 221 S Franklin property is located specifically in the Washington Square industrial submarket, within the greater Indianapolis industrial market. As of the fourth quarter of 2018, the greater Indianapolis industrial market consisted of approximately 337.8 million square feet across 6,886 buildings with an overall market vacancy of 3.9% and average asking rents of approximately $4.42 per square foot. The Washington Square industrial submarket consists of approximately 13.9 million square feet across 203 buildings with an overall market vacancy of 5.5% and average market asking rents of $4.79 per square foot.

The appraisal identified 11 comparable bulk industrial leases ranging in size from 40,178 square feet to 206,756 square feet. Base rents for the comparable bulk industrial leases ranged from $2.45 per square foot to $4.05 per square foot. Additionally, the appraisal identified 14 comparable flex leases ranging in size from 4,988 square feet to 43,750 square feet. Base rents for the comparable flex leases ranged from $4.00 per square foot to $5.80 per square foot.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Pioneer	Baa2 / BBB / BBB	256,000	31.1%	$3.12	29.8%	8/31/2024
Hoosier Freight & Warehousing	NR / NR / NR	166,688	20.3%	$3.10	19.2%	7/31/2022
Balsam Brands	NR / NR / NR	128,000	15.6%	$3.28	15.6%	6/30/2023
Dimplex North America Limited	NR / NR / NR	128,000	15.6%	$3.07	14.6%	12/31/2020
Horner Industrial Services, Inc	NR / NR / NR	90,400	11.0%	$3.02	10.2%	2/28/2021
Sherwin Williams	Baa3 / BBB / BBB	12,000	1.5%	$5.29	2.4%	4/30/2024
Continuum Games Inc.	NR / NR / NR	12,000	1.5%	$5.10	2.3%	7/31/2019
Midwest Grip & Lighting	NR / NR / NR	6,000	0.7%	$6.41	1.4%	5/31/2021
Creation Gardens	NR / NR / NR	6,000	0.7%	$5.28	1.2%	5/31/2021
Solid Surfaces of Indiana	NR / NR / NR	6,000	0.7%	$4.99	1.1%	12/31/2019

(1)	Based on the underwritten rent roll dated as of November 1, 2018.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Base Rent PSF includes average rent over the lease term for Pioneer ($31,610) and Sherwin Williams ($4,150) and includes approximately $31,459 of contractual rent steps through October 1, 2019 for certain tenants.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

221 S Franklin

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	2	18,000	2.2	$91,140	3.4%	18,000	2.2%	$91,140	3.4%
2020	2	134,000	16.3	424,350	15.8	152,000	18.5%	$515,490	19.2%
2021	3	102,400	12.4	343,148	12.8	254,400	30.9%	$858,638	31.9%
2022	1	166,688	20.3	516,733	19.2	421,088	51.2%	$1,375,371	51.2%
2023	1	128,000	15.6	419,840	15.6	549,088	66.7%	$1,795,211	66.8%
2024	2	268,000	32.6	863,041	32.1	817,088	99.3%	$2,658,251	98.9%
2025	1	6,000	0.7	29,220	1.1	823,088	100.0%	$2,687,471	100.0%
2026	0	0	0.0	0	0.0	823,088	100.0%	$2,687,471	100.0%
2027	0	0	0.0	0	0.0	823,088	100.0%	$2,687,471	100.0%
2028	0	0	0.0	0	0.0	823,088	100.0%	$2,687,471	100.0%
2029	0	0	0.0	0	0.0	823,088	100.0%	$2,687,471	100.0%
2030 & Beyond	0	0	0.0	0	0.0	823,088	100.0%	$2,687,471	100.0%
Total	12	823,088	100.0%	$2,687,471	100.0%

(1)	Based on the underwritten rent roll dated as of November 1, 2018.

(2)	Base Rent Expiring includes average rent over the lease term for Pioneer ($31,610) and Sherwin Williams ($4,150) and includes approximately $31,459 of contractual rent steps through October 1, 2019 for certain tenants.

Operating History and Underwritten Net Cash Flow(1)
	2017	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place	$1,155,958	$2,148,289	$2,620,252	$3.18	86.4%
Straight Line Rent(4)	0	0	35,761	0.04	1.2
Contractual Rent Steps(5)	0	0	31,459	0.04	1.0
Vacant Income	0	0	0	0.00	0.0
Gross Potential Rent	$1,155,958	$2,148,289	$2,687,471	$3.27	88.6%
Total Reimbursements	4,312	283,591	344,558	0.42	11.4
Total Other Income	0	367	367	0.00	0.0
Net Rental Income	$1,160,270	$2,432,247	$3,032,396	$3.68	100.0%
(Vacancy/Credit Loss)	0	0	(233,466)	(0.28)	(7.7)
Effective Gross Income	$1,160,270	$2,432,247	$2,798,930	$3.40	92.3%
Total Expenses	$678,132	$873,232	$876,738	$1.07	31.3%
Net Operating Income(1)	$482,138	$1,559,015	$1,922,192	$2.34	68.7%
Total TI/LC, CapEx/RR	0	0	164,247	0.20	5.9
Net Cash Flow	$482,138	$1,559,015	$1,757,944	$2.14	62.8%
Occupancy(6)	100.0%	100.0%	92.3%

(1)	The prior owner acquired the property in 2016 when the property was approximately 46.0% occupied. After acquisition, the prior owner signed new leases which brought occupancy at the property up to approximately 78.0%. By year-end 2017, the remainder of the property was leased up to 100.0% occupancy, resulting in the increase in Underwritten Net Operating Income. The prior owner did not provide historical cash flows prior to 2017.

(2)	TTM column represents the trailing 12-month period ending on July 31, 2018.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Based on the average rent over the lease term for Pioneer ($31,610) and Sherwin Williams ($4,150).

(5)	Based on contractual rent steps through October 1, 2019 for certain tenants.

(6)	2017 Occupancy is as of December 31. TTM Occupancy is as of the underwritten rent roll dated November 1, 2018. Underwritten Occupancy represents economic occupancy.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Sorento Flats

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$18,200,000	Title:	Fee
Cut-off Date Principal Balance:	$18,200,000	Property Type - Subtype:	Multifamily – Mid-Rise
% of Pool by IPB:	2.4%	Net Rentable Area (Units):	154
Loan Purpose:	Refinance	Location:	Seattle, WA
Borrower:	Sorento On Yesler Owner LLC	Year Built / Renovated:	2017 / N/A
Sponsors:	Bogdan Maksimchuk,	Occupancy(2):	97.4%
	Nadezhda Maksimchuk	Occupancy Date:	1/1/2019
Interest Rate:	5.20000%	Number of Tenants:	N/A
Note Date:	1/23/2019	2015 NOI(3):	N/A
Maturity Date:	2/6/2029	2016 NOI(3):	N/A
Interest-only Period:	120 months	2017 NOI(3):	N/A
Original Term:	120 months	T-3 Annualized NOI(4):	$1,387,899
Original Amortization:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$2,053,123
Call Protection:	L(24),Def(91),O(5)	UW Expenses:	$631,443
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$1,421,680
Additional Debt:	N/A	UW NCF:	$1,383,180
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$30,700,000 / $199,351
Additional Debt Type:	N/A	Appraisal Date:	10/11/2018

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$118,182
Taxes:	$78,872	$19,718	N/A	Maturity Date Loan / Unit:	$118,182
Insurance:	$34,291	$2,449	N/A	Cut-off Date LTV:	59.3%
Replacement Reserves:	$0	$3,208	N/A	Maturity Date LTV:	59.3%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.44x
Other(5):	$206,390	$3,101	N/A	UW NOI Debt Yield:	7.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$18,200,000	100.0%	Payoff Existing Debt	$15,495,286	85.1%
			Upfront Reserves	319,553	1.8
			Closing Costs	259,097	1.4
			Return of Equity	2,126,064	11.7
Total Sources	$18,200,000	100.0%	Total Uses	$18,200,000	100.0%

(1)	The Sorento Flats loan was originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) and the Sorento Flats loan will be sold to LCM prior to the closing date of this securitization.

(2)	Occupancy is based on the multifamily portion of the collateral only. There is a 2,500 square foot retail space on the ground level that is 100.0% occupied.

(3)	Historical financials are unavailable as construction of the property was completed in 2017 and the Sorento Flats property was in a lease up period thereafter.

(4)	T-3 Annualized NOI is calculated based on the annualized income from September to November 2018 and annualized expenses from September to October 2018.

(5)	Other reserves are made up of (i) an upfront $190,000 Coffee on Yesler reserve (to be released once this ground floor retail tenant has obtained required permits (which had not been obtained as of the origination date), completed build-out and is open for business), (ii) an approximately $10,188 deferred maintenance reserve and (iii) an upfront approximately $6,202 and monthly approximately $3,101 sewer capacity reserve (a sewer capacity fixed charge, for each parcel, required to be paid quarterly in the amount of approximately $9,303 to the City of Seattle, for 58 months after the origination of the Sorento Flats loan).

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Sorento Flats

The Loan. The Sorento Flats loan has an outstanding principal balance as of the Cut-off Date of $18.2 million and is secured by a first mortgage lien on the borrower’s fee interest in a 154 unit apartment complex located in Seattle, Washington. The loan has a 10-year term and will be interest-only for the term of the loan.

The Borrower. The borrowing entity for the Sorento Flats loan is Sorento On Yesler Owner LLC, a Delaware limited liability company and special purpose entity with one independent director in its organizational structure.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Bogdan Maksimchuk and Nadezhda Maksimchuk. Bogdan Maksimchuk is the principal and owner of Barcelo Homes, a development company which was founded in 2009 as Benjamin Custom Homes. Since inception, Barcelo Homes has sold 37 townhomes, low- to mid-rise condominiums, single family and multifamily developments. Barcelo Homes purchased the vacant underlying land of the Sorento Flats property in April 2015 for $2.3 million and finished construction in July of 2017 for a total cost basis of approximately $16.7 million, which includes the architecture fees and overall construction costs.

The Property. The Sorento Flats property is a 154-unit mid-rise style multifamily complex located in Seattle, Washington. The Sorento Flats property was developed by the loan sponsor and completed in 2017. Each unit has a micro studio floor plan with a private bathroom, and a kitchenette that includes a sink, mini-refrigerator and microwave oven with wood cabinets and vinyl plank flooring. The units can be rented either furnished or unfurnished. Amenities include on-site washer/dryers, a rooftop patio with a barbeque and firepit with views of Mount Rainier and downtown Seattle, fitness room, community lounge, a lighted courtyard, secure building access, bike storage, and Wi-Fi and utilities included in rent. Nine of the units are leased to a single individual, who uses the units as corporate housing for his employees, and seven of the units are rented to a sibling of one of the nonrecourse carve-out guarantors, who subleases the units for short term periods via AirBnB. The Sorento Flats property also features 2,500 square feet of retail space on the ground level that is 100.0% leased, of which an affiliated tenant, Barcelo Homes Inc., leases 1,000 square feet, and a coffee shop, Coffee on Yesler, which leases the remaining square feet. Coffee on Yesler is paying rent but has not completed its tenant improvements (pending obtaining necessary permits) and is not yet in occupancy. Together, all affiliated multifamily and retail tenants represent 11.2% of square feet and 8.7% of the effective gross income.

The Market. The Sorento Flats property is located one-half mile east of downtown Seattle, between the Seattle CBD, Capitol Hill, Madrona and North Beacon Hill. The Broadway Retail District, which begins one mile northwest of the Sorento Flats Property, serves as the primary retail and entertainment area for both Capitol Hill and the Central District neighborhoods. The central location provides the residents accessibility to nearby work and entertainment. The Sorento Flats property is located approximately 0.4 miles east of Interstate 5, 3.1 miles south of State Route 520 and 0.6 miles north of Interstate 90. In addition, the Sorento Flats property is 3.6 miles south of the University of Washington and one mile south of the University of Seattle. Public transportation includes the First Hill Streetcar (light rail) at 14th Ave & S Washington Street, one block south of the Sorento Flats property. According to the appraisal, the 2018 estimated population within a one-, three- and five-mile radius of the Sorento Flats property was 53,882, 201,593, 438,576, respectively; while the 2018 estimated median household income within a one-, three- and five-mile radius was $46,613, $68,058 and $74,702.

According to the appraisal, the Sorento Flats property is located in the Downtown/Capitol Hill/Queen Anne multifamily submarket. As of the second quarter of 2018 the Downtown/Capitol Hill/Queen Anne multifamily submarket had an overall vacancy rate of 5.1% and average asking rents of approximately $2,244 per month. The appraisal identified six comparable properties built between 2013 and 2016 and ranging in size from 54 to 105 units. Average asking rents at the comparable properties for micro unit studios ranged from $950 to $1,495 per month with an average asking rent of $1,109 per month.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)(3)
N/A	N/A	N/A	97.4%
(1)	Historical Occupancy is not available as construction of the property was completed in 2017 and the Sorento Flats property was in a lease up period thereafter.

(2)	Occupancy is based on the multifamily portion of the collateral only. There is a 2,500 square foot retail space on the ground level that is 100.0% leased.

(3)	Current Occupancy is as of January 1, 2019.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

Sorento Flats

Multifamily Unit Mix(1)
Unit Type	No. Units	No. of Occupied Units	Occupancy	Average Unit Size (SF)	Average Rent per SF	Average Rent per Unit	Average Market Rent per Unit(2)
Micro Studio	154	150	97.4%	208	$5.40	$1,143	$1,175
(1)	Based on the underwritten rent roll dated January 1, 2019.

(2)	Average Market Rent per Unit represents appraisal’s concluded market rent.

Underwritten Net Cash Flow(1)
	Annualized T-3 11/30/2018(2)	Underwritten	Per Unit	%(3)
Rents in Place	$1,944,676	$2,078,760	$13,498	94.9%
Commercial Income	3,600	80,555	523	3.7
Other Income	28,076	31,920	207	1.5
Net Rental Income	$1,976,352	$2,191,235	$14,229	100.0%
Vacant Income	0	(134,084)	(871)	(6.1)
Commercial Vacancy	0	(4,028)	(26)	(0.2)
Effective Gross Income	$1,976,352	$2,053,123	$13,332	93.7%
Total Expenses	$588,453	$631,443	$4,100	30.8%
Net Operating Income	$1,387,899	$1,421,680	$9,232	69.2%
Replacement Reserves	0	38,500	250	1.9
Net Cash Flow	$1,387,899	$1,383,180	$8,982	67.4%
(1)	Historical financials are unavailable as construction of the Sorento Flats property was completed in 2017 and the property was in a lease up period thereafter.

(2)	Annualized T-3 11/30/2018 is calculated based on the annualized income from September to November 2018 and annualized expenses from September to October 2018.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remained of the fields.

Permitted Mezzanine Debt. The loan documents permit the equity owners of the borrower to obtain a mezzanine loan secured by the equity interests in the borrower upon satisfaction of certain terms and conditions, including, among others, (i) the combined loan-to-value ratio (calculated pursuant to the loan documents) does not exceed 59.3%, (ii) the combined debt service coverage ratio (calculated pursuant to the loan documents) is not less than 1.46x, (iii) the combined debt yield (calculated pursuant to the loan documents) is not less than 7.593%, (iv) a principal amount not in excess of $6,000,000 and (iv) the mezzanine lender enters into an intercreditor agreement acceptable to the mortgage lender and each rating agency and (vi) delivery of a rating agency confirmation.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

LA Fitness Van Nuys

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCM	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$18,000,000	Title:	Fee
Cut-off Date Principal Balance:	$18,000,000	Property Type - Subtype:	Retail – Freestanding
% of Pool by IPB:	2.3%	Net Rentable Area (SF):	53,200
Loan Purpose:	Refinance	Location:	Van Nuys, CA
Borrower:	Jiselle Properties Inc.	Year Built / Renovated:	2013 / 2018
Sponsor(1):	Fahmy Mushmel	Occupancy:	100.0%
Interest Rate:	5.11100%	Occupancy Date:	2/6/2019
Note Date:	10/31/2018	Number of Tenants:	1
Maturity Date:	11/6/2028	2015 NOI(2):	$400,000
Interest-only Period:	120 months	2016 NOI(2):	$400,000
Original Term:	120 months	2017 NOI(2):	$400,000
Original Amortization:	None	TTM NOI (as of 8/2018)(2):	$1,100,000
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(27),Def(90),O(3)	UW Revenues:	$1,781,087
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$274,828
Additional Debt:	N/A	UW NOI(2):	$1,506,259
Additional Debt Balance:	N/A	UW NCF:	$1,495,619
Additional Debt Type:	N/A	Appraised Value / Per SF:	$30,450,000 / $572
		Appraisal Date:	9/14/2018

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$338
Taxes(3):	$0	Springing	N/A	Maturity Date Loan / SF:	$338
Insurance(4):	$0	Springing	N/A	Cut-off Date LTV:	59.1%
Replacement Reserves(5):	$0	Springing	N/A	Maturity Date LTV:	59.1%
TI/LC(6):	$0	Springing	N/A	UW NCF DSCR:	1.60x
Other:	$0	$0	N/A	UW NOI Debt Yield:	8.4%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$18,000,000		100.0%	Payoff Existing Debt	$12,617,871	70.1%
				Closing Costs	140,798	0.8
				Return of Equity	5,241,331	29.1
Total Sources	$18,000,000		100.0%	Total Uses	$18,000,000	100.0%
(1)	The loan sponsor is also the loan sponsor of the mortgage loan identified on Annex A-1 to the Preliminary Prospectus as LA Fitness Northridge which has a Cut-off Date Principal Balance of $11.0 million.

(2)	Historical cash flows represent the LA Fitness lease payments which had abated rent through February 1, 2018, resulting in the increase in UW NOI.

(3)	Monthly real estate tax escrows are waived so long as (i) no event of default exists, (ii) the LA Fitness lease remains in full force and effect, (iii) LA Fitness remains fully responsible for direct payment of real estate taxes and is in fact making such payments and (iv) the borrower delivers to lender evidence that all real estate taxes have been paid by LA Fitness.

(4)	Monthly insurance escrows are waived so long as (i) no event of default is continuing, (ii) the borrower is not required to maintain the coverage due to continued satisfaction of the LA Fitness tenant insurance conditions and (iii) the borrower delivers to lender evidence that all insurance premiums have been paid.

(5)	Monthly replacement reserve escrows are waived so long as the borrower has no obligation to pay for any capital expenses under the LA Fitness lease.

(6)	Monthly TI/LC escrows are waived so long as the LA Fitness lease is in full force and effect.

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Structural and Collateral Term Sheet	JPMCC 2019-COR4

LA Fitness Van Nuys

The Loan. The LA Fitness Van Nuys mortgage loan has an outstanding principal balance as of the Cut-off Date of $18.0 million and is secured by a first mortgage lien on the borrower’s fee interest in an 53,200 square foot, single-story retail building fully leased by LA Fitness and located in the Los Angeles community, of Van Nuys, California. The LA Fitness Van Nuys loan has a 10-year term and requires interest-only payments for the term of the loan.

The Borrower. The borrowing entity for the LA Fitness Van Nuys mortgage loan is Jiselle Properties Inc., a California corporation structured to be bankruptcy remote.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Fahmy Mushmel. Mr. Mushmel is the founder of Mushmel Properties, a family owned and operated real estate investment firm located in Sherman Oaks, California. Mr. Mushmel has been investing in real estate for over 40 years and owns approximately two million square feet located throughout Southern California.

The Property. The LA Fitness Van Nuys property represents a ground-leased site, improved with a 53,200 square foot, retail, freestanding fitness center 100.0% leased to LA Fitness situated on approximately 4.1-acres. The property is located along the west side of Sepulveda Boulevard, north of Oxnard Street in Van Nuys, California, a community in Los Angeles County. In 2011, LA Fitness entered into an agreement with the previous owner to lease the ground and construct their own building. The building was constructed in 2013 and a 20-year absolute ground lease commenced with an initial expiration in January 2033. The lease exhibits one, 10-year option to extend and one, four-year option to extend. The ground lease is similar to an absolute net lease where the tenant is responsible for all expenses pertaining to the improvements including taxes, insurance, management and maintenance of the gym. All expenses are paid directly by LA Fitness.

The Market. The LA Fitness Van Nuys property is located specifically in the Eastern San Fernando Valley retail submarket, within the greater Los Angeles retail market. As of the fourth quarter of 2018, the greater Los Angeles retail market consisted of approximately 482.3 million square feet across 48,792 buildings with an overall market vacancy of 4.0% and average asking rents of approximately $30.67 per square foot. As of the fourth quarter of 2018, the Eastern San Fernando Valley retail submarket consists of approximately 20.9 million square feet across 2,243 buildings with an overall market vacancy of 4.1% and average market asking rents of $26.89 per square foot.

The appraisal identified six lease comparables ranging in size from 18,000 square feet to 45,000 square feet. Base rents for the comparable leases ranged from $19.12 per square foot to $40.00 per square foot.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
LA Fitness	NR / NR / B+	53,200	100.0%	$30.08	100.0%	1/31/2033
(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2030 & Beyond	1	53,200	100.0	1,600,000	100.0%	53,200	100.0%	$1,600,000	100.0%
Total	1	53,200	100.0%	$1,600,000	100.0%
(1)	Based on the underwritten rent roll.

A-3-105

Structural and Collateral Term Sheet	JPMCC 2019-COR4

LA Fitness Van Nuys

Operating History and Underwritten Net Cash Flow(1)
	2015	2016	2017	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place	$400,000	$400,000	$400,000	$1,100,000	$1,600,000	$30.08	85.3%
Vacant Income	0	0	0	0	0	0.00	0.0
Gross Potential Rent	$400,000	$400,000	$400,000	$1,100,000	$1,600,000	$30.08	85.3%
Total Reimbursements	0	0	0	0	274,828	5.17	14.7
Total Other Income	0	0	0	0	0	0.00	0.0
Net Rental Income	$400,000	$400,000	$400,000	$1,100,000	$1,874,828	$35.24	100.0%
Less: Vacancy	0	0	0	0	(93,741)	(1.76)	(5.0)
Effective Gross Income	$400,000	$400,000	$400,000	$1,100,000	$1,781,087	$33.48	95.0%
Total Expenses	$0	$0	$0	$0	$274,828	$5.17	15.4%
Net Operating Income(1)	$400,000	$400,000	$400,000	$1,100,000	$1,506,259	$28.31	84.6%
Total TI/LC, CapEx/RR	0	0	0	0	10,640	0.20	0.6
Net Cash Flow	$400,000	$400,000	$400,000	$1,100,000	$1,495,619	$28.11	84.0%
Occupancy(4)	100.0%	100.0%	100.0%	100.0%	95.0%
(1)	Historical cash flows represent the LA Fitness lease payments which had abated rent through February 1, 2018, resulting in the increase in Underwritten Net Operating Income.

(2)	TTM column represents the trailing 12-month period ending on August 31, 2018.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Historical Occupancies are as of December 31 of each respective year. TTM Occupancy is as February 6, 2019. Underwritten Occupancy represents economic occupancy.

A-3-106

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
J.P. Morgan Chase Commercial Mortgage Securities Corp. 383 Madison Avenue 8th Floor New York, NY 10179 Contact: Kunal Singh Phone Number: (212) 834-5467	Midland Loan Services 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: Heather Wagner Phone Number: (913) 253-9570	Midland Loan Services 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: Heather Wagner Phone Number: (913) 253-9570	Pentalpha Surveillance LLC 375 North French Road Suite 100 Amherst, NY 14228 Contact: Don Simon Phone Number: (203) 660-6100
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Pentalpha	0.00
Net Prepayment Interest Shortfall	0.00		Surveillance LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	JPMCC Commerical Mortgage Securities Trust 2019-COR4 Commercial Mortgage Pass-Through Certificates Series 2019-COR4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/12/19
		Record Date:	2/28/19
		Determination Date:	3/6/19

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of February 1, 2019 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.
Transaction: JPMCC Commercial Mortgage Securities Trust 2019-COR4, Commercial Mortgage Pass-Through Certificates, Series 2019-COR4
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31: Midland Loan Services, a Division of PNC Bank, National Association,
Directing Certificateholder: [_________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

b.	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.       List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] and each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event] and each Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement Asset Status Reports and Major Decision Reporting Packages or Asset Status Reports with respect to Major Decisions.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	[As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.]

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA, with respect to each JPMCB Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted

D-1-1

thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since January 8, 2019.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee

D-1-2

(or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the

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Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)       Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)       Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)       Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal

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property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)       Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)       No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a

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replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so,

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authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)       No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)       No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22)       REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or

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reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)       Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)       Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)       Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and

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operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)       Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)       Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan in an amount not less than the amount required by the

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REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien on the real property that is in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)       Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)       Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that

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existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)       Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)       Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (x) the maturity date or (y) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

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 (35)       Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of situations where default interest is imposed.

(36)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)       The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

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 (h)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)       The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)        Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(39)       No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or

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arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Annex D-2. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(40)        Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(41)        Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(42)        Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further

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action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule D-1 to this Annex D-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule D-1 to this Annex D-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(43)       Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(44)       Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property

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or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(45)       Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(46)       Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(47)       Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(48)       Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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SCHEDULE D-1 TO ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

None.

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ANNEX D-2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(5) Hospitality Provisions	Sheraton Music City (Loan No. 18)	The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender to the trustee of a securitization. In connection with a securitization of the Mortgage Loan, the franchisor is required to issue a replacement comfort letter in favor of the trustee on the franchisor’s then-current form, provided that (i) the transferee is not a competitor (or an affiliate of a competitor) of the franchisor, as defined in the comfort letter, or an affiliate of the Mortgagor, and (ii) the lender delivers notice to the franchisor within 90 days from the date of the lender’s assignment of the Mortgage Loan to the trustee and identifies the name, address, telephone number and email address for the contact person for the assignee, as well as the date of the assignment.
(7) Lien; Valid Assignment	Liberty Station Retail (Loan No. 3) and Sheraton Music City (Loan No. 18)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(8) Permitted Liens; Title Insurance	DPBI Portfolio (Loan No. 35)	Each of the three single tenants at each respective Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. However, the related subordination, nondisturbance, and attornment agreement provides that such right of first refusal to purchase granted to each tenant does not apply in connection with (i) a foreclosure, conveyance in lieu of foreclosure or any other right asserted under or in respect of the Mortgage Loan by the holder thereof (or such affiliate or nominee of such holder) and (ii) in connection with the immediately succeeding sale of the Mortgaged Property by the holder of the Mortgage Loan (or such affiliate or nominee of such holder) following obtaining the Mortgaged Property as described in the immediately preceding clause (i).
(10) Assignment of Leases and Rents	Liberty Station Retail (Loan No. 3) and Sheraton Music City (Loan No. 18)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

D-2-1

JPMorgan Chase Bank, National Association

(15) Actions Concerning Mortgage Loan	North Oak Marketplace (Loan No. 31)	The borrower sponsor, who is also the non-recourse carveout guarantor of the Mortgage Loan, is subject to several pending lawsuits from investors in the sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $5,000,000. In one of the cases, a trial occurred in July 2018, and the jury found in favor of the plaintiffs, who are investors in one of the two Mortgagors of the Mortgage Loan, and awarded damages in the amount of $4,317,387 and punitive damages in the amount of $8,000,000. The sponsor is in the process of appealing the judgment and award. The remaining cases are in various stages of litigation, and the sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount. The sponsor has a net worth of approximately $250 million and liquidity of $25 million. In addition, the Mortgage Loan documents provide for a non-recourse carveout for any losses associated with the aforementioned litigations or any other litigation where the sponsor and certain of his affiliates are defendants and which is brought by any party that owns or holds a direct or indirect interest in any Mortgagor.
(18) Insurance	Liberty Station Retail (Loan No. 3)	The Borrower may continue to use Associated Industries Insurance Company, Inc. (“Associated Industries”), rated “A- XV” with AM Best as the insurer for the general liability coverage, provided that (x) the rating of Associated Industries is not withdrawn or downgraded below the rating as of the origination date of the Mortgage Loan and (y) at renewal of the current policy term on May 15, 2019, the Borrower replaces Associated Industries with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents.
(18) Insurance	Sheraton Music City (Loan No. 18)	The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $2,800,000, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.

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JPMorgan Chase Bank, National Association
(18) Insurance	1501 Experiment Farm Road (Loan No. 28)	The Mortgage Loan documents provide that the tenant lease with Avenue Stores, LLC, the sole tenant at the Mortgaged Property, will govern the restoration of improvements located on the Mortgaged Property following a casualty, provided that the following conditions are met: (i) the lease is in full force and effect and no event of default is then occurring, (ii) the tenant remains liable for the obligations under the lease, (iii) the tenant is not subject to a bankruptcy action and (iv) the lease requires the restoration of the improvements.
(26) Local Law Compliance	Tru by Hilton McDonough (Loan No. 33)	Pursuant to a zoning report obtained by the Mortgagor at origination, the Mortgaged Property is considered legal non-conforming as to use. The local zoning code permits the Mortgaged Property to be rebuilt in its existing condition and use following a casualty if (a) not more than sixty percent (60%) of the Mortgaged Property is destroyed and (b) the Mortgaged Property is rebuilt within twelve (12) months following such casualty. The Mortgage Loan documents provide for non-recourse carveout for losses associated with (i) failure to repair the Mortgaged Property within twelve (12) months of a casualty and/or (ii) the inability of Mortgagor to operate the Mortgaged Property as a hotel following such casualty. L&O coverage was obtained at origination.
(28) Recourse Obligations	Liberty Station Retail (Loan No. 3)

Loss carveout for willful misconduct is limited to willful misconduct that results in an adverse effect on the Mortgaged Property or the ability of the Borrower to pay the Mortgage Loan obligations (provided that the non-payment of any monetary obligations will not be considered willful misconduct to the extent that the Mortgaged Property does not generate sufficient cash flow to pay such obligations).

All obligations and liabilities under the related environmental indemnity agreement will cease and terminate two (2) years after the indefeasible payment in full of the Mortgage Loan provided that, (i) the Borrower or the guarantor, at its sole cost and expense, furnishes to the lender a Phase I environmental report dated no more than thirty (30) days prior to the date of the repayment in form and substance, and from an environmental consultant, reasonably acceptable to the lender, which Phase I environmental report discloses, as of the date of such report, (A) no actual noncompliance with or violation of applicable environmental laws (or of permits issued pursuant to Environmental Laws), (B) no environmental liens encumbering the Mortgaged Property, (C) no administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the related environmental indemnity agreement, (D) no presence or

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JPMorgan Chase Bank, National Association
release of hazardous substances in, on, above or under the Mortgaged Property, and (E) no other matter for which the indemnitee is entitled to indemnification pursuant to the related environmental indemnity agreement, (ii) on the date of such repayment, none of the indemnitee, the borrower or the guarantor is aware of a release or other violation of the applicable environmental law and there is no pending or asserted claim under the related environmental indemnity agreement and (iii) the Borrower or the guarantor has paid the indemnitee all sums due under the related environmental indemnity agreement and neither the Borrower nor the guarantor is in default under the related environmental indemnity agreement.
(28) Recourse Obligations	Sheraton Music City (Loan No. 18)	The Mortgage Loan documents provide that the obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claims on or after the date that is twenty-four (24) months since the date that the Mortgage Loan was paid in full, provided that all of the following conditions are satisfied in full: (A) the Mortgage Loan has been paid in full without the lender having exercised any remedies against the Mortgagor or the guarantor under the Mortgage Loan documents, and the lender has not foreclosed or otherwise taken possession of the Mortgaged Property, (B) there has been no material change, between the date of the environmental indemnity and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, and (C) the indemnitee has received an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity.
(28) Recourse Obligations	Carlsbad (Loan No. 29)	The indemnification obligations and liabilities of Indemnitor under the environmental indemnity agreement will terminate on, and be of no further force or effect from and after, the date (the “Termination Date”) that is two (2) years following delivery of the Clean Phase I in accordance with the following terms and conditions: (a) the Mortgage Loan has been paid and performed in full in normal course in accordance with the terms and provisions of the Mortgage Loan documents (and not following an event of default under the Mortgage Loan documents and the exercise of remedies by the indemnitee), (b) at any time on or after the date that the

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JPMorgan Chase Bank, National Association
Mortgage Loan has been paid and performed in full, the Mortgagor or the guarantor delivers to the indemnitee, at sole cost and expense of the Mortgagor or the guarantor, a Phase I environmental site assessment in form, substance and scope, and from an independent environmental consultant, acceptable in each case to the indemnitee, (c) there has been no change in any environmental law or other applicable law prior to the Termination Date which would have the effect of imposing any liability upon a lender/mortgagee for any matter, condition or circumstance for which Indemnitee is entitled to be indemnified under the environmental indemnity agreement notwithstanding the fact that the Mortgage Loan has been paid and performed in full, and (d) as of the Termination Date, there is no outstanding complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental authority, or any third party, involving violations of any environmental law, releases of hazardous substances or any other environmental condition.
(28) Recourse Obligations	North Oak Marketplace (Loan No. 31)	The Mortgagor and guarantor will not have full recourse liability for any transfers in violation of the Mortgage Loan documents to the extent the violation relates to the failure to deliver notice in accordance with the Mortgage Loan documents. There is a nonrecourse carve-out for losses resulting from the failure to deliver notice in accordance with the Mortgage Loan documents.
(28) Recourse Obligations	1501 Experiment Farm Road (Loan No. 28)	The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim on and after the date that is twenty-four (24) months following the date on which the Mortgage Loan has been paid in full, provided all of the following conditions are satisfied in full: (A) the Mortgage Loan has been paid in full without the indemnitee having exercised any remedies against the Mortgagor or the guarantor under the Mortgage Loan documents and indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (B) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, and (C) the indemnitee has received, at the expense of the Mortgagor or the guarantor, an updated environmental report dated within sixty (60) days of the requested

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release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.
(28) Recourse Obligations	DPBI Portfolio (Loan No. 35)	The Mortgagor and the guarantor will be released from its obligations set forth in the environmental indemnity agreement on the second (2nd) anniversary of the date on which the following items are satisfied: (i) the Mortgage Loan is indefensibly paid in full, (ii) the Mortgagor or the guarantor delivers to the indemnitee a current Phase I environmental site assessment with respect to the Mortgaged Property (and a follow-up Phase II environmental assessment report or such other information and documentation as may be required by the indemnitee) (collectively, “Acceptable Information”), which concludes that there is no evidence that the Mortgaged Property contains any hazardous substances which (A) are in violation of environmental laws, (B) materially increase the dangers to human health or the environment, (C) pose an unreasonable risk of harm to any person or entity (whether on or off the Mortgaged Property), or (D) impair the value of the Mortgaged Property, (iii) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full (provided that any claim relating to such change in environmental law is brought within the second (2nd) anniversary of the date on which the other items in (i)-(iii) above are satisfied), and (iv) there are no outstanding losses, claims, suits or demands existing and there are no claims, suits or demands threatened with respect to any hazardous substances or under any environmental laws relating to the Mortgaged Property, and (v) at no point during the term of the Mortgage Loan following an event of default was any indemnified party required to perform any obligation on behalf of the Mortgagor or the guarantor, including, without limitation, take any action to operate, manage, control, maintain, repair, restore or otherwise deal with any part of the Mortgaged Property and conduct the business thereto.

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JPMorgan Chase Bank, National Association
(28) Recourse Obligations	Liberty Commons (Loan No. 38)	The non-recourse carveout associated with any losses associated with material physical waste of the Mortgaged Property is waived if sufficient cash flow is not available to the Mortgagor from the Mortgaged Property to prevent such material physical waste (so long as such insufficiency does not arise from the intentional misappropriation or conversion of revenues by the Mortgagor, the guarantor or any affiliates thereof.
(29) Mortgage Releases	DPBI Portfolio (Loan No. 35)	The Mortgagors may obtain a partial release from the lien of the Mortgage Loan for the Applebee's – Tifton Mortgaged Property upon, among other terms and conditions set forth in the Mortgage Loan documents, repayment of 110% the related Mortgage Loan amount allocated to such individual Mortgaged Property.
(30) Financial Reporting and Rent Rolls	Liberty Station Retail (Loan No. 3)	In the event a parent entity of the Mortgagor has annual financial statements that are audited by an independent certified public accountant acceptable to the lender, the Mortgagor may, in lieu of providing audited annual financial statements, provide (i) annual financial statements for each Mortgagor prepared by such Mortgagor, and (ii) annual audited financial statements of such parent entity, which audited financial statements are required to include (A) a supplemental combining schedule or note to the financial statements presenting a combined income statement and balance sheet for the applicable fiscal year for the Mortgaged Property, and (B) a note indicating that the Mortgagor is a separate legal entity from such parent entity and any affiliates and indicate that the assets of the Mortgagor are not available to satisfy the debts and other obligations of such parent entity or any affiliates and that the Mortgagor’s liabilities do not constitute obligations of such parent entity or any affiliate.
(31) Acts of Terrorism Exclusion	North Oak Marketplace (Loan No. 31)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute is not in effect, the borrower is required to carry terrorism coverage throughout the term of the Mortgage Loan, but in such event the borrower may not be required to pay annual premiums in excess of an amount equal to two (2) times the then-current annual insurance premiums payable for the property and business interruption/rent loss policies (without giving effect to the cost of terrorism coverage) required under the Mortgage Loan documents for terrorism coverage. If the cost of terrorism coverage exceeds such amount, the borrower is obligated to purchase the maximum amount of terrorism coverage available with funds equal to the capped amount.

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JPMorgan Chase Bank, National Association
(36) Ground Leases	Liberty Station Retail (Loan No. 3)

In the event that the failure to make net amount of insurance proceeds or condemnation awards available for restoration (collectively, the “Net Proceeds”) results in either (x) the termination of the applicable ground lease or (y) the ground lessor being entitled to keep the Net Proceeds pursuant to the terms of the applicable ground lease, then the Net Proceeds will not be applied to the Mortgage Loan as permitted pursuant to the terms of the Mortgage Loan documents.

Though each of the ground leases requires the lessor to provide to the lender written notice of default simultaneously with giving such notice to the Borrower, the ground lease does not expressly provide that no notice of default is effective unless such notice is given to the lender; provided, however, the lessor’s right to terminate the ground lease as a result of the occurrence of any default is subject to the lender’s receipt of written notice thereof and the expiration of lender’s cure period.

(46) Cross Collateralization	Liberty Station Retail (Loan No. 3) Sheraton Music City (Loan No. 18)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

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ANNEX E-1

LOANCORE CAPITAL MARKETS LLC
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

LCM will in its MLPA make, with respect to each LCM Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA, provided that the use of the term “Mortgage Loan” in this Annex E-1 only will mean the LCM Mortgage Loans.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or

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materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after January 8, 2018.

(5)       Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and

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enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-2 or Annex A-3, as applicable (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related

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Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule E-1 or Schedule E-4 to this Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)       Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each

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related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)       No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at

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least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)       No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)       No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(21)       REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan, if applicable) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property

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interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(24)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)       Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative

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investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)       Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

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No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)       Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)       Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1 to this Annex E-1, or future permitted mezzanine debt as set forth on Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security

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interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)       Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)       Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any situations where default interest is imposed.

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(35)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

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(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(38)       No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet

E-1-13

delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)       Bankruptcy. As of the date of origination of the related Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)       Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

E-1-14

(42)       Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)       Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)       Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)       Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in LCM’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in LCM’s MLPA.

E-1-15

SCHEDULE E-1 TO ANNEX E-1

LOANCORE CAPITAL MARKETS LLC

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan	Original Principal Amount of Existing Mezzanine Debt
4	Bedford Square	$20,000,000
5	Saint Louis Galleria	$25,000,000
8	Peachtree Corners Marketplace	$2,900,000
11	Arbors at the Park Ole Miss	$4,050,000

E-1-16

SCHEDULE E-2 TO ANNEX E-1

LOANCORE CAPITAL MARKETS LLC

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
14	Sorento Flats

E-1-17

SCHEDULE E-3 TO ANNEX E-1

LOANCORE CAPITAL MARKETS LLC

CROSSED MORTGAGE LOANS

None.

E-1-18

ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR LOANCORE CAPITAL MARKETS LLC

LoanCore Capital Markets LLC
Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Permitted Liens	CBBC Industrial Portfolio (Loan No. 10)	The sole tenant at the Mortgaged Properties has a right of first offer to purchase the Mortgaged Properties. Pursuant to subordination, non-disturbance and attornment agreements, the tenant has agreed that such right of first offer shall not be exercisable in connection with any exercise of remedies pursuant to the Mortgage, including a purchase of a Mortgaged Property at a foreclosure sale, a transfer of a Mortgaged Property to lender or its designee pursuant to a deed in lieu of foreclosure or any subsequent sale by lender or its designee.
(7) Permitted Liens	RDM Chicago Portfolio – 1200 North Ashland Mortgaged Property (Loan No. 19.01)	The second largest tenant at the Mortgaged Property, d’Escoto, has a right of first refusal to purchase the premises it leases if such premises is sold as an individual condominium unit, and is the only condominium unit at the Mortgaged Property being sold. Pursuant to a subordination, non-disturbance and attornment agreement, d’Escoto waived its right of first refusal in connection with a transfer of the Mortgaged Property pursuant to a foreclosure or deed-in-lieu of foreclosure.
(7) Permitted Liens	RDM Chicago Portfolio – 2015 West Irving Park Mortgaged Property (Loan No. 19.02)	The fourth largest tenant at the Mortgaged Property, Affinity Dental, LLC has a right of first refusal to purchase the entire 2015-2019 West Irving Park Mortgaged Property in connection with the sale of the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, Affinity Dental, LLC waived its right of first refusal in connection with a transfer of the Mortgaged Property pursuant to a foreclosure or deed-in-lieu of foreclosure.
(11) Condition of Property	Renaissance Seattle (Loan No. 1)	The property condition assessment was completed on March 16, 2017, which is more than 12 months prior to the Cut-off Date.
(11) Condition of Property	Grand Hyatt Seattle (Loan No. 6)	The property condition assessment was completed on March 15, 2017, which is more than 12 months prior to the Cut-off Date.
(11) Condition of Property	Hickory View Apartments (Loan No. 27)	The property condition assessment was completed on February 1, 2018, which is more than 12 months prior to the Cut-off Date.
(17) Insurance	Saint Louis Galleria (Loan No.5)	The Loan Documents require insurance proceeds in respect of a property loss to be applied to repair or restoration of the Mortgaged Property with respect to insurance proceeds equal to or greater than $13,750,000,

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LoanCore Capital Markets LLC
which is greater than 5% of the outstanding principal balance of the related Whole Loan.
(17) Insurance	Fleet Farm Distribution Center (Loan No. 7)	The Borrower is permitted to rely upon insurance provided by Mills Fleet Farm Group LLC, the sole tenant at the Mortgaged Property, provided that such insurance meets the requirements in the Mortgage Loan documents.
(17) Insurance	CBBC Industrial Portfolio (Loan No. 10)	The Borrower is permitted to rely upon insurance provided by CBBC Opco, LLC, the sole tenant at the Mortgaged Properties, provided that the sole tenant is not in default under the related lease and such insurance meets the requirements in the Mortgage Loan documents.
(17) Insurance	LA Fitness Van Nuys (Loan No. 15)	The Borrower is permitted to rely upon insurance provided by LA Fitness International, LLC, the sole tenant at the Mortgaged Property, provided that such insurance meets the requirements in the Mortgage Loan documents.
(17) Insurance	Medical Office & Walgreens Portfolio – Walgreens Levittown Mortgaged Property (Loan No. 21.01)	The Borrower is permitted to rely upon insurance provided by Walgreen Eastern Co., Inc., the sole tenant at the Mortgaged Property, provided that such insurance meets the requirements in the Mortgage Loan documents.
(17) Insurance	Vallejo MHC & RV Park (Loan No. 26)	A portion of the Mortgaged Property approximately (30%) lies within a flood zone. The Borrower maintains $100,000 of rental loss or business interruption insurance for a casualty caused by a flood. Such insurance is less than the amount of insurance the Mortgage Loan Seller would typically require. In addition, the Borrower escrowed $260,000 with lender in connection with a loss at the Mortgaged Property due to flood.
(18) Access; Utilities; Separate Tax Lots	Altura Office Building (Loan No. 23)	The Mortgaged Property is part of a larger tax parcel that includes an adjacent property which is not part of the Mortgaged Property. The Mortgaged Property and the adjacent property were legally subdivided at origination, but a new tax bill for the 2019 tax year re-allocating taxes for the respective subdivided parcels, and for which payment installments are not due until December 2019 and May 2020, is not yet available from the County of Bernalillo, New Mexico. At origination, the Mortgagor paid the entire 2018 tax bill for the currently existing tax parcel of which the Mortgaged Property is a part.
(20) No Contingent Equity Interest or Participation	Inland Empire Office Portfolio I (Loan No. 12)	The Mortgage Loan Seller invested $11,300,000 of preferred equity in KB Tri-City I SPE Member, LLC, the sole member of each of the signatory trustee, the entity that owned 100% of the beneficial interests of the Borrower at origination and the master tenant. As of February 6, 2019, KB Tri-City I SPE Member, LLC has repaid the Mortgage Loan Seller approximately $9.9 million of the original investment.

E-2-2

LoanCore Capital Markets LLC
(20) No Contingent Equity Interest or Participation	Inland Empire Office Portfolio II (Loan No. 17)	The Mortgage Loan Seller invested $8,250,000 of preferred equity in KB Tri-City II SPE Member, LLC, the sole member of each of the signatory trustee, the entity that owned 100% of the beneficial interests of the Borrower at origination and the master tenant.
(20) No Contingent Equity Interest or Participation	Altura Office Building (Loan No. 23)	The Mortgage Loan Seller invested $5,800,000 of preferred equity in KB Altura, LLC, the initial tenant-in-common Borrower.
(25) Local Law Compliance	Arbors at the Park Ole Miss (Loan No. 11)	The Mortgaged Property is currently non-conforming as to use as the number of residential units and bedrooms at the Mortgaged Property exceeds the number permitted by the related site plan approval issued for the Mortgaged Property. The Borrower has represented to the lender that it is seeking an amendment of the site plan approval to permit the excess residential units and bedrooms.
(25) Local Law Compliance	Hampton Inn & Suites Alpharetta (Loan No. 22)	The Mortgaged Property is legal, non-conforming as to use because it predates a change in zoning laws. In the event the Property is damaged to an extent of more than 50% of its replacement value, a conditional use permit would be required to reconstruct as a hotel.
(25) Local Law Compliance	Vallejo MHC & RV Park (Loan No. 26)	The Mortgaged Property is legal non-conforming as to use as the related zoning code no longer permits a mobile home and recreational vehicle park. If a non-conforming structure is damaged or destroyed in excess of 50% of the reasonable value of such structure, the Mortgaged Property would require a major use permit to operate as a mobile home and recreational vehicle park in accordance with the current zoning code.
(26) Licenses and Permits	Sorento Flats (Loan No. 14)	The Borrower has applied for but not yet received its permit for construction of a ground level coffee shop space at the Mortgaged Property.
(27) Recourse Obligations	CBBC Industrial Portfolio (Loan No. 10)	The liability of the Borrower and the guarantors under the environmental indemnity is capped at an amount equal to 110% of the original principal balance of the Whole Loan.
(28) Mortgage Releases	Saint Louis Galleria (Loan No. 5)

In connection with the expansion or other development of the Mortgaged Property, the Borrower is permitted to obtain the release of one or more parcels acquired after origination without the payment of a release price premium subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing and (ii) the loan-to-value ratio immediately following the release is less than or equal to 125%.

In addition, the Borrower is permitted to obtain the release of one or more portions of the Mortgaged Property (an “Exchange Parcel”) without the payment of a release price in connection with the substitution of such portion of the

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LoanCore Capital Markets LLC
Mortgaged Property with real property reasonably equivalent in value to the Exchange Parcel located at or adjacent to the shopping center in which the Exchange Parcel is located (an “Acquired Parcel”), provided that, among other conditions, (i) no event of default has occurred or is continuing (ii) the Exchange Parcel is vacant, non-income-producing and unimproved (unless these requirements are waived by lender) or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas and the Exchange Parcel is not necessary for the Mortgaged Property to comply with any zoning, building, land use or parking or other applicable legal requirements, (iii) Borrower delivers or causes to be delivered to lender a copy of the deed or ground lease conveying to Borrower all right, title and fee or leasehold interest, as applicable, in and to the Acquired Parcel, (iv) Borrower delivers an opinion of counsel stating that the substitution would not constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b) or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust and (v) the loan-to-value ratio immediately after the substitution is less than or equal to 125%.
(28) Mortgage Releases	CBBC Industrial Portfolio (Loan No. 10)	The Borrower is permitted to obtain a release of any one of the four Mortgaged Properties upon the substitution of another property for the released Mortgaged Property, subject to conditions set forth in the Mortgage Loan documents, including, but not limited to (i) the lender is satisfied the substitute property is of like kind and quality as the released property, (ii) the Borrower owns the substitute property in fee, (iii) (a) the debt service coverage ratio for the Mortgaged Properties after the substitution will not be less than the greater of (x) the debt service coverage ratio immediately preceding the substitution and (y) 1.367x; and (b) the loan-to-value ratio for the Mortgaged Properties after the substitution will be no greater than the lesser of (x) the loan-to-value ratio immediately preceding the substitution and (y) 61.75%; (iv) after giving effect to the substitution, the ratio of the unpaid principal balance of the Mortgage Loan to the value of the Mortgaged Properties (such value to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which shall exclude the value of personal property or going concern value, if any) is not more than 125%, and (v) the lender obtains, at the Borrower’s sole cost and expense, a rating agency confirmation with respect to the substitution.
(30) Acts of Terrorism Exclusion	RDM Chicago Portfolio – 230 West Division Street Mortgaged Property (Loan No. 19.04)	The condominium association at the Mortgaged Property does not maintain terrorism coverage. The Mortgage Loan documents provide for recourse to the guarantor and Borrower for losses to the lender related to an act of terrorism as such Mortgaged Property.

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LoanCore Capital Markets LLC
(32) Single-Purpose Entity	Pier 54 Seattle (Loan No. 9)	The Mortgage Loan has a Cut-off Date Stated Principal Balance of more than $20 million ($23,000,000), but counsel’s opinion regarding non-consolidation of the Borrower was not required.
(33) Defeasance	Saint Louis Galleria (Loan No. 5)	The Loan Documents require the Borrower to pay for all reasonable out-of-pocket costs and expenses incurred by the lender in connection with defeasance (but accountants’ fees and opinions of counsel in are not expressly enumerated in the provision).
(35) Ground Leases	Pier 54 Seattle (Loan No. 9)

A portion of the Mortgaged Property improved by a mixed use building on a waterfront pier is comprised of the Borrower’s partial fee and partial leasehold interest. The Ground Lease between the Borrower, as ground lessee, and the State of Washington Department of Natural Resources, as ground lessor (the “DNR”), covers a portion of the Mortgaged Property that is over water and accessible only from the water or by access through the Borrower’s fee simple portion of the Mortgaged Property. The related Ground Lease does not comply with the below clauses of this Representation and Warranty:

(c): The Ground Lease expires by its terms on July 1, 2046, less than 20 years beyond the stated maturity date of the Mortgage Loan.

(e): The Ground Lease is assignable by the ground lessee to the holder of the Mortgage Loan and its successors and assigns without the consent of the DNR, but any subsequent assignment by the ground lessee requires the consent of the DNR.

(g): The DNR is required to use good faith efforts give the lender notice of default and may not terminate the Ground Lease until the lender’s cure period has expired, provided, however, that if a casualty occurs and the ground lessee is in default at the time of such casualty, the DNR may terminate the Ground Lease and retain insurance proceeds.

(h): The cure period for defaults is 60 days, provided that for non-monetary defaults not capable of being cured within 60 days, the DNR will not unreasonably withhold approval of a reasonable alternative cure schedule (which ground lessee must submit within 30 days of a notice of default). The lender has the same time period to cure defaults as the ground lessee.

(i):  All subleases require the DNR’s consent.

(j): Insurance proceeds are to first be used to restore the Mortgaged Property. The DNR is required to hold insurance proceeds in trust during restoration.

(l): The Ground Lease documents are silent regarding any agreement by the DNR to enter into a new lease with

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LoanCore Capital Markets LLC
the lender upon termination of the Ground Lease.
(40) Organization of Borrower	Renaissance Seattle and Grand Hyatt Seattle (Loan Nos. 1 and 6)	The Borrowers are affiliated entities.
(40) Organization of Borrower	Inland Empire Office Portfolio I, Inland Empire Office Portfolio II, Medical Office & Walgreens Portfolio, Altura Office Building and Fresenius & DaVita Portfolio (Loan Nos. 12, 17, 21, 23 and 32)	The Borrowers are affiliated entities.
(40) Organization of the Borrower	LA Fitness Van Nuys and LA Fitness Northridge (Loan Nos. 15 and 24)	The Borrowers are affiliated entities.
(42) Appraisal	Renaissance Seattle (Loan No. 1)	The appraisal of the Mortgaged Property is dated April 19, 2017, which is more than 12 months before the Closing Date.
(42) Appraisal	Grand Hyatt Seattle (Loan No. 6)	The appraisal of the Mortgaged Property is dated March 8, 2017, which is more than 12 months before the Closing Date.
(42) Appraisal	Fleet Farm (Loan No. 7)	The appraisal of the Mortgaged Property is dated December 5, 2017, which is more than 12 months before the Closing Date.
(42) Appraisal	Hickory View Apartments (Loan No. 27)	The appraisal of the Mortgaged Property is dated January 23, 2018, which is more than 12 months before the Closing Date.

E-2-6

ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)
3/10/2019	28,430,000.00
4/10/2019	28,430,000.00
5/10/2019	28,430,000.00
6/10/2019	28,430,000.00
7/10/2019	28,430,000.00
8/10/2019	28,430,000.00
9/10/2019	28,430,000.00
10/10/2019	28,430,000.00
11/10/2019	28,430,000.00
12/10/2019	28,430,000.00
1/10/2020	28,430,000.00
2/10/2020	28,430,000.00
3/10/2020	28,430,000.00
4/10/2020	28,430,000.00
5/10/2020	28,430,000.00
6/10/2020	28,430,000.00
7/10/2020	28,430,000.00
8/10/2020	28,430,000.00
9/10/2020	28,430,000.00
10/10/2020	28,430,000.00
11/10/2020	28,430,000.00
12/10/2020	28,430,000.00
1/10/2021	28,430,000.00
2/10/2021	28,430,000.00
3/10/2021	28,430,000.00
4/10/2021	28,430,000.00
5/10/2021	28,430,000.00
6/10/2021	28,430,000.00
7/10/2021	28,430,000.00
8/10/2021	28,430,000.00
9/10/2021	28,430,000.00
10/10/2021	28,430,000.00
11/10/2021	28,430,000.00
12/10/2021	28,430,000.00
1/10/2022	28,430,000.00
2/10/2022	28,430,000.00
3/10/2022	28,430,000.00
4/10/2022	28,430,000.00
5/10/2022	28,430,000.00
6/10/2022	28,430,000.00
7/10/2022	28,430,000.00
8/10/2022	28,430,000.00
9/10/2022	28,430,000.00
10/10/2022	28,430,000.00
11/10/2022	28,430,000.00
12/10/2022	28,430,000.00
1/10/2023	28,430,000.00
2/10/2023	28,430,000.00
3/10/2023	28,430,000.00
4/10/2023	28,430,000.00
5/10/2023	28,430,000.00
6/10/2023	28,430,000.00
7/10/2023	28,430,000.00
8/10/2023	28,430,000.00
9/10/2023	28,430,000.00
10/10/2023	28,430,000.00
Distribution Date	Balance($)
11/10/2023	28,430,000.00
12/10/2023	28,430,000.00
1/10/2024	28,429,776.55
2/10/2024	27,949,934.30
3/10/2024	27,363,408.53
4/10/2024	26,878,829.71
5/10/2024	26,339,973.85
6/10/2024	25,850,845.24
7/10/2024	25,307,567.27
8/10/2024	24,813,849.98
9/10/2024	24,317,936.16
10/10/2024	23,768,063.42
11/10/2024	23,267,502.99
12/10/2024	22,713,114.06
1/10/2025	22,207,867.33
2/10/2025	21,700,374.13
3/10/2025	21,036,491.56
4/10/2025	20,523,806.16
5/10/2025	19,957,632.54
6/10/2025	19,440,157.25
7/10/2025	18,869,328.17
8/10/2025	18,347,022.06
9/10/2025	17,822,395.57
10/10/2025	17,244,616.00
11/10/2025	16,715,097.60
12/10/2025	16,132,563.42
1/10/2026	15,598,111.34
2/10/2026	15,061,286.25
3/10/2026	14,370,795.57
4/10/2026	13,828,535.92
5/10/2026	13,233,618.06
6/10/2026	12,686,315.82
7/10/2026	12,086,496.91
8/10/2026	11,534,109.02
9/10/2026	10,979,270.41
10/10/2026	10,372,126.62
11/10/2026	9,812,137.95
12/10/2026	9,199,988.64
1/10/2027	8,634,805.91
2/10/2027	8,067,117.02
3/10/2027	7,348,628.57
4/10/2027	6,775,250.03
5/10/2027	6,150,086.62
6/10/2027	5,571,399.60
7/10/2027	4,941,076.66
8/10/2027	4,357,035.77
9/10/2027	3,770,406.97
10/10/2027	3,132,365.14
11/10/2027	2,540,314.59
12/10/2027	1,897,003.19
1/10/2028	1,299,484.59
2/10/2028	699,319.67
3/10/2028 and thereafter	0.00

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX G

SAINT LOUIS GALLERIA PRINCIPAL PAYMENT SCHEDULE

Monthly Payment Date	Whole Loan Principal Balance ($)	Whole Loan Interest Payment ($)	Whole Loan Principal Payment ($)
3/1/2019	$240,000,000.00	$932,730.56	$0.00
4/1/2019	$240,000,000.00	$1,032,665.97	$0.00
5/1/2019	$240,000,000.00	$999,354.17	$0.00
6/1/2019	$240,000,000.00	$1,032,665.97	$0.00
7/1/2019	$240,000,000.00	$999,354.17	$0.00
8/1/2019	$240,000,000.00	$1,032,665.97	$0.00
9/1/2019	$240,000,000.00	$1,032,665.97	$0.00
10/1/2019	$240,000,000.00	$999,354.17	$0.00
11/1/2019	$240,000,000.00	$1,032,665.97	$0.00
12/1/2019	$240,000,000.00	$999,354.17	$0.00
1/1/2020	$240,000,000.00	$1,032,665.97	$0.00
2/1/2020	$240,000,000.00	$1,032,665.97	$0.00
3/1/2020	$240,000,000.00	$966,042.36	$0.00
4/1/2020	$240,000,000.00	$1,032,665.97	$0.00
5/1/2020	$240,000,000.00	$999,354.17	$0.00
6/1/2020	$240,000,000.00	$1,032,665.97	$0.00
7/1/2020	$240,000,000.00	$999,354.17	$0.00
8/1/2020	$240,000,000.00	$1,032,665.97	$0.00
9/1/2020	$240,000,000.00	$1,032,665.97	$0.00
10/1/2020	$240,000,000.00	$999,354.17	$0.00
11/1/2020	$240,000,000.00	$1,032,665.97	$0.00
12/1/2020	$240,000,000.00	$999,354.17	$0.00
1/1/2021	$240,000,000.00	$1,032,665.97	$0.00
2/1/2021	$240,000,000.00	$1,032,665.97	$0.00
3/1/2021	$240,000,000.00	$932,730.56	$0.00
4/1/2021	$240,000,000.00	$1,032,665.97	$0.00
5/1/2021	$240,000,000.00	$999,354.17	$0.00
6/1/2021	$240,000,000.00	$1,032,665.97	$0.00
7/1/2021	$240,000,000.00	$999,354.17	$0.00
8/1/2021	$240,000,000.00	$1,032,665.97	$0.00
9/1/2021	$240,000,000.00	$1,032,665.97	$0.00
10/1/2021	$240,000,000.00	$999,354.17	$0.00
11/1/2021	$240,000,000.00	$1,032,665.97	$0.00
12/1/2021	$240,000,000.00	$999,354.17	$0.00
1/1/2022	$240,000,000.00	$1,032,665.97	$0.00
2/1/2022	$240,000,000.00	$1,032,665.97	$0.00
3/1/2022	$240,000,000.00	$932,730.56	$0.00
4/1/2022	$240,000,000.00	$1,032,665.97	$0.00
5/1/2022	$240,000,000.00	$999,354.17	$0.00
6/1/2022	$240,000,000.00	$1,032,665.97	$0.00
7/1/2022	$240,000,000.00	$999,354.17	$0.00
8/1/2022	$240,000,000.00	$1,032,665.97	$0.00
9/1/2022	$240,000,000.00	$1,032,665.97	$0.00
10/1/2022	$240,000,000.00	$999,354.17	$0.00
11/1/2022	$240,000,000.00	$1,032,665.97	$0.00
12/1/2022	$240,000,000.00	$999,354.17	$0.00
1/1/2023	$240,000,000.00	$1,032,665.97	$0.00
2/1/2023	$240,000,000.00	$1,032,665.97	$0.00
3/1/2023	$240,000,000.00	$932,730.56	$0.00
4/1/2023	$240,000,000.00	$1,032,665.97	$0.00
5/1/2023	$240,000,000.00	$999,354.17	$0.00
6/1/2023	$240,000,000.00	$1,032,665.97	$0.00
7/1/2023	$240,000,000.00	$999,354.17	$0.00
8/1/2023	$240,000,000.00	$1,032,665.97	$0.00
9/1/2023	$240,000,000.00	$1,032,665.97	$0.00
10/1/2023	$240,000,000.00	$999,354.17	$0.00
11/1/2023	$240,000,000.00	$1,032,665.97	$0.00
12/1/2023	$239,682,400.99	$999,354.17	$317,599.01
1/1/2024	$239,397,833.38	$1,031,299.42	$284,567.61
2/1/2024	$239,111,659.29	$1,030,074.98	$286,174.08
3/1/2024	$238,754,625.70	$962,466.63	$357,033.60
4/1/2024	$238,464,912.40	$1,027,307.41	$289,713.29
5/1/2024	$238,139,061.66	$992,962.10	$325,850.74
6/1/2024	$237,845,930.92	$1,024,658.77	$293,130.74
7/1/2024	$237,516,758.40	$990,384.68	$329,172.52
8/1/2024	$237,220,180.53	$1,021,981.14	$296,577.87
9/1/2024	$236,921,943.28	$1,020,705.03	$298,237.25

G-1

Monthly Payment Date	Whole Loan Principal Balance ($)	Whole Loan Interest Payment ($)	Whole Loan Principal Payment ($)
10/1/2024	$236,587,807.21	$986,537.21	$334,136.07
11/1/2024	$236,286,078.48	$1,017,984.07	$301,728.74
12/1/2024	$235,948,548.67	$983,889.49	$337,529.81
1/1/2025	$235,643,298.12	$1,015,233.49	$305,250.55
2/1/2025	$235,336,350.00	$1,013,920.06	$306,948.12
3/1/2025	$234,925,847.13	$914,605.85	$410,502.87
4/1/2025	$234,615,032.78	$1,010,833.03	$310,814.34
5/1/2025	$234,268,671.73	$976,931.29	$346,361.06
6/1/2025	$233,954,256.66	$1,008,005.36	$314,415.07
7/1/2025	$233,604,395.67	$974,179.84	$349,860.98
8/1/2025	$233,286,348.60	$1,005,147.13	$318,047.08
9/1/2025	$232,966,547.58	$1,003,778.64	$319,801.02
10/1/2025	$232,611,451.44	$970,067.04	$355,096.14
11/1/2025	$232,287,971.64	$1,000,874.71	$323,479.80
12/1/2025	$231,929,299.70	$967,241.47	$358,671.94
1/1/2026	$231,602,109.15	$997,939.57	$327,190.54
2/1/2026	$231,273,124.40	$996,531.74	$328,984.75
3/1/2026	$230,842,629.81	$898,814.62	$430,494.59
4/1/2026	$230,509,593.72	$993,263.87	$333,036.09
5/1/2026	$230,141,633.02	$959,836.35	$367,960.69
6/1/2026	$229,804,803.19	$990,247.64	$336,829.83
7/1/2026	$229,433,154.96	$956,901.61	$371,648.23
8/1/2026	$229,092,498.43	$987,199.22	$340,656.53
9/1/2026	$228,749,988.37	$985,733.45	$342,510.05
10/1/2026	$228,372,818.95	$952,509.39	$377,169.43
11/1/2026	$228,026,432.86	$982,636.83	$346,386.09
12/1/2026	$227,645,495.91	$949,496.52	$380,936.95
1/1/2027	$227,295,200.12	$979,507.32	$350,295.79
2/1/2027	$226,943,008.35	$978,000.08	$352,191.77
3/1/2027	$226,491,460.25	$881,986.16	$451,548.09
4/1/2027	$226,135,022.20	$974,541.77	$356,438.05
5/1/2027	$225,744,314.69	$941,620.74	$390,707.51
6/1/2027	$225,383,879.63	$971,326.97	$360,435.07
7/1/2027	$224,989,287.01	$938,493.00	$394,592.62
8/1/2027	$224,624,820.21	$968,078.25	$364,466.79
9/1/2027	$224,258,395.02	$966,510.03	$366,425.19
10/1/2027	$223,857,979.97	$933,806.51	$400,415.05
11/1/2027	$223,487,471.02	$963,210.49	$370,508.95
12/1/2027	$223,083,086.55	$930,596.40	$404,384.48
1/1/2028	$222,708,458.37	$959,876.30	$374,628.18
2/1/2028	$222,331,827.04	$958,264.36	$376,631.33
3/1/2028	$221,889,799.42	$894,924.85	$442,027.61
4/1/2028	$221,508,856.09	$954,741.86	$380,943.33
5/1/2028	$221,094,329.35	$922,357.49	$414,526.74
6/1/2028	$220,709,176.16	$951,319.13	$385,153.19
7/1/2028	$220,290,557.42	$919,027.65	$418,618.74
8/1/2028	$219,901,157.80	$947,860.68	$389,399.62
9/1/2028	$219,509,689.97	$946,185.18	$391,467.83
10/1/2028	$219,084,933.36	$914,033.01	$424,756.61
11/1/2028	$0.00	$942,673.15	$219,084,933.36

G-2

ANNEX H

PEACHTREE CORNERS MARKETPLACE PRINCIPAL PAYMENT SCHEDULE

Monthly Payment Date	Mortgage Loan Principal Balance ($)	Mortgage Loan Interest Payment ($)	Mortgage Loan Principal Payment ($)
3/6/2019	$24,600,000.00	$99,738.24	$0.00
4/6/2019	$24,600,000.00	$110,424.48	$0.00
5/6/2019	$24,600,000.00	$106,862.40	$0.00
6/6/2019	$24,600,000.00	$110,424.48	$0.00
7/6/2019	$24,600,000.00	$106,862.40	$0.00
8/6/2019	$24,600,000.00	$110,424.48	$0.00
9/6/2019	$24,600,000.00	$110,424.48	$0.00
10/6/2019	$24,600,000.00	$106,862.40	$0.00
11/6/2019	$24,600,000.00	$110,424.48	$0.00
12/6/2019	$24,600,000.00	$106,862.40	$0.00
1/6/2020	$24,600,000.00	$110,424.48	$0.00
2/6/2020	$24,600,000.00	$110,424.48	$0.00
3/6/2020	$24,600,000.00	$103,300.32	$0.00
4/6/2020	$24,600,000.00	$110,424.48	$0.00
5/6/2020	$24,600,000.00	$106,862.40	$0.00
6/6/2020	$24,600,000.00	$110,424.48	$0.00
7/6/2020	$24,600,000.00	$106,862.40	$0.00
8/6/2020	$24,600,000.00	$110,424.48	$0.00
9/6/2020	$24,600,000.00	$110,424.48	$0.00
10/6/2020	$24,600,000.00	$106,862.40	$0.00
11/6/2020	$24,600,000.00	$110,424.48	$0.00
12/6/2020	$24,600,000.00	$106,862.40	$0.00
1/6/2021	$24,600,000.00	$110,424.48	$0.00
2/6/2021	$24,600,000.00	$110,424.48	$0.00
3/6/2021	$24,600,000.00	$99,738.24	$0.00
4/6/2021	$24,600,000.00	$110,424.48	$0.00
5/6/2021	$24,600,000.00	$106,862.40	$0.00
6/6/2021	$24,600,000.00	$110,424.48	$0.00
7/6/2021	$24,600,000.00	$106,862.40	$0.00
8/6/2021	$24,600,000.00	$110,424.48	$0.00
9/6/2021	$24,600,000.00	$110,424.48	$0.00
10/6/2021	$24,600,000.00	$106,862.40	$0.00
11/6/2021	$24,600,000.00	$110,424.48	$0.00
12/6/2021	$24,600,000.00	$106,862.40	$0.00
1/6/2022	$24,600,000.00	$110,424.48	$23,433.04
2/6/2022	$24,576,566.96	$110,319.29	$23,543.09
3/6/2022	$24,553,023.87	$99,547.78	$34,813.01
4/6/2022	$24,518,210.86	$110,057.34	$23,817.16
5/6/2022	$24,494,393.70	$106,403.65	$27,639.92
6/6/2022	$24,466,753.78	$109,826.36	$24,058.83
7/6/2022	$24,442,694.95	$106,179.07	$27,874.89
8/6/2022	$24,414,820.06	$109,593.24	$24,302.74
9/6/2022	$24,390,517.32	$109,484.15	$24,416.88
10/6/2022	$24,366,100.44	$105,846.34	$28,223.01
11/6/2022	$24,337,877.43	$109,247.86	$24,664.10
12/6/2022	$24,313,213.33	$105,616.60	$28,463.39
1/6/2023	$24,284,749.94	$109,009.39	$24,913.61
2/6/2023	$24,259,836.33	$108,897.55	$25,030.62
3/6/2023	$24,234,805.71	$98,257.60	$36,162.89
4/6/2023	$24,198,642.82	$108,622.87	$25,318.01
5/6/2023	$24,173,324.81	$105,008.92	$29,099.18
6/6/2023	$24,144,225.63	$108,378.60	$25,573.58
7/6/2023	$24,118,652.05	$104,771.42	$29,347.67
8/6/2023	$24,089,304.38	$108,132.07	$25,831.52
9/6/2023	$24,063,472.86	$108,016.12	$25,952.84
10/6/2023	$24,037,520.02	$104,418.99	$29,716.41
11/6/2023	$24,007,803.61	$107,766.23	$26,214.29
12/6/2023	$23,981,589.32	$104,176.02	$29,970.62
1/6/2024	$23,951,618.70	$107,514.03	$26,478.16
2/6/2024	$23,925,140.54	$107,395.17	$26,602.52
3/6/2024	$23,898,538.02	$100,354.74	$33,968.71
4/6/2024	$23,864,569.31	$107,123.28	$26,886.99
5/6/2024	$23,837,682.32	$103,550.89	$30,624.67
6/6/2024	$23,807,057.65	$106,865.12	$27,157.09
7/6/2024	$23,779,900.56	$103,299.89	$30,887.29
8/6/2024	$23,749,013.27	$106,604.57	$27,429.70
9/6/2024	$23,721,583.57	$106,481.44	$27,558.52
10/6/2024	$23,694,025.05	$102,926.84	$31,277.60
11/6/2024	$23,662,747.45	$106,217.34	$27,834.85

H-1

Monthly Payment Date	Mortgage Loan Principal Balance ($)	Mortgage Loan Interest Payment ($)	Mortgage Loan Principal Payment ($)
12/6/2024	$23,634,912.60	$102,670.06	$31,546.26
1/6/2025	$23,603,366.34	$105,950.79	$28,113.73
2/6/2025	$23,575,252.61	$105,824.59	$28,245.77
3/6/2025	$23,547,006.84	$95,468.98	$39,080.54
4/6/2025	$23,507,926.30	$105,522.38	$28,561.96
5/6/2025	$23,479,364.34	$101,994.36	$32,253.23
6/6/2025	$23,447,111.11	$105,249.39	$28,847.58
7/6/2025	$23,418,263.53	$101,728.94	$32,530.93
8/6/2025	$23,385,732.60	$104,973.88	$29,135.85
9/6/2025	$23,356,596.75	$104,843.09	$29,272.68
10/6/2025	$23,327,324.07	$101,333.90	$32,944.25
11/6/2025	$23,294,379.82	$104,563.81	$29,564.89
12/6/2025	$23,264,814.93	$101,062.36	$33,228.36
1/6/2026	$23,231,586.57	$104,281.95	$29,859.79
2/6/2026	$23,201,726.78	$104,147.91	$30,000.03
3/6/2026	$23,171,726.75	$93,947.45	$40,672.48
4/6/2026	$23,131,054.27	$103,830.68	$30,331.94
5/6/2026	$23,100,722.33	$100,349.54	$33,974.16
6/6/2026	$23,066,748.17	$103,542.02	$30,633.96
7/6/2026	$23,036,114.21	$100,068.88	$34,267.80
8/6/2026	$23,001,846.41	$103,250.69	$30,938.77
9/6/2026	$22,970,907.64	$103,111.81	$31,084.07
10/6/2026	$22,939,823.57	$99,650.59	$34,705.44
11/6/2026	$22,905,118.13	$102,816.49	$31,393.05
12/6/2026	$22,873,725.08	$99,363.46	$35,005.86
1/6/2027	$22,838,719.22	$102,518.44	$31,704.90
2/6/2027	$22,807,014.32	$102,376.13	$31,853.80
3/6/2027	$22,775,160.52	$92,339.61	$42,354.71
4/6/2027	$22,732,805.81	$102,043.02	$32,202.32
5/6/2027	$22,700,603.49	$98,611.42	$35,792.70
6/6/2027	$22,664,810.79	$101,737.80	$32,521.66
7/6/2027	$22,632,289.13	$98,314.66	$36,103.19
8/6/2027	$22,596,185.94	$101,429.76	$32,843.95
9/6/2027	$22,563,341.99	$101,282.33	$32,998.20
10/6/2027	$22,530,343.79	$97,871.81	$36,566.53
11/6/2027	$22,493,777.26	$100,970.07	$33,324.92
12/6/2027	$22,460,452.34	$97,568.20	$36,884.18
1/6/2028	$22,423,568.16	$100,654.91	$33,654.65
2/6/2028	$22,389,913.51	$100,503.84	$33,812.71
3/6/2028	$22,356,100.80	$93,877.74	$40,745.41
4/6/2028	$22,315,355.39	$100,169.17	$34,162.87
5/6/2028	$22,281,192.52	$96,789.50	$37,698.92
6/6/2028	$22,243,493.60	$99,846.59	$34,500.37
7/6/2028	$22,208,993.23	$96,475.87	$38,027.07
8/6/2028	$22,170,966.16	$99,521.03	$34,841.00
9/6/2028	$22,136,125.16	$99,364.64	$35,004.63
10/6/2028	$22,101,120.53	$96,007.27	$38,517.35
11/6/2028	$22,062,603.18	$99,034.61	$35,349.92
12/6/2028	$22,027,253.26	$95,686.39	$22,027,253.19

H-2

ANNEX I

ARBORS AT THE PARK OLE MISS PRINCIPAL PAYMENT SCHEDULE

Monthly Payment Date	Mortgage Loan Principal Balance ($)	Mortgage Loan Interest Payment ($)	Mortgage Loan Principal Payment ($)
3/6/2019	$19,950,000.00	$82,083.17	$0.00
4/6/2019	$19,950,000.00	$90,877.79	$0.00
5/6/2019	$19,950,000.00	$87,946.25	$0.00
6/6/2019	$19,950,000.00	$90,877.79	$18,014.12
7/6/2019	$19,931,985.88	$87,866.84	$21,240.23
8/6/2019	$19,910,745.65	$90,698.98	$18,205.72
9/6/2019	$19,892,539.93	$90,616.05	$18,294.57
10/6/2019	$19,874,245.36	$87,612.30	$21,512.95
11/6/2019	$19,852,732.41	$90,434.71	$18,488.86
12/6/2019	$19,834,243.55	$87,435.96	$21,701.90
1/6/2020	$19,812,541.65	$90,251.63	$18,685.03
2/6/2020	$19,793,856.62	$90,166.52	$18,776.22
3/6/2020	$19,775,080.40	$84,269.31	$25,094.82
4/6/2020	$19,749,985.58	$89,966.67	$18,990.35
5/6/2020	$19,730,995.23	$86,980.80	$22,189.57
6/6/2020	$19,708,805.66	$89,779.08	$19,191.34
7/6/2020	$19,689,614.32	$86,798.38	$22,385.03
8/6/2020	$19,667,229.29	$89,589.69	$19,394.26
9/6/2020	$19,647,835.03	$89,501.35	$19,488.92
10/6/2020	$19,628,346.11	$86,528.29	$22,674.42
11/6/2020	$19,605,671.69	$89,309.28	$19,694.71
12/6/2020	$19,585,976.98	$86,341.52	$22,874.54
1/6/2021	$19,563,102.44	$89,115.37	$19,902.48
2/6/2021	$19,543,199.96	$89,024.70	$19,999.62
3/6/2021	$19,523,200.34	$80,327.12	$29,318.70
4/6/2021	$19,493,881.64	$88,800.05	$20,240.34
5/6/2021	$19,473,641.30	$85,846.30	$23,405.14
6/6/2021	$19,450,236.16	$88,601.23	$20,453.36
7/6/2021	$19,429,782.80	$85,652.96	$23,612.30
8/6/2021	$19,406,170.50	$88,400.50	$20,668.43
9/6/2021	$19,385,502.07	$88,306.35	$20,769.31
10/6/2021	$19,364,732.76	$85,366.20	$23,919.55
11/6/2021	$19,340,813.21	$88,102.78	$20,987.43
12/6/2021	$19,319,825.78	$85,168.23	$24,131.66
1/6/2022	$19,295,694.12	$87,897.25	$21,207.64
2/6/2022	$19,274,486.48	$87,800.64	$21,311.15
3/6/2022	$19,253,175.33	$79,216.12	$30,509.09
4/6/2022	$19,222,666.24	$87,564.58	$21,564.08
5/6/2022	$19,201,102.16	$84,644.86	$24,692.43
6/6/2022	$19,176,409.73	$87,353.87	$21,789.85
7/6/2022	$19,154,619.88	$84,439.95	$24,911.99
8/6/2022	$19,129,707.89	$87,141.13	$22,017.79
9/6/2022	$19,107,690.10	$87,040.84	$22,125.25
10/6/2022	$19,085,564.85	$84,135.53	$25,238.16
11/6/2022	$19,060,326.69	$86,825.08	$22,356.42
12/6/2022	$19,037,970.27	$83,925.72	$25,462.96
1/6/2023	$19,012,507.31	$86,607.25	$22,589.82
2/6/2023	$18,989,917.49	$86,504.35	$22,700.07
3/6/2023	$18,967,217.42	$78,039.56	$31,769.72
4/6/2023	$18,935,447.70	$86,256.22	$22,965.93
5/6/2023	$18,912,481.77	$83,372.52	$26,055.68
6/6/2023	$18,886,426.09	$86,032.92	$23,205.19
7/6/2023	$18,863,220.90	$83,155.37	$26,288.36
8/6/2023	$18,836,932.54	$85,807.46	$23,446.76
9/6/2023	$18,813,485.78	$85,700.65	$23,561.20
10/6/2023	$18,789,924.58	$82,832.25	$26,634.56
11/6/2023	$18,763,290.02	$85,472.00	$23,806.19
12/6/2023	$18,739,483.83	$82,609.89	$26,872.81
1/6/2024	$18,712,611.02	$85,241.14	$24,053.54
2/6/2024	$18,688,557.48	$85,131.57	$24,170.94
3/6/2024	$18,664,386.54	$79,536.21	$30,166.12
4/6/2024	$18,634,220.42	$84,884.05	$24,436.15
5/6/2024	$18,609,784.27	$82,038.13	$27,485.43
6/6/2024	$18,582,298.84	$84,647.53	$24,689.57
7/6/2024	$18,557,609.27	$81,808.13	$27,731.87
8/6/2024	$18,529,877.40	$84,408.74	$24,945.43
9/6/2024	$18,504,931.97	$84,295.11	$25,067.18
10/6/2024	$18,479,864.79	$81,465.40	$28,099.08

I-1

Monthly Payment Date	Mortgage Loan Principal Balance ($)	Mortgage Loan Interest Payment ($)	Mortgage Loan Principal Payment ($)
11/6/2024	$18,451,765.71	$84,052.92	$25,326.67
12/6/2024	$18,426,439.04	$81,229.89	$28,351.43
1/6/2025	$18,398,087.61	$83,808.40	$25,588.66
2/6/2025	$18,372,498.95	$83,691.84	$25,713.56
3/6/2025	$18,346,785.39	$75,486.83	$34,504.86
4/6/2025	$18,312,280.53	$83,417.52	$26,007.47
5/6/2025	$18,286,273.06	$80,611.99	$29,013.48
6/6/2025	$18,257,259.58	$83,166.89	$26,276.01
7/6/2025	$18,230,983.57	$80,368.25	$29,274.63
8/6/2025	$18,201,708.94	$82,913.84	$26,547.14
9/6/2025	$18,175,161.80	$82,792.91	$26,676.71
10/6/2025	$18,148,485.09	$80,004.57	$29,664.30
11/6/2025	$18,118,820.79	$82,536.26	$26,951.70
12/6/2025	$18,091,869.09	$79,754.99	$29,931.71
1/6/2026	$18,061,937.38	$82,277.14	$27,229.34
2/6/2026	$18,034,708.04	$82,153.10	$27,362.24
3/6/2026	$18,007,345.80	$74,090.22	$36,001.26
4/6/2026	$17,971,344.54	$81,864.47	$27,671.50
5/6/2026	$17,943,673.04	$79,101.69	$30,631.69
6/6/2026	$17,913,041.35	$81,598.88	$27,956.07
7/6/2026	$17,885,085.28	$78,843.42	$30,908.42
8/6/2026	$17,854,176.86	$81,330.74	$28,243.37
9/6/2026	$17,825,933.49	$81,202.08	$28,381.22
10/6/2026	$17,797,552.27	$78,457.54	$31,321.87
11/6/2026	$17,766,230.40	$80,930.11	$28,672.62
12/6/2026	$17,737,557.78	$78,193.07	$31,605.24
1/6/2027	$17,705,952.54	$80,655.53	$28,966.82
2/6/2027	$17,676,985.72	$80,523.58	$29,108.20
3/6/2027	$17,647,877.52	$72,611.21	$37,585.95
4/6/2027	$17,610,291.57	$80,219.77	$29,433.72
5/6/2027	$17,580,857.85	$77,502.28	$32,345.39
6/6/2027	$17,548,512.46	$79,938.35	$29,735.25
7/6/2027	$17,518,777.21	$77,228.61	$32,638.62
8/6/2027	$17,486,138.59	$79,654.22	$30,039.68
9/6/2027	$17,456,098.91	$79,517.38	$30,186.30
10/6/2027	$17,425,912.61	$76,819.23	$33,077.25
11/6/2027	$17,392,835.36	$79,229.20	$30,495.08
12/6/2027	$17,362,340.28	$76,538.98	$33,377.52
1/6/2028	$17,328,962.76	$78,938.24	$30,806.82
2/6/2028	$17,298,155.94	$78,797.91	$30,957.18
3/6/2028	$17,267,198.76	$73,582.25	$36,545.53
4/6/2028	$17,230,653.23	$78,490.41	$31,286.65
5/6/2028	$17,199,366.58	$75,820.54	$34,147.30
6/6/2028	$17,165,219.28	$78,192.34	$31,606.02
7/6/2028	$17,133,613.26	$75,530.68	$34,457.87
8/6/2028	$17,099,155.39	$77,891.40	$31,928.46
9/6/2028	$17,067,226.93	$77,745.96	$32,084.30
10/6/2028	$17,035,142.63	$75,096.59	$34,922.98
11/6/2028	$17,000,219.65	$77,440.72	$17,000,219.30

I-2

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Risk Factors	51
Description of the Mortgage Pool	122
Transaction Parties	175
Credit Risk Retention	198
Description of the Certificates	207
Description of the Mortgage Loan Purchase Agreements	241
Pooling and Servicing Agreement	250
Certain Legal Aspects of Mortgage Loans	345
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	361
Pending Legal Proceedings Involving Transaction Parties	363
Use of Proceeds	363
Yield and Maturity Considerations	363
Material Federal Income Tax Considerations	377
Certain State and Local Tax Considerations	388
Method of Distribution (Underwriter)	389
Incorporation of Certain Information by Reference	391
Where You Can Find More Information	391
Financial Information	392
Certain ERISA Considerations	392
Legal Investment	396
Legal Matters	396
Ratings	397
Index of Defined Terms	400

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$662,812,000

(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

JPMCC Commercial Mortgage
Securities Trust 2019-COR4
Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2019-COR4

Class A-1	$14,326,000
Class A-2	$4,611,000
Class A-3	$110,000,000
Class A-4	$100,000,000 – $173,000,000
Class A-5	$211,494,000 – $284,494,000
Class A-SB	$28,430,000
Class X-A	$586,371,000
Class X-B	$76,441,000
Class A-S	$44,510,000
Class B	$37,737,000
Class C	$38,704,000

PRELIMINARY PROSPECTUS

J.P. Morgan

Co-Lead Manager and Sole Bookrunner

Deutsche Bank Securities

Co-Lead Manager

Jefferies

Co-Manager

Academy Securities

Co-Manager

February       , 2019